As filed with the Securities and Exchange Commission on August 3, 2021
Registration No. 333-258069

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FIRST FOUNDATION INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	20-8639702 (IRS Employer Identification Number)
200 Crescent Court, Suite 1400
Dallas, Texas 75201
(469) 638-9636
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. Kelly Rentzel
General Counsel
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
(469) 638-9636
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua A. Dean, Esq. Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, Tenth Floor Costa Mesa, California 92626 (714) 424-8292	John P. Greeley Smith Mackinnon, PA 301 East Pine Street, Suite 750 Orlando, Florida 32801 (407) 843-7300
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
DATED AUGUST 3, 2021,  SUBJECT TO COMPLETION

MERGER PROPOSED  —  YOUR VOTE IS VERY IMPORTANT
To the Stockholders of First Foundation Inc. and Shareholders of TGR Financial, Inc.:
On June 2, 2021, First Foundation Inc., which we refer to as First Foundation, and TGR Financial, Inc., which we refer to as TGR Financial, entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, that provides for the combination of First Foundation and TGR Financial. On the terms and subject to the conditions set forth in the merger agreement, TGR Financial will merge with and into First Foundation, with First Foundation as the surviving corporation, in a transaction we refer to as the merger. Immediately following completion of the merger, First Florida Integrity Bank, a wholly-owned subsidiary of TGR Financial, which we refer to as First Florida Integrity, will merge with and into First Foundation Bank, a wholly-owned subsidiary of First Foundation, with First Foundation Bank as the surviving bank, in a transaction we refer to as the bank merger.
Before we can complete the mergers, each of First Foundation and TGR Financial will hold a special meeting of its stockholders and shareholders, respectively. At the First Foundation special meeting, First Foundation will ask its stockholders to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger, which we refer to as the First Foundation merger proposal, and approve a proposal to adjourn or postpone the First Foundation special meeting, if necessary or appropriate, to solicit additional proxies in favor of the First Foundation merger proposal, which we refer to as the First Foundation adjournment proposal. The First Foundation special meeting will be held at 200 Crescent Court, Suite 1700, Dallas, Texas 75201, in the Crescent Club Crescent Room, on Monday, September 13, 2021, at 10:00 a.m., local time. At the TGR Financial special meeting, TGR Financial will ask its shareholders to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, which we refer to as the TGR Financial merger proposal, and approve a proposal to adjourn or postpone the TGR Financial special meeting, if necessary or appropriate, to solicit additional proxies in favor of the TGR Financial merger proposal, which we refer to as the TGR Financial adjournment proposal. The TGR Financial special meeting will be held at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, Florida 34108, on Monday, September 13, 2021, at 5:00 p.m., local time. TGR Financial previously announced to its shareholders that it would hold its annual meeting in October 2021. If the merger is completed as currently expected, TGR Financial does not anticipate holding a 2021 annual meeting of shareholders. If the merger is not completed within the expected timeframe or at all, TGR Financial may hold an annual meeting in 2021.
At the effective time of the merger, each share of TGR Financial common stock will be converted into the right to receive 0.6068 shares of First Foundation common stock, which we refer to as the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock, and each share of TGR Financial preferred stock will be converted into the right to receive that number of shares of First Foundation common stock equal to the product of (x) the number of shares of TGR Financial common stock into which such share of TGR preferred stock is convertible in connection with, and as a result of, the merger, and (y) the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock. Holders of First Foundation common stock will continue to own their existing shares of First Foundation common stock. The shares of First Foundation common stock and the cash in lieu of fractional shares issuable in the merger are referred to as the stock consideration. We estimate that, following completion of the merger, existing First Foundation stockholders will own approximately 79.8% and former TGR Financial shareholders will own approximately 20.2% of the outstanding common stock of the combined company.
First Foundation common stock trades on the Nasdaq Global Market under the symbol “FFWM.” Based on the number of shares of TGR Financial common stock and TGR Financial preferred stock currently outstanding and the following closing prices of First Foundation common stock on the Nasdaq Global Market: (i) $25.12 on June 2, 2021, the last trading day before public announcement of the merger agreement and (ii) $23.50 on July 29, 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $15.24 and $14.26, respectively, and the implied value of the aggregate stock consideration would be approximately $285.1 million and $266.8 million, respectively. The implied value of the stock consideration will fluctuate as the market price of First Foundation common stock fluctuates. You should obtain current market quotations for First Foundation common stock.
Your vote is important. Whether or not you plan to attend your meeting, please take the time to submit your proxy in accordance with the voting instructions contained in this document. If you do not vote, abstain from voting or do not instruct your broker how to vote any shares held by you in “street name,” the effect will be a vote AGAINST the merger.
The accompanying joint proxy statement/prospectus contains a more complete description of the special meetings and the terms of the merger agreement and the merger. You are strongly encouraged to read the entire joint proxy statement/prospectus, including any documents it refers you to, and its appendices carefully and in their entirety. In particular, you should read the “Risk Factors” section beginning on page 37 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.
After careful consideration, the First Foundation board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger. The First Foundation board of directors unanimously recommends that you vote “FOR” the First Foundation merger proposal and “FOR” the First Foundation adjournment proposal.
After careful consideration, the TGR Financial board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. The TGR Financial board of directors unanimously recommends that you vote “FOR” the TGR Financial merger proposal and “FOR” the TGR Financial adjournment proposal.
We thank you for your continued support.
Sincerely,
Ulrich E. Keller, Jr. Chairman of the Board First Foundation Inc.	Gary L. Tice Chairman of the Board TGR Financial, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of shares of First Foundation common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated August 5, 2021 and is being first mailed to First Foundation stockholders and TGR Financial shareholders on or about August 9, 2021.

200 Crescent Court, Suite 1400
Dallas, Texas 75201
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 13, 2021
On June 2, 2021, First Foundation Inc., which we refer to as First Foundation, and TGR Financial, Inc., which we refer to as TGR Financial, entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, that provides for the combination of First Foundation and TGR Financial. On the terms and subject to the conditions set forth in the merger agreement, TGR Financial will merge with and into First Foundation, with First Foundation as the surviving corporation, in a transaction we refer to as the merger. Immediately following completion of the merger, First Florida Integrity Bank, a wholly-owned subsidiary of TGR Financial, which we refer to as First Florida Integrity, will merge with and into First Foundation Bank, a wholly-owned subsidiary of First Foundation, with First Foundation Bank as the surviving bank, in a transaction we refer to as the bank merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of First Foundation will be held on Monday, September 13, 2021, at 10:00 a.m., local time, at 200 Crescent Court, Suite 1700, Dallas, Texas 75201, in the Crescent Club Crescent Room. At the First Foundation special meeting, First Foundation stockholders will be asked to vote on the following matters:
1.
A proposal to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock to the shareholders of TGR Financial in connection with the merger. We refer to this proposal as the First Foundation merger proposal.

2.
A proposal to adjourn or postpone the First Foundation special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the First Foundation merger proposal. We refer to this proposal as the First Foundation adjournment proposal.

No other business may be conducted at the First Foundation special meeting.
Only First Foundation stockholders of record as of the close of business on July 26, 2021 are entitled to notice of and to vote at the First Foundation special meeting and any adjournments or postponements thereof.
First Foundation has determined that First Foundation stockholders are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Section 262 of the Delaware General Corporation Law.
The Boards of Directors of First Foundation and TGR Financial have each unanimously adopted and approved the merger agreement and the transactions contemplated thereby and have determined that the merger is in the best interest of their stockholders and shareholders, respectively. The First Foundation board of directors unanimously recommends that First Foundation stockholders vote “FOR” the First Foundation merger proposal and “FOR” the First Foundation adjournment proposal.
Your vote is very important. To ensure your representation at the First Foundation special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy by telephone or through the Internet. If you hold your shares through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the First Foundation special meeting.

We expect to hold the First Foundation special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the First Foundation special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only First Foundation stockholders will be admitted to the First Foundation special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the First Foundation special meeting in person. To do so, please make your request by mail to First Foundation at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, Attention: Chief Financial Officer, by email at kthompson@ff-inc.com, or by phone at (469) 638-9636. First Foundation must receive your request for pre-authorization on or before September 3, 2021.
Please read carefully the sections in the joint proxy statement/prospectus regarding attending and voting at the First Foundation special meeting to ensure that you comply with these requirements. You are encouraged to read the entire joint proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. If you have any questions about the proposals or need assistance in voting your shares, please call First Foundation Investor Relations at (469) 638-9636.
BY ORDER OF THE BOARD OF DIRECTORS
Ulrich E. Keller, Jr. Chairman of the Board
August 5, 2021
Dallas, Texas

3560 Kraft Road
Naples, Florida 34105
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 13, 2021
On June 2, 2021, First Foundation Inc., which we refer to as First Foundation, and TGR Financial, Inc., which we refer to as TGR Financial, entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, that provides for the combination of First Foundation and TGR Financial. On the terms and subject to the conditions set forth in the merger agreement, TGR Financial will merge with and into First Foundation, with First Foundation as the surviving corporation, in a transaction we refer to as the merger. Immediately following completion of the merger, First Florida Integrity Bank, a wholly-owned subsidiary of TGR Financial, which we refer to as First Florida Integrity, will merge with and into First Foundation Bank, a wholly-owned subsidiary of First Foundation, with First Foundation Bank as the surviving bank, in a transaction we refer to as the bank merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of TGR Financial shareholders will be held on Monday, September 13, 2021, at 5:00 p.m., local time, at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, Florida 34108. At the TGR Financial special meeting, TGR Financial shareholders will be asked to vote on the following matters:
1.
A proposal to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger. We refer to this proposal as the TGR Financial merger proposal.

2.
A proposal to adjourn or postpone the TGR Financial special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the TGR Financial merger proposal. We refer to this proposal as the TGR Financial adjournment proposal.

No other business may be conducted at the TGR Financial special meeting.
Only TGR Financial shareholders of record as of the close of business on August 2, 2021 are entitled to notice of and to vote at the TGR Financial special meeting and any adjournments or postponements thereof.
TGR Financial shareholders have appraisal rights under Florida law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the TGR Financial merger proposal and providing timely notice to TGR Financial. For more information regarding appraisal rights, please see “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 89.
The Boards of Directors of TGR Financial and First Foundation have each unanimously adopted and approved the merger agreement and the transactions contemplated thereby and have determined that the merger is in the best interest of their shareholders and stockholders, respectively. The TGR Financial board of directors unanimously recommends that TGR Financial shareholders vote “FOR” the TGR Financial merger proposal and “FOR” the TGR Financial adjournment proposal.
Your vote is very important. To ensure your representation at the TGR Financial special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy through the Internet. If you hold your shares through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the TGR Financial special meeting.
We expect to hold the TGR Financial special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the TGR Financial special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only TGR Financial shareholders and their spouses will be admitted to the TGR Financial special meeting.
Please read carefully the sections in the joint proxy statement/prospectus regarding attending and voting at the TGR Financial special meeting to ensure that you comply with these requirements. You are encouraged to read the entire joint proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. If you have any questions about the proposals or need assistance in voting your shares, please call TGR Shareholder Relations at (239) 325-5901.
BY ORDER OF THE BOARD OF DIRECTORS
Gary L. Tice Chairman of the Board
August 5, 2021
Naples, Florida

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about First Foundation from documents filed with or furnished to the U.S. Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this document. You can obtain any of the documents filed with or furnished to the SEC by First Foundation at no cost from the SEC’s website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this joint proxy statement/prospectus, at no cost by contacting First Foundation in writing at the address or by telephone as specified below:
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
(469) 638-9636
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that First Foundation stockholders requesting documents must do so by September 3, 2021 in order to receive them before the First Foundation special meeting, and TGR Financial shareholders requesting documents must do so by September 3, 2021 in order to receive them before the TGR Financial special meeting.
You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This joint proxy statement/prospectus is dated August 5, 2021, and you should assume that information contained in this joint proxy statement/prospectus is accurate only as of that date. Neither the mailing of this joint proxy statement/prospectus to First Foundation stockholders or TGR Financial shareholders, nor the issuance by First Foundation of shares of its common stock in connection with the merger will create any implications to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
See “Where You Can Find More Information” beginning on page 162 of this joint proxy statement/prospectus for further information.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are answers to certain questions that you may have regarding the merger and the First Foundation and TGR Financial special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional information is also contained in the appendices to this joint proxy statement/prospectus.
Q:   Why am I receiving these materials?
A:   First Foundation and TGR Financial have entered into the merger agreement, pursuant to which, among other things, First Foundation would acquire TGR Financial by merger. If the required First Foundation stockholder, TGR Financial shareholder and regulatory approvals are obtained and the merger is subsequently completed, TGR Financial will merge with and into First Foundation, with First Foundation surviving. Immediately after the merger is effective, TGR Financial’s wholly-owned bank subsidiary, First Florida Integrity, will merge with and into First Foundation Bank, the wholly-owned bank subsidiary of First Foundation, with First Foundation Bank surviving.
If you are a First Foundation stockholder, you are being asked to vote to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger, which we refer to as the First Foundation merger proposal, and approve a proposal to adjourn the First Foundation special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Foundation special meeting to approve the First Foundation merger proposal, which we refer to as the First Foundation adjournment proposal.
If you are a TGR Financial shareholder, you are being asked to vote to adopt and approve the merger agreement and the transactions contemplated thereby, which we refer to as the TGR Financial merger proposal, and approve a proposal to adjourn the TGR Financial special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the TGR Financial special meeting to approve the merger proposal, which we refer to as the TGR Financial adjournment proposal.
The merger cannot be completed unless the First Foundation stockholders approve the First Foundation merger proposal and the TGR Financial shareholders approve the TGR Financial merger proposal. Therefore, First Foundation and TGR Financial are holding the First Foundation and TGR Financial special meetings to vote on the First Foundation merger proposal and the TGR Financial merger proposal, respectively. Information about the First Foundation and TGR Financial special meetings is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains important information about the merger, the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus, and the First Foundation and TGR Financial proxy solicitations. You should read this information carefully and in its entirety.
This document serves as a proxy statement being used by the First Foundation board of directors to solicit proxies of First Foundation stockholders for use at the First Foundation special meeting and as a proxy statement being used by the TGR Financial board of directors to solicit proxies of TGR Financial shareholders for use at the TGR Financial special meeting. This document also serves as a prospectus of First Foundation being delivered to TGR Financial shareholders because First Foundation is offering to issue shares of its common stock to TGR Financial shareholders in connection with the merger.
Q:   What items of business will First Foundation stockholders and TGR Financial shareholders consider at the First Foundation special meeting and TGR Financial special meeting, respectively?
A:   At the First Foundation special meeting, First Foundation stockholders will be asked to vote in favor of the First Foundation merger proposal and the First Foundation adjournment proposal. At the TGR Financial special meeting, TGR Financial shareholders will be asked to vote in favor of the TGR Financial merger proposal and the TGR Financial adjournment proposal.

Q:   What will TGR Financial shareholders receive in the merger?
A:   At the effective time of the merger, each share of TGR Financial common stock will be converted into the right to receive 0.6068 shares of First Foundation common stock, which we refer to as the exchange ratio, and each share of TGR Financial preferred stock will be converted into the right to receive that number of shares of First Foundation common stock equal to the product of (x) the number of shares of TGR Financial common stock into which such share of TGR preferred stock is convertible in connection with, and as a result of, the merger (which is one share of TGR Financial common stock as of the date of this proxy statement/prospectus) and (y) the exchange ratio. Each holder of shares of TGR Financial common stock and TGR Financial preferred stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fractional share of First Foundation common stock (after taking into account all certificates and book-entry shares delivered by such holder) will receive, in lieu of a fractional share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying such fractional interest by the volume weighted average closing price of First Foundation common stock for the 20 trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to as the First Foundation average closing price. See “The Merger Agreement — The Merger Consideration” beginning on page 97. We refer to the shares of First Foundation common stock issuable to TGR Financial shareholders upon the effective time of the merger, together with any cash payable in lieu of fractional shares of First Foundation common stock, collectively as the stock consideration.
Based on the number of shares of TGR Financial common stock and TGR Financial preferred stock currently outstanding and the following closing prices of First Foundation common stock on the Nasdaq Global Market: (i) $25.12 on June 2, 2021, the last trading day before public announcement of the merger agreement and (ii) $23.50 on July 29, 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $15.24 and $14.26, respectively, and the implied value of the aggregate stock consideration would be approximately $285.1 million and $266.8 million, respectively.
Q:   What will holders of TGR Financial options receive in the merger?
A:   At the effective time of the merger, each TGR Financial option, whether vested or unvested, will be canceled and will only entitle the holder thereof to receive from TGR Financial an amount in cash equal to the product of (i) the total number of shares of TGR Financial common stock subject to such TGR Financial option, multiplied by (ii) the amount, if any, that the product of the First Foundation average closing price multiplied by the exchange ratio exceeds the exercise price per share of such TGR Financial option, less any applicable taxes required to be withheld with respect to such cash payment.
Q:   Will the value of the stock consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:   The value of First Foundation common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of First Foundation common stock. Any fluctuation in the market price of First Foundation common stock after the date of this joint proxy statement/prospectus will change the value of the stock consideration received by TGR Financial shareholders. The total value of the stock consideration issued to TGR Financial shareholders upon completion of the merger will fluctuate based on the share price of First Foundation common stock and the number of shares of TGR Financial common stock and TGR Financial preferred stock outstanding on the date of the merger, and is subject to adjustment pursuant to the merger agreement.
Q:   Will TGR Financial shareholders be able to trade the First Foundation common stock that they receive in the merger?
A:   Yes. The First Foundation common stock to be issued to TGR Financial shareholders will be listed on the Nasdaq Global Market under the symbol “FFWM.” Unless you are deemed an “affiliate” of First Foundation after the merger is completed, you may sell the shares of First Foundation common stock you receive without restriction.

Q:   How do TGR Financial shareholders receive the stock consideration?
A:   After the merger is completed, First Foundation’s exchange agent will mail each TGR Financial shareholder of record in a separate mailing (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to your certificates and book-entry shares shall pass, only upon proper delivery of the certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal, and (ii) instructions for use in effecting the surrender of the certificates or, in the case of book-entry shares, the surrender of such shares, for payment of the stock consideration. Any portion of the stock consideration not claimed by a TGR Financial shareholder by surrender of his, her or its certificates or book-entry shares to the exchange agent prior to the first anniversary of the closing date of the merger will be delivered by the exchange agent to First Foundation, and any TGR Financial shareholder that has not complied with the instructions by the exchange agent shall thereafter only look to First Foundation for payment of the stock consideration (which includes any cash in lieu of fractional shares). You should not send in your certificates until you receive instructions to do so. See “The Merger Agreement — The Merger Consideration” beginning on page 97 .
Q:   What are the material U.S. federal income tax consequences of the merger to each TGR Financial shareholder?
A:   The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to completion of the merger that First Foundation and TGR Financial each receive a legal opinion to that effect. These opinions will not bind the Internal Revenue Service, which we refer to as the IRS, which could take a different view. Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in “Material United States Federal Income Tax Considerations” beginning on page 111, a TGR Financial shareholder that is a U.S. holder generally will not recognize gain or loss on the exchange of TGR Financial common stock or TGR Financial preferred stock for First Foundation common stock in the merger, other than with respect to cash received in lieu of fractional shares of First Foundation common stock.
Tax matters are complicated, and the tax consequences of the merger to a particular TGR Financial shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each TGR Financial shareholder is urged to consult the shareholder’s own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.
Q:   Do TGR Financial shareholders have rights to dissent from the merger?
A:   Yes. TGR Financial shareholders who do not vote in favor of the TGR Financial merger proposal and otherwise comply with all of the procedures set forth in Florida law will be entitled to receive payment in cash for the fair value of their shares. A copy of Sections 607.1301 through 607.1340 of the Florida Business Corporation Act, which we refer to as the FBCA, is attached as Appendix G to this joint proxy statement/prospectus. The fair value, as determined under the statute, could be more than or less than the value of the merger consideration. The provisions of Florida law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. For further information, see “The Merger — Appraisal or Dissenters’ Rights in the Merger.”
Q:   Do First Foundation stockholders have rights to dissent from the merger?
A: No. First Foundation stockholders will not be entitled to any statutory appraisal or dissenters’ rights in connection with the merger.
Q:   Are there regulatory or other conditions to the completion of the merger?
A:   Yes. The mergers and related transactions require approval from or notice to the Board of Governors of the Federal Reserve System, which we refer the Federal Reserve, the Federal Deposit Insurance Corporation, which we refer to as the FDIC, the California Department of Financial Protection and Innovation, which we refer to as the CDFPI, and the Florida Office of Financial Regulation, which we refer to as the FOFR. As of the date of this joint proxy statement/prospectus, First Foundation and TGR Financial have filed the necessary applications with the FDIC, CDFPI, Federal Reserve, and FOFR. Additionally, the approval of the First Foundation merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Foundation common stock entitled to vote on the First Foundation merger proposal, and the TGR Financial merger proposal requires the affirmative vote of at least a majority of the outstanding shares of TGR Financial common stock entitled to vote on the TGR Financial merger proposal and the affirmative vote of at least a majority of the outstanding shares of TGR Financial preferred stock entitled to vote on the TGR Financial merger proposal, in each case voting as a separate class. Completion of the merger is also subject to other conditions specified in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Merger,” beginning on page 105.
Q:   What do the First Foundation and TGR Financial boards of directors recommend?
A:   The First Foundation board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, and unanimously recommends that First Foundation stockholders vote “FOR” the First Foundation merger proposal and “FOR” the First Foundation adjournment proposal.
The TGR Financial board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, and unanimously recommends that TGR Financial shareholders vote “FOR” the TGR Financial merger proposal and “FOR” the TGR Financial adjournment proposal.
Q:   Why is my vote important?
A:   The merger cannot be completed unless the First Foundation stockholders approve the First Foundation merger proposal and the TGR Financial shareholders approve the TGR Financial merger proposal. Information about the First Foundation and TGR Financial special meetings, the merger and other matters to be considered by First Foundation’s stockholders and TGR Financial’s shareholders is contained in this document.
Q:   Are there any voting agreements with existing shareholders?
A:   Yes. Each member of the TGR Financial board of directors and certain officers and shareholders of TGR Financial, who own in the aggregate approximately 46% of the outstanding shares of TGR Financial common stock and 100% of the outstanding shares of TGR Financial preferred stock, have entered into a voting agreement with First Foundation pursuant to which such shareholders have agreed to vote all shares of TGR Financial common stock and TGR Financial preferred stock that such shareholders own and have the power to vote in favor of the TGR Financial merger proposal and any other matter that is required to be approved by the shareholders of TGR Financial to facilitate the transactions contemplated by the merger agreement, subject to the terms of the voting agreement. The voting agreements signed by the TGR Financial shareholders are substantially in the form attached to this joint proxy statement/prospectus as Appendix B.
In addition, each member of the First Foundation board of directors and certain officers of First Foundation, who own in the aggregate approximately 12.1% of the outstanding shares of First Foundation common stock, have entered into a voting agreement with TGR Financial pursuant to which such shareholders have agreed to vote all shares of First Foundation common stock that such stockholders own and have the power to vote in favor of the First Foundation merger proposal and any other matter that is required to be approved by the stockholders of First Foundation to facilitate the transactions contemplated by the merger agreement, subject to the terms of the voting agreement. The voting agreements signed by the First Foundation stockholders are substantially in the form attached to this joint proxy statement/prospectus as Appendix C.
Q.   What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?
A:   First Foundation stockholders and TGR Financial shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of First Foundation common stock or shares of TGR Financial common stock or TGR Financial preferred stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of First Foundation common stock, TGR Financial common stock or TGR Financial preferred stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of First Foundation common stock, TGR Financial common stock and TGR Financial preferred stock that you own.
Q:   What happens if I sell my shares of TGR Financial common stock or TGR Financial preferred stock before the TGR Financial special meeting?
A:   The record date for determining which TGR Financial shareholders are eligible to vote at the TGR Financial special meeting is earlier than both the date of the TGR Financial special meeting and the completion of the merger. If you transfer your shares of TGR Financial common stock or TGR Financial preferred stock after the record date for the TGR Financial special meeting but before the TGR Financial special meeting you will, unless special arrangements are made, retain the right to vote the shares at the TGR Financial special meeting but will transfer the right to receive the stock consideration to the purchaser of the shares.
Q:   Are there any risks that First Foundation stockholders or TGR Financial shareholder should be consider in deciding how to vote on the matters required to be vote on the matters described in this joint proxy statement/prospectus?
A:   Yes. Set forth under the heading of “Risk Factors,” beginning on page 37, are a number of risk factors that First Foundation stockholders and TGR Financial shareholders should consider carefully.
Q:   When do you expect the merger to be completed?
A:   We expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of First Foundation stockholders and TGR Financial shareholders and the approval of the applicable regulatory agencies. We anticipate this will occur in the second half of 2021; however, delays may occur. We cannot assure you that we will obtain the necessary shareholder approvals and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.
Q.   How will my rights as a TGR Financial shareholder differ following the merger?
A:   Upon completion of the merger, holders of TGR Financial common stock and TGR Financial preferred stock will become First Foundation stockholders and their rights as stockholders will be governed by First Foundation’s certificate of incorporation and bylaws, as well as the Delaware General Corporation Law, or DGCL. The rights associated with TGR Financial common stock and TGR Financial preferred stock are different from the rights associated with First Foundation common stock. See “Comparison of Stockholder and Shareholder Rights” beginning on page 149.
Q:   What happens if the merger is not completed?
A:   If the merger is not completed, holders of TGR Financial common stock and TGR Financial preferred stock will not receive any consideration for their shares in connection with the merger. Instead, TGR Financial will remain an independent company and the TGR Financial common stock and TGR Financial preferred stock will remain outstanding and unaffected by the merger. In addition, if the merger agreement is terminated in certain circumstances, TGR Financial may be required to pay a termination fee in the amount of $11,900,000. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 106.
Q:   Who can help answer my questions?
A:   If you are a First Foundation stockholder and have any questions about the merger or the First Foundation special meeting, or if you need additional copies of this joint proxy statement/prospectus or the proxy card, you should contact Kevin L. Thompson, Chief Financial Officer of First Foundation, at (469) 638-9636.

If you are a TGR Financial shareholder and have any questions about the merger or the TGR Financial special meeting, or if you need additional copies of this joint proxy statement/prospectus or the proxy card, you should contact Robert T. Reichert, Chief Financial Officer of TGR Financial, at (239) 325-5900.
Matters Related to the First Foundation Special Meeting
Q:   When and where is the First Foundation special meeting?
A:   The First Foundation special meeting will be held at 200 Crescent Court, Suite 1700, Dallas, Texas 75201, in the Crescent Club Crescent Room, on Monday, September 13, 2021, at 10:00 a.m., local time. We expect to hold the First Foundation special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the First Foundation special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only First Foundation stockholders will be admitted to the First Foundation special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the First Foundation special meeting in person. To do so, please make your request by mail to First Foundation at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, Attention: Chief Financial Officer, by email at kthompson@ff-inc.com, or by phone at (469) 638-9636. First Foundation must receive your request for pre-authorization on or before September 3, 2021.
Q:   Who is entitled to vote at the First Foundation special meeting?
A:   The holders of record of First Foundation common stock at the close of business on July 26, 2021, which is the date the First Foundation board of directors has fixed as the record date for the First Foundation special meeting, which we refer to as the First Foundation record date, are entitled to vote at the First Foundation special meeting.
Q:   How many votes do First Foundation stockholders have?
A:   Each share of First Foundation common stock entitles the holder to one vote on each proposal to be considered at the First Foundation special meeting. As of the close of business on the First Foundation record date, there were 44,819,743 outstanding shares of First Foundation common stock.
Q:   What constitutes a quorum for the First Foundation special meeting?
A:   The First Foundation special meeting will conduct business only if a majority of the outstanding shares of First Foundation common stock is represented in person or by proxy at the First Foundation special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the First Foundation special meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting.
Q:   What vote is required to approve each proposal at the First Foundation special meeting?
A:   Proposal 1  —  The First Foundation Merger Proposal. Approval of the First Foundation merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Foundation common stock entitled to vote on the First Foundation merger proposal at the First Foundation special meeting. If you fail to submit a proxy or to vote in person at the First Foundation special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Foundation merger proposal, it will have the same effect as a vote “AGAINST” the First Foundation merger proposal.
Proposal 2  —  The First Foundation Adjournment Proposal. Approval of the First Foundation adjournment proposal requires the affirmative vote of at least a majority of the shares of First Foundation common stock present in person or by proxy at the First Foundation special meeting, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the First Foundation special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Foundation adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Foundation adjournment proposal, it will have the same effect as a vote “AGAINST” the First Foundation adjournment proposal.

Q:   If my shares of First Foundation common stock are held in street name by my broker, will my broker automatically vote my shares for me?
A:   No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.
Q:   What if I abstain from voting, fail to vote or fail to instruct my bank, broker or other nominee?
A:   A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the First Foundation special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the First Foundation special meeting. If your bank, broker, trustee or other nominee holds your shares of First Foundation common stock in “street name,” such entity will vote your shares of First Foundation common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
With respect to the First Foundation merger proposal, if you fail to submit a proxy or vote in person at the First Foundation special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the First Foundation merger proposal, it will have the same effect as a vote “AGAINST” the First Foundation merger proposal.
With respect to the First Foundation adjournment proposal, if you fail to submit a proxy or to vote in person at the First Foundation special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Foundation adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Foundation adjournment proposal, it will have the same effect as a vote “AGAINST” the First Foundation adjournment proposal.
Q:   Can I attend the First Foundation special meeting and vote my shares in person?
A:   Yes. While not required to, all First Foundation stockholders are invited to attend the First Foundation special meeting. Stockholders of record can vote in person at the First Foundation special meeting. If your shares are held in street name, then you are not the stockholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the First Foundation special meeting.
Q:   Can I change my vote after I have mailed my signed proxy card?
A:   Yes. There are five ways for First Foundation stockholders to revoke their proxy and change their vote. First Foundation stockholders that hold shares in their name as a stockholder of record as of the First Foundation record date may change their vote or revoke any proxy at any time before the First Foundation special meeting is called to order by (i) delivering a written notice of revocation to First Foundation, (ii) completing, signing and returning a new proxy card with a later date than such stockholder’s original proxy card prior to such time that the proxy card for any such stockholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on such stockholder’s proxy card in the same manner such stockholder would to submit their proxy electronically and following the instructions indicated on the proxy card, (iv) calling the toll free number listed on such stockholder’s proxy card in the same manner such stockholder would to submit their proxy electronically and following the recorded instructions or (v) attending the First Foundation special meeting and voting in person at the First Foundation special meeting. Attendance at the First Foundation special meeting will not, in and of itself, constitute a revocation of a proxy.
Q:   What do I need to do now?
After carefully reading these materials, First Foundation stockholders should vote their shares of First Foundation common stock:
(i)
via telephone or the Internet pursuant to the instructions provided on the enclosed proxy card;

(ii)
by completing and mailing the enclosed proxy card; or

(iii)
by voting in person at the First Foundation special meeting.

Please refer to the specific instructions set forth in the enclosed proxy card. To ensure their votes are represented at the First Foundation special meeting, First Foundation recommends that its stockholders vote by proxy (either via telephone or the Internet or by proxy card) even if they plan to attend the First Foundation special meeting. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the First Foundation merger proposal and “FOR” the First Foundation adjournment proposal.
Matters Related to the TGR Financial Special Meeting
Q:   When and where is the TGR Financial special meeting?
A:   The TGR Financial special meeting will be held at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, Florida 34108, on Monday, September 13, 2021, at 5:00 p.m., local time. We expect to hold the TGR Financial special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the TGR Financial special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only TGR Financial shareholders and their spouses will be admitted to the TGR Financial special meeting.
Q:   Who is entitled to vote at the TGR Financial special meeting?
A:   The holders of record of TGR Financial common stock and TGR Financial preferred stock at the close of business on August 2, 2021, which is the date the TGR Financial board of directors has fixed as the record date for the TGR Financial special meeting, which we refer to as the TGR Financial record date, are entitled to vote at the TGR Financial special meeting.
Q:   How many votes do TGR Financial shareholders have?
A:   Each share of TGR Financial common stock entitles the holder to one vote on each proposal to be considered at the TGR Financial special meeting, and each share of TGR Financial preferred stock entitles the holder to one vote, voting as a separate class from the TGR Financial common stock, with respect to approval of the TGR Financial merger proposal. As of the close of business on the TGR Financial record date, there were 17,669,778 outstanding shares of TGR Financial common stock and 1,037,984 outstanding shares of TGR Financial preferred stock.
Q:   What constitutes a quorum for the TGR Financial special meeting?
A:   The TGR Financial special meeting will conduct business only if a majority of the outstanding shares of TGR Financial common stock and a majority of the outstanding shares of TGR Financial preferred stock are represented in person or by proxy at the TGR Financial special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the TGR Financial special meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting.
Q:   What vote is required to approve each proposal at the TGR Financial special meeting?
A:   Proposal 1  —  The TGR Financial Merger Proposal. Approval of the TGR Financial merger proposal requires the affirmative vote of at least a majority of the outstanding shares of TGR Financial common stock entitled to vote on the TGR Financial merger proposal at the TGR Financial special meeting and the affirmative vote of at least a majority of the outstanding shares of TGR Financial preferred stock entitled to vote on the TGR Financial merger proposal at the TGR Financial special meeting, in each case voting as a separate class. If you fail to submit a proxy or to vote in person at the TGR Financial special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the TGR Financial merger proposal, it will have the same effect as a vote “AGAINST” the TGR Financial merger proposal.

Proposal 2  —  The TGR Financial Adjournment Proposal. Approval of the TGR Financial adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of TGR Financial common stock entitled to vote and represented in person or by proxy at the TGR Financial special meeting. Holders of TGR Financial preferred stock will not be entitled to vote on the TGR Financial adjournment proposal. If you fail to submit a proxy or to vote in person at the TGR Financial special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the TGR Financial adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the TGR Financial adjournment proposal, it will have the same effect as a vote “AGAINST” the TGR Financial adjournment proposal.
Q:   If my shares of TGR Financial common stock or TGR Financial preferred stock are held in street name by my broker, will my broker automatically vote my shares for me?
A:   No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.
Q:   What if I abstain from voting, fail to vote or fail to instruct my bank, broker or other nominee?
A:   A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that both proposals to be voted on at the TGR Financial special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the TGR Financial special meeting. If your bank, broker, trustee or other nominee holds your shares of TGR Financial common stock or TGR preferred stock in “street name,” such entity will vote your shares of TGR Financial common stock or TGR Financial preferred stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
With respect to the TGR Financial merger proposal, if you fail to submit a proxy or vote in person at the TGR Financial special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the TGR Financial merger proposal, it will have the same effect as a vote “AGAINST” the TGR Financial merger proposal.
With respect to the TGR Financial adjournment proposal, if you fail to submit a proxy or to vote in person at the TGR Financial special meeting, or fail to instruct your bank, broker or other nominee with respect to the TGR Financial adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the TGR Financial adjournment proposal, it will have the same effect as a vote “AGAINST” the TGR Financial adjournment proposal.
Q:   Can I attend the TGR Financial special meeting and vote my shares in person?
A:   Yes. While not required to, all TGR Financial shareholders are invited to attend the TGR Financial special meeting. Shareholders of record can vote in person at the TGR Financial special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the TGR Financial special meeting.
Q:   Can I change my vote after I have mailed my signed proxy card?
A:   Yes. There are four ways for TGR Financial shareholders to revoke their proxy and change their vote. TGR Financial shareholders that hold shares in their name as a shareholder of record as of the TGR Financial record date may change their vote or revoke any proxy at any time before the TGR Financial special meeting is called to order by (i) delivering a written notice of revocation to TGR Financial, (ii) completing, signing and returning a new proxy card with a later date than such shareholder’s original proxy card prior to such time that the proxy card for any such shareholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on such shareholder’s proxy card in the same manner such shareholder would to submit their proxy electronically and following the instructions indicated on the proxy card, or (iv) attending the TGR Financial special meeting and voting in person at the TGR Financial special meeting. Attendance at the TGR Financial special meeting will not, in and of itself, constitute a revocation of a proxy.
Q:   What do I need to do now?
After carefully reading these materials, TGR Financial shareholders should vote their shares of TGR Financial common stock and TGR Financial preferred stock:
(i)
via the Internet pursuant to the instructions provided on the enclosed proxy card;

(ii)
by completing and mailing the enclosed proxy card; or

(iii)
by voting in person at the TGR Financial special meeting.

Please refer to the specific instructions set forth in the enclosed proxy card. To ensure their votes are represented at the TGR Financial special meeting, TGR Financial recommends that its shareholders vote by proxy (either via the Internet or by proxy card) even if they plan to attend the TGR Financial special meeting. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the TGR Financial merger proposal and “FOR” the TGR Financial adjournment proposal.
Q.   Should I send in my TGR Financial stock certificates now?
A:   No. Please do not send in your certificates if you hold TGR Financial common stock or TGR preferred stock in certificated form until you receive instructions to do so. You are not required to take any special additional actions if your shares of TGR Financial common stock or TGR Financial preferred stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for exchanging your shares.
If you hold your shares of TGR Financial common stock or TGR Financial preferred stock in certificated form, and do not know where your stock certificates are located, you may want to find them now so you do not experience delays receiving your stock consideration. If you are unable to locate your original stock certificate(s), you should contact TGR Financial’s transfer agent, ClearTrust, LLC, at (813) 235-4490. See “The Merger Agreement — Procedures for Exchanging TGR Financial Common Stock and TGR Financial Preferred Stock” beginning on page 99.

SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the merger between First Foundation and TGR Financial. In addition, we incorporate by reference into this document important business and financial information about First Foundation. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.
Unless the context otherwise requires, references in this joint proxy statement/prospectus to “First Foundation” refer to First Foundation Inc., a Delaware corporation; references to “First Foundation Bank” refer to First Foundation Bank, a California state-chartered bank and a wholly-owned subsidiary of First Foundation; references to “TGR Financial” refer to TGR Financial, Inc., a Florida corporation; references to “First Florida Integrity” refer to First Florida Integrity Bank, a Florida state-chartered bank and a wholly-owned subsidiary of TGR Financial; references to the “merger agreement” refer to the Agreement and Plan of Merger and Reorganization, dated as of June 2, 2021, between First Foundation and TGR Financial; and references to “we,” “our” or “us” refer to First Foundation and TGR Financial.
We Propose a Merger of First Foundation and TGR Financial (Page 58)
We propose that TGR Financial will merge with and into First Foundation, with First Foundation being the surviving company. As a result of the merger, the separate existence of TGR Financial will cease. Immediately following the merger, TGR Financial’s wholly-owned bank subsidiary, First Florida Integrity, will merge with and into First Foundation’s wholly-owned bank subsidiary, First Foundation Bank, with First Foundation Bank being the surviving bank, which we refer to as the bank merger. Following the bank merger, First Foundation Bank will continue its corporate existence as a state-chartered bank organized under the laws of the State of California. We expect to complete the merger and the bank merger in the second half of 2021, although delays may occur. We collectively refer to the merger and the bank merger as the mergers.
The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, which is incorporated by reference into this joint proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger.
The First Foundation Special Meeting (Page 45)
The First Foundation special meeting will be held at 200 Crescent Court, Suite 1700, Dallas, Texas 75201, in the Crescent Club Crescent Room, on Monday, September 13 , 2021, at 10:00 a.m., local time. At the First Foundation special meeting, First Foundation stockholders will be asked to approve the First Foundation merger proposal and the First Foundation adjournment proposal.
You may vote at the First Foundation special meeting if you owned shares of First Foundation common stock at the close of business on July 26, 2021, the record date for the First Foundation special meeting. Each share of First Foundation common stock entitles the holder to one vote at the First Foundation special meeting on each proposal to be considered.
Approval of the First Foundation merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Foundation common stock entitled to vote on the First Foundation merger proposal at the First Foundation special meeting. Approval of the First Foundation adjournment proposal requires the affirmative vote of at least a majority of the shares of First Foundation common stock present in person or by proxy at the First Foundation special meeting, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the First Foundation special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Foundation merger proposal, it will have the same effect as a vote “AGAINST” the First Foundation merger proposal. If you fail to submit a proxy or to vote in person at the First Foundation special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Foundation adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Foundation adjournment proposal, it will have the same effect as a vote “AGAINST” the First Foundation adjournment proposal.
Each member of the First Foundation board of directors and certain officers of First Foundation, who own in the aggregate approximately 12.1% of the outstanding shares of First Foundation common stock, have entered into a voting agreement with TGR Financial pursuant to which such shareholders have agreed to vote all shares of First Foundation common stock that such stockholders own and have the power to vote in favor of the First Foundation merger proposal and any other matter that is required to be approved by the stockholders of First Foundation to facilitate the transactions contemplated by the merger agreement. Such stockholders also agreed to vote against any proposal made in opposition to the approval of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to First Foundation’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger.
First Foundation stockholders of record may vote by mail, telephone or over the Internet, or by attending the First Foundation special meeting and voting in person. Each proxy returned to First Foundation by a record holder of First Foundation common stock which is not revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed First Foundation proxy that is returned, such proxy will be voted “FOR” the First Foundation merger proposal and “FOR” the First Foundation adjournment proposal. First Foundation stockholders who hold their shares in “street name” through a broker, bank or other nominee, must follow the instructions provided by their broker, bank or other nominee to vote their shares.
The TGR Financial Special Meeting (Page 52)
The TGR Financial special meeting will be held at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, Florida 34108, on Monday, September 13, 2021, at 5:00 p.m., local time. At the TGR Financial special meeting, TGR Financial shareholders will be asked to approve the TGR Financial merger proposal and the TGR Financial adjournment proposal.
You may vote at the TGR Financial special meeting if you owned shares of TGR Financial common stock or TGR Financial preferred stock at the close of business on August 2, 2021, the record date for the TGR Financial special meeting. Each share of TGR Financial common stock entitles the holder to one vote on each proposal to be considered at the TGR Financial special meeting, and each share of TGR Financial preferred stock entitles the holder to one vote, voting as a separate class from the TGR Financial common stock, with respect to approval of the TGR Financial merger proposal. As of the close of business on the TGR Financial record date, there were 17,669,778 outstanding shares of TGR Financial common stock and 1,037,984 outstanding shares of TGR Financial preferred stock.
Approval of the TGR Financial merger proposal requires the affirmative vote of at least a majority of the outstanding shares of TGR Financial common stock entitled to vote on the TGR Financial merger proposal at the TGR Financial special meeting and the affirmative vote of at least a majority of the outstanding shares of TGR Financial preferred stock entitled to vote on the TGR Financial merger proposal at the TGR Financial special meeting, in each case voting as a separate class. Approval of the TGR Financial adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of TGR Financial common stock entitled to vote and represented in person or by proxy at the TGR Financial special meeting. If you fail to submit a proxy or to vote in person at the TGR Financial special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the TGR Financial merger proposal, it will have the same effect as a vote “AGAINST” the TGR Financial merger proposal. If you fail to submit a proxy or to vote in person at the TGR Financial special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the TGR Financial adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the TGR Financial adjournment proposal, it will have the same effect as a vote “AGAINST” the TGR Financial adjournment proposal.

Each member of the TGR Financial board of directors and certain officers and shareholders of TGR Financial, who own in the aggregate approximately 46% of the outstanding shares of TGR Financial common stock and 100% of the outstanding shares of TGR Financial preferred stock, have entered into a voting agreement with First Foundation pursuant to which such shareholders have agreed to vote all shares of TGR Financial common stock and TGR Financial preferred stock that such shareholders own and have the power to vote in favor of the TGR Financial merger proposal and any other matter that is required to be approved by the shareholders of TGR Financial to facilitate the transactions contemplated by the merger agreement, subject to the terms of the voting agreement. Such shareholders also agreed to vote against any proposal made in opposition to the approval of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to TGR Financial’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger, subject to the terms of the voting agreement.
TGR Financial shareholders of record may vote by mail, over the Internet, or by attending the TGR Financial special meeting and voting in person. Each proxy returned to TGR Financial by a record holder of TGR Financial common stock or TGR Financial preferred stock which is not revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed TGR Financial proxy that is returned, such proxy will be voted “FOR” the TGR Financial merger proposal and “FOR” the TGR Financial adjournment proposal. TGR Financial shareholders who hold their shares in “street name” through a broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.
First Foundation’s Reasons for the Merger; Recommendation of the First Foundation Board of Directors (Page 63)
The First Foundation board of directors (i) has determined that the merger is advisable and in the best interest of First Foundation and its stockholders, (ii) has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger, and (iii) unanimously recommends that you vote “FOR” the First Foundation merger proposal and “FOR” the First Foundation adjournment proposal. For a discussion of the factors considered by First Foundation’s board of directors in reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger, see “The Merger — First Foundation’s Reasons for the Merger; Recommendation of the First Foundation Board of Directors” beginning on page 63.
TGR Financial’s Reasons for the Merger; Recommendation of the TGR Financial Board of Directors (Page 80)
The TGR Financial board of directors (i) has determined that the merger is advisable and in the best interest of TGR Financial and its shareholders, (ii) has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) unanimously recommends that you vote “FOR” the TGR Financial merger proposal and “FOR” the TGR Financial adjournment proposal. For a discussion of the factors considered by TGR Financial’s board of directors in reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger — TGR Financial’s Reasons for the Merger; Recommendation of the TGR Financial Board of Directors” beginning on page 80.
Opinion of First Foundation’s Financial Advisor (Page 65)
In connection with the merger, First Foundation’s financial advisor, D.A. Davidson & Co., which we refer to as D.A. Davidson, delivered a written opinion, dated June 2, 2021, to the First Foundation board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Foundation of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson in preparing the opinion, is attached as Appendix D to this document. The opinion was for the information of, and was directed to, the First Foundation board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First Foundation to engage in the merger or enter into the merger agreement or constitute a recommendation to First Foundation board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Foundation common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.
Opinion of TGR Financial’s Financial Advisor (Page 82)
In connection with the merger, TGR Financial’s financial advisor, Truist Securities, Inc., which we refer to as Truist Securities, delivered a written opinion, dated June 2, 2021, to the TGR Financial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of TGR Financial common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Truist Securities in preparing the opinion, is attached as Appendix E to this document. The opinion was for the information of, and was directed to, the TGR Financial board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of TGR Financial to engage in the merger or enter into the merger agreement or constitute a recommendation to the TGR Financial board of directors in connection with the merger, and it does not constitute a recommendation to any holder of TGR Financial common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.
TGR Financial Shareholders Will Receive Shares of First Foundation Common Stock and Cash in Lieu of Fractional Shares for Each Share of TGR Financial Common Stock and TGR Financial Preferred Stock Exchanged in the Merger (Page 97)
At the effective time of the merger, each share of TGR Financial common stock will be converted into the right to receive 0.6068 shares of First Foundation common stock, which we refer to as the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock, and each share of TGR Financial preferred stock will be converted into the right to receive that number of shares of First Foundation common stock equal to the product of (x) the number of shares of TGR Financial common stock into which such share of TGR preferred stock is convertible in connection with, and as a result of, the merger (which is one share of TGR common stock as of the date of this joint proxy statement/prospectus), and (y) the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock, and TGR Financial shareholders will no longer be owners of TGR Financial common stock or TGR Financial preferred stock.
The value of the stock consideration to be issued to TGR Financial shareholders in connection with the merger will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger as the market price of First Foundation common stock fluctuates. Based on the number of shares of TGR Financial common stock and TGR Financial preferred stock currently outstanding and the following closing prices of First Foundation common stock on the Nasdaq Global Market: (i) $25.12 on June 2, 2021, the last trading day before public announcement of the merger agreement and (ii) $23.50 on July 29, 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $15.24 and $14.26, respectively, and the implied value of the aggregate merger consideration would be approximately $285.1 million and $266.8 million, respectively.
Treatment of Outstanding TGR Financial Options (Page 94)
At the effective time of the merger, each TGR Financial option, whether vested or unvested, will be canceled and will only entitle the holder thereof to receive from TGR Financial an amount in cash equal to the product of (i) the total number of shares of TGR Financial common stock subject to such TGR Financial option, multiplied by (ii) the amount, if any, that the product of the First Foundation average closing price multiplied by the exchange ratio exceeds the exercise price per share of such TGR Financial option, less any applicable taxes required to be withheld with respect to such cash payment. For TGR

Financial options that are exercised before the closing, the underlying shares of TGR Financial common stock received upon exercise will be exchanged for the stock consideration.
Assuming no TGR Financial options are exercised before the closing, cash payments to holders of TGR Financial options would amount to approximately $8.5 million in the aggregate based on the closing price of First Foundation common stock as of July 29, 2021.
Appraisal or Dissenters’ Rights in the Merger (Page 89)
Under Florida law, TGR Financial shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of TGR Financial stock instead of receiving the merger consideration. To exercise appraisal rights, TGR Financial shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1340 of the FBCA, which include filing a written objection with TGR Financial prior to the TGR Financial special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.
First Foundation stockholders are not entitled to dissenters’ rights under the DGCL.
We Must Obtain Regulatory Approvals to Complete the Merger (Page 92)
The merger and related transactions require approval from or notice to the Federal Reserve, the FDIC, the CDFPI, and the FOFR. As of the date of this joint proxy statement/prospectus, First Foundation and TGR Financial have filed the necessary applications with the Federal Reserve, the FDIC, the CDFPI, and the FOFR.
Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page 93)
Certain directors and executive officers of TGR Financial and/or First Florida Integrity have interests in the merger other than their interests as TGR Financial shareholders, including:
•
Pursuant to the terms of certain employment agreements and change in control agreements, and upon the termination of certain compensation plans under the terms of the merger agreement, TGR Financial and/or First Florida Integrity directors, officers and employees may become entitled to change in control, severance, or other payments upon the occurrence of the merger. See “The Merger — Interests of TGR Financial’s Directors and Executive Officers in the Merger — Payments Upon Termination or Change in Control” beginning on page 94.

•
Garrett S. Richter, the President of TGR Financial and the President and Chief Executive Officer of First Florida Integrity, has entered into an employment agreement with First Foundation Bank, pursuant to which Mr. Richter will serve as Florida Market President of First Foundation Bank effective as of the effective time of the merger. See “The Merger — Interests of TGR Financial’s Directors and Executive Officers in the Merger — Employment Agreement” beginning on page 93.

•
To the extent a director or executive officer of TGR Financial and/or First Florida Integrity holds any options at the effective time of the merger, such director or executive officer will be entitled to receive from TGR Financial an amount in cash equal to the product of (i) the total number of shares of TGR Financial common stock subject to such TGR Financial option, multiplied by (ii) the amount, if any, that the product of the First Foundation average closing price multiplied by the exchange ratio exceeds the exercise price per share of such TGR Financial option, less any applicable taxes required to be withheld with respect to such cash payment. See “The Merger — Interests of TGR Financial’s Directors and Executive Officers in the Merger — Treatment of TGR Financial Equity Awards” beginning on page 94.

•
First Foundation is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current TGR Financial director as a director of First Foundation. The selected TGR Financial director must be independent with respect to First Foundation for purposes of Nasdaq’s listing requirements and mutually agreeable to First Foundation and TGR

Financial. First Foundation and TGR Financial have determined that Gary L. Tice, the Chairman of the Board of TGR Financial and First Florida Integrity, will be appointed to the First Foundation board, with such appointment to be effective as of the effective time of the merger. Mr. Tice will serve until the first annual meeting of the stockholders of First Foundation following the effective time of the merger. See “The Merger — Interests of TGR Financial’s Directors and Executive Officers in the Merger —  Directorship with First Foundation Following Completion of the Merger” beginning on page 93.
•
Pursuant to the terms of the merger agreement, directors and officers of TGR Financial will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. See “The Merger — Interests of TGR Financial’s Directors and Executive Officers in the Merger — Indemnification and Insurance of Directors and Officers” beginning on page 96.

The TGR Financial board of directors was aware of the foregoing interests and considered them, among other matters, when they approved the merger agreement and the transactions contemplated thereby, including the merger.
Transmittal Materials (Page 99)
Promptly after the closing of the merger, but in no event later than five business days thereafter, the exchange agent will mail to TGR Financial shareholders a letter of transmittal and instructions advising such shareholder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates or book-entry shares of TGR Financial common stock and TGR Financial preferred stock in exchange for the stock consideration allocated to them. After the transmittal materials have been received and processed following the closing of the merger, TGR Financial shareholders will be sent the stock consideration to which they are entitled. If a TGR Financial shareholder holds shares in street name, such shareholder will receive information from the bank, broker or other nominee advising such TGR Financial shareholder of the process for receiving the stock consideration to which such shareholder is entitled.
Each TGR Financial shareholder will need to surrender his or her TGR Financial common stock and TGR Financial preferred stock certificates or follow instructions for the transfer of shares of TGR Financial common stock and TGR Financial preferred stock held in book-entry form, to receive the appropriate stock consideration. TGR Financial shareholders should not send any certificates now. Each TGR Financial shareholder will receive detailed instructions on how to exchange his or her share certificates or book-entry shares along with transmittal materials promptly following the closing of the merger.
Per Share Market Price (Page 35)
Shares of First Foundation common stock trade on the Nasdaq Global Market under the symbol “FFWM.” Shares of TGR Financial common stock are quoted on the OTCQX Market under the symbol “TGRF.” Shares of TGR Financial preferred stock are not listed or traded on any established securities exchange or quotation system.
The following table sets forth the closing sale prices of (i) First Foundation common stock as reported on the Nasdaq Global Market, and (ii) TGR Financial common stock as reported on the OTCQX Market, on June 2, 2021, the last trading day before the announcement of the merger, and on July 29, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus. To help illustrate the market value of the per share stock consideration to be received by TGR Financial shareholders, the following table also presents the equivalent market value per share of TGR Financial common stock as of June 2, 2021 and July 29, 2021, which were determined by multiplying the closing price for the First Foundation common stock on those dates by the exchange ratio of 0.6068 of a share of First Foundation common stock for each share of TGR Financial common stock. See “The Merger Agreement — The Merger Consideration” beginning on page 97 for additional information about the stock consideration to be received by holders of TGR Financial common stock. As of the date of this joint proxy statement/prospectus, each outstanding share of TGR Financial preferred stock is entitled to receive the same per share stock consideration as each outstanding share of TGR common stock and, therefore, the implied per share value of TGR Financial common stock and TGR Financial preferred stock are equal.

	First Foundation Common Stock	TGR Financial Common Stock	Implied Value Per Share of TGR Financial
At June 2, 2021	$25.12	$14.00	$15.24
At July 29, 2021	$23.50	$13.56	$14.26
The implied value of First Foundation common stock and TGR Financial common stock will fluctuate prior to the dates of the First Foundation special meeting and the TGR Financial special meeting as the market price of First Foundation common stock fluctuates. You should obtain current market quotations for First Foundation common stock before deciding how to vote.
We Have Agreed When and How TGR Financial Can Consider Third-Party Acquisition Proposals (Page 104)
We have agreed that TGR Financial and its subsidiaries will not, and will cause their respective directors, officers, employees or other representatives not to, solicit, initiate or encourage, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, a proposal to acquire TGR Financial or any of its subsidiaries, except as permitted by the merger agreement. In addition, we have agreed that TGR Financial will not engage in negotiations with or provide confidential information to a third party regarding acquiring TGR Financial, except as permitted by the merger agreement. However, if TGR Financial receives an unsolicited acquisition proposal from a third party, TGR Financial can participate in negotiations with and provide confidential information to the third party if, among other steps, the TGR Financial board of directors concludes in good faith, after consulting with its outside legal and financial advisors, that a failure to do so would reasonably be expected to result in a breach of its fiduciary duties.
We Must Meet Several Conditions to Complete the Merger (Page 105)
Our obligations to complete the merger depend on a number of conditions being met. These include, among others:
•
the accuracy of the representations and warranties of the parties set forth in the merger agreement, subject to the standards set forth in the merger agreement;

•
the material performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•
approval of the merger by the TGR Financial shareholders and the First Foundation stockholders;

•
the receipt of all required regulatory approvals required to consummate the merger and the expiration of all statutory waiting periods in respect thereof, with no approvals containing any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect on First Foundation after giving effect to the merger;

•
the absence of any law, injunction, order, judgment or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the merger agreement;

•
the registration statement of First Foundation of which this joint proxy statement/prospectus is a part must have become effective under the Securities Act, and no “stop order” will have been initiated or threatened by the SEC and be continuing in effect;

•
since the date of the merger agreement, neither First Foundation nor TGR Financial will have suffered a material adverse effect;

•
the issuance of tax opinions to each of First Foundation and TGR Financial from Sheppard, Mullin, Richter & Hampton LLP, which we refer to as Sheppard Mullin, and Smith Gambrell & Russell, LLLP, which we refer to as Smith Gambrell, respectively, to the effect that the merger will be treated for U.S. federal income tax purposes and qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code;

•
one TGR Financial director must become a member of the First Foundation and First Foundation Bank boards of directors as of the effective time of the merger; and

•
the authorization to list the shares of First Foundation common stock issuable in connection with the merger on Nasdaq, subject to official notice to Nasdaq of the issuance.

First Foundation’s obligation to complete the merger depends on the following additional conditions being met:
•
as of the closing date of the merger, the adjusted shareholders’ equity and allowance for loan losses of TGR Financial being in excess of specified levels; and

•
holders of not more than five percent (5%) of the outstanding shares of TGR Financial common stock and TGR Financial preferred stock having notified TGR Financial that they intend to exercise their dissenters’ rights

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. First Foundation stockholder approval, TGR Financial shareholder approval and regulatory approvals may not be legally waived.
We May Terminate the Merger Agreement (Page 106)
We can mutually agree at any time to terminate the merger agreement without completing the merger, even if First Foundation has received approval of the First Foundation merger proposal by its stockholders and/or TGR Financial has received approval of the TGR Financial merger proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:
•
if the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement that (i) cannot be or has not been cured within 30 days’ written notice to the breaching party, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

•
if the merger is not consummated on or before December 31, 2021, except to the extent that the failure to consummate the merger by such date is due to the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement;

•
if there is a final non-appealable denial of a required regulatory approval, a final non-appealable injunction permanently enjoining or other prohibiting the merger, or an application for a required regulatory approval has been withdrawn upon the request of the applicable governmental authority, provided that no party has the right to terminate the merger agreement if the party seeking to terminate failed to perform or observe its covenants set forth in the merger agreement;

•
if the First Foundation stockholders fail to approve the First Foundation merger proposal at the First Foundation special meeting, so long as, in the case of First Foundation seeking to terminate, First Foundation had not breached any of its obligations in the merger agreement related to the First Foundation special meeting; or

•
if the TGR Financial shareholders fail to approve the TGR Financial merger proposal at the TGR Financial special meeting, so long as, in the case of TGR Financial seeking to terminate, TGR Financial had not breached any of its obligations in the merger agreement related to the TGR Financial special meeting.

In addition, First Foundation may terminate the merger agreement if:
•
TGR Financial has breached in any material respect the provisions in the merger agreement relating to non-solicitation of acquisition proposals;

•
the TGR Financial board has failed to recommend that TGR Financial shareholders approve the merger agreement, withdrawn such recommendation, modified or qualified such recommendation in a manner adverse to First Foundation, or failed to affirm such recommendation after receipt of any written request to do so by First Foundation;

•
the TGR Financial board of directors has effected a change to its recommendation that TGR Financial shareholders approve the merger agreement;

•
TGR Financial has breached in any material respects its obligation to call and hold the TGR Financial special meeting to consider the merger agreement; or

•
a tender offer or exchange offer for outstanding TGR Financial common stock has been publicly disclosed (other than by First Foundation or an affiliate of First Foundation) and the TGR Financial board of directors recommends that TGR Financial shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the TGR Financial board of directors fails to recommend against acceptance of such offer.

In addition, TGR Financial may terminate the merger agreement:
•
by delivering written notice to First Foundation on the business day immediately following the fifth trading prior to the closing of the merger, if the First Foundation volume weighted average closing price for the 20 trading days ending on and including the fifth trading day prior to the closing date of the merger (i) is less than $19.74 per share and (ii) underperforms a specified index of financial institution stocks during the same period by more than 20%, provided that if TGR Financial elects to terminate the merger agreement in that instance, First Foundation may elect to reinstate the merger by adjusting the exchange ratio to increase the stock consideration; or

•
prior to obtaining the requisite TGR Financial shareholder approval, in order for TGR Financial to enter into a definitive agreement providing for a superior proposal, provided that TGR Financial is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement.

Termination Fee (Page 107)
TGR Financial must pay First Foundation a termination fee of $11,900,000 if the merger agreement is terminated under specified circumstances.
We May Amend or Waive Merger Agreement Provisions (Page 106)
At any time before completion of the merger, either First Foundation or TGR Financial may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. However, once the TGR Financial shareholders have approved the TGR Financial merger proposal, no waiver of any condition may be made that would require further approval by TGR Financial shareholders unless that approval is obtained.
The Merger Will Be Accounted for Under the Rules for Purchase Accounting (Page 110)
The merger will be treated as a purchase by First Foundation of TGR Financial under U.S. generally accepted accounting principles, or GAAP.
Material U.S. Federal Income Tax Consequences of the Mergers (Page 111)
Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, in the opinions of Sheppard Mullin and Smith Gambrell, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinions address the tax consequences of the merger and do not address the tax consequences of the bank merger.
Provided that the merger qualifies as a reorganization for U.S. federal income tax purposes, TGR Financial shareholders generally will not recognize any gain or loss upon receipt of First Foundation common stock in exchange of TGR Financial common stock and TGR Financial preferred stock in the merger, except with respect to any cash they receive in lieu of fractional shares of First Foundation common stock.
Tax matters are complicated, and the tax consequences of the merger to a particular TGR Financial shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each TGR

Financial shareholder is urged to consult such shareholder’s own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.
For a complete description of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Considerations” beginning on page 111.
Information About the Companies (Page 162)
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
Phone: (469) 638-9636.
First Foundation is a financial services company that provides a comprehensive platform of financial services to individuals, businesses and other organizations. First Foundation’s integrated platform provides banking products and services, investment advisory and wealth management services and trust services to effectively and efficiently meet the financial needs of its clients. First Foundation provides business banking products and services to small to moderate-sized businesses and professional firms, and consumer banking products and services to individuals and families.
As of March 31, 2021, on a consolidated basis, First Foundation had $7.1 billion of total assets, $5.1 billion of loans held for investment, $0.5 billion of loans held for sale, $6.2 billion of deposits and $5.0 billion of assets under management at First Foundation Advisors.
TGR Financial, Inc.
3560 Kraft Road
Naples, Florida 34105
(239) 325-5900
TGR Financial is a bank holding company, incorporated in Florida in 2012, and registered under the Bank Holding Company Act of 1956, as amended. TGR Financial’s principal subsidiary is First Florida Integrity, a Florida banking corporation, which commenced operations in 2007. First Florida Integrity’s main office is located in Naples, Florida and it has seven branch offices located in Southwest, Florida. First Florida Integrity is a customer-driven community bank providing personalized service, localized decision-making and proven technology. At March 31, 2021, TGR Financial had approximately $2.3 billion in assets, $1.2 billion in loans and $1.9 billion in deposits.
The Rights of TGR Financial Shareholders Following the Merger Will Be Different (Page 149)
The rights of First Foundation stockholders are governed by Delaware law and by First Foundation’s certificate of incorporation and bylaws. The rights of TGR Financial shareholders are governed by Florida law, and by TGR Financial’s amended and restated articles of incorporation, as amended, and bylaws. Upon completion of the merger, the rights of former TGR Financial shareholders and First Foundation stockholders will be governed by Delaware law and First Foundation’s certificate of incorporation and bylaws.
Risk Factors (Page 37)
You should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 37. You should also read and consider the risk factors relating to the businesses of First Foundation and ownership of First Foundation common stock described in First Foundation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended, its Quarterly Report on Form 10-Q for the period ended March 31, 2021, and its other filings with the SEC, as well as any subsequent documents filed by First Foundation with the SEC, which are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 162.

SELECTED HISTORICAL FINANCIAL INFORMATION
The following tables present selected historical financial information of First Foundation and selected historical financial information of TGR Financial.
Selected Historical Financial Information of First Foundation
The following table summarizes consolidated financial results of First Foundation for the periods and at the dates indicated and should be read in conjunction with First Foundation’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that First Foundation has previously filed with the SEC. Historical financial information for First Foundation can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and Annual Report on Form 10-K for the year ended December 31, 2020, as amended. See the section entitled “References to Additional Information” and “Where You Can Find More Information” on page 162 for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods indicate results for any future period.
(In thousands, except share and per share data)	For The Three Months Ended March 31,		For the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Selected Income Statement Data:
Net interest income	$54,229	$44,868	$196,644	$169,954	$155,610	$113,618	$89,449
Provision for credit losses	360	4,079	6,746	2,637	4,220	2,762	4,681
Noninterest Income:
Asset management, consulting and other fees	8,349	7,762	29,465	28,658	28,748	26,710	24,384
Other(1)	3,559	2,913	25,182	13,118	7,023	12,009	10,176
Noninterest expense	34,511	32,857	125,778	129,595	127,075	98,976	80,994
Income before taxes	31,266	18,607	118,767	79,499	60,086	50,599	38,334
Net income	22,355	13,211	84,369	56,239	42,958	27,582	23,303
Share and Per Share Data:(2)
Net income per share:
Basic	$0.50	$0.30	$1.89	$1.26	$1.02	$0.80	$0.72
Diluted	0.50	0.29	1.88	1.25	1.01	0.78	0.70
Shares used in computation:
Basic	44,707,718	44,669,661	44,639,430	44,617,361	42,092,361	34,482,630	32,365,800
Diluted	45,012,205	44,952,669	44,900,805	44,911,265	42,567,108	35,331,059	33,471,816
Tangible book value per share	$13.84	$11.80	$13.44	$11.57	$10.33	$9.46	$8.62
Shares outstanding at end of period	44,782,155	44,615,466	44,667,650	44,670,743	44,496,007	38,207,766	32,719,632
Selected Balance Sheet Data:
Cash and cash equivalents	$468,026	$40,359	$629,707	$65,387	$67,312	$120,394	$597,946
Loans, net of deferred fees(5)	5,607,080	5,303,234	5,285,003	5,029,869	4,782,312	3,799,707	2,791,251
Allowance for credit losses (“ACL”) – investments	8,878	—	7,245	—	—	—	—
Allowance for credit losses – loans	23,180	23,000	24,200	20,800	19,000	18,400	15,400
Total assets	7,051,832	6,513,708	6,957,160	6,314,436	5,840,412	4,541,185	3,975,403
Noninterest-bearing deposits	2,182,714	1,315,114	1,655,847	1,192,481	1,074,661	1,097,196	661,781
Interest-bearing deposits	4,063,107	3,715,713	4,257,586	3,698,663	3,458,307	2,346,331	1,765,014
Borrowings(6)	12,000	794,000	269,000	743,000	708,000	678,000	1,250,000
Shareholders’ equity(4)	714,430	623,083	695,711	613,868	559,184	394,951	284,264
Selected Performance and Capital Ratios:
Return on average assets	1.25	0.83	1.26%	0.91%	0.81%	0.70%	0.80%
Return on average equity	12.7	8.5	13.0%	9.6%	9.1%	8.5%	8.4%
Return on average tangible equity(3)	14.9	10.3	15.5%	11.9%	10.6%	8.6%	8.5%
Net interest margin	3.16	2.92	3.03%	2.87%	2.99%	2.93%	3.13%
Efficiency ratio(7)	51.5	58.2	49.3%	60.8%	64.4%	63.3%	65.3%
Noninterest income as a % of total revenues	18.0	19.2	21.7%	19.7%	18.7%	25.4%	27.9%

(In thousands, except share and per share data)	For The Three Months Ended March 31,		For the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Tangible common equity to tangible assets(3)	8.91	8.20	8.75%	8.31%	8.01%	8.02%	7.10%
Tier 1 leverage ratio	8.57	8.36	8.93%	8.25%	8.39%	8.44%	8.76%
Tier 1 risk-based capital ratio	11.13	10.47	11.55%	10.65%	10.67%	11.99%	12.80%
Total risk-based capital ratio	11.71	10.99	12.17%	11.15%	11.16%	12.61%	13.52%
Other Information:
Assets under management (end of period)	$5,027,989	$3,897,914	$4,926,791	$4,438,252	$3,934,700	$4,296,077	$3,586,672
NPAs to total assets	0.24	0.14	0.30%	0.20%	0.21%	0.31%	0.25%
Charge-offs to average loans	(0.01)	0.01	0.02%	0.02%	0.08%	—%	—%
Ratio of ACL to loans(8)	0.45	0.48	0.50%	0.46%	0.51%	0.54%	0.60%
Number of banking offices(9)	21	20	20	20	20	14	11

(1)
The 2020, 2019, 2018, 2017 and 2016 amounts include $15.1 million, $4.2 million, $0.4 million, $7.0 million and $7.8 million in gains on sales of loans, respectively.

(2)
Share and per share data has been adjusted to reflect the two-for-one split of First Foundation common stock effective January 18, 2017.

(3)
Tangible common equity (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $94.9 million of intangible assets as of March 31, 2021, $96.7 million of intangible assets as of March 31, 2020, $95.3 million of intangible assets as of December 31, 2020, $97.2 million of intangible assets as of December 31, 2019, $99.5 million of intangible assets as of December 31, 2018, $33.6 million of intangible assets as of December 31, 2017, and $2.2 million of intangible assets as of December 31, 2016. Average tangible equity is equal to average common equity less $95.1 million, $96.9 million, $96.2 million, $98.3 million, $69.2 million, $4.5 million and $2.3 million of average goodwill and intangible assets for the three months ended March 31, 2021, March 31, 2020, and for the years ended December 31, 2020, 2019, 2018, 2017 and 2016, respectively. First Foundation believes that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios. Accordingly, First Foundation believes that tangible common equity to tangible assets, tangible book value per share and return on average tangible equity provide information that is important to investors and that is useful in understanding its capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. Because other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

(4)
As a result of its acquisition of Premier Business Bancorp in 2018, First Foundation issued 5,234,593 shares of common stock valued at $19.39 per share. As a result of its acquisition of Community 1st Bancorp in 2017, First Foundation issued 2,955,623 shares of common stock valued at $17.55 per share. As a part of its at-the-market offering, in 2018 and 2017, First Foundation issued 625,730 and 1,382,506 shares of its common stock, respectively, at weighted average prices of $18.46 and $16.83 per share, respectively. As a result of the exercise of stock options: in the first three months of 2021, First Foundation issued 47,000 shares of common stock at an average exercise price of $7.53 per share, in the first three months of 2020, First Foundation issued 86,000 shares of common stock at an average exercise price of $7.50 per share, in 2020, First Foundation issued 117,500 shares of common stock at an average exercise price of $7.79 per share; in 2019, First Foundation issued 44,000 shares of common stock at an average exercise price of $7.60 per share; in 2018, First Foundation issued 308,334 shares of common stock at an average exercise price of $7.64 per share; in 2017, First Foundation issued 1,072,000 shares of our common stock at an average exercise price of $5.18 per share; and in 2016, First Foundation issued 690,592 shares of common stock at an average exercise price of $6.17 per share. First Foundation issued 108,085, 83,057, 103,741, 132,536, 154,884, 78,005, and 67,988 shares of common stock upon the vesting of restricted stock units in the first three months of 2021 and 2020, and in 2020, 2019, 2018, 2017, and 2016, respectively.

(5)
Includes loans classified as loans held for sale.

(6)
Borrowings consist primarily of overnight and short-term advances obtained by First Foundation Bank from the Federal Home Loan Bank. This line also includes outstanding debt of First Foundation.

(7)
The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income. The efficiency ratio excludes (i) $0.4 million and $0.5 million of intangible asset amortization expense in the first quarter of 2021 and 2020, respectively; (ii) $1.9 million of intangible asset amortization expense in 2020; (iii) $1.2 million of FDIC insurance expense refunds and $2.3 million of intangible asset amortization expense in 2019; (iv) $3.8 million of costs related to an acquisition in 2018; and (v) $2.6 million of costs related to an acquisition in 2017.

(8)
This ratio excludes loans acquired in First Foundation acquisitions as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

(9)
Does not include First Foundation’s corporate and administrative office or loan production offices, At December 31, 2020, First Foundation had three loan production offices.

Selected Historical Financial Information of TGR Financial
The following table summarizes consolidated financial results of TGR Financial for the periods and at the dates indicated and should be read in conjunction with “TGR Financial’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 120 and with TGR Financial’s consolidated financial statements and the notes to the consolidated financial statements contained in this joint proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period. With the exception of the certain items included in the selected performance and capital ratios and other information, the following selected consolidated financial information as of and for the years ended December 31, 2020 and 2019 have been derived from TGR Financial’s audited consolidated financial statements appearing elsewhere in this joint proxy statement/prospectus, and the selected consolidated financial information as of and for the years ended December 31, 2018, 2017 and 2016 have been derived from TGR Financials’ audited consolidated financial statements not appearing in this joint proxy statement/prospectus.
(In thousands, except share and per share data)	Unaudited For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(Dollars in thousands, except share and per share amounts)
Selected Income Statement Data:
Net interest income	$13,500	$12,576	$52,710	$48,909	$43,985	$38,826	$34,088
Provision for loan losses	—	1,550	8,809	200	125	—	971
Non-interest income	1,131	951	3,906	3,995	3,780	3,730	2,884
Non-interest expense	8,111	8,215	29,347	30,781	28,886	29,092	27,082
Income before taxes	6,520	3,762	18,460	21,923	18,754	13,464	8,919
Net income	5,067	4,581	16,420	17,115	15,029	8,124	5,703
Share and Per Share Data:
Net income per share:
Basic	$0.29	$0.26	$0.93	$0.99	$0.87	$0.47	$0.33
Diluted	0.27	0.24	0.86	0.89	0.78	0.43	0.30
Shares used in computation:
Basic	17,667,337	17,453,847	17,614,000	17,306,598	17,297,577	17,242,614	17,227,549
Diluted	19,102,480	19,182,462	19,007,169	19,192,584	19,381,589	19,007,260	18,778,703
Tangible book value per share	$8.74	$7.87	$8.51	$7.84	$6.76	$6.03	$5.52
Shares outstanding at period end	18,705,792	18,704,980	18,704,980	18,347,001	18,337,153	18,300,953	18,266,076
Selected Balance Sheet Data:
Cash and cash equivalents	$756,939	$217,956	$501,892	$146,140	$92,781	$137,542	$35,260
Loans, net of deferred fees/costs	1,180,615	1,121,566	1,201,480	1,133,600	1,090,077	968,310	910,125
Allowance for loan losses	18,086	10,900	18,092	9,751	9,585	9,355	9,174
Total assets	2,273,916	1,649,565	2,001,001	1,579,911	1,460,905	1,364,261	1,199,085
Non-interest bearing deposits	447,922	262,705	365,016	244,576	227,437	206,142	183,245
Interest bearing deposits	1,490,730	1,080,985	1,317,615	1,043,191	969,235	923,624	737,579

(In thousands, except share and per share data)	Unaudited For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(Dollars in thousands, except share and per share amounts)
Subordinated notes, net of issuance costs	23,694	—	23,670	—	—	—	—
Borrowings	136,723	148,129	126,740	138,285	131,650	114,666	168,986
Total shareholders’ equity	168,751	152,503	164,560	149,217	129,374	115,964	106,399
Selected Performance and Capital Ratios:
Annualized return on average assets	0.97%	1.13%	0.92%	1.15%	1.10%	0.64%	0.47%
Annualized return on average equity	12.32%	12.16%	10.52%	12.28%	12.40%	7.26%	5.41%
Annualized return on average tangible equity	12.73%	12.61%	10.90%	12.77%	12.99%	7.64%	5.72%
Net interest margin	2.72%	3.29%	3.14%	3.49%	3.40%	3.26%	2.97%
Efficiency ratio	55.44%	60.73%	51.85%	58.40%	60.47%	68.36%	73.25%
Non-interest income as a % of total revenues	7.73%	7.03%	6.90%	7.55%	7.91%	8.76%	7.80%
Tangible common equity to tangible assets	7.63%	8.98%	8.46%	9.06%	8.47%	8.43%	8.29%
Tier I leverage ratio	7.70%	8.96%	8.34%	9.49%	9.19%	8.61%	8.34%
Tier I risk-based capital ratio	12.59%	11.54%	12.23%	11.53%	10.71%	10.97%	10.87%
Total risk-based capital ratio	15.68%	12.41%	15.31%	12.31%	11.52%	11.88%	11.86%
Other Information:
NPAs to total assets	0.00%	0.01%	0.00%	0.01%	0.03%	0.07%	0.14%
Charge-offs (recoveries) to average loans	0.00%	0.14%	0.04%	0.00%	-0.01%	-0.02%	0.06%
ALLL to loans	1.53%	0.97%	1.51%	0.86%	0.88%	0.97%	1.01%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information and explanatory notes illustrate the effect of the merger on First Foundation’s consolidated financial position and results of operations and its subsidiaries and of TGR Financial and its subsidiaries based upon the companies’ respective historical consolidated financial positions and results of operations under the acquisition method of accounting with First Foundation treated as the acquirer. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of First Foundation and TGR Financial, which are incorporated by reference or provided elsewhere in this joint proxy statement/prospectus.
In accordance with generally accepted accounting principles in the United States of America, or GAAP, the assets and liabilities of TGR Financial will be recorded by First Foundation at their estimated fair values as of the acquisition date. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the merger, as if the transaction had occurred on March 31, 2021. The unaudited pro forma condensed combined income statement for the three months ended March 31, 2021 and the year ended December 31, 2020 assumes the merger took place on January 1, 2020.
The unaudited pro forma condensed combined financial information includes First Foundation’s estimated adjustments to record assets and liabilities of TGR Financial at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final amount and allocation of the purchase price will be determined after the merger is completed and after completion of further analyses to determine the fair value of TGR Financial’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact First Foundation’s statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to the trading price of First Foundation common stock or TGR Financial’s shareholders’ equity, including results of operations from December 31, 2020 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.
First Foundation anticipates that the merger with TGR Financial will provide the combined company with financial benefits that include reduced combined operating expenses. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period shown.
The pro forma shareholders’ equity and net income should not be considered indicative of the market value of First Foundation common stock or the actual or future results of operations of First Foundation for any period. Actual results may be materially different than the pro forma information presented.
The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. As stated above, the adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised.

First Foundation Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2021
(in thousands)
	First Foundation Inc.	TGR Financial, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$468,026	$756,939	$(24,187)	(a)	$1,200,778
Securities available-for-sale	758,097	250,923	1,833	(b)	1,010,853
Allowance for credit losses – investments	(8,878)	—	—		(8,878)
Net securities	749,219	250,923	1,833		1,001,975
Loans held for sale	513,054	—	—		513,054
Loans held for investment	5,117,206	1,180,615	(4,431)	(c)	6,293,390
Allowance for credit losses – loans	(23,180)	(18,086)	1,986	(d)	(39,280)
Net loans	5,094,026	1,162,529	(2,445)		6,254,110
Investment in FHLB stock	17,250	4,458	—		21,708
Deferred taxes	6,941	2,662	2,635	(e)	12,238
Premises and equipment, net	7,817	34,631	619	(f)	43,067
Bank owned life insurance	—	45,278	—		45,278
Goodwill and intangibles	94,864	5,303	91,384	(g)	191,551
Other assets	100,635	11,193	—		111,828
Total Assets	$7,051,832	$2,273,916	$69,839		$9,395,587
Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$6,245,821	1,938,652	764	(h)	8,185,237
Borrowings	12,000	160,417	2,157	(i)	174,574
Accounts payable and other liabilities	79,581	6,096	(3,045)	(j)	82,632
Total Liabilities	6,337,402	2,105,165	(125)		8,442,442
Shareholders’ Equity
Common stock	45	17,668	(17,657)	(k)	56
Preferred stock	—	1,038	(1,038)	(l)	—
Additional paid-in-capital	434,346	88,924	163,163	(m)	686,433
Retained earnings	265,970	60,554	(73,937)	(n)	252,587
Accumulated other comprehensive income (loss)	14,069	567	(567)	(o)	14,069
Total Shareholders’ Equity	714,430	168,751	69,964		953,145
Total Liabilities and Shareholders’ Equity	$7,051,832	$2,273,916	$69,839		$9,395,587
The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

First Foundation Inc.
Unaudited Pro Forma Condensed Combined Income Statement
For the Three Months Ended March 31, 2021
(in thousands)
	First Foundation Inc.	TGR Financial, Inc.	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans	$53,531	$13,226	$369	(a)	$67,126
Securities	5,206	1,320	—		6,526
FHLB stock, fed funds sold and interest-bearing deposits	401	—	—		401
Interest bearing balances due from banks and others	—	625	—		625
Total interest income	59,138	15,171	369		74,678
Interest expense:
Deposits	4,623	1,177	—		5,800
Borrowings	286	494	(66)	(b)	714
Total interest expense	4,909	1,671	(66)		6,514
Net interest income	54,229	13,500	435		68,164
Provision for credit losses	360	—	—		360
Net income after provision for credit losses	53,869	13,500	435		67,804
Noninterest income:
Asset management, consulting and other fees	8,349	602	—		8,951
Bank owned life insurance	—	254	—		254
Other income	3,559	275	—		3,834
Total noninterest income	11,908	1,131	—		13,039
Noninterest expense:
Compensation and benefits	21,526	5,145	—		26,671
Occupancy, depreciation, and amortization	6,160	978	(22)	(c)	7,116
Professional services and marketing costs	2,122	434	—		2,556
Customer service costs	1,770	640	—		2,410
Other expenses	2,933	914	—		3,847
Total noninterest expense	34,511	8,111	(22)		42,600
Income before taxes on income	31,266	6,520	456		38,242
Taxes on income	8,911	1,453	128	(d)	10,492
Net income	$22,355	$5,067	$329		$27,751
Pro forma net income per share:
Basic	$0.50		$(0.00)	(e)	$0.50
Diluted	$0.50		$(0.01)	(e)	$0.49
Shares used in computation:
Basic	44,707,718		11,350,675	(f)	56,058,393
Diluted	45,012,205		11,350,675	(f)	56,362,880
The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

First Foundation Inc.
Unaudited Pro Forma Condensed Combined Income Statement
For the Twelve Months Ended December 31, 2020
(in thousands)
	First Foundation Inc.	TGR Financial, Inc.	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans	$216,798	$54,753	$1,908	(a)	$273,459
Securities	25,688	5,497	—		31,185
FHLB stock, fed funds sold and interest-bearing deposits	1,405	—	—		1,405
Interest bearing balances due from banks and others	—	1,619	—		1,619
Total interest income	243,891	61,869	1,908		307,668
Interest expense:
Deposits	39,432	7,705	(764)	(b)	46,373
Borrowings	7,815	1,454	(208)	(c)	9,061
Total interest expense	47,247	9,159	(972)		55,434
Net interest income	196,644	52,710	2,880		252,234
Provision for credit losses	6,746	8,809	11,300	(d)	26,855
Net income after provision for credit losses	189,898	43,901	(8,420)		225,379
Noninterest income:
Asset management, consulting and other fees	29,465	2,208	—		31,673
Gain on sale of loans	15,140	—	—		15,140
Loss on sale of other real estate owned	—	(30)	—		(30)
Bank owned life insurance	—	801	—		801
Other income	10,042	927	23	(e)	10,992
Total noninterest income	54,647	3,906	23		58,576
Noninterest expense:
Compensation and benefits	73,868	17,846	—		91,714
Occupancy, depreciation, and amortization	23,892	3,805	(136)	(f)	27,561
Professional services and marketing costs	8,045	1,409	—		9,454
Customer service costs	7,445	2,242	—		9,687
Other expenses	12,528	4,045	16,771	(g)	33,344
Total noninterest expense	125,778	29,347	16,635		171,760
Income before taxes on income	118,767	18,460	(25,033)		112,194
Taxes on income	34,398	2,040	(7,009)	(h)	29,429
Net income	$84,369	$16,420	$(18,023)		$82,766
Pro forma net income per share:
Basic	$1.89		$(0.41)	(i)	$1.48
Diluted	$1.88		$(0.41)	(i)	$1.47
Shares used in computation:
Basic	44,639,430		11,350,675	(j)	55,990,105
Diluted	44,900,805		11,350,675	(j)	56,251,480
The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(1)
Basis of Presentation

The unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical balance sheet and statements of income of First Foundation resulting from the pending TGR Financial merger under the acquisition method of accounting as required by the Financial Accounting Standards Board (“FASB”) accounting guidance on business combinations. Acquisition accounting requires that the assets purchased, the liabilities assumed and non-controlling interest all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill at the close of business on the transaction date. The unaudited pro forma condensed combined balance sheet combines the historical financial information of First Foundation and TGR Financial as of March 31, 2021, and assumes that the merger was completed on that date. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2021 and for the year ended December 31, 2020 give effect to the pending First Foundation and TGR Financial merger as if the transaction had been completed on January 1, 2020.
Since the transaction is being recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for loan losses is carried over to First Foundation’s balance sheet.
(2)
Accounting Policies and Financial Statement Classifications

The accounting policies of TGR Financial are in the process of being reviewed in detail by First Foundation. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.
(3)
Merger and Acquisition Integration Costs

In connection with the TGR Financial merger, the plan to integrate the operations of TGR Financial is still being developed. The specific details of the plan to integrate the operations of First Foundation and TGR Financial will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where First Foundation may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment, and re-assessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. First Foundation also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the cost will be recorded based on the nature of the cost and the timing of these integration actions.
(4)
Estimated Annual Cost Savings or Revenue Opportunities

While First Foundation expects to realize cost savings from the pending TGR Financial merger, the pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. Further, there can be no assurance the cost savings will be achieved in the amount, manner or timing currently contemplated.
(5)
Pro Forma Adjustments to Condensed Combined Balance Sheet at March 31, 2021

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet at March 31, 2021. All adjustments are based on current assumptions and valuations, which are subject to change.

Pro Forma Adjustments to Combined Condensed Balance Sheet at March 31, 2021.
March 31, 2021
(dollars in thousands)
(a) Cash and cash equivalents adjustments
Cash consideration for purchase of TGR Financial, Inc.	$(7,416)
Transaction costs associated with the purchase of TGR Financial, Inc.	(16,771)
Adjustment to cash and cash equivalents	$(24,187)
(b) Eliminate First Foundation Inc.’s investment in TGR Financial, Inc. securities	$(434)
Adjust available-for-sale securities to fair value	$2,267
Securities available-for-sale – adjustment	$1,833
(c) Adjust the TGR Financial, Inc. loan portfolio to fair value	$(4,431)
(d) Allowance for credit losses – loans
Eliminate TGR Financial, Inc. Allowance for loan losses	$18,086
Adjust TGR Financial, Inc. credit loss reserve to fair value	(16,100)
Allowance for credit losses – loans adjustment	$1,986
(e) Deferred income tax asset on purchase accounting adjustments	$2,635
(f) Adjust the TGR Financial, Inc. premises and equipment to fair value	$619
(g) Goodwill created from the transaction:
Assets acquired	$2,273,916
Less: liabilities assumed	(2,105,165)
Purchase accounting adjustments:
Adjust the loan portfolio to fair value	(9,231)
Eliminate allowance for loan losses	18,086
Adjust available-for-sale securities to fair value	2,267
Core deposit intangible	3,082
Adjust time deposits to fair value	(764)
Adjust subordinated debt to fair value	(1,686)
Eliminate subordinated debt deferred issuance costs	(471)
Adjust the premises and equipment to fair value	619
Seller transaction costs associated with the purchase of TGR Financial, Inc.	(11,643)
Eliminate legacy TGR Financial goodwill	(5,303)
Eliminate First Foundation’s investment in TGR Financial	(434)
Total pre-tax adjustments	(5,477)
Deferred income taxes	2,635
Total after-tax adjustments	(2,842)
Net assets acquired	165,909
Purchase price	259,515
Less: net assets acquired	(165,909)
Goodwill created from the transaction	93,606
Add: core deposit intangible adjustment	3,082
Less: adjustment to equity related to elimination of legacy TGR Financial goodwill	(5,303)
Goodwill and intangibles adjustment	$91,384
(h) Adjust TGR Financial, Inc. time deposits to fair value	$764

March 31, 2021
(dollars in thousands)
(i) Borrowings
Adjust TGR Financial, Inc. subordinated debt to fair value	$1,686
Eliminate TGR Financial, Inc. deferred issuance costs	471
Borrowings adjustment	$2,157
(j) Income tax payable on the transaction costs associated with the purchase of TGR Financial, Inc.	$(3,045)
(k) Common stock
Eliminate TGR Financial, Inc. common stock	$(17,668)
11,350,675 shares of First Foundation Inc. common stock issued to TGR Financial, Inc. common shareholders and holders of preferred stock at a par value of $0.001 per share	11
Common stock adjustment	$(17,657)
(l) Eliminate TGR Financial, Inc. preferred stock	$(1,038)
(m) Additional paid-in-capital
Eliminate TGR Financial, Inc. additional paid-in-capital	$(83,621)
11,350,675 shares of First Foundation Inc. common stock issued to TGR Financial, Inc. common shareholders and holders of preferred stock (Stock price = 22.21 on July 13, 2021)	252,087
Eliminate legacy goodwill	(5,303)
Additional paid-in-capital adjustment	$163,163
(n) Retained earnings
Eliminate TGR Financial, Inc. retained earnings	$(48,911)
Transaction costs associated with the purchase of TGR Financial, Inc.	(13,726)
Recognition of credit loss reserve – non-PCD loans	(11,300)
Retained earnings adjustment	$(73,937)
(o) Eliminate TGR Financial, Inc. accumulated other comprehensive income (loss)	$(567)

(6)
Pro Forma Adjustments to Condensed Combined Statement of Income for the Three Months Ended March 31, 2021

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2021. All adjustments are based on current assumptions and valuations, which are subject to change.
Pro Forma Adjustments to Combined Condensed Income Statement for the Three Months Ended March 31, 2021.
For the Three Months Ended March 31, 2021
(dollars in thousands)
(a) Loan fair value mark accretion	$369
(b) Subordinated debt fair value mark amortization	$(66)
(c) Occupancy, depreciation, and amortization adjustments:
Eliminate premises and equipment depreciation	$(176)
Core deposit intangible asset amortization	154
Occupancy, depreciation, and amortization adjustment	$(22)

For the Three Months Ended March 31, 2021
(dollars in thousands)
(d) Income tax expense on pre-tax adjustments	$128
(e) Earnings per share adjustments:
First Foundation Inc. net income	$22,355
TGR Financial, Inc. net income	5,067
Adjustments to net income	329
Pro forma combined net income	$27,751
Pro forma combined basic earnings per share	$0.50
Less First Foundation Inc. basic earnings per share	0.50
Adjustment to basic earnings per share	$(0.00)
Pro forma combined diluted earnings per share	$0.49
Less First Foundation Inc. diluted earnings per share	0.50
Adjustment to diluted earnings per share	$(0.01)
(f) Weighted average common shares outstanding for basic earnings per common share	44,707,718
First Foundation Inc. common stock issued to TGR Financial, Inc. shareholders	11,350,675
Shares used in computing basic earnings per common share	56,058,393
Weighted average common shares outstanding for diluted earnings per common share	45,012,205
First Foundation Inc. common stock issued to TGR Financial, Inc. shareholders	11,350,675
Shares used in computing diluted earnings per common share	56,362,880

(7)
Pro Forma Adjustments to Condensed Combined Statement of Income for the Year Ended December 31, 2020

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2020. All adjustments are based on current assumptions and valuations, which are subject to change.
Pro Forma Adjustments to Combined Condensed Income Statement for the Twelve Months Ended December 31, 2020.
For the Twelve Months Ended December 31, 2020
(dollars in thousands)
(a) Interest income – loans adjustments
Non-PCD loans fair value mark accretion	$1,477
PCD loans fair value interest mark accretion	431
Interest income – loans adjustment	$1,908
(b) Time deposits fair value mark accretion	$(764)
(c) Subordinated debt fair value mark amortization	$(208)
(d) Allowance for credit losses – non-PCD loans	$11,300
(e) Gain on the elimination of First Foundation Inc.’s investment in TGR Financial, Inc. securities	$23
(f) Occupancy, depreciation, and amortization adjustments:

For the Twelve Months Ended December 31, 2020
(dollars in thousands)
Eliminate premises and equipment depreciation	$560
Core deposit intangible asset amortization	(697)
Occupancy, depreciation, and amortization adjustment	$(136)
(g) Transaction costs associated with the purchase of TGR Financial, Inc.	$16,771
(h) Income tax expense (benefit) on pre-tax adjustments	$(7,009)
(i) Earnings per share adjustments:
First Foundation Inc. net income	$84,369
TGR Financial, Inc. net income	16,420
Adjustments to net income	(18,023)
Pro forma combined net income	$82,766
Pro forma combined basic earnings per share	$1.48
Less First Foundation Inc. basic earnings per share	1.89
Adjustment to basic earnings per share	$(0.41)
Pro forma combined diluted earnings per share	$1.47
Less First Foundation Inc. diluted earnings per share	1.88
Adjustment to diluted earnings per share	$(0.41)
(j) Weighted average common shares outstanding for basic earnings per common share	44,639,430
First Foundation Inc. common stock issued to TGR Financial, Inc. shareholders	11,350,675
Shares used in computing basic earnings per common share	55,990,105
Weighted average common shares outstanding for diluted earnings per common share	44,900,805
First Foundation Inc. common stock issued to TGR Financial, Inc. shareholders	11,350,675
Shares used in computing diluted earnings per common share	56,251,480

UNAUDITED COMPARATIVE PER SHARE DATA
The following table presents basic and diluted per common share data, cash dividends and book value for First Foundation and TGR Financial on a historical basis, pro forma combined consolidated basis, and the combined entity on a pro forma equivalent basis. The pro forma basic and diluted earnings per share information was computed as if the merger had been completed on January 1, 2020. The pro forma book value per share information was computed as if the merger had been completed on December 31, 2020.
The information presented below should be read together with the historical consolidated financial statements of First Foundation and TGR Financial, including the related notes, incorporated by reference into or appearing elsewhere in this joint proxy statement/prospectus. See “References to Additional Information,” “Where You Can Find More Information” on page 162, and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 25. The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.
Comparative Per Share Information
	For the Three Months Ended March 31, 2021		For the Twelve Months Ended December 31, 2020
	First Foundation	TGR Financial	First Foundation	TGR Financial
Income per common share:
Basic:
Historical	$0.50	$0.29	$1.89	$0.93
Pro Forma Combined / TGR Financial Pro Forma Equivalent(1)(2)	$0.50	$0.30	$1.48	$0.90
Diluted:
Historical	$0.50	$0.27	$1.88	$0.86
Pro Forma Combined / TGR Financial Pro Forma Equivalent(2)(3)	$0.49	$0.30	$1.47	$0.89
Book Value Per Share:
Historical	$15.95	$9.49	$15.58	$9.26
Pro Forma Combined / TGR Financial Pro Forma Equivalent(2)(4)	$16.98	$10.30	N/A	N/A
Dividend Per Share
Historical	$0.09	N/A	$0.28	N/A
Pro Forma Combined / TGR Financial Pro Forma Equivalent(2)	$0.09	$0.05	$0.28	$0.17

(1)
The First Foundation pro forma combined values were calculated by dividing pro forma combined net income by pro forma equivalent weighted average basic shares.

(2)
The TGR Financial pro forma equivalent per share amounts are calculated by multiplying the First Foundation pro forma combined per common share amounts by the merger per share exchange ratio of 0.6068.

(3)
The First Foundation pro forma combined values were calculated by dividing pro forma combined net income by pro forma combined equivalent weighted average diluted shares.

(4)
The First Foundation pro forma combined values were calculated by dividing total pro forma combined shareholders’ equity by pro forma combined common shares outstanding as of the period end.

COMPARATIVE MARKET PRICES
First Foundation common stock is listed on the NASDAQ Global Market under the symbol “FFWM,” and TGR Financial common stock is quoted on the OTC Markets Group’s OTCQX tier under the symbol “TGRF.” The following table sets forth the high and low reported intra-day sales prices per share of First Foundation common stock and TGR Financial common stock for the periods indicated.
	FFI Common Sock		TGR Common Stock
	High	Low	High	Low
2019
First Quarter	$15.71	$12.69	$12.19	$10.61
Second Quarter	$14.90	$12.91	$11.98	$11.12
Third Quarter	$15.46	$13.395	$11.43	$10.26
Fourth Quarter	$17.64	$14.39	$13.00	$10.45
2020
First Quarter	$17.42	$8.01	$14.65	$8.05
Second Quarter	$17.61	$9.275	$10.00	$7.90
Third Quarter	$17.20	$12.29	$9.48	$8.12
Fourth Quarter	$20.56	$12.97	$10.10	$8.23
2021
First Quarter	$25.59	$19.55	$13.99	$9.70
Second Quarter	$25.81	$20.30	$14.80	$12.72
Third Quarter (through July 29, 2021)	$23.50	$21.37	$13.75	$12.65
On June 2, 2021, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of First Foundation common stock as reported on the NASDAQ Global Market was $25.12. On July 29, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of First Foundation common stock as reported on the NASDAQ Global Market was $23.50.
On June 2, 2021, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of TGR Financial common stock as reported on the OTCQX was $14.00. On July 29, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of TGR Financial common stock as reported on the OTCQX was $13.56.
As of July 29, 2021, the last date prior to the date of this joint proxy statement/prospectus for which it was practicable to obtain this information for First Foundation and TGR Financial, respectively, there were approximately 514 registered holders of First Foundation common stock, and approximately 651 registered holders of TGR Financial common stock and two holders of TGR Financial preferred stock.
First Foundation shareholders and TGR Financial shareholders are advised to obtain current market quotations for First Foundation common stock and TGR Financial common stock. The market price of First Foundation common stock and TGR Financial common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of TGR Financial common stock before the effective time or First Foundation common stock before or after the effective time.
Changes in the market price of First Foundation common stock prior to the completion of the merger will affect the market value of the merger consideration that TGR Financial shareholders receive upon completion of the merger.

RECENT DEVELOPMENTS
On July 27, 2021, First Foundation issued a press release announcing its unaudited financial results for the three and six months ended June 30, 2021. The press release was included as an exhibit to the Current Report on Form 8-K furnished by First Foundation on July 27, 2021. First Foundation reported net income of $26.1 million, or $0.58 per diluted share, for the three months ended June 30, 2021, and $48.4 million, or $1.07 per diluted share, for the six months ended June 30, 2021. Net interest income was $57.9 million and $112.1 million for the three and six months ended June 30, 2021, respectively, and the net interest margin was 3.20% and 3.18% for the three and six months ended June 30, 2021, respectively. Total noninterest income was $14.0 million and $25.9 million for the three and six months ended June 30, 2021, respectively. Total noninterest expense was $35.6 million and $70.1 million for the three and six months ended June 30, 2021, respectively. First Foundation recorded a provision for credit losses of $0.1 million and $0.4 million for the three and six months ended June 30, 2021, respectively. At June 30, 2021, the allowance for credit losses for loans totaled $22.3 million and total nonperforming assets were $16.2 million. First Foundation’s nonperforming assets to total assets ratio was 0.20% at June 30, 2021. At June 30, 2021, First Foundation reported total loans of $6.0 billion, total assets of $7.9 billion, total deposits of $7.1 billion, total liabilities of $7.2 billion and shareholders’ equity of $734.0 million.

RISK FACTORS
In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 43, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, First Foundation and TGR Financial before deciding whether (i) if you are a First Foundation stockholder, to vote for approval of the First Foundation merger proposal and the First Foundation adjournment proposal, or (ii) if you are a TGR Financial shareholder, to vote for approval of the TGR Financial merger proposal and the TGR Financial adjournment proposal. You should also read and consider the risk factors relating to the business of First Foundation and ownership of First Foundation common stock described in Part I, Item 1A of First Foundation’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended, that has been filed with the SEC, as well as any subsequent documents filed by First Foundation with the SEC, which are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 162.
Because the market price of First Foundation common stock will fluctuate and the exchange ratio will not be adjusted for such changes, shareholders cannot be certain of the market value of the First Foundation common stock that will be issued to TGR shareholders in the merger.
Upon completion of the merger, each share of TGR Financial common stock will be converted into the right to receive 0.6068 shares of First Foundation common stock, which we refer to as the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock, and each share of TGR Financial preferred stock will be converted into the right to receive that number of shares of First Foundation common stock equal to the product of (x) the number of shares of TGR Financial common stock into which such share of TGR preferred stock is convertible in connection with, and as a result of, the merger, and (y) the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock. The exchange ratio is fixed in the merger agreement, and will not be adjusted for changes in the market price of First Foundation common stock, TGR Financial common stock or TGR Financial preferred stock. Any change in the market price of First Foundation common stock prior to completion of the merger will affect the value of any shares of First Foundation common stock TGR Financial shareholders receive as consideration in the merger. The market price of First Foundation common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are outside our control.
In addition, the merger agreement provides that TGR Financial may terminate the merger agreement if (i) the First Foundation volume weighted average closing price for the 20 trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to as the First Foundation average closing price, is less than $19.74 per share, and (ii) the First Foundation average closing price underperforms the average closing price of a specified index of financial institution stocks during the 20 trading days ending on and including the fifth trading day prior to the closing of the merger by more than 20%. If TGR Financial elects to terminate the merger agreement in that instance, First Foundation may elect to reinstate the merger agreement by adjusting the exchange ratio to increase the stock consideration. If First Foundation makes such election to reinstate the merger agreement, then no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted). If First Foundation stockholders approve the First Foundation merger proposal by the requisite vote, such approval will include any First Foundation stockholder approval required to issue such additional shares. Accordingly, at the time of the TGR Financial special meeting and the First Foundation special meeting, shareholders will not know or be able to calculate the market price of First Foundation common stock that will be issued to TGR shareholders upon completion of the merger.
Some directors and executive officers of TGR Financial have interests in the merger that may differ from the interests of other shareholders.
In considering the recommendation of the TGR Financial board of directors to approve the merger, you should be aware that some directors and executive officers of TGR Financial may have economic interests in the merger other than their interests as shareholders. Pursuant to the terms of the merger agreement, First Foundation is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current TGR Financial director, who must be independent with respect to First Foundation for purposes of the listing requirements of Nasdaq, and mutually agreeable to First Foundation and TGR Financial, as a director of First Foundation and First Foundation Bank. First Foundation and TGR Financial have determined that Gary L. Tice, the Chairman of the Board of TGR Financial and First Florida Integrity, will be appointed to the First Foundation board, with such appointment to be effective as of the effective time of the merger. Mr. Tice will serve until the first annual meeting of the stockholders of First Foundation following the effective time of the merger. Subject to the fiduciary duties of the First Foundation board, First Foundation will include such individual on the list of nominees for director presented by the First Foundation board and for which the First Foundation board will solicit proxies at the first annual meeting of stockholders of First Foundation following the effective time of the merger.
Certain of the executive officers of TGR Financial have entered into change in control agreements that provide severance payments and additional benefits upon a change in control of TGR Financial. In addition, Garrett S. Richter, the President of TGR Financial and the President and Chief Executive Officer of First Florida Integrity, has entered into an employment agreement with First Foundation Bank, pursuant to which Mr. Richter will serve as Florida Market President of First Foundation effective as of the effective time of the merger. At the effective time, each outstanding TGR Financial option, whether vested or unvested, including those held by TGR Financial’s officers and directors, will be canceled and exchanged for the right to receive an amount of cash determined in accordance with the merger agreement. The merger agreement also provides for the continued indemnification of TGR Financial’s current and former directors and executive officers following the merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the merger. See “The Merger — Interests of TGR Financial’s Directors and Executive Officers in the Merger” beginning on page 93.
These arrangements may create potential conflicts of interest. These interests of TGR Financial’s directors and executive officers may cause some of these persons to view the proposed merger differently than how other TGR Financial shareholders view it. The TGR Financial and First Foundation boards of directors were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. TGR Financial shareholders should consider these interests in conjunction with the recommendation of the TGR Financial board of directors with respect to approval of the merger. See “The Merger — Interests of TGR Financial’s Directors and Executive Officers in the Merger” beginning on page 93.
First Foundation may fail to realize the anticipated benefits of the merger.
The success of the merger will depend on, among other things, First Foundation’s ability to combine and integrate the business of TGR Financial into First Foundation’s business. If First Foundation is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
First Foundation and TGR Financial have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of First Foundation or TGR Financial or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of TGR Financial could choose to discontinue their relationships with First Foundation post-merger because they prefer doing business with a different financial institution, which would adversely affect the future anticipated performance of First Foundation. These transition matters could have an adverse effect on First Foundation and TGR Financial during the pre-merger period and the combined company for an undetermined amount of time after the consummation of the merger.
First Foundation stockholders and TGR Financial shareholders will have a reduced ownership and voting interest in First Foundation after the merger and will exercise less influence over First Foundation’s management.
First Foundation stockholders currently have the right to vote in the election of the First Foundation board of directors and on other matters affecting First Foundation, TGR Financial shareholders currently have the right to vote in the election of the TGR Financial board of directors and on other matters affecting TGR Financial. Upon the completion of the merger, except for shareholders who own common shares in both First Foundation and TGR Financial, First Foundation stockholders and TGR Financial shareholders will be stockholders of First Foundation with a percentage ownership of First Foundation that is smaller than their current percentage ownership of First Foundation or TGR Financial, as applicable. It is currently expected that former shareholders of TGR Financial as a group will receive shares in the merger constituting approximately 20.2% of the outstanding shares of First Foundation common stock immediately after the merger. Because of this, both First Foundation stockholders and TGR Financial shareholders will have less influence on the management and policies of First Foundation than they now have on the management and policies of First Foundation or TGR Financial, as applicable.
The termination fee, as well as the restrictions on solicitation contained in the merger agreement, may discourage other companies from trying to acquire TGR Financial.
Until the completion of the merger, with certain limited exceptions, TGR Financial is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction with any person other than First Foundation. In addition, TGR Financial has agreed to pay a termination fee to First Foundation in specified circumstances. See “The Merger — Termination Fee” beginning on page 107. These provisions could discourage other companies from trying to acquire TGR Financial, even though such other companies may be willing to offer a greater merger consideration to TGR Financial shareholders than the merger consideration that First Foundation has offered in the merger.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on First Foundation following the merger. The regulatory approvals may not be received in a timely fashion, may contain conditions on the completion of the merger that are not anticipated or cannot be met, or may not be received at all. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.
Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact First Foundation and TGR Financial.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, by TGR shareholders, (ii) adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of First Foundation common stock in connection with the merger, by First Foundation stockholders, (iii) absence of any governmental order or law prohibiting completion of the merger, and (iv) effectiveness of the registration statement of which this document is a part.
The obligation of each party to consummate the merger is also conditioned upon (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the merger agreement, (iii) receipt by such party of a tax opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (iv) the absence of a material adverse effect with respect to the other party since the date of the merger agreement, and (v) the receipt of required regulatory approvals and such approvals not containing conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect on First Foundation after giving effect to the merger. The obligation of First Foundation to consummate the merger is also conditioned upon (i) the adjusted shareholders’ equity and allowance for loan losses of TGR Financial being in excess of specified levels, and (ii) holders of not more than five percent (5%) of the outstanding shares of TGR Financial common stock and TGR Financial preferred stock having notified TGR Financial that they intend to exercise their dissenters’ rights.

These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by December 31, 2021, either First Foundation or TGR Financial may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after the TGR shareholder approval or the First Foundation stockholder approval.
If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each company may be materially adversely affected.
In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the parties would have to recognize these expenses, including, in the case of TGR Financial under certain circumstances, a termination fee, without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on each party’s ongoing business during the pendency of the merger, could have a material adverse effect on each party’s business, financial condition and results of operations.
If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.
TGR Financial is subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on TGR Financial and consequently on First Foundation. These uncertainties may impair TGR Financial’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with TGR Financial to consider changing existing business relationships with TGR Financial. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, TGR Financial’s business prior to the merger and First Foundation’s business following the merger could be negatively impacted.
TGR Financial has a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on TGR Financial’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on TGR Financial’s business, financial condition and results of operations. In addition, the merger agreement restricts TGR Financial from taking specified actions relative to its business without the prior consent of First Foundation. These restrictions may prevent TGR Financial from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — TGR Financial’s Conduct Pending the Merger” beginning on page 100.
The opinion received by the First Foundation board from its financial advisor, D.A. Davidson, and the opinion received by the TGR Financial board from TGR Financial’s financial advisor, Truist Securities, do not reflect any changes since the date of such opinions, each of which was delivered prior to the signing of the merger agreement.
Neither the opinion delivered by D.A. Davidson to the First Foundation board nor the opinion delivered by Truist Securities to the TGR Financial board speaks as of any date other than the date of such opinion, which was June 2, 2021. Neither D.A. Davidson’s opinion nor Truist Securities’ opinion reflects changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of First Foundation or TGR Financial, changes in general market and economic conditions or regulatory or other factors. Changes in the operations and prospects of First Foundation or TGR Financial, general market and economic conditions and other factors that may be beyond the control of First Foundation and TGR Financial may alter the value of First Foundation or TGR Financial or the market price for shares of First Foundation common stock or TGR Financial common stock by the time the merger is completed. For a description of D.A. Davidson’s opinion, see “The Merger — Opinion of First Foundation’s Financial Advisor” beginning on page 65. For a description of Truist Securities’ opinion, see “The Merger — Opinion of TGR Financial’s Financial Advisor” beginning on page 82. For a description of the other factors considered by the First Foundation board in determining to approve the merger, see “The Merger — First Foundation’s Reasons for the Merger; Recommendation of the First Foundation Board of Directors” beginning on page 63. For a description of the other factors considered by the TGR Financial board in determining to approve the merger, see “The Merger  —  TGR Financial’s Reasons for the Merger; Recommendation of the TGR Financial Board of Directors” beginning on page 80.
If the merger does not constitute a reorganization under Section 368(a) of the Code, then TGR Financial shareholders may be responsible for the payment of additional U.S. federal income taxes related to the merger.
TGR Financial and First Foundation believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, if the IRS determines that the merger does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, then the exchange of TGR Financial common stock and TGR Financial preferred stock for First Foundation common stock pursuant to the merger would be a taxable transaction, regardless of the form of consideration received in exchange for such TGR Financial common stock and TGR Financial preferred stock. The merger would be treated for U.S. federal income tax purposes as a taxable sale by TGR Financial of all of its assets to First Foundation followed by a deemed liquidation of TGR Financial. TGR Financial would recognize gain or loss on the deemed taxable sale of all of its assets to First Foundation. In addition, each TGR Financial shareholder would recognize a gain or loss equal to the difference between (i) the sum of the fair market value of the stock consideration received by such shareholder in the merger and (ii) such shareholder’s adjusted tax basis in its shares of TGR Financial common stock or TGR Financial preferred stock surrendered pursuant to the merger.
The shares of First Foundation common stock to be received by TGR Financial shareholders as a result of the merger will have different rights than shares of TGR Financial common stock.
Upon completion of the merger, TGR Financial shareholders will become First Foundation stockholders and their rights as stockholders will be governed by First Foundation’s certificate of incorporation and bylaws, as well as the DGCL. The rights associated with TGR Financial common stock and TGR Financial preferred stock are different from the rights associated with First Foundation common stock. See “Comparison of Stockholder and Shareholder Rights” beginning on page 149.
First Foundation expects to incur substantial expenses related to the merger.
First Foundation expects to incur substantial expenses in connection with consummation of the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of TGR Financial into that of First Foundation. Although First Foundation and TGR Financial have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result of these expenses, both First Foundation and TGR Financial expect to take charges against their earnings before completion of the merger and First Foundation expects to take charges against its earnings after completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.
The unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments,

assumptions and preliminary estimates and may not be an indication of the combined company’s actual financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.
The market price of the common stock of the combined company after the merger may be affected by factors different from those currently affecting the shares of First Foundation common stock, TGR Financial common stock or TGR Financial preferred stock.
Upon the completion of the merger, First Foundation stockholders and TGR Financial shareholders will become stockholders of the combined company. First Foundation’s business differs from that of TGR Financial, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of TGR Financial and First Foundation. For a discussion of the businesses of First Foundation and TGR Financial and of some important factors to consider in connection with those businesses, please see the section entitled “Information About the Companies” beginning on page 115 and the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page 162.
Sales of substantial amounts of First Foundation common stock in the open market by former TGR Financial shareholders could depress First Foundation’s stock price.
Shares of First Foundation common stock that are issued to TGR Financial shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of First Foundation common stock received by persons who are or become affiliates of First Foundation for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Based on the number of shares of TGR Financial common stock and TGR Financial preferred stock outstanding as of the TGR Financial record date (which excludes any assumed conversion of TGR Financial options), First Foundation currently expects to issue approximately 11,351,870 shares of First Foundation common stock in connection with the merger. If the merger is completed and if former shareholders of TGR Financial sell substantial amounts of First Foundation common stock in the public market following completion of the merger, the market price of First Foundation common stock may decrease. These sales might also make it more difficult for First Foundation to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
Litigation may be filed against the board of directors of First Foundation or TGR Financial that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that First Foundation stockholders or TGR Financial shareholders may file putative class action lawsuits against the board of directors of First Foundation or TGR Financial. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to First Foundation and TGR Financial, including any costs associated with indemnification obligations of First Foundation or TGR Financial. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains certain forward-looking statements regarding the financial conditions, results of operations, earnings outlook and business prospects of First Foundation, First Foundation Bank, TGR Financial and First Florida Integrity, and the potential combined company, and may include statements for the periods following completion of the merger. Forward-looking statements are typically identified with the use of terms such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” “intend,” and the negative and other variations of these terms and similar words and expressions, although some forward-looking statements may be expressed differently. Statements about the expected benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions, and all other statements in this joint proxy statement/prospectus that are not historical facts, constitute forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and are subject to change based on factors which are, in many instances, beyond First Foundation’s or TGR Financial’s control. The ability of First Foundation or TGR Financial to predict results or the actual effect of future plans or strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results or future events may differ materially from those expressed in, or implied by, the forward-looking statements.
Among the factors that could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements are:
•
the possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all;

•
changes in First Foundation’s or TGR Financial’s stock price before closing, including as a result of its financial performance prior to closing or transaction-related uncertainty, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies;

•
the occurrence of any event, change or other circumstance that could give risk to the right of one or both of the parties to terminate the merger agreement;

•
the risk that the benefits from the proposed merger may not be fully realized or may take longer to realize than expected or be more costly to achieve, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which First Foundation and TGR Financial operate;

•
the ability to promptly and effectively integrate the businesses of First Foundation and TGR Financial;

•
reputational risks and the reaction of the companies’ customers, employees and counterparties to the proposed merger;

•
diversion of management time on merger-related issues;

•
lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings;

•
that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm First Foundation’s or TGR Financial’s business, financial position and results of operations, and could adversely affect the timing and anticipated benefits of the proposed merger; and

•
other risks that are described in First Foundation’s public filings with the SEC.

Because these forward-looking statements are subject to assumptions and uncertainties, First Foundation’s and TGR Financial’s actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of First Foundation and TGR Financial based on information known to them as of the date of this joint proxy statement/prospectus. First Foundation stockholders and TGR Financial shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus. First Foundation and TGR Financial undertake no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this joint proxy statement/prospectus, or to reflect the occurrence of unanticipated events, unless obligated to do so under federal securities laws. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to First Foundation or TGR Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
The foregoing list of important factors may not be all inclusive. For a further discussion of these factors and other risks and uncertainties applicable to First Foundation and TGR Financial, see “Risk Factors” in this joint proxy statement/prospectus. For a discussion of risk factors applicable to First Foundation, see First Foundation’s other filings with the SEC, including First Foundation’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended, and First Foundation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as well as any subsequent documents filed by First Foundation with the SEC, which are incorporated by reference into this joint proxy statement/prospectus.

SPECIAL MEETING OF FIRST FOUNDATION STOCKHOLDERS
This section contains information for First Foundation stockholders about the First Foundation special meeting to allow First Foundation stockholders to consider and vote on the First Foundation merger proposal and the First Foundation adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the First Foundation special meeting, and a form of proxy card that the First Foundation board is soliciting for use by First Foundation stockholders at the First Foundation special meeting and at any adjournment or postponement thereof.
Date, Time and Place
The First Foundation special meeting will be held at 200 Crescent Court, Suite 1700, Dallas, Texas 75201, in the Crescent Club Crescent Room, on Monday, September 13, 2021, at 10:00 a.m., local time. On or about August 9, 2021, First Foundation commenced mailing of this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the First Foundation special meeting.
We expect to hold the First Foundation special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the First Foundation special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only First Foundation stockholders will be admitted to the First Foundation special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the First Foundation special meeting in person. To do so, please make your request by mail to First Foundation at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, Attention: Chief Financial Officer, by email at kthompson@ff-inc.com, or by phone at (469) 638-9636. First Foundation must receive your request for pre-authorization on or before September 3, 2021.
Matters to Be Considered
At the First Foundation special meeting, First Foundation stockholders will be asked to consider and vote on the following matters:
1.
A proposal to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger, which is referred to as the First Foundation merger proposal.

2.
A proposal to adjourn or postpone the First Foundation special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the First Foundation merger proposal, which is referred to as the First Foundation adjournment proposal.

Recommendation of the First Foundation Board of Directors
On June 2, 2021, the First Foundation board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger. Based on First Foundation’s reasons for the merger described in “The Merger — First Foundation’s Reasons for the Merger; Recommendation of the First Foundation Board of Directors” beginning on page 63, the First Foundation board of directors believes that the merger is advisable and in the best interest of First Foundation and its stockholders.
Accordingly, the First Foundation board of directors unanimously recommends that First Foundation stockholders vote “FOR” the First Foundation merger proposal and “FOR” the First Foundation adjournment proposal.
Record Date; Quorum
The First Foundation board of directors has fixed the close of business on July 26, 2021 for determining the holders of First Foundation common stock entitled to receive notice of and to vote at the First Foundation special meeting and any adjournments or postponements thereof.

As of the First Foundation record date, there were 44,819,743 shares of First Foundation common stock outstanding and entitled to vote at the First Foundation special meeting, held by approximately 511 holders of record. Each share of First Foundation common stock entitles the holder to one vote at the First Foundation special meeting on each proposal to be considered at the First Foundation special meeting.
The First Foundation special meeting will conduct business only if a majority of the outstanding shares of First Foundation common stock is represented in person or by proxy at the First Foundation special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the First Foundation special meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Approval of the First Foundation merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Foundation common stock entitled to vote on the First Foundation merger proposal at the First Foundation special meeting. If you fail to submit a proxy or to vote in person at the First Foundation special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Foundation merger proposal, it will have the same effect as a vote “AGAINST” the First Foundation merger proposal.
Approval of the First Foundation adjournment proposal requires the affirmative vote of at least a majority of the shares of First Foundation common stock present in person or by proxy at the First Foundation special meeting, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the First Foundation special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Foundation adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Foundation adjournment proposal, it will have the same effect as a vote “AGAINST” the First Foundation adjournment proposal.
Shares of First Foundation Common Stock Subject to Voting Agreements
Each member of the First Foundation board of directors and certain officers of First Foundation, who own in the aggregate approximately 12.1% of the outstanding shares of First Foundation common stock as of the First Foundation record date, have entered into a voting agreement with TGR Financial pursuant to which such shareholders have agreed to vote all shares of First Foundation common stock that such stockholders own and have the power to vote in favor of the First Foundation merger proposal and any other matter that is required to be approved by the stockholders of First Foundation to facilitate the transactions contemplated by the merger agreement. The voting agreements signed by the First Foundation stockholders are substantially in the form attached to this joint proxy statement/prospectus as Appendix C. See “The Merger Agreement — Voting Agreements” beginning on page 109.
Voting on Proxies; Incomplete Proxies
Giving a proxy means that a stockholder authorizes the persons named in the proxy to vote such holder’s shares at the First Foundation special meeting in the manner such holder directs. A First Foundation stockholder may vote by proxy or may vote in person during the First Foundation special meeting.
The method of voting by proxy differs for shares held by stockholders of record and shares held in “street name.”
Stockholders of Record:
If your First Foundation shares are registered directly in your name, you are considered the stockholder of record with respect to these shares. If you hold your shares in your name as a stockholder of record, you may submit your proxy before the First Foundation special meeting in one of the following ways:

•
By telephone:   Use the telephone number shown on your proxy card. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•
Through the Internet:   Visit the website shown on your proxy card to vote via the Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

•
By mail:   Complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

You may also cast your vote in person during the First Foundation special meeting. Please see “— Attending the First Foundation Special Meeting” below for further information.
First Foundation requests that First Foundation stockholders vote by telephone, over the Internet or by completing, dating and signing the accompanying proxy and returning it to First Foundation as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the First Foundation shares represented by it will be voted at the First Foundation special meeting in accordance with the instructions contained on the proxy card. Applicable deadlines for voting by telephone or through the Internet are set forth in your proxy card.
If you hold your First Foundation shares in your name as a stockholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of First Foundation common stock represented by the proxy will be voted “FOR” the First Foundation merger proposal and “FOR” the First Foundation adjournment proposal.
Shares Held in “Street Name”
If your First Foundation shares are held in an account with a bank, broker or other nominee, which are referred to as shares held in “street name,” the bank, broker or other nominee is considered the stockholder of record with respect to these shares and you are the beneficial owner of these “street name” shares.
If your shares are held in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.
If your shares are held in “street name,” First Foundation recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee. If you do not give your bank, broker or other nominees instructions on how to vote your First Foundation shares, your bank, broker or other nominees will not be able to vote your shares on any of the proposals at the First Foundation special meeting and your shares will not be represented at the First Foundation special meeting.
If your shares are held in “street name” through a bank, broker or other nominee you must either direct your nominee on how to vote your shares or obtain a proxy from such nominee to vote in person during the First Foundation special meeting. If your shares are held in “street name,” you may only vote in person during the First Foundation special meeting if you have proof of ownership of your First Foundation shares as of the First Foundation record date and obtain a valid legal proxy from your bank, broker or other nominee that is the stockholder of record of such shares and present such items at the First Foundation special meeting. Please see “— Attending the First Foundation Special Meeting” below for further information.
Every stockholder’s vote is important. Accordingly, each First Foundation stockholder should promptly submit a proxy, whether or not the stockholder plans to attend the First Foundation special meeting.

If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.
Shares Held in “Street Name”
If your First Foundation shares are held in “street name” through a bank, broker or other nominee, you must provide the bank, broker or other nominee, as the stockholder of record of your shares, with instructions on how to vote your shares. Please follow the instructions provided by your bank, broker or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to First Foundation or by voting in person during the First Foundation special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.
Brokers, banks or other nominees who hold shares in “street name” for the beneficial owner are not allowed to vote with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on at the First Foundation special meeting are considered “non-routine” matters and, therefore, brokers, banks and other nominees do not have discretionary voting powers on these matters. A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals to be voted on at the First Foundation special meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the First Foundation special meeting.
Accordingly, if your First Foundation shares are held in “street name,” your bank, broker or other nominee will NOT be able to vote your First Foundation shares on the First Foundation merger proposal or the First Foundation adjournment proposal, and your shares will not be counted as represented for purposes of establishing a quorum at the First Foundation special meeting unless you have properly instructed your bank, broker or other nominee on how to vote.
•
For the First Foundation merger proposal, shares not represented at the First Foundation special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. The First Foundation merger proposal requires the affirmative vote of a majority of the outstanding shares of First Foundation common stock entitled to vote. Therefore, the failure of a holder of First Foundation shares to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the First Foundation merger proposal.

•
The First Foundation adjournment proposal requires the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the First Foundation special meeting. Accordingly, for purposes of the First Foundation adjournment proposal, failure to provide instructions to vote your shares will not affect the outcome.

Revocability of Proxies and Changes to a First Foundation Stockholder’s Vote
If you hold shares of First Foundation common stock in your name as a stockholder of record on the First Foundation record date, you may change your vote or revoke any proxy at any time before the First Foundation special meeting is called to order by (i) delivering a written notice of revocation to First Foundation, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that your proxy card must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card, (iv) calling the toll free number listed on your proxy card and following the recorded instructions, or (v) attending the First Foundation special meeting and voting in person at the First Foundation special meeting.

Any First Foundation stockholder entitled to vote at the First Foundation special meeting may vote in person regardless of whether a proxy has been previously given, but your attendance by itself at the First Foundation special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Corporate Secretary of First Foundation before the voting at the First Foundation special meeting is completed or you vote in person at the meeting.
If you hold shares of First Foundation common stock in your name as a stockholder of record, all written notices of revocation and other communications about revoking your proxy should be addressed to:
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
Attention: Corporate Secretary
If you hold shares of First Foundation common stock in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.
Attending the First Foundation Special Meeting
The First Foundation special meeting will be held at 200 Crescent Court, Suite 1700, Dallas, Texas 75201, in the Crescent Club Crescent Room, on Monday, September 13, 2021, at 10:00 a.m., local time. We expect to hold the First Foundation special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the First Foundation special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only First Foundation stockholders will be admitted to the First Foundation special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the First Foundation special meeting in person. To do so, please make your request by mail to First Foundation at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, Attention: Chief Financial Officer, by email at kthompson@ff-inc.com, or by phone at (469) 638-9636. First Foundation must receive your request for pre-authorization on or before September 3, 2021.
If your shares are held in “street name” through a bank, broker or other nominee, you may only vote in person during the First Foundation special meeting if you have proof of ownership of your First Foundation shares as of the First Foundation record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares.
Solicitation of Proxies
First Foundation and TGR Financial will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Additionally, directors, officers and employees of First Foundation and First Foundation Bank may solicit proxies personally and by telephone and other electronic means. None of these persons will receive additional or special compensation for soliciting proxies. First Foundation will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to First Foundation stockholders residing at the same address, unless such First Foundation stockholders have notified First Foundation of their desire to receive multiple copies of this joint proxy statement/prospectus.
First Foundation will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any First Foundation stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Kevin L. Thompson, Chief Financial Officer of First Foundation, at (469) 638-9636.

Other Matters to Come Before the First Foundation Special Meeting
No other business may be conducted at the First Foundation special meeting.
Contact Us
You may find copies of First Foundation’s proxy materials at www.firstfoundationinc.com under “Investor Relations.” If you need help voting your shares or need to change or correct your name, address or other information, or have any other questions relating to the First Foundation special meeting, please write to the following address: First Foundation Inc., to First Foundation at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, Attention: Chief Financial Officer. You may also send your request by email to kthompson@ff-inc.com.

FIRST FOUNDATION PROPOSALS
Proposal 1: The First Foundation Merger Proposal
If you are a First Foundation stockholder, you are being asked to vote to approve the First Foundation merger proposal. You should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
Approval of the First Foundation merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Foundation common stock entitled to vote on the First Foundation merger proposal at the First Foundation special meeting. If you fail to submit a proxy or to vote in person at the First Foundation special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Foundation merger proposal, it will have the same effect as a vote “AGAINST” the First Foundation merger proposal.
The First Foundation board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger. Based on First Foundation’s reasons for the merger described in “The Merger — First Foundation’s Reasons for the Merger; Recommendation of the First Foundation Board of Directors” beginning on page 63, the First Foundation board of directors believes that the merger is advisable and in the best interest of First Foundation and its stockholders.
The First Foundation board of directors unanimously recommends that First Foundation stockholders vote “FOR” the First Foundation merger proposal.
Proposal 2: The First Foundation Adjournment Proposal
The First Foundation board of directors seeks the authorization of First Foundation stockholders to direct the vote of the proxies to adjourn or postpone the First Foundation special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the First Foundation merger proposal.
If, at the First Foundation special meeting, the number of shares of First Foundation common stock present in person or represented by proxy and voting in favor of the First Foundation merger proposal is insufficient to approve the First Foundation merger proposal, First Foundation intends to move to adjourn or postpone the special meeting to a later date or dates in order to enable directors, officers and employees of First Foundation to solicit additional proxies in favor of the First Foundation merger proposal. In that event, First Foundation will ask First Foundation stockholders to vote upon the First Foundation adjournment proposal, but not the First Foundation merger proposal.
Approval of the First Foundation adjournment proposal requires the affirmative vote of at least a majority of the shares of First Foundation common stock present in person or by proxy at the First Foundation special meeting, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the First Foundation special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Foundation adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Foundation adjournment proposal, it will have the same effect as a vote “AGAINST” the First Foundation adjournment proposal.
The First Foundation board of directors unanimously recommends that First Foundation stockholders vote “FOR” the First Foundation adjournment proposal.

SPECIAL MEETING OF TGR FINANCIAL SHAREHOLDERS
This section contains information for TGR Financial shareholders about the TGR Financial special meeting to allow TGR Financial shareholders to consider and vote on the TGR Financial merger proposal and the TGR Financial adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the TGR Financial special meeting, and a form of proxy card that the TGR Financial board is soliciting for use by TGR Financial shareholders at the TGR Financial special meeting and at any adjournment or postponement thereof.
Date, Time and Place
The TGR Financial special meeting will be held at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, Florida 34108, on Monday, September 13, 2021, at 5:00 p.m., local time. On or about August 9, 2021, TGR Financial commenced mailing of this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the TGR Financial special meeting.
We expect to hold the TGR Financial special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the TGR Financial special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only TGR Financial shareholders and their spouses will be admitted to the TGR Financial special meeting.
Matters to Be Considered
At the TGR Financial special meeting, TGR Financial shareholders will be asked to consider and vote on the following matters:
1.
A proposal to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, which is referred to as the TGR Financial merger proposal.

2.
A proposal to adjourn or postpone the TGR Financial special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the TGR Financial merger proposal, which is referred to as the TGR Financial adjournment proposal.

Recommendation of the TGR Financial Board of Directors
On June 2, 2021, the TGR Financial board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. Based on TGR Financial’s reasons for the merger described in “The Merger — TGR Financial’s Reasons for the Merger; Recommendation of the TGR Financial Board of Directors” beginning on page 80, the TGR Financial board of directors believes that the merger is advisable and in the best interest of TGR Financial and its shareholders.
Accordingly, the TGR Financial board of directors unanimously recommends that TGR Financial shareholders vote “FOR” the TGR Financial merger proposal and “FOR” the TGR Financial adjournment proposal.
Record Date; Quorum
The TGR Financial board of directors has fixed the close of business on August 2, 2021 for determining the holders of TGR Financial common stock and TGR Financial preferred stock entitled to receive notice of and to vote at the TGR Financial special meeting and any adjournments or postponements thereof.
As of the TGR Financial record date, there were 17,669,778 shares of TGR Financial common stock outstanding and entitled to vote at the TGR Financial special meeting and 1,037,984 shares of TGR Financial preferred stock outstanding and entitled to vote at the TGR Financial special meeting, held by approximately 651 holders of record and two holders of record, respectively. Each share of TGR Financial common stock entitles the holder to one vote at the TGR Financial special meeting on each proposal to be considered at the TGR Financial special meeting, and each share of TGR Financial preferred stock entitles the holder to one vote, voting as a separate class from the TGR Financial common stock, at the TGR Financial special meeting with respect to approval of the TGR Financial merger proposal.
The TGR Financial special meeting will conduct business only if a majority of the outstanding shares of TGR Financial common stock and a majority of the outstanding shares of TGR Financial preferred stock is represented in person or by proxy at the TGR Financial special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the TGR Financial special meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Approval of the TGR Financial merger proposal requires the affirmative vote of at least a majority of the outstanding shares of TGR Financial common stock entitled to vote at the TGR Financial special meeting and the affirmative vote of at least a majority of the outstanding shares of TGR Financial preferred stock entitled to vote at the TGR Financial special meeting, in each case, voting as a separate class. If you fail to submit a proxy or to vote in person at the TGR Financial special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the TGR Financial merger proposal, it will have the same effect as a vote “AGAINST” the TGR Financial merger proposal.
Approval of the TGR Financial adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of TGR Financial common stock entitled to vote and represented in person or by proxy at the TGR Financial special meeting. Holders of TGR Financial preferred stock will not be entitled to vote on the TGR Financial adjournment proposal. If you fail to submit a proxy or to vote in person at the TGR Financial special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the TGR Financial adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the TGR Financial adjournment proposal, it will have the same effect as a vote “AGAINST” the TGR Financial adjournment proposal.
Shares of TGR Financial Common Stock and TGR Preferred Stock Subject to Voting Agreements
Each member of the TGR Financial board of directors and certain officers and shareholders of TGR Financial, who own in the aggregate approximately 46% of the outstanding shares of TGR Financial common stock and 100% of the outstanding shares of TGR Financial preferred stock as of the TGR Financial record date, have entered into a voting agreement with First Foundation pursuant to which such shareholders have agreed to vote all shares of TGR Financial common stock and TGR Financial preferred stock that such shareholders own and have the power to vote in favor of the TGR Financial merger proposal and any other matter that is required to be approved by the shareholders of TGR Financial to facilitate the transactions contemplated by the merger agreement subject to the terms of the voting agreement. The voting agreements signed by the TGR Financial shareholders are substantially in the form attached to this joint proxy statement/prospectus as Appendix B. See “The Merger Agreement — Voting Agreements” beginning on page 109.
Voting on Proxies; Incomplete Proxies
Giving a proxy means that a shareholder authorizes the persons named in the proxy to vote such holder’s shares at the TGR Financial special meeting in the manner such holder directs. A TGR Financial shareholder may vote by proxy or may vote in person during the TGR Financial special meeting.
The method of voting by proxy differs for shares held by shareholders of record and shares held in “street name.”
Shareholders of Record:
If your TGR Financial shares are registered directly in your name, you are considered the shareholder of record with respect to these shares. If you hold your shares in your name as a shareholder of record, you may submit your proxy before the TGR Financial special meeting in one of the following ways:

•
Through the Internet: Visit the website shown on your proxy card to vote via the Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

•
By mail: Complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

You may also cast your vote in person during the TGR Financial special meeting. Please see “— Attending the TGR Financial Special Meeting” below for further information.
TGR Financial requests that TGR Financial shareholders vote over the Internet or by completing, dating and signing the accompanying proxy and returning it to TGR Financial as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the TGR Financial shares represented by it will be voted at the TGR Financial special meeting in accordance with the instructions contained on the proxy card. The deadline for voting through the Internet is set forth in your proxy card.
If you hold your TGR Financial shares in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of TGR Financial common stock represented by the proxy will be voted “FOR” the TGR Financial merger proposal and “FOR” the TGR Financial adjournment proposal, and the shares of TGR Financial preferred stock represented by the proxy will be voted “FOR” the TGR Financial merger proposal.
Every shareholder’s vote is important. Accordingly, each TGR Financial shareholder should promptly submit a proxy, whether or not the shareholder plans to attend the TGR Financial special meeting.
If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.
Shares Held in “Street Name”
If your TGR Financial shares are held in “street name” through a bank, broker or other nominee, you must provide the bank, broker or other nominee, as the shareholder of record of your shares, with instructions on how to vote your shares. Please follow the instructions provided by your bank, broker or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to TGR Financial or by voting in person during the TGR Financial special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.
Brokers, banks or other nominees who hold shares in “street name” for the beneficial owner are not allowed to vote with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on at the TGR Financial special meeting are considered “non-routine” matters and, therefore, brokers, banks and other nominees do not have discretionary voting powers on these matters. A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals to be voted on at the TGR Financial special meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the TGR Financial special meeting.
Accordingly, if your TGR Financial shares are held in “street name,” your bank, broker or other nominee will NOT be able to vote your TGR Financial shares on the TGR Financial merger proposal or the TGR Financial adjournment proposal, and your shares will not be counted as represented for purposes of establishing a quorum at the TGR Financial special meeting unless you have properly instructed your bank, broker or other nominee on how to vote.

•
For the TGR Financial merger proposal, shares not represented at the TGR Financial special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. The TGR Financial merger proposal requires the affirmative vote of a majority of the outstanding shares of TGR Financial common stock entitled to vote and a majority of the outstanding shares of TGR Financial preferred stock entitled to vote, in each case voting as a separate class. Therefore, the failure of a holder of TGR Financial shares to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the TGR Financial merger proposal.

•
The TGR Financial adjournment proposal requires the affirmative vote of a the holders of at least a majority of the shares of TGR Financial common stock entitled to vote and represented in person or by proxy at the TGR Financial special meeting. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the TGR Financial special meeting. Accordingly, for purposes of the TGR Financial adjournment proposal, failure to provide instructions to vote your shares will not affect the outcome.

Revocability of Proxies and Changes to a TGR Financial Shareholder’s Vote
If you hold shares of TGR Financial common stock or TGR Financial preferred stock in your name as a shareholder of record on the TGR Financial record date, you may change your vote or revoke any proxy at any time before the TGR Financial special meeting is called to order by (i) delivering a written notice of revocation to TGR Financial, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that your proxy card must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card, or (iv) attending the TGR Financial special meeting and voting in person at the TGR Financial special meeting.
Any TGR Financial shareholder entitled to vote at the TGR Financial special meeting may vote in person regardless of whether a proxy has been previously given, but your attendance by itself at the TGR Financial special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Chief Financial Officer of TGR Financial before the voting at the TGR Financial special meeting is completed or you vote in person at the meeting.
If you hold shares of TGR Financial common stock or TGR Financial preferred stock in your name as a shareholder of record, all written notices of revocation and other communications about revoking your proxy should be addressed to:
TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Robert T. Reichert, Chief Financial Officer
If you hold shares of TGR Financial common stock or TGR Financial preferred stock in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.
Attending the TGR Financial Special Meeting
The TGR Financial special meeting will be held at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, Florida 34108, on September 13, 2021, at 5:00 p.m., local time. We expect to hold the TGR Financial special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the TGR Financial special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only TGR Financial shareholders and their spouses will be admitted to the TGR Financial special meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may only vote in person during the TGR Financial special meeting if you have proof of ownership of your TGR Financial shares as of the TGR Financial record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares.
Solicitation of Proxies
TGR Financial and First Foundation will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Additionally, directors, officers and employees of TGR Financial and First Florida Integrity may solicit proxies personally and by telephone and other electronic means. None of these persons will receive additional or special compensation for soliciting proxies. TGR Financial will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to TGR Financial shareholders residing at the same address, unless such TGR Financial shareholders have notified TGR Financial of their desire to receive multiple copies of this joint proxy statement/prospectus.
TGR Financial will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any TGR Financial shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Shareholder Relations, TGR Financial, Inc., 3560 Kraft Road, Naples, Florida 34105. You may also send your request by email to: shareholder@ffibank.com.
Other Matters to Come Before the TGR Financial Special Meeting
No other business may be conducted at the TGR Financial special meeting.
Contact Us
You may find copies of TGR Financial’s proxy materials at www.firstfloridaintegritybank.com and by clicking “Investor Relations.” If you need help voting your shares or need to change or correct your name, address or other information, or have any other questions relating to the TGR Financial special meeting, please write to the following address: Shareholder Relations, TGR Financial, Inc., 3560 Kraft Road, Naples, Florida 34105. You may also send your request by email to: shareholder@ffibank.com.

TGR FINANCIAL PROPOSALS
Proposal 1: The TGR Financial Merger Proposal
If you are a TGR Financial shareholder, you are being asked to vote to approve the TGR Financial merger proposal. You should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
Approval of the TGR Financial merger proposal requires the affirmative vote of at least a majority of the outstanding shares of TGR Financial common stock entitled to vote on the TGR Financial merger proposal at the TGR Financial special meeting and the affirmative vote of at least a majority of the outstanding shares of TGR Financial preferred stock entitled to vote on the TGR Financial merger proposal at the TGR Financial special meeting, in each case voting as a separate class. If you fail to submit a proxy or to vote in person at the TGR Financial special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the TGR Financial merger proposal, it will have the same effect as a vote “AGAINST” the TGR Financial merger proposal.
The TGR Financial board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. Based on TGR Financial’s reasons for the merger described in “The Merger — TGR Financial’s Reasons for the Merger; Recommendation of the TGR Financial Board of Directors” beginning on page 80, the TGR Financial board of directors believes that the merger is advisable and in the best interest of TGR Financial and its shareholders.
The TGR Financial board of directors unanimously recommends that TGR Financial shareholders vote “FOR” the TGR Financial merger proposal.
Proposal 2: The TGR Financial Adjournment Proposal
The TGR Financial board of directors seeks the authorization of TGR Financial shareholders to direct the vote of the proxies to adjourn or postpone the TGR Financial special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the TGR Financial merger proposal.
If, at the TGR Financial special meeting, the number of shares of TGR Financial common stock or TGR Financial preferred stock present in person or represented by proxy and voting in favor of the TGR Financial merger proposal is insufficient to approve the TGR Financial merger proposal, TGR Financial intends to move to adjourn or postpone the special meeting to a later date or dates in order to enable directors, officers and employees of TGR Financial to solicit additional proxies in favor of the TGR Financial merger proposal. In that event, TGR Financial will ask TGR Financial shareholders to vote upon the TGR Financial adjournment proposal, but not the TGR Financial merger proposal.
Approval of the TGR Financial adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of TGR Financial common stock entitled to vote and represented in person or by proxy at the TGR Financial special meeting. If you fail to submit a proxy or vote in person at the TGR Financial special meeting, or fail to instruct your bank, broker or other nominee with respect to the TGR Financial adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the TGR Financial adjournment proposal, it will have the same effect as a vote “AGAINST” the TGR Financial adjournment proposal.
The TGR Financial board of directors unanimously recommends that TGR Financial shareholders vote “FOR” the TGR Financial adjournment proposal.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger.
Terms of the Merger
Each of First Foundation’s and TGR Financial’s respective board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides that TGR Financial will merge with and into First Foundation, with First Foundation being the surviving company in the merger. Immediately following the merger, TGR Financial’s wholly-owned bank subsidiary, First Florida Integrity, will merge with and into First Foundation’s wholly-owned bank subsidiary, First Foundation Bank, with First Foundation Bank being the surviving bank in the bank merger. We expect to complete the merger and the bank merger in the second half of 2021.
At the effective time of the merger, each share of TGR Financial common stock will be converted into the right to receive 0.6068 shares of First Foundation common stock, which we refer to as the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock, and each share of TGR Financial preferred stock will be converted into the right to receive that number of shares of First Foundation common stock equal to the product of (x) the number of shares of TGR Financial common stock into which such share of TGR preferred stock is convertible in connection with, and as a result of, the merger, and (y) the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock, and TGR Financial shareholders will no longer be owners of TGR Financial common stock or TGR Financial preferred stock.
First Foundation stockholders are being asked to approve the First Foundation merger proposal and TGR Financial shareholders are being asked to approve the TGR Financial merger proposal. See the section entitled “The Merger Agreement” beginning on page 97 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
Over the past few years, as a part of its ongoing consideration and evaluation of long-term prospects and strategies, the TGR Financial board of directors and senior management have regularly assessed strategic alternatives for maximizing shareholder value, including growth opportunities and operational efficiencies with the objective to enhance profitability and growth prospects. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally and Florida First Integrity, in particular, as well as conditions and ongoing consolidation in the financial services industry. In contemplating its strategic objectives, the board of directors of TGR Financial found it important to consider all unsolicited merger opportunities, to maximize shareholder value while at the same time continuing to provide products and services to its local communities and customers.
In late December 2020, TGR Financial’s Chairman received a phone call from an investment banker indicating that they had a regional bank client, which we refer to as Party A, that had an interest in meeting with TGR Financial’s Chairman to gauge the level of interest both parties had in pursuing a possible merger transaction. In January 2021, the parties had multiple discussions regarding their respective organizations. TGR Financial’s Chairman informed the TGR Financial board of directors of his discussions with Party A at the regular meeting of the directors held on January 26, 2021. On January 27, 2021, TGR Financial signed a non-disclosure agreement with Party A. TGR Financial then granted Party A access to a preliminary data room that TGR Financial created which was populated with information regarding TGR Financial and Florida First Integrity.
On February 2, 2021, TGR Financial’s Chairman received an introductory communication from the chairman of a regional bank holding company, which we refer to as Party B, who indicated a desire to speak with TGR Financial’s Chairman.

At a special meeting of the TGR Financial board of directors on February 4, 2021, TGR Financial’s Chairman provided an update regarding the chronology of his introduction to Party A and Party B along with the nature of the discussions that had taken place. The directors supported an approach to maintaining open communications with both parties, allowing Party A to continue its process towards its expressed intention of delivering a letter of intent and also at the same time providing Party B the opportunity to visit TGR Financial facilities and meet with its executive management. The consensus of the board of directors was for TGR Financial’s Chairman to continue to have discussions with both parties.
On February 18, 2021, Party A delivered a non-binding letter of intent to TGR Financial’s Chairman. At a special meeting of the TGR Financial board of directors on February 19, 2021, the directors reviewed the letter of intent which provided for an all-stock transaction. TGR Financial’s Chairman also updated the directors on recent discussions that he had with the chairman of Party B, who was scheduled to meet with TGR Financial senior management on February 23, 2021. The consensus of the directors was that TGR Financial’s Chairman should continue discussions with the chairman of Party B and that TGR Financial’s management and advisors should continue working with Party A to resolve issues raised with its letter of intent.
On February 23, 2021, TGR Financial’s Chairman and TGR Financial senior management met with the chairman of Party B who visited the Naples, Florida area. At conclusion of their discussions that day, the chairman of Party B provided TGR Financial’s Chairman with an oral purchase price per share for each share of TGR Financial common stock and preferred stock.
At a special meeting of the TGR Financial board of directors on February 25, 2021, TGR Financial’s Chairman reviewed for the directors his conversations with the chairman of Party B. TGR Financial’s Chairman informed the Board of the oral offer received from Party B noting that the offer was consistent with the price per share offered by Party A in a letter of intent received from it on February 18, 2021 and to be discussed by the directors. He noted that there was no formal written letter of intent from Party B but only discussions. The directors continued their review of discussions with Party B and, among other things, TGR Financial’s Chairman stated that he had asked Party B’s chairman if his previous oral offer was his final offer, to which the chairman affirmed that it was his best and final offer. TGR Financial’s Chairman then referred to the letter of intent that TGR Financial had received from Party A on February 18, 2021, which required a response by February 26, 2021. With regard to the proposed exchange ratio offered by Party A in its letter of intent, TGR Financial’s Chairman pointed out the recent increase in the value of Party A common stock, which equated to an increase in the merger consideration to TGR Financial shareholders. The directors then discussed additional issues with respect to Party A’s letter of intent. The directors concluded by authorizing TGR Financial’s Chairman to continue discussions with Party A regarding its letter of intent and that TGR Financial’s Chairman be authorized to sign it subject to the resolution of certain issues discussed by the board.
On March 1, 2021, TGR Financial signed an engagement letter with Truist Securities to provide financial advisory services for the purpose of advising the board of directors on a potential sale of TGR Financial. On March 5, 2021, TGR Financial signed an engagement letter with Swan Hill Advisors, LLC, or Swan Hill. Certain members of Swan Hill are registered with and conduct securities transactions through Stillpoint Capital, LLC. Truist Securities and Swan Hill were retained by TGR Financial to assist it in connection with the process for review and advice with respect to indications of interests that might be received.
On March 3, 2021, Party A delivered a revised letter of intent containing revisions which addressed the concerns that the directors had in the original letter of intent provided by Party A. The revised letter of intent included a 45-day exclusivity period. After consulting with legal advisors, investment bankers and members of senior management, TGR Financial’s Chairman signed the revised letter of intent. Party A and its representatives were granted full access to the data room and imaged loan files. Management continued to populate the data room in response to inquiries and requests by Party A, and participated in various meetings with representatives from Party A.
On March 9, 2021, after receiving additional communications from Party B, none of which were in the form of a formal letter of intent, TGR Financial’s Chairman, in accordance with Party A’s revised letter of intent which contained an exclusivity provision, advised Party A of the inquiry received from Party B.

On March 10, 2021, TGR Financial’s Chairman received a phone call from the Chief Executive Officer of First Foundation, which owns approximately 33,000 shares of TGR Financial common stock. TGR Financial’s Chairman and First Foundation’s Chief Executive Officer had spoken periodically over the past few years on general banking matters. After some discussion, First Foundation’s CEO indicated that First Foundation was interested in pursuing a transaction with TGR Financial, entering into the Southwest Florida market to, among other things, augment its banking and wealth management operations in California. TGR Financial’s Chairman informed First Foundation’s Chief Executive Officer that he wanted to discuss this opportunity with his senior management team. In accordance with the Party A letter of intent which contained an exclusivity provision, TGR Financial’s Chairman advised Party A of the inquiry received from First Foundation.
On March 18, 2021, the TGR Financial directors held a special meeting to discuss a letter that TGR Financial’s Chairman received from the President and Chief Executive Officer of Party A indicating that it would not continue to pursue a combination transaction at this time. TGR Financial’s Chairman stated to the directors that with the withdrawal of Party A, TGR Financial must now gain consensus among its directors of the path the organization should pursue. TGR Financial’s Chairman and senior management provided information to the TGR Financial directors regarding First Foundation from publicly available information. The consensus of the directors was that TGR Financial’s Chairman should respond to First Foundation’s CEO prior inquiry and determine if First Foundation’s CEO would like to have additional discussions regarding a possible combination transaction.
Later on March 18, 2021, TGR Financial and First Foundation entered into a non-disclosure agreement. On March 19, 2021, TGR Financial was provided a due diligence request list from First Foundation. The requested items were added to the data room and access to the data room was granted to First Foundation.
On March 22, 2021, TGR Financial’s Chairman received an unsolicited phone call from the President and CEO of another regional bank holding company, which we refer to as Party C, who indicated that Party C had an interest in providing an offer to TGR Financial. TGR Financial’s Chairman responded that a non-disclosure agreement would be required and that a letter of intent also would be required for the upcoming March 26, 2021 TGR Financial special board meeting. A signed non-disclosure agreement was provided by Party C on March 22, 2021, and Party C was provided access to certain requested TGR Financial information.
On March 25, 2021, letters of intent were received from Party B, Party C and First Foundation.
On March 26, 2021, the TGR Financial directors held a special meeting to review the three proposals. A Truist Securities representative discussed the three letters of intent, noting that there was little difference in the implied value of the merger consideration proposed by each party based on recent trading prices of such parties’ common stock. One item of differentiation was the form of consideration as Party B’s offer was comprised of stock and cash, with cash comprising between 10 and 30 percent. Party B maintained a unilateral right to increase the amount of cash beyond the special meeting of TGR Financial shareholders that would be held to approve any merger agreement with Party B and through the closing. The letter of intent received from Party C was an all-stock transaction and contained traditional transaction terms. The letter of intent received from First Foundation also contemplated an all-stock transaction with traditional transaction terms. TGR Financial’s Chairman informed the directors that another regional bank holding company had notified Truist Securities of its interest in speaking with TGR Financial. However, it would not be available to participate in a transaction until mid-summer of 2021. After deliberation, the directors determined that TGR Financial should pursue a more formal process with the three existing interested parties and any other party who might express an interest prior to the next meeting of the board of directors. This process would include having TGR Financial’s advisors inform each party of the items that needed to be addressed in a letter of intent and a deadline for its submission. In addition to a strong competitive offer, the directors discussed that a merger partner, among other items, should demonstrate consistent core earnings growth, organic loan growth and current pricing multiples that allow for future appreciation and a potential for an exit premium. TGR Financial management was asked to report its efforts at the next meeting of the TGR Financial board of directors.
On April 1, 2021, at the request of the TGR Financial board of directors, Truist Securities and Swan Hill provided to Party B, Party C and First Foundation detailed instructions for submission of revised letters of intent, seeking final proposals on or before April 23, 2021. TGR Financial continued to provide additional information in its data room. Party B, Party C and First Foundation were granted full access to TGR Financial’s data room and imaged loan files.
Each of the parties began due diligence reviews, including multiple telephone conferences with TGR Financial senior management and review of additional information.
On April 14, 2021 and April 19, 2021, Truist Securities hosted a due diligence conference call between TGR Financial and Party C. Also on that date, Truist Securities and Swan Hill held information interviews with First Foundation and Party B. The information interviews included financial and capital discussions as well as general management’s discussion regarding merger and acquisition matters and specific discussion regarding their respective proposals.
On April 22, 2021, Truist Securities and Swan Hill held information interviews with Party C, which similarly included information relating to financial and capital matters, general merger and acquisition information, as well as specific discussion regarding its proposal with respect to TGR Financial.
On April 23, 2021, all three parties submitted revised letters of intent to be reviewed and discussed with the TGR Financial board of directors. The parties were informed that TGR Financial would communicate its decision after its April 27, 2021 board meeting.
On April 26, 2021, Truist Securities and Swan Hill representatives had a telephone conference call with Party B to clarify the deal points in its letter of intent, resulting in the issuance of a revised letter of intent by Party B on April 26, 2021, which decreased the exchange ratio and the shares to be issued to TGR Financial shareholders by approximately 200,000 shares.
On April 26, 2021, the TGR Financial directors held a special meeting with the assistance of its legal and financial advisors to discuss and evaluate each of the letters of intent and review a summary of the indications of interest received that was prepared by Truist Securities. Based on the respective closing prices of the three parties’ common stock on Friday April 23, 2021, the implied value of the proposals was $15.00 by Party B, $14.51 by First Foundation and $14.40 by Party C. First Foundation and Party C both offered 100% stock with no limitation on appreciation in value, with Party B offering 100% stock but retaining the unilateral right to reduce the stock consideration by increasing the cash component to up to 30% of total consideration, thereby allowing Party B shares which appreciate above its April 23, 2021 closing price (the “Party B closing price”) to be replaced with cash per share equal to the Party B closing price. The amount of cash would be determined by Party B before the signing of a merger agreement. This flexibility provided Party B with the ability to reduce merger consideration to TGR Financial shareholders through the signing of the merger agreement. The Party B letter of intent also included the right of Party B or TGR Financial to cancel or renegotiate the merger consideration should Party B’s stock trade up or down 10% from the Party B closing price for 10 consecutive days between April 27, 2021 and the signing of a merger agreement. The other two letters of intent had double triggers allowing for termination if the acquirers’ stock trading value changed by defined percentage and also changed by a defined percentage as compared to a defined peer group of traded stocks. Each of the letters of intent included an exclusivity period. Outstanding options would be cashed out by Party B and First Foundation, while Party C would convert the outstanding options into Party C options based on the exchange ratio. First Foundation was the only party to offer board seats, one on its holding company board and one at the bank level. Both Party B and First Foundation anticipated closing to occur during the fourth quarter of 2021 and Party C would not close until the first quarter of 2022.
TGR Financial’s Chairman discussed the analysis of core earnings, organic growth and potential for further valuation increases. The TGR Financial board members held considerable discussion, including, in addition to the above items, TGR Financial’s pro forma equity interest in the combined companies, each party’s historic reliance on acquisitions to support earnings, proposed timing of the closing of the transaction, the volatility of each parties’ common stock, and the significance of each party’s trading multiple to its valuation. In reviewing the letters of intent, the directors took into account the risk of a letter of intent transaction repricing prior to the signing of a definitive agreement and also the risk of a transaction terminating due to the buyer’s stock performance between the signing of a letter of intent and the signing of a definitive agreement. After additional deliberation, a motion was made to accept the letter of intent from First Foundation, with the motion being unanimously approved. The First Foundation letter of intent was revised on April 27, 2021 for an immaterial increase of 812 outstanding shares of TGR Financial common stock. The updated letter of intent was signed on April 27, 2021 by TGR Financial. Also on April 27, 2021, the directors of TGR Financial and Florida First Integrity met in a joint regular meeting and TGR Financial’s Chairman brought all directors up to date with respect to the letter of intent process.
On May 13, 2021, Truist Securities and Swan Hill provided First Foundation with a memorandum requesting certain reverse due diligence information.
On May 24, 2021, Truist Securities and Swan Hill representatives met at First Foundation’s offices with its President, Chief Financial Officer, Chief Operating Officer, Treasurer, and heads of its human resources and investor relations. The discussions included review of information regarding regulatory and financial information, legal and compliance issues, human resources, and other general topics.
Also in May 2021, additional discussions were held between First Foundation and TGR Financial representatives concerning the negotiation of definitive transaction and ancillary agreements, and the parties exchanged and further discussed drafts of agreements.
At a May 28, 2021 special meeting of the TGR Financial board of directors, TGR Financial’s Chairman provided an update with regard to the discussions and agreement process with First Foundation. The directors discussed various provisions of the merger agreement and related ancillary agreements. After additional discussion, the directors asked TGR Financial’s Chairman and the TGR Financial representatives to request additional revisions to the proposed merger agreement and to report back the nature of the response and progress to the TGR Financial board of directors.
On June 1, 2021, the boards of directors of TGR Financial and Florida First Integrity held a joint special meeting with representatives of Truist Securities, Swan Hill and legal counsel each participating in the meeting. TGR Financial’s Chairman provided an update with respect to negotiations with First Foundation relating to the agreements. Legal counsel reviewed with the directors the legal standards applicable to the decisions and actions of the TGR Financial and Florida First Integrity directors with respect to the proposed transaction. The directors reviewed with the advisors the terms of the merger agreement and the merger, the voting agreement and the non-competition and non-solicitation agreement to be entered into by directors and certain affiliated entities, and other relevant information. Truist Securities representatives reviewed with the TGR Financial board Truist Securities’ preliminary financial analyses with respect to TGR Financial, First Foundation and the proposed merger.
On June 2, 2021, the boards of directors of TGR Financial and Florida First Integrity again held a joint special meeting with representatives of Truist Securities, Swan Hill and legal counsel each participating in the meeting. Legal counsel referred the directors to the discussion at the prior meeting held on June 1, 2021 with regard to the legal standards applicable to decisions and actions of the directors. Truist Securities reviewed with the directors its financial analyses with respect to TGR Financial, First Foundation and the proposed merger. Thereafter, at the request of the TGR Financial board of directors, Truist Securities rendered its opinion to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters set forth in its opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of TGR Financial common stock (other than First Foundation and its affiliates). Following a discussion of these matters and other factors listed under “— TGR Financial’s Reasons for the Merger; Recommendation of the TGR Financial Board of Directors” below, the board of directors of TGR Financial concluded that the merger agreement, the merger and the merger of First Florida Integrity with and into First Foundation Bank were fair to and in the best interests of TGR Financial and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommended the TGR Financial’s shareholders approve the merger agreement. In addition, the board of directors of First Florida Integrity approved the merger of First Florida Integrity with and into First Foundation Bank.
On June 2, 2021, a special meeting of the First Foundation board of directors was held. Representatives of D.A. Davidson and Sheppard Mullin participated. D.A. Davidson and Sheppard Mullin summarized the negotiations that had taken place and reviewed the stock consideration to be offered by First Foundation. Sheppard Mullin outlined for the First Foundation board of directors the terms of the merger agreement, a copy of which had been distributed to the First Foundation board of directors prior to the meeting. D.A. Davidson reviewed the financial aspects of the proposed transaction and rendered to the First Foundation board of directors an opinion (initially rendered verbally and confirmed in a written opinion dated June 2, 2021) to the effect that, as of June 2, 2021 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to First Foundation. The First Foundation board of directors then engaged in a vigorous discussion of the terms of the merger agreement and First Foundation senior management, as well as the representatives of Sheppard Mullin and D.A. Davidson, answered the directors’ various questions. After extensive discussion and taking into account the factors described below under “— First Foundation’s Reasons for the Merger,” the First Foundation board of directors unanimously adopted resolutions approving the merger agreement and transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger.
On June 2, 2021, following the meetings of the TGR Financial and First Foundation boards of directors, the terms of the merger agreement and related agreements were finalized and the parties signed the merger agreement and the related agreements. The transaction was publicly announced before the market opened on June 3, 2021, in a press release jointly issued by TGR Financial and First Foundation. Based on a $25.12 per share closing price of First Foundation common stock on June 2, 2021 and 17,669,021 shares of TGR Financial common stock and 1,037,984 shares of TGR Financial preferred stock outstanding on such date, the aggregate stock consideration was approximately $285.1 million, or $15.24 per share, and the aggregate transaction consideration would include an additional approximately $9.9 million in cash payable to holders of options to acquire 1,422,880 shares of TGR Financial common stock with a weighted average exercise price of $8.28 per share.
First Foundation’s Reasons for the Merger; Recommendation of the First Foundation Board of Directors
In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger, the First Foundation board of directors evaluated the merger in consultation with First Foundation management, as well as First Foundation’s financial and legal advisors, and considered a number of factors, including the following material factors:
•
management’s view that the acquisition of TGR Financial provides an attractive opportunity to expand First Foundation’s geographic presence into the State of Florida based on, among other things, current demographic and economic trends in the state and Southwest Florida in particular;

•
the relative scarcity of banking acquisition opportunities of TGR Financial’s size, historical performance and seasoned management team in the attractive Southwest Florida market, and that TGR Financial is the largest independent bank holding company headquartered in Naples, Florida;

•
TGR Financial’s lending and deposit relationships are not dependent on an extensive traditional branch network;

•
management’s assessment that TGR Financial presents a strong commercial banking franchise that is consistent with First Foundation Bank’s relationship-based banking model while adding talent and depth to First Foundation Bank’s operations;

•
management’s assessment that there is an opportunity to enhance revenue by offering of First Foundation’s broader offering of product and services to TGR Financial’s customers, including wealth management and trust services;

•
management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of TGR Financial and First Florida Integrity;

•
TGR Financial’s attractive funding base, as reflected by a loan to deposit ratio of 60% and over 95% core funding (each as of March 31, 2021), which will support the combined company’s lending;

•
management’s due diligence review of TGR Financial and First Florida Integrity and the discussions thereof with its financial advisors and legal counsel;

•
the projected impact of the proposed transaction on financial metrics, including earnings per share and tangible book value, the projected earn-back period and the projected internal rate of return;

•
the expectation of management that First Foundation will maintain its strong capital ratios upon completion of the proposed merger;

•
projected efficiencies to come from integrating certain of TGR Financial operations into First Foundation’s existing operations;

•
First Foundation’s historical experience with successfully integrating prior acquisitions;

•
the financial and other terms of the merger, including the exchange ratio and stock consideration, the expected tax treatment and the deal protection and termination fee provisions, which First Foundation reviewed with its outside financial and legal advisors;

•
First Florida Integrity’s compatibility with First Foundation Bank, which First Foundation management believes should facilitate integration and implementation of the merger and bank merger, and the complementary nature of the products and customers of First Florida Integrity and First Foundation Bank, which First Foundation management believes should provide the opportunity to mitigate integration risks and increase potential returns;

•
the fact that, concurrently with the execution of the merger agreement, all of TGR Financial’s directors and certain of TGR Financial’s executive officers and shareholders were entering into voting agreements with First Foundation agreeing to vote for the TGR Financial merger proposal;

•
the fact that, concurrently with the execution of the merger agreement, all of TGR Financial’s directors and certain of TGR Financial’s executive officers were entering into non-solicitation, non-competition and confidentiality agreements restricting such directors’ and officers’ activities following the merger;

•
the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of burdensome conditions; and

•
the financial presentation, dated June 2, 2021 of D.A. Davidson to the First Foundation board of directors and the written opinion, dated June 2, 2021, of D.A. Davidson to the First Foundation board of directors, as to the fairness, from a financial point of view and as of the date of the opinion, to First Foundation of the merger consideration, as more fully described below under “— Opinion of First Foundation’s Financial Advisor.”

The above discussion of the information and factors considered by the First Foundation board of directors is not intended to be exhaustive, but includes a description of material factors considered by the First Foundation board of directors. The First Foundation board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the merger and bank merger. In view of the wide variety of factors considered by the First Foundation board of directors in connection with its evaluation of the merger and bank merger, the First Foundation board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. The First Foundation board of directors collectively made its determination with respect to the merger and bank merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger and bank merger are in the best interests of First Foundation stockholders and that the benefits expected to be achieved from the merger and bank merger outweigh the potential risks and vulnerabilities.
It should be noted that this explanation of the First Foundation board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 43.
Based on the reasons stated above, the First Foundation board of directors (i) has determined that the merger is advisable and in the best interest of First Foundation and its stockholders, (ii) has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Foundation common stock in connection with the merger, and (iii) unanimously recommends that you vote “FOR” the First Foundation merger proposal and “FOR” the First Foundation adjournment proposal.
Opinion of First Foundation’s Financial Advisor
On May 6, 2021, First Foundation entered into an engagement agreement with D.A. Davidson to render financial advisory and investment banking services to First Foundation. As part of its engagement, D.A. Davidson agreed to provide First Foundation’s board of directors with an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of TGR Financial’s capital stock in the merger. First Foundation engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First Foundation and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On June 2, 2021, the First Foundation board of directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the First Foundation board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration to be paid to the holders of TGR Financial’s capital stock was fair, from a financial point of view, to First Foundation in the proposed merger.
The full text of D.A. Davidson’s written opinion, dated June 2, 2021, is attached as Appendix D to this joint proxy statement-prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. First Foundation’s shareholders are urged to read the opinion in its entirety.
D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the First Foundation board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be paid to the holders of TGR Financial’s capital stock in the proposed merger. The opinion does not address, and D.A. Davidson does not express a view or opinion with respect to, (i) the underlying business decision of First Foundation to engage in the proposed merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by First Foundation or First Foundation’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to First Foundation, its shareholders or relating to or arising out of the merger. The opinion does not express a view or opinion as to any terms or other aspects of the merger, except for the merger consideration. First Foundation and TGR Financial determined the merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of First Foundation’s or TGR Financial’s officers, directors, employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
D.A. Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement-prospectus is a part and consented to the inclusion of its opinion to the First Foundation board of directors as Appendix D to this joint proxy statement-prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.1 to the registration statement on Form S-4.
In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:
•
a draft of the merger agreement, dated May 27, 2021;

•
certain financial statements and other historical financial and business information about First Foundation and TGR Financial made available to us from published sources and/or from the internal records of First Foundation and TGR Financial that D.A. Davidson deemed relevant;

•
certain publicly available analyst earnings estimates for First Foundation for the years ending December 31, 2021, December 31, 2022, and December 31, 2023, and an estimated long-term growth rate for the years thereafter through December 31, 2026, in each case as discussed with, and confirmed by, senior management of First Foundation;

•
financial projections for TGR Financial for the years ending December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024, and an estimated long-term growth rate for the years thereafter through December 31, 2026, in each case as discussed with, and confirmed by, senior management of First Foundation;

•
the current market environment generally and the banking environment in particular;

•
the market and trading characteristics of selected public companies and selected public banks and bank holding companies in particular;

•
the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•
the expected relative financial contributions of First Foundation and TGR Financial to the combined company as discussed with, and confirmed by, senior management of First Foundation;

•
the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;

•
the net present value of TGR Financial, First Foundation, or the combined entity with consideration of projected financial results; and

•
other such financial studies, analyses, investigations and financial, economic and market information that D.A. Davidson considered relevant including discussions with management and other representatives and advisors of First Foundation and TGR Financial concerning the business, financial condition, results of operations and prospects of First Foundation and TGR Financial.

In arriving at its opinion, D.A. Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information. D.A. Davidson relied on the assurances of management of First Foundation that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. D.A. Davidson did not undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of First Foundation or TGR Financial. In addition, D.A. Davidson did not assume any obligation to conduct, nor did D.A. Davidson conduct any physical inspection of the properties or facilities of First Foundation or TGR Financial and has not been provided with any reports of such physical inspections. D.A. Davidson assumed that there has been no material change in First Foundation’s or TGR Financial’s business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to D.A. Davidson.
With respect to the financial projections and estimates (including information relating to the amounts and timing of merger costs, purchase accounting adjustments, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, D.A. Davidson was advised by management of First Foundation that such projections and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of First Foundation as to the future financial performance of First Foundation and TGR Financial and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson assumed no responsibility for and did not express an opinion as to these projections and estimates or the assumptions on which they were based.
D.A. Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has D.A. Davidson assessed the adequacy of the allowance for loan losses of First Foundation or TGR Financial. D.A. Davidson has not reviewed any individual credit files relating to First Foundation or TGR Financial. D.A. Davidson assumed that the respective allowances for loan losses for both First Foundation and TGR Financial are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of First Foundation’s or TGR Financial’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of First Foundation or TGR Financial. D.A. Davidson did not make an independent evaluation of the quality of First Foundation’s or TGR Financial’s investment securities portfolio, nor has D.A. Davidson independently evaluated potential concentrations in the investment securities portfolio of First Foundation or TGR Financial.
D.A. Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to D.A. Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the merger agreement and applicable laws, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on TGR Financial or the contemplated benefits of the merger.
D.A. Davidson assumed in all respects material to its analysis that First Foundation and TGR Financial will remain as going concerns for all periods relevant to its analysis. D.A. Davidson’s opinion was necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to First Foundation’s board of directors. D.A. Davidson’s opinion does not take into account individual circumstances of specific holders of First Foundation common stock with respect to control, voting or other rights which may distinguish such holders.
D.A. Davidson did not express an opinion as to the actual value of First Foundation’s common stock when issued in the merger or the prices at which First Foundation’s common stock or TGR Financial’s capital stock will trade following announcement of the merger or at any future time.
D.A. Davidson did not evaluate the solvency or fair value of First Foundation or TGR Financial under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. D.A. Davidson’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of First Foundation or TGR Financial. D.A. Davidson did not express any opinion as to the impact of the merger on the solvency or viability of First Foundation or TGR Financial or the ability of First Foundation or TGR Financial to pay their respective obligations when they come due.
Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of May 28, 2021, the last trading day prior to the date on which D.A. Davidson delivered the fairness opinion letter to First Foundation’s board of directors, and is not necessarily indicative of market conditions after such date.
Implied Valuation Multiples for TGR Financial based on the merger consideration
D.A. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of TGR Financial capital stock issued and outstanding immediately prior to the Effective Time (other than treasury shares, shares directly or indirectly by TGR Financials, First Foundation or the subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) and shares of TGR Financial capital stock as to which the holder has properly exercised dissenters’ rights in respect of such shares) shall be converted into, and shall be cancelled in exchange for, the right to receive 0.6068 of a share of First Foundation common stock. The terms and conditions of the merger are more fully set forth in the merger agreement. For purposes of the financial analyses described below, based on the closing price of First Foundation common stock on May 28, 2021, of $25.10, the merger consideration represented an implied value of $15.23 per share of TGR Financial capital stock, or $294.8 million in aggregate. Based upon financial information as of or for the twelve-months ended March 31, 2021 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:
Transaction Ratios
	Per Share	Aggregate
Transaction Price / LTM Net Income	17.2x	17.4x
Transaction Price / 2021E Net Income(1)	14.1x	14.3x
Transaction Price / 2022E Net Income(1)	13.5x	13.7x
Transaction Price / Book Value, Reported	160.4%	166.4%
Transaction Price / Book Value, As-Converted	168.8%	174.7%
Transaction Price / Tangible Book Value, Reported	165.7%	171.8%
Transaction Price / Tangible Book Value, As-Converted	174.3%	180.4%
Tangible Book Premium / Core Deposits(2)	—	7.1%
Transaction Price / TGR Financial’s Closing Price as of 5/28/2021(3)	8.8%
Transaction Price / TGR Financial’s 20-Day Average Price as of 5/28/2021(4)	10.4%

(1)
Financial projections in 2021 and 2022 for TGR Financial based on TGR Financial management’s budget, as discussed with and confirmed by First Foundation management

(2)
Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration compared to tangible book value by core deposits

(3)
Based on TGR Financial’s Closing Price as of M ay 28, 2021 of $14.00

(4)
Based on TGR Financial’s 20-Day Average Price as of M ay 28, 2021 of $13.80

Stock Price Performance of First Foundation and TGR Financial
D.A. Davidson reviewed the history of the reported trading prices and volume of First Foundation and TGR Financial capital stock and certain stock indices, including the Russell 3000 and the KBW NASDAQ Regional Bank Index. D.A. Davidson compared the stock price performance of First Foundation or TGR Financial with the performance of the Russell 3000 and the KBW NASDAQ Regional Banking Index as follows:
One Year Stock Performance
	Beginning Index Value on 5/28/2020	Ending Index Value on 5/28/2021
Russell 3000	100.0%	142.4%
KBW NASDAQ Regional Banking Index	100.0%	172.4%
First Foundation	100.0%	169.0%
TGR Financial	100.0%	159.1%
Three Year Stock Performance
	Beginning Index Value on 5/29/2018	Ending Index Value on 5/28/2021
Russell 3000	100.0%	156.8%
KBW NASDAQ Regional Banking Index	100.0%	109.7%
First Foundation	100.0%	132.8%
TGR Financial	100.0%	112.4%

Contribution Analysis
D.A. Davidson analyzed the relative contribution of First Foundation and TGR Financial to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) market capitalization; (ii) net income during the preceding twelve months ended March 31, 2021; (iii) annualized net income during the preceding three months ended March 31, 2021; (iv) projected net income for First Foundation in 2021 and 2022 based on average Street estimates, as discussed with and confirmed by First Foundation management, and projected net income for TGR Financial in 2021 and 2022 based on TGR Financial management’s budget, as discussed with and confirmed by First Foundation management; (v) total assets; (vi) gross loans; (vii) total deposits; (viii) non-maturity deposits; (ix) reported tangible common equity; and (x) tangible common equity, as-converted. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of First Foundation or TGR Financial shareholders in the combined company:
Contribution Analysis
	First Foundation Stand-alone	First Foundation % of Total	TGR Financial Stand-alone	TGR Financial % of Total
Market Capitalization
Market Capitalization (5/28/2021) (in thousands)	$1,124,032	82.0%	$247,366	18.0%
Income Statement – Historical
LTM Net Income (in thousands)(1)	$93,513	84.7%	$16,906	15.3%
MRQ, Anlzd. Net Income (in thousands)(1)	$89,420	81.5%	$20,268	18.5%
Income Statement – Projections
2021E Net Income (in thousands)(2)	$96,375	82.3%	$20,661	17.7%
2022E Net Income (in thousands)(2)	$100,194	82.3%	$21,512	17.7%
Balance Sheet
Total Assets (in thousands)	$7,051,832	75.6%	$2,273,916	24.4%
Gross Loans, Incl. Loans HFS (in thousands)	$5,630,260	82.7%	$1,180,615	17.3%
Total Deposits (in thousands)	$6,245,821	76.3%	$1,938,652	23.7%
Non-Maturity Deposits (in thousands)	$5,480,156	75.0%	$1,822,188	25.0%
Tangible Common Equity, Reported (in thousands)	$619,566	79.2%	$162,410	20.8%
Tangible Common Equity, As-Converted (in thousands)	$619,566	79.1%	$163,448	20.9%
Pro Forma Ownership
Merger Transaction – Actual		79.8%		20.2%

Note: Pro forma contribution does not include any purchase accounting or merger adjustments
(1)
Net income for the preceding twelve-month or three-month period ending March 31, 2021

(2)
Financial projections in 2021 and 2022 for First Foundation based on average Street estimates, as discussed with and confirmed by FFWM management

(2)
Financial projections in 2021 and 2022 for TGR Financial based on TGR Financial management’s budget, as discussed with and confirmed by FFWM management

First Foundation Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for First Foundation and a group of 15 financial institutions selected by D.A. Davidson which: (i) were headquartered in Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon,

Texas, Utah, Washington, or Wyoming; (ii) had their common stock listed on the NYSE or NASDAQ exchanges; (iii) had assets between $5.0 billion and $15.0 billion; and (iv) were not pending merger targets or ethnic-focused banks. The 15 financial institutions were as follows:
Allegiance Bancshares, Inc.	Luther Burbank Corporation
Banc of California, Inc.	National Bank Holdings Corporation
CVB Financial Corp.	Southside Bancshares, Inc.
First Financial Bankshares, Inc.	TriCo Bancshares
Heritage Commerce Corp	Triumph Bancorp, Inc.
Heritage Financial Corporation	Veritex Holdings, Inc.
HomeStreet, Inc.	Westamerica Bancorporation
International Bancshares Corporation

Note: Does not reflect impact from pending acquisitions or acquisitions closed after May 28, 2021
The analysis compared the financial condition and market performance of First Foundation and the 15 financial institutions identified above based on publicly available financial and market trading information for First Foundation and the 15 financial institutions as of and for the twelve-month or three-month period ended March 31, 2021. The analysis also compared the 2021 and 2022 earnings per share multiples for First Foundation and the 15 financial institutions identified above based on publicly available consensus Street estimates for First Foundation and the 15 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).
Financial Condition and Performance
	First Foundation	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$7,052	$7,079	$8,456	$5,001	$14,922
Loan / Deposit Ratio	81.9%	73.0%	77.3%	21.8%	116.3%
Non-Performing Assets / Total Assets	0.24%	0.33%	0.37%	0.06%	0.82%
Tangible Common Equity Ratio	8.91%	9.13%	9.52%	8.25%	13.05%
Net Interest Margin (Most Recent Quarter)	3.16%	3.22%	3.41%	2.23%	6.06%
Cost of Deposits (Most Recent Quarter)	0.30%	0.21%	0.23%	0.03%	0.87%
Efficiency Ratio (Most Recent Quarter)	51.5%	50.4%	54.3%	39.5%	75.0%
Pre-Tax Pre-Provision Return on Average Assets (Most Recent Quarter)	1.81%	1.83%	1.76%	0.84%	2.46%
Return on Average Assets (Most Recent Quarter)	1.25%	1.51%	1.51%	0.74%	2.29%
Return on Average Tangible Common Equity (Most Recent Quarter)	14.90%	16.95%	15.90%	4.71%	27.05%
Market Performance Multiples
	First Foundation	Comparable Companies
		Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$1,124	$1,396	$1,844	$634	$7,117
Price Change (LTM)	69.0%	50.9%	61.4%	8.3%	230.6%
Price Change (YTD)	25.5%	24.0%	29.8%	13.5%	72.5%
Price / LTM Earnings Per Share	12.0x	16.0x	16.7x	9.9x	32.3x
Price / 2021E Earnings Per Share(1)	11.7x	14.0x	15.7x	8.6x	33.0x
Price / 2022E Earnings Per Share(1)	11.3x	15.5x	16.5x	7.8x	34.9x

Market Performance Multiples
	First Foundation	Comparable Companies
		Median	Average	Minimum	Maximum
Price / Tangible Book Value Per Share	181.4%	181.9%	215.4%	102.2%	531.7%
Dividend Yield (Most Recent Quarter)	1.43%	2.22%	2.33%	1.18%	4.38%

(1)
Earnings per share estimates based on average Street EPS estimates.

TGR Financial Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for TGR Financial and a group of 17 financial institutions selected by D.A. Davidson which: (i) were headquartered in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee; (ii) had their common stock listed on an OTC exchange; (iii) had assets between $1.0 billion and $3.0 billion; and (iv) were not pending merger targets or ethnic-focused banks. These 17 financial institutions were as follows:
BankFirst Capital Corporation	JD Bancshares Inc.
BayFirst Financial Corp.	Morris State Bancshares, Inc.
Citizens National Bancshares of Bossier, Inc.	Mountain Commerce Bancorp, Inc.
CNB Corp.	River Financial Corporation
CoastalSouth Bancshares, Inc.	Security Federal Corporation
FineMark Holdings, Inc.	South Atlantic Bancshares, Inc.
First Citizens Bancshares, Inc.	Thomasville Bancshares, Inc.
First F&M Corporation	UB Bancorp
GrandSouth Bancorporation

Note: Does not reflect impact from pending acquisitions or acquisitions closed after May 28, 2021
The analysis compared the financial condition and market performance of TGR Financial and the 17 financial institutions identified above based on publicly available financial and market trading information for TGR Financial and the 17 financial institutions as of and for the twelve-month or three-month period ended March, 31, 2021. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).
Financial Condition and Performance
	TGR Financial	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$2,274	$1,340	$1,529	$1,037	$2,874
Loan / Deposit Ratio	60.9%	72.3%	80.1%	43.2%	228.7%
Non-Performing Assets / Total Assets	0.00%	0.28%	0.30%	0.02%	0.66%
Tangible Common Equity Ratio	7.16%	8.24%	7.93%	4.63%	9.68%
Net Interest Margin (Most Recent Quarter)	2.72%	3.21%	3.30%	2.25%	4.57%
Cost of Deposits (Most Recent Quarter)	0.26%	0.29%	0.33%	0.16%	0.91%
Efficiency Ratio (Most Recent Quarter)	55.4%	61.3%	60.5%	39.9%	74.9%
Pre-Tax Pre-Provision Return on Average Assets (Most Recent Quarter)	1.23%	1.51%	1.63%	0.74%	2.95%
Return on Average Assets (Most Recent Quarter)	0.97%	1.21%	1.27%	0.60%	1.84%
Return on Average Tangible Common Equity (Most Recent Quarter)	12.99%	15.42%	15.94%	8.17%	38.29%

Market Performance Multiples
	TGR Financial	Comparable Companies
		Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$247	$132	$163	$78	$422
Price Change (LTM)	59.1%	58.7%	50.3%	-14.3%	143.1%
Price Change (YTD)	40.7%	30.6%	27.8%	-10.0%	69.9%
Price / MRQ Earnings Per Share	13.0x	8.6x	9.7x	6.1x	19.3x
Price / LTM Earnings Per Share	15.7x	11.6x	12.1x	8.2x	21.1x
Price / Tangible Book Value Per Share	160.2%	126.6%	121.3%	86.7%	158.9%
Dividend Yield (Most Recent Quarter)	0.00%	1.96%	2.24%	1.19%	4.17%
Precedent Transactions Analysis
D.A. Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Florida Transactions,” (2) “Southeastern United States Transactions,” and (3) “Nationwide Transactions.”
“Florida Transactions” included 12 transactions where:
•
the selling company was a bank or bank holding company headquartered in Florida;

•
the transaction was announced between January 1, 2017 and May 28, 2021;

•
the selling company’s total assets were between $750 million and $10.0 billion;

•
the transaction’s pricing information was publicly available; and

•
the transaction was not a merger of equals

“Southeastern United States Transactions” included 12 transactions where:
•
the selling company was a bank or bank holding company headquartered in the Southeastern United States;

•
the transaction was announced between January 1, 2017 and May 28, 2021;

•
the selling company’s total assets were between $2.0 billion and $5.0 billion;

•
the transaction’s pricing information was publicly available; and

•
the transaction was not a merger of equals

“Nationwide Transactions” included 11 transactions where:
•
the selling company was a bank or bank holding company headquartered in the United States;

•
the transaction was announced between January 1, 2020 and May 28, 2021;

•
the selling company’s total assets were between $1.0 billion and $5.0 billion;

•
the selling company’s TCE ratio is below 10.00%;

•
the transaction’s pricing information was publicly available; and

•
the transaction was not a merger of equals

The following tables set forth the transactions included in “Florida Transactions,” “Southeastern U.S. Transactions,” and “Nationwide Transactions,” and are sorted by announcement date:

Florida Transactions
Announcement Date	Acquirer	Target
3/09/2020	United Community Banks, Inc.	Three Shores Bancorporation, Inc.
5/06/2019	Banco Bradesco SA	BAC Florida Bank
11/16/2018	First Citizens BancShares, Inc.	Biscayne Bancshares, Inc.
12/18/2017	First Citizens BancShares, Inc.	HomeBancorp, Inc.
12/01/2017	Banco de Credito e Inversiones SA	TotalBank
11/17/2017	Ameris Bancorp	Atlantic Coast Financial Corporation
10/19/2017	IBERIABANK Corporation	Gibraltar Private Bank & Trust Co.
8/14/2017	CenterState Bank Corporation	HCBF Holding Company, Inc.
8/14/2017	CenterState Bank Corporation	Sunshine Bancorp, Inc.
7/26/2017	Valley National Bancorp	USAmeriBancorp, Inc.
3/27/2017	Home BancShares, Inc.	Stonegate Bank
2/28/2017	IBERIABANK Corporation	Sabadell United Bank, N.A.
Southeastern U.S. Transactions
Announcement Date	Acquirer	Target
1/21/2020	FB Financial Corporation	Franklin Financial Network, Inc.
11/18/2019	United Bankshares, Inc.	Carolina Financial Corporation
5/06/2019	Banco Bradesco SA	BAC Florida Bank
12/17/2018	Ameris Bancorp	Fidelity Southern Corporation
11/26/2018	CenterState Bank Corporation	National Commerce Corporation
5/13/2018	Cadence Bancorporation	State Bank Financial Corporation
3/28/2018	Renasant Corporation	Brand Group Holdings, Inc.
12/01/2017	Banco de Credito e Inversiones SA	TotalBank
8/22/2017	Arvest Bank Group, Inc.	Bear State Financial, Inc.
7/26/2017	Valley National Bancorp	USAmeriBancorp, Inc.
4/27/2017	South State Corporation	Park Sterling Corporation
3/27/2017	Home BancShares, Inc.	Stonegate Bank
Nationwide Transactions
Announcement Date	Acquirer	Target
5/18/2021*	Glacier Bancorp, Inc.	Altabancorp
4/26/2021*	Enterprise Financial Services Corp	First Choice Bancorp
4/12/2021*	Nicolet Bankshares, Inc.	Mackinac Financial Corporation
3/31/2021*	VyStar Credit Union	Heritage Southeast Bancorporation Inc.
3/22/2021*	Banc of California, Inc.	Pacific Mercantile Bancorp
1/27/2021*	Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
8/20/2020	Enterprise Financial Services Corp	Seacoast Commerce Banc Holdings
3/12/2020	Provident Financial Services, Inc.	SB One Bancorp
3/09/2020	United Community Banks, Inc.	Three Shores Bancorporation, Inc.
2/18/2020	LendingClub Corporation	Radius Bancorp, Inc.
2/11/2020	Heartland Financial USA, Inc.	AIM Bancshares, Inc.

*
Indicates the transaction was pending as of May 28, 2021

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:
•
transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

•
tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction

D.A. Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of TGR Financial as of or for the twelve-month period ended March 31, 2021. The table below sets forth the results of this analysis.
Financial Condition and Performance
	Financial	Florida				Southeastern U.S.				Nationwide
		Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$2,274	$1,880	$2,296	$922	$5,789	$3,602	$3,520	$2,239	$4,892	$1,588	$1,818	$1,201	$3,522
Return on Average Assets (Last Twelve Months)	0.89%	0.81%	0.84%	0.33%	1.37%	1.06%	0.99%	0.37%	1.61%	1.00%	0.97%	0.31%	1.42%
Return on Average Equity (Last Twelve Months)	10.58%	8.65%	8.65%	3.21%	16.42%	8.58%	8.87%	3.75%	14.95%	9.71%	9.07%	3.16%	13.35%
Tangible Common Equity Ratio	7.16%	9.16%	8.94%	6.16%	11.76%	9.49%	9.75%	7.42%	12.50%	8.63%	8.52%	6.93%	9.98%
Efficiency Ratio (Last Twelve Months)	50.5%	58.8%	61.5%	42.9%	89.8%	57.0%	59.4%	50.4%	78.9%	63.4%	63.2%	48.7%	76.8%
Non-Performing Assets / Total Assets	0.00%	0.75%	1.05%	0.13%	3.81%	0.75%	0.90%	0.14%	2.51%	0.51%	0.67%	0.09%	2.53%
Transaction Multiples
	Financial	Florida				Southeastern U.S.				Nationwide
		Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Tangible Book Value (Per Share)	174.3%	187.3%	189.0%	100.4%	258.9%	221.9%	215.9%	149.3%	271.6%	171.4%	174.6%	100.4%	288.3%
Transaction Price / Tangible Book Value (Aggregate)	180.4%	191.5%	196.5%	128.0%	268.7%	236.8%	223.5%	150.2%	272.3%	173.0%	179.1%	124.6%	291.2%
Transaction Price / Last Twelve Months EPS	17.2x	19.2x	18.7x	11.2x	24.8x	20.2x	20.8x	16.0x	28.7x	13.5x	16.1x	9.2x	29.2x
Tangible Book Premium / Core Deposits(1)	7.1%	12.3%	13.9%	4.4%	33.7%	17.6%	19.0%	7.0%	33.7%	7.4%	9.1%	3.3%	20.0%

(1)
Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration over tangible book value by core deposits

Net Present Value Analysis for TGR Financial
D.A. Davidson performed an analysis that estimated the net present value per share of TGR Financial capital stock under various circumstances. The analysis assumed: (i) TGR Financial performed in accordance with TGR Financial management’s budget for the years ending December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by First Foundation management. To approximate the terminal value of TGR Financial capital stock at December 31, 2026, D.A. Davidson applied price to earnings multiples of 10.0x to 22.0x and multiples of tangible book value ranging from 120.0% to 240.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of TGR Financial’s capital stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the Duff & Phelps normalized risk-free rate, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.
At the June 2, 2021 First Foundation board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $8.54 to $22.38 per share of TGR Financial capital stock when applying the price to earnings multiples to the financial projections and $8.34 to $20.05 per share of TGR Financial capital stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
Discount Rate	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.00%	$11.63	$13.42	$15.21	$17.00	$18.79	$20.58	$22.38
10.00%	$11.03	$12.73	$14.43	$16.13	$17.83	$19.53	$21.23
11.00%	$10.47	$12.08	$13.70	$15.31	$16.92	$18.54	$20.15
12.00%	$9.94	$11.48	$13.01	$14.54	$16.07	$17.61	$19.14
13.00%	$9.45	$10.90	$12.36	$13.82	$15.27	$16.73	$18.18
14.00%	$8.98	$10.36	$11.75	$13.13	$14.52	$15.90	$17.28
15.00%	$8.54	$9.86	$11.17	$12.49	$13.80	$15.12	$16.44
Tangible Book Value Multiples
Discount Rate	Tangible Book Value Per Share Multiple
	120.0%	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%
9.00%	$11.36	$12.80	$14.25	$15.70	$17.15	$18.60	$20.05
10.00%	$10.77	$12.15	$13.52	$14.90	$16.27	$17.64	$19.02
11.00%	$10.23	$11.53	$12.84	$14.14	$15.44	$16.75	$18.05
12.00%	$9.71	$10.95	$12.19	$13.43	$14.67	$15.91	$17.14
13.00%	$9.23	$10.41	$11.58	$12.76	$13.94	$15.11	$16.29
14.00%	$8.77	$9.89	$11.01	$12.13	$13.25	$14.37	$15.48
15.00%	$8.34	$9.41	$10.47	$11.53	$12.60	$13.66	$14.72
D.A. Davidson also considered and discussed with the First Foundation board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming TGR Financial estimated earnings per share in 2026 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of and $8.41 to $22.51 per share of TGR Financial capital stock, using the price to earnings multiples of 10.0x to 22.0x and a discount rate of 12.00%.

Variance to 2026 EPS	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$11.48	$13.31	$15.15	$16.99	$18.83	$20.67	$22.51
15.00%	$11.09	$12.86	$14.62	$16.38	$18.14	$19.90	$21.67
10.00%	$10.71	$12.40	$14.08	$15.77	$17.45	$19.14	$20.82
5.00%	$10.33	$11.94	$13.54	$15.15	$16.76	$18.37	$19.98
0.00%	$9.94	$11.48	$13.01	$14.54	$16.07	$17.61	$19.14
−5.00%	$9.56	$11.02	$12.47	$13.93	$15.38	$16.84	$18.30
−10.00%	$9.18	$10.56	$11.94	$13.31	$14.69	$16.07	$17.45
−15.00%	$8.79	$10.10	$11.40	$12.70	$14.00	$15.31	$16.61
−20.00%	$8.41	$9.64	$10.86	$12.09	$13.31	$14.54	$15.77
Net Present Value Analysis for First Foundation
D.A. Davidson performed an analysis that estimated the net present value per share of First Foundation common stock under various circumstances. The analysis assumed: (i) First Foundation performed in accordance with average Street estimates for the years ending December 31, 2021, December 31, 2022 and December 31, 2023; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by First Foundation management. To approximate the terminal value of First Foundation common stock at December 31, 2026, D.A. Davidson applied price to earnings multiples of 10.0x to 22.0x and multiples of tangible book value ranging from 120.0% to 240.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.00% to 14.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Foundation’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the Duff & Phelps normalized risk-free rate, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.
At the June 2, 2021 First Foundation board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $14.24 to $39.85 per share of First Foundation common stock when applying the price to earnings multiples to the financial projections and $15.90 to $40.93 per share of First Foundation common stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
Discount Rate	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
8.00%	$19.16	$22.61	$26.05	$29.50	$32.95	$36.40	$39.85
9.00%	$18.21	$21.48	$24.75	$28.02	$31.29	$34.56	$37.83
10.00%	$17.32	$20.42	$23.52	$26.63	$29.73	$32.83	$35.93
11.00%	$16.48	$19.42	$22.37	$25.31	$28.26	$31.20	$34.15
12.00%	$15.69	$18.48	$21.28	$24.08	$26.87	$29.67	$32.47
13.00%	$14.94	$17.60	$20.26	$22.91	$25.57	$28.23	$30.89
14.00%	$14.24	$16.77	$19.29	$21.82	$24.34	$26.87	$29.40

Tangible Book Value Multiples
Discount Rate	Tangible Book Value Per Share Multiple
	120.0%	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%
8.00%	$21.42	$24.67	$27.92	$31.17	$34.42	$37.67	$40.93
9.00%	$20.36	$23.44	$26.52	$29.60	$32.69	$35.77	$38.85
10.00%	$19.35	$22.28	$25.20	$28.13	$31.05	$33.98	$36.90
11.00%	$18.41	$21.19	$23.96	$26.74	$29.52	$32.29	$35.07
12.00%	$17.52	$20.16	$22.80	$25.43	$28.07	$30.71	$33.34
13.00%	$16.69	$19.19	$21.70	$24.20	$26.71	$29.21	$31.72
14.00%	$15.90	$18.28	$20.66	$23.04	$25.42	$27.80	$30.19
D.A. Davidson also considered and discussed with the First Foundation board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming First Foundation estimated earnings per share in 2026 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $13.53 to $40.63 per share for First Foundation common stock, using the price to earnings multiples of 10.0x to 22.0x and a discount rate of 11.00%.
Variance to 2026 EPS	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$19.42	$22.96	$26.49	$30.03	$33.56	$37.09	$40.63
15.00%	$18.69	$22.07	$25.46	$28.85	$32.23	$35.62	$39.01
10.00%	$17.95	$21.19	$24.43	$27.67	$30.91	$34.15	$37.39
5.00%	$17.21	$20.31	$23.40	$26.49	$29.58	$32.68	$35.77
0.00%	$16.48	$19.42	$22.37	$25.31	$28.26	$31.20	$34.15
−5.00%	$15.74	$18.54	$21.34	$24.14	$26.93	$29.73	$32.53
−10.00%	$15.01	$17.66	$20.31	$22.96	$25.61	$28.26	$30.91
−15.00%	$14.27	$16.77	$19.28	$21.78	$24.28	$26.79	$29.29
−20.00%	$13.53	$15.89	$18.25	$20.60	$22.96	$25.31	$27.67
Illustrative Net Present Value Analysis for Pro Forma First Foundation
For illustrative purposes, D.A. Davidson performed an analysis that estimated the net present value per share of First Foundation common stock under various circumstances, including the impact of the merger with TGR Financial. The analysis assumed (i) First Foundation performed in accordance with average Street estimates for the years ending December 31, 2021, December 31, 2022 and December 31, 2023; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by First Foundation management; and (iii) the pro forma financial impact of the merger with TGR Financial including the cost savings estimates, revenue enhancements, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by First Foundation management. The analysis also assumed (i) TGR Financial performed in accordance with financial projections for TGR Financial based on TGR Financial management’s budget for the years ending December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by First Foundation management. To approximate the terminal value of First Foundation common stock at December 31, 2026, D.A. Davidson applied price to earnings multiples of 10.0x to 22.0x and multiples of tangible book value ranging from 120.0% to 240.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.00% to 14.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Foundation’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the Duff & Phelps normalized risk-free rate, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the June 2, 2021 First Foundation board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $15.10 to $42.42 per share of First Foundation common stock when applying the price to earnings multiples to the financial projections and $16.23 to $41.83 per share of First Foundation common stock of when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
Discount Rate	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
8.00%	$20.33	$24.01	$27.69	$31.38	$35.06	$38.74	$42.42
9.00%	$19.32	$22.81	$26.30	$29.80	$33.29	$36.78	$40.27
10.00%	$18.37	$21.69	$25.00	$28.31	$31.63	$34.94	$38.25
11.00%	$17.48	$20.62	$23.77	$26.91	$30.06	$33.20	$36.35
12.00%	$16.64	$19.62	$22.61	$25.60	$28.59	$31.57	$34.56
13.00%	$15.85	$18.68	$21.52	$24.36	$27.20	$30.03	$32.87
14.00%	$15.10	$17.80	$20.49	$23.19	$25.89	$28.59	$31.28
Tangible Book Value Multiples
Discount Rate	Tangible Book Value Per Share Multiple
	120.0%	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%
8.00%	$21.88	$25.20	$28.53	$31.85	$35.18	$38.51	$41.83
9.00%	$20.79	$23.94	$27.10	$30.25	$33.41	$36.56	$39.71
10.00%	$19.76	$22.76	$25.75	$28.74	$31.74	$34.73	$37.72
11.00%	$18.80	$21.64	$24.48	$27.32	$30.16	$33.00	$35.85
12.00%	$17.89	$20.59	$23.29	$25.99	$28.68	$31.38	$34.08
13.00%	$17.04	$19.60	$22.16	$24.73	$27.29	$29.85	$32.42
14.00%	$16.23	$18.67	$21.10	$23.54	$25.98	$28.41	$30.85
D.A. Davidson also considered and discussed with the First Foundation board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming First Foundation’s pro forma estimated earnings per share in 2026 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $14.33 to $43.27 per share of First Foundation common stock using the price to earnings multiples of 10.0x to 22.0x, and using a discount rate of 11.00%.
Variance to 2026 EPS	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$20.62	$24.40	$28.17	$31.95	$35.72	$39.49	$43.27
15.00%	$19.84	$23.45	$27.07	$30.69	$34.31	$37.92	$41.54
10.00%	$19.05	$22.51	$25.97	$29.43	$32.89	$36.35	$39.81
5.00%	$18.27	$21.57	$24.87	$28.17	$31.47	$34.78	$38.08
0.00%	$17.48	$20.62	$23.77	$26.91	$30.06	$33.20	$36.35
−5.00%	$16.69	$19.68	$22.67	$25.66	$28.64	$31.63	$34.62

Variance to 2026 EPS	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
−10.00%	$15.91	$18.74	$21.57	$24.40	$27.23	$30.06	$32.89
−15.00%	$15.12	$17.79	$20.47	$23.14	$25.81	$28.49	$31.16
−20.00%	$14.33	$16.85	$19.37	$21.88	$24.40	$26.91	$29.43
Financial Impact Analysis
D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of First Foundation and TGR Financial. Assumptions regarding the accounting treatment, acquisition adjustments, cost savings and revenue enhancements were used to calculate the financial impact that the merger would have on certain projected financial results of TGR Financial. In the course of this analysis, D.A. Davidson used the average Street estimates for First Foundation for the years ending December 31, 2021, December 31, 2022 and December 31, 2023, and a long-term growth rate for the years thereafter, as discussed and confirmed by First Foundation management. D.A. Davidson used TGR Financial management’s budget for the years ending December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024, as discussed and confirmed by First Foundation management. This analysis indicated that the merger is expected to be accretive to First Foundation’s estimated earnings per share beginning in 2022, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for First Foundation and that First Foundation would maintain capital ratios in excess of those required for First Foundation to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by First Foundation and TGR Financial prior to and following the merger will vary from the projected results, and the variations may be material.
D.A. Davidson prepared its analyses for purposes of providing its opinion to First Foundation’s board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of TGR Financial’s capital stock in the proposed merger and to assist First Foundation’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of First Foundation, TGR Financial or D.A. Davidson or any other person assumes responsibility if future results are materially different from those projected.
D.A. Davidson’s opinion was one of many factors considered by the First Foundation’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of First Foundation or management with respect to the merger or the merger consideration.
D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to First Foundation, TGR Financial and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of First Foundation and TGR Financial for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. First Foundation selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on May 6, 2021, First Foundation engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction and agreed to pay D.A. Davidson a cash fee of $200,000 concurrently with the rendering of its opinion. First Foundation has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.
D.A. Davidson has not had any other material financial advisory or other material commercial or investment banking relationships with First Foundation or TGR Financial during the two years preceding the date of the fairness opinion letter. Additionally, D.A. Davidson may seek to provide investment banking services to the combined company in the future and would expect to receive future compensation.
TGR Financial’s Reasons for the Merger; Recommendation of the TGR Financial Board of Directors
After careful consideration, the TGR Financial board of directors, at a meeting held on June 2, 2021, determined that the merger agreement is advisable and fair to and in the best interests of TGR Financial and its shareholders. Accordingly, the TGR Financial board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement, and recommends that TGR Financial shareholders vote “FOR” the TGR Financial merger proposal. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders adopt and approve the TGR Financial merger proposal, the TGR Financial board of directors evaluated the merger and the merger agreement in consultation with TGR Financial’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
•
each of TGR Financial’s, First Foundation’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the TGR Financial board of directors considered its view that First Foundation’s business and operations complement those of TGR Financial and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•
its understanding of the current and prospective environment in which TGR Financial and First Foundation operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on TGR Financial both with and without the proposed transaction;

•
the reduction in the number of financial institutions with an interest in acquiring Florida banks as a result of the continued consolidation in the banking industry and the acquisition by other financial institutions of several of the banks that were historically active in acquiring Florida banks;

•
the exchange ratio is fixed so that if the market price of First Foundation common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by TGR Financial shareholders in exchange for their shares will also be higher;

•
the results that TGR Financial could expect to achieve operating independently, and the likely risks and benefits to TGR Financial shareholders of that course of action, as compared to the value of the merger consideration to be received from First Foundation;

•
its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

•
its review and discussions with TGR Financial’s management regarding strategic alternatives available to TGR Financial for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives and the benefits of an acquisition by First Foundation compared to such other alternatives;

•
the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•
management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

•
its belief that the transaction is likely to provide substantial value to TGR Financial’s shareholders;

•
the financial analyses of Truist Securities, TGR Financial’s financial advisor, and the opinion delivered by Truist Securities to TGR Financial’s board of directors on June 2, 2021, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Truist Securities as set forth in its opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of TGR Financial common stock (other than First Foundation and its affiliates) as more fully described in the section entitled “The Merger — Opinion of TGR Financial’s Financial Advisor”;

•
the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of TGR Financial’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to TGR Financial shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

•
the fact that the merger consideration will consist of shares of First Foundation common stock, which would allow TGR Financial shareholders to participate in a significant portion of the future performance of the combined TGR Financial and First Foundation business and synergies resulting from the merger, and the value to TGR Financial shareholders represented by that consideration;

•
that the pro forma ownership by TGR Financial shareholders in First Foundation following the closing of the merger will be approximately 20% of the outstanding First Foundation shares;

•
that TGR Financial’s directors and executive officers have financial interests in the merger in addition to their interests as TGR Financial shareholders, including financial interests that are the result of compensation arrangements with TGR Financial, and the manner in which such interests would be affected by the merger;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the merger consideration will generally be tax-free to TGR Financial shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”;

•
the greater liquidity in the trading market for First Foundation common stock relative to the market for TGR Financial common stock and TGR Financial preferred stock due to the listing of First Foundation’s shares on the NASDAQ; and

•
the opportunity for TGR Financial shareholders to receive First Foundation common stock which has historically paid a cash dividend as compared to the TGR Financial shares for which no cash dividends have been paid.

The TGR Financial board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•
the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

•
the potential risk of diverting management attention and resources from the operation of TGR Financial’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•
the requirement that TGR Financial conduct its business in the ordinary course and the other restrictions on the conduct of TGR Financial’s business prior to the completion of the merger, which may delay or prevent TGR Financial from undertaking business opportunities that may arise pending completion of the merger;
•
that under the merger agreement, subject to certain exceptions, TGR Financial cannot solicit competing acquisition proposals;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating TGR Financial’s business, operations and workforce with those of First Foundation and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

•
the possibility that TGR Financial will have to pay a $11.9 million termination fee to First Foundation if the merger agreement is terminated under certain circumstances;

•
that the exchange ratio is fixed so that if the market price of First Foundation common stock is lower at the time of the closing of the merger, the economic value of the merger consideration to be received by TGR Financial shareholders in exchange for their shares will also be lower; and

•
the other risks under the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the TGR Financial board of directors, TGR shareholders should be aware that certain directors and officers of TGR Financial may have interests in the merger that are different from, or in addition to, interests of TGR Financial shareholders generally and may create potential conflicts of interest. The TGR Financial board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to TGR Financial’s shareholders that they vote in favor of the proposal to approve the merger agreement. See “Interests of TGR Financial’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the factors considered by the TGR Financial board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the TGR Financial board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the TGR Financial board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The TGR Financial board of directors considered all these factors as a whole, including discussions with, and questioning of, TGR Financial’s management and TGR Financial’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the TGR Financial board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that TGR shareholder vote “FOR” the TGR Financial merger proposal and “FOR” the TGR Financial adjournment proposal.
Each of the directors of TGR Financial has entered into a voting agreement with First Foundation, pursuant to which they have agreed to vote in favor of the TGR Financial merger proposal and the other proposals to be voted on at the TGR Financial special meeting, subject to the terms of the voting agreement. The voting agreements are discussed in more detail in the section entitled “Information About the TGR Financial Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”
It should be noted that this explanation of the TGR Financial board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 43.
Opinion of TGR Financial’s Financial Advisor
On June 2, 2021, Truist Securities rendered its oral opinion to the TGR board of directors (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated June 2, 2021) as to, as of June 2, 2021, the fairness, from a financial point of view, to the holders of TGR Financial common stock other than First Foundation and its affiliates of the exchange ratio in the merger.
Truist Securities’ opinion was directed to the TGR board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of TGR Financial common stock (other than First Foundation and its affiliates) of the exchange ratio in the merger and did not address any other terms, conditions, aspects or implications of the merger or the bank merger, which we collectively refer to in this section as the transaction. The summary of Truist Securities’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix E to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Truist Securities in preparing its opinion. However, neither Truist Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation as to, or otherwise address, how the TGR board of directors or any security holder of TGR Financial should act or vote with respect to any matter relating to the Transaction or otherwise.
In connection with its opinion, Truist Securities conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. In arriving at its opinion, Truist Securities reviewed:
•
a draft, dated May 30, 2021, of the merger agreement;

•
certain publicly available business and financial information relating to TGR Financial and First Foundation;

•
certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of TGR Financial and First Foundation made available to Truist Securities by the management of TGR Financial, including financial forecasts with respect to the future financial performance of TGR Financial prepared by the management of TGR Financial, which we refer to as the TGR projections;

•
the financial and operating performance of TGR Financial and First Foundation, as compared to that of companies with publicly traded equity securities that Truist Securities deemed relevant; and

•
the publicly available financial terms of certain transactions that Truist Securities deemed relevant.

Truist Securities also had discussions with certain members of the managements of TGR Financial and First Foundation and with certain of TGR Financial’s and First Foundation’s representatives and advisors regarding the business, financial condition, results of operations, and prospects of TGR Financial and First Foundation and undertook such other studies, analyses and investigations as Truist Securities deemed appropriate.
Truist Securities relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Truist Securities’ role in reviewing such data, material and other information was limited solely to performing such review as Truist Securities deemed necessary and appropriate to support its opinion, and such review was not conducted on behalf of the TGR board of directors, TGR Financial or any other person. The TGR Financial advised Truist Securities, and Truist Securities assumed, that the TGR projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of TGR Financial management as to the future financial results and condition of TGR Financial, including the direct and indirect potential business, financial, economic and market implications of the COVID-19 pandemic and related illnesses. In addition, TGR Financial advised Truist Securities, and with TGR Financial’s consent Truist Securities assumed, that the TGR projections provided a reasonable basis on which to evaluate TGR Financial and the Transaction and, at TGR Financial’s direction, Truist Securities used and relied upon the TGR projections for purposes of its analyses and opinion. Truist Securities expressed no view or opinion with respect to the TGR projections or the assumptions on which they were based. In reaching the conclusions in its opinion, Truist Securities did not perform a dividend discount analysis of First Foundation, because Truist Securities was not provided with long-term financial forecasts with respect to the future financial performance of First Foundation prepared by the management of First Foundation or management of TGR Financial reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of First Foundation. Accordingly, with TGR Financial’s consent, Truist Securities evaluated First Foundation based solely on a review of the financial and operating performance of First Foundation, as compared to that of companies with publicly traded equity securities that Truist Securities deemed relevant (Truist Securities was provided with publicly available analyst estimates for First Foundation for the years ending December 31, 2021, December 31, 2022, and December 31, 2023). Truist Securities further relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of TGR Financial or First Foundation since the dates of the information, financial or otherwise, provided to Truist Securities and that there was no information or any facts that would make any of the information discussed with or reviewed by Truist Securities incomplete or misleading.
Truist Securities also relied upon and assumed without independent verification that (i) the representations and warranties of all parties to the merger agreement and all of the documents and agreements referred to therein were true and correct; (ii) each party to the merger agreement and all of the documents and agreements referred to therein would fully and timely perform all of the covenants and agreements required to be performed by such party under the merger agreement and such other documents and agreements; (iii) all conditions to the consummation of the Transaction would be satisfied without waiver thereof; (iv) the Transaction would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement therein; and (v) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on TGR Financial, First Foundation or the expected benefits of the Transaction. In addition, Truist Securities assumed, with TGR Financial’s agreement, that for U.S. federal income tax purposes, the merger would qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended. Truist Securities also assumed that the merger agreement, when executed by the respective parties thereto, would conform to the draft reviewed by Truist Securities in all respects material to its analyses and opinion. In addition, TGR Financial advised Truist Securities that each share of TGR preferred stock is entitled to receive, in accordance with its terms, the same per share consideration in the Transaction as that provided in respect of a share of TGR Financial common stock, and Truist Securities consequently treated, with TGR Financial’s approval, shares of TGR Financial common stock and TGR Financial Preferred Stock as equivalent in value and did not express any view on the allocation of consideration provided in the Transaction as between TGR Financial common stock and TGR Financial Preferred Stock.
Furthermore, in connection with its opinion, Truist Securities was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of or relating to TGR Financial, First Foundation or any other party to the Transaction, nor was Truist Securities furnished with any such appraisal or evaluation. As TGR Financial was aware, Truist Securities were not experts in evaluating the adequacy of the allowance for loan losses or fair value assessments with respect to loan portfolios and its services did not include any review of any credit files of TGR Financial, First Foundation or any other party to the Transaction or any determination or evaluation by Truist Securities with respect thereto. Accordingly, Truist Securities made no analysis of, and expressed no opinion as to, the adequacy of TGR Financial’s, First Foundation’s or any other such party’s allowances for loan losses or fair value assessments and Truist Securities assumed, with TGR Financial’s consent, that such allowances for loan losses would be adequate to cover any such losses. Truist Securities did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities relating to TGR Financial, First Foundation or any other party to the Transaction or of any governmental investigation of any possible unasserted claims or other contingent liabilities relating to TGR Financial, First Foundation or any other such party. Truist Securities did not express any opinion as to what the value of the First Foundation common stock actually would be when issued in the merger or the price or range of prices at which TGR Financial common stock, TGR Financial preferred stock or First Foundation common stock may be purchased or sold at any time.
Truist Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to Truist Securities as of, the date of its opinion. Truist Securities has no obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring or information that otherwise comes to its attention after the date of its opinion. Furthermore, as TGR Financial was aware, the credit, financial and stock markets had been experiencing significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and Truist Securities expressed no opinion or view as to any potential effects of such volatility on TGR Financial, First Foundation or the Transaction.
Truist Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of TGR Financial common stock, other than First Foundation and its affiliates, of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. Truist Securities was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the TGR board of directors, TGR Financial or any other party to proceed with or effect the merger; (ii) the form, structure or any other portion or aspect of the merger; (iii) other than assuming the consummation thereof in accordance with the merger agreement, the bank merger; (iv) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of any party, except as expressly set forth in the final paragraph of its opinion; (v) the relative merits of the merger as compared to any alternative business strategies that might exist for TGR Financial, First Foundation or any other party or the effect of any other transaction in which TGR Financial, First Foundation or any other party might engage; (vi) whether or not TGR Financial, First Foundation or any other party is receiving or paying reasonably equivalent value in the merger; (vii) the solvency, creditworthiness or fair value of TGR Financial, First Foundation or any of their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the exchange ratio or otherwise. Furthermore, Truist Securities did not provide any opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. Truist Securities assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Truist Securities relied, with TGR Financial’s consent, on the assessments by the TGR board of directors, TGR Financial and their respective advisors as to all legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other matters with respect to TGR Financial, First Foundation and the Transaction.
In performing its analyses, Truist Securities considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. The implied valuation reference ranges indicated by Truist Securities’ analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond TGR Financial’s control and the control of Truist Securities. Much of the information used in, and accordingly the results of, Truist Securities’ analyses are inherently subject to substantial uncertainty.
Truist Securities’ opinion and analyses were provided to the TGR board of directors in connection with its evaluation of the proposed merger and were among many factors considered by the TGR board of directors in evaluating the proposed merger. Neither Truist Securities’ opinion nor its analyses were determinative of the merger Consideration or of the views of the TGR board of directors with respect to the proposed merger. Truist Securities was retained by TGR Financial as an independent contractor, and did not act as an agent or fiduciary of the TGR board of directors, TGR Financial, the security holders or creditors of TGR Financial or any other person or entity.
Material Financial Analyses
The following is a summary of the material financial analyses performed by Truist Securities in connection with its opinion rendered to the TGR board of directors on June 2, 2021. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Truist Securities’ analyses.
Share prices for the selected companies listed below were based on the market price of the common stock of such companies as of May 28, 2021, and share prices for the selected transactions listed below were calculated based on the value of the proposed consideration in the selected transactions.
TGR Financial
Selected Transactions Analysis.   Truist Securities reviewed the publicly available financial terms of transactions Truist Securities deemed relevant. The financial terms reviewed included:
•
Share price as a multiple of earnings per share for the last twelve months, or “Price/LTM EPS”; and

•
Share price as a multiple of tangible book value per share, or “Price/TBV.”

The selected transactions and resulting minimum, 25th percentile, median, 75th percentile and maximum financial terms were:
Date Announced	Acquiror	Target
4/26/2021	Enterprise Financial Services	First Choice Bancorp
4/12/2021	Nicolet Bankshares Inc.	Mackinac Financial Corp
3/29/2021	Peoples Bancorp Inc.	Premier Financial Bancorp Inc.
8/20/2020	Enterprise Financial Services	Seacoast Commerce Banc
3/12/2020	Provident Financial Services	SB One Bancorp
3/9/2020	United Community Banks Inc.	Three Shores Bancorp. Inc.
2/11/2020	Heartland Financial USA Inc.	AIM Bancshares Inc.
Price/
	LTM EPS	TBV
Minimum	9.4x	1.02x
25th Percentile	11.8x	1.30x
Median	13.4x	1.51x
75th Percentile	14.3x	1.81x
Maximum	18.5x	2.10x
Taking into account the results of the selected transactions analysis, Truist Securities applied selected ranges of 12.0x to 14.5x to TGR Financial’s earnings per share for the last twelve months ended March 31, 2021 and 1.30x to 1.80x to TGR Financial’s March 31, 2021 total book value per share. Taking into account the closing price per share of First Foundation common stock of $25.10 as of May 28, 2021 and the results of the selected transactions analyses of TGR Financial, Truist Securities calculated implied exchange ratio reference ranges of 0.4183 to 0.5056 of a share of First Foundation common stock for each share of TGR Financial common stock based on Price/LTM EPS and 0.4526 to 0.6267 of a share of First Foundation common stock for each share of TGR Financial common stock based on Price/TBV, in each case as compared to the exchange ratio in the merger pursuant to the merger agreement of 0.6068 of a share of First Foundation common stock for each share of TGR Financial common stock.
Selected Companies Analysis.   Truist Securities considered certain financial data for TGR Financial and selected companies with publicly traded equity securities Truist Securities deemed relevant. The financial data reviewed included
•
Price/LTM EPS; and

•
Price/TBV.

The selected companies and resulting minimum, 25th percentile, median, 75th percentile and maximum financial terms were:
•
BankFirst Capital Corporation

•
CNB Bank Shares, Inc.

•
ENB Financial Corp

•
Heartland BancCorp

•
JD Bancshares Inc.

•
Lyons Bancorp Inc.

•
Orange County Bancorp, Inc.

•
Private Bancorp of America, Inc.

Price/
	LTM EPS	TBV
Minimum	8.2x	0.87x
25th Percentile	9.9x	0.99x
Median	10.5x	1.20x
75th Percentile	11.0x	1.35x
Maximum	14.0x	1.64x
Taking into account the results of the selected companies analysis, Truist Securities applied selected ranges of 9.0x to 11.0x to TGR Financial’s earnings per share for the last twelve months ended March 31, 2021 and 1.00x to 1.40x to TGR Financial’s March 31, 2021 total book value per share. Taking into account the closing price per share of First Foundation common stock of $25.10 as of May 28, 2021 and the results of the selected companies analyses of TGR Financial, Truist Securities calculated implied exchange ratio reference ranges of 0.3135 to 0.3833 of a share of First Foundation common stock for each share of TGR Financial common stock based on Price/LTM EPS and 0.3482 to 0.4873 of a share of First Foundation common stock for each share of TGR Financial common stock based on Price/TBV, in each case as compared to the exchange ratio in the merger pursuant to the merger agreement of 0.6068 of a share of First Foundation common stock for each share of TGR Financial common stock.
Dividend Discount Analysis.   Using the TGR projections and assuming, at the direction of TGR Financial management, that TGR Financial would distribute 100% of capital in excess of the amount necessary to achieve a tangible assets ratio of 8.00%, Truist Securities performed a dividend discount analysis of TGR Financial, by calculating the estimated present value of (i) the projected dividends to be paid by TGR Financial during the period of the TGR projections and (ii) the implied terminal equity value of TGR Financial at the end of such period. Truist Securities used a 0.50% post-tax opportunity cost of cash and discount rates ranging from 10.0% to 12.0%, and applied terminal price to earnings per share multiples ranging from 9.0x to 11.0x to TGR Financial’s estimated 2026 earnings per share. Taking into account the closing price per share of First Foundation common stock of $25.10 as of May 28, 2021 and the results of the dividend discount analyses of TGR Financial, Truist Securities calculated an implied exchange ratio reference range of 0.4468 to 0.5486 of a share of First Foundation common stock for each share of TGR Financial common stock, as compared to the exchange ratio in the merger pursuant to the merger agreement of 0.6068 of a share of First Foundation common stock for each share of TGR Financial common stock.
First Foundation
Selected Companies Analysis.   Truist Securities considered certain financial data for First Foundation and selected companies with publicly traded equity securities Truist Securities deemed relevant. The financial data reviewed included:
•
Price/LTM EPS; and

•
Price/TBV.

The selected companies and resulting minimum, 25th percentile, median, 75th percentile and maximum financial terms were:
•
Central Pacific Financial Corp.

•
HomeStreet, Inc.

•
Luther Burbank Corporation

•
TriCo Bancshares

•
National Bank Holdings Corporation

•
Hanmi Financial Corporation

•
Heritage Financial Corporation

•
Preferred Bank

•
Heritage Commerce Corp

Price/
	LTM EPS	TBV
Minimum	9.9x	1.02x
25th Percentile	12.4x	1.44x
Median	13.7x	1.72x
75th Percentile	16.7x	1.82x
Maximum	17.6x	2.02x
Taking into account the results of the selected companies analysis of First Foundation, Truist Securities applied selected ranges of 12.0x to 17.0x to First Foundation’s earnings per share for the last twelve months ended March 31, 2021 and 1.40x to 1.80x to First Foundation’s March 31, 2021 total book value per share. The selected companies analysis of First Foundation indicated implied value reference ranges per share of First Foundation common stock of $24.81 to $35.14 based on Price/LTM EPS and $19.37 to $24.90 based on Price/TBV, in each case as compared to the closing price per share of First Foundation common stock of $25.10 as of May 28, 2021 used by Truist Securities for purposes of its financial analyses.
Other Matters
Truist Securities was retained by TGR Financial as its financial advisor based on Truist Securities’ experience and reputation and Truist Securities’ knowledge of TGR Financial and its industry. For its services as financial advisor to TGR Financial, Truist Securities will receive a transaction fee based on the value of the proposed merger, which fee is currently estimated to be approximately $2,400,000. Upon the rendering of its opinion, Truist Securities became entitled to a fee of $500,000, which is creditable against the transaction fee to the extent previously paid. In addition, TGR Financial has agreed to reimburse certain expenses incurred by Truist Securities in connection with its engagement and to indemnify Truist Securities and certain related parties for certain liabilities arising out of its engagement.
As TGR Financial was aware, Truist Securities and its affiliates provided investment banking and other financial services to TGR Financial, including, during the prior two years, having acted as financial advisor to TGR Financial in connection with a potential sale of TGR Financial, which engagement was terminated in March of 2020 without TGR Financial entering into a sale transaction. In addition, Truist Securities and its affiliates may in the future provide investment banking and other financial services to TGR Financial, First Foundation and/or certain of their respective affiliates for which Truist Securities and its affiliates would expect to receive compensation. Truist Securities is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Truist Securities and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of TGR Financial, First Foundation and/or certain of their respective affiliates and any other TGR Financial that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies. In addition, Truist Securities and its affiliates (including Truist Securities Bank and Truist Securities Financial Corporation) may have other financing and business relationships with TGR Financial, First Foundation and their respective affiliates.
Appraisal or Dissenters’ Rights in the Merger
First Foundation Stockholders
Under Section 262 of the DGCL, First Foundation stockholders will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the First Foundation record date, shares of First Foundation common stock are listed on a national securities exchange or held of record by more than 2,000 stockholders, First Foundation stockholders are not required to accept as consideration for their shares any consideration that is different from the consideration to be provided to any other First Foundation stockholder, other than cash instead of fractional shares, and First Foundation stockholders are not required to accept as consideration for their shares anything other than the shares of a domestic entity which immediately after the effective date of merger are either listed on a national securities exchange or held of record by more than 2,000 stockholders, cash paid in lieu of fractional shares or any combination of the foregoing. First Foundation common stock is currently listed on the Nasdaq Global Market, a national securities exchange, and is expected to continue to be so listed on the First Foundation record date. If the merger is completed, holders of First Foundation common stock will not receive any consideration, and their shares of First Foundation common stock will remain outstanding and will constitute shares of the combined company, which shares are expected to continue to be listed on the Nasdaq Global Market at the effective time. Accordingly, holders of First Foundation common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
TGR Financial Shareholders
Holders of TGR Financial common stock and TGR Financial preferred stock as of the TGR Financial record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a TGR Financial shareholder who does not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her TGR Financial shares immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.
In order to exercise appraisal rights, a dissenting TGR Financial shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix G to this joint proxy statement/prospectus. TGR Financial shareholders are urged to read Appendix G in its entirety and to consult with their legal advisors. Each TGR Financial shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights. TGR Financial shareholders who do not properly follow appraisal rights procedures will receive the merger consideration if the merger is consummated. The FBCA requires certain financial statements to be provided to shareholders who have appraisal rights. Accordingly, the audited financial statements of TGR Financial for the years ended December 31, 2020 and 2019 and the unaudited financial statements of TGR Financial for the quarters ended March 31, 2021 and 2020 are attached as Appendix F to this joint proxy statement/prospectus.
Procedures for Exercising Dissenters’ Rights of Appraisal.   The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix G to this joint proxy statement/prospectus.
A dissenting shareholder who desires to exercise his or her appraisal rights must file with TGR Financial, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her TGR Financial shares in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
TGR Financial, Inc.
3560 Kraft Road
Naples, Florida 34105
Attn: Robert T. Reichert, Chief Financial Officer
All such notices must be signed in the same manner as the shares are registered on the books of TGR Financial. If a TGR Financial shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to adopt and approve the merger agreement is taken at the TGR Financial special meeting, then the TGR Financial shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, First Foundation must provide to each TGR Financial shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
•
the date of the completion of the merger;

•
First Foundation’s estimate of the fair value of the TGR Financial’s shares;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by First Foundation or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date First Foundation sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by First Foundation by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•
that, if requested in writing, First Foundation will provide to the shareholder so requesting, within 10 days after the date set for receipt by First Foundation of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•
the date by which a notice from the TGR Financial shareholder of his or her desire to withdraw his or her appraisal election must be received by First Foundation, which date must be within 20 days after the date set for receipt by First Foundation of the appraisal election form from the TGR Financial shareholder.

The form must also contain First Foundation’s offer to pay to the TGR Financial shareholder the amount that it has estimated as the fair value of the TGR Financial shares and include TGR Financial’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301-607.1340, and request certain information from the TGR Financial shareholder, including:
•
the shareholder’s name and address;

•
the number of shares as to which the shareholder is asserting appraisal rights;

•
that the shareholder did not vote for the merger;

•
whether the shareholder accepts the offer of First Foundation to pay its estimate of the fair value of the TGR Financial shares to the shareholder; and

•
if the shareholder does not accept the offer of First Foundation, the shareholder’s estimated fair value of the TGR Financial shares and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, in the case of certificated shares, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her TGR Financial share certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to First Foundation within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of First Foundation. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of First Foundation in the appraisal election form to pay First Foundation’s estimate of the fair value of the TGR Financial shares, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by First Foundation or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder who is dissatisfied with First Foundation’s estimate of the fair value of the TGR Financial shares must notify First Foundation of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify First Foundation in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by First Foundation in the appraisal election form.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner. A record shareholder must notify TGR Financial in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if the beneficial shareholder submits to TGR Financial the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner.
Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of First Foundation to pay the value of the shares as estimated by First Foundation, and First Foundation fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.
If a dissenting shareholder refuses to accept the offer of First Foundation to pay the value of the shares as estimated by First Foundation, and First Foundation fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, then within 60 days after receipt of a written demand from any dissenting shareholder, First Foundation shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of First Foundation, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If First Foundation fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of First Foundation. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
First Foundation is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against First Foundation, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) First Foundation and in favor of any or all dissenting shareholders if the court finds First Foundation did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either First Foundation or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against First Foundation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that First Foundation fails to make a required payment when a dissenting shareholder accepts First Foundation’s offer to pay the value of the shares as estimated by First Foundation, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from First Foundation all costs and expenses of the suit, including attorneys’ fees.
A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
•
not authorized and approved in accordance with the applicable provisions of Florida law; or

•
procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, TGR SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Regulatory Approvals Required for the Mergers
We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the merger and the bank merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the requisite regulatory approvals. These include approval from or notice to the Federal Reserve, the FDIC, the CDFPI and the FOFR. As of the date of this joint proxy statement/prospectus, First Foundation and TGR Financial have filed the necessary application with the Federal Reserve, the FDIC, the CDFPI and the FOFR. The mergers and the related transactions cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice, which we refer to as the

Department of Justice, or a state attorney general will not attempt to challenge the merger or the bank merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.
Any transaction approved by the FDIC under the Federal Bank Merger Act may not be completed until 30 days after the FDIC approval, during which time the Department of Justice may object to the transaction on competitive effects grounds. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to 15 days. While First Foundation and TGR Financial do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC based on competitive effects, and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.
Neither First Foundation nor TGR Financial is aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the mergers other than those described above. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, there can be no assurance that any of these additional approvals or actions, if required, will be obtained.
Interests of TGR Financial’s Directors and Executive Officers in the Merger
In considering the recommendation of the TGR Financial board of directors with respect to the merger, TGR Financial shareholders should be aware that certain of the directors and executive officers of TGR Financial have interests in the merger that may be different from, or in addition to, the interests of TGR Financial shareholders generally. The executive officers of TGR Financial are: Gary L. Tice, Chairman and Chief Executive Officer; Garrett S. Richter, President; and Robert T. Reichert, Chief Financial Officer. The TGR Financial board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making its recommendation that TGR Financial shareholders vote to approve the TGR Financial merger proposal. See “The Merger — Background of the Merger” and “The Merger — TGR Financial’s Reasons for the Merger and Recommendations of the TGR Financial Board of Directors.” TGR Financial’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
Directorship with First Foundation Following Completion of the Merger
The merger agreement requires First Foundation to appoint or elect, effective as of the effective time of the merger, one current TGR Financial director, who must be independent with respect to First Foundation for purposes of the listing requirements of Nasdaq, and mutually agreeable to First Foundation and TGR Financial, to the First Foundation and First Foundation Bank boards. First Foundation and TGR Financial have determined that Gary L. Tice, the Chairman of the Board of TGR Financial and First Florida Integrity, will be appointed to the First Foundation board, with such appointment to be effective as of the effective time of the merger. Mr. Tice will serve until the first annual meeting of the stockholders of First Foundation following the effective time of the merger.
Entry into New Employment Agreement
Garrett Richter, President and CEO of First Florida Integrity Bank, has entered into an employment agreement with First Foundation Bank for a term of two years (unless extended by written agreement) commencing with the closing of the merger and pursuant to which he will serve as Florida Market President. He is entitled to an annual salary of $375,000 and is eligible to participate in the annual incentive bonus programs for the senior executives of First Foundation Bank, with a target bonus amount of $75,000. He is also eligible to receive equity grants and other incentives and benefits under First Foundation’s equity and other employee benefit plans, and will be granted 3,000 restricted stock units under its equity plan on or as soon as practicable after the effective date of the merger, in accordance with the terms and conditions of such plan, which will vest ratably over three years. He is entitled to reimbursement of reasonable business expenses incurred, and he is eligible to participate in the medical, disability, life insurance and other plans applicable generally to senior executives of First Foundation Bank. The employment agreement includes certain termination provisions and provides for severance benefits consisting of (i) a severance payment in an amount equal Mr. Richter’s base salary for a period the lesser of (x) twelve (12) months or (y) the remainder of the initial term of the agreement (the “Termination Benefits Period”); and (y) continuation of Mr. Richter’s group health plan benefits during the Termination Benefits Period, if Mr. Richter terminated by First Foundation Bank without “cause” or if he resigns for “good reason” (as those terms are defined in the employment agreement). The employment agreement also includes confidentiality, non-solicitation and non-interference covenants during the term of his employment and for a period of 18 months thereafter.
Change of Control Agreements and Consulting Agreements between TGR and Certain Officers-Termination and Payments
Change of Control Agreements.   Each of TGR Financial’s executive officers has signed a Change of Control Agreement with TGR Financial, which we refer to as a COC agreement, in conjunction with agreeing to a non-compete and other restrictive covenants, that provides severance compensation and benefits in the event of termination of the executive’s employment (without cause) within the time period of six (6) months prior to or twenty-four (24) months following the effective date of a change of control of TGR Financial. The COC agreements provide lump-sum cash severance payments based on the executive’s salary and bonus levels, extended eligibility for company-subsidized health benefits, full accelerated vesting of stock options (and other equity-type awards) and assignment to the executive of his company vehicle and a gross-up payment for associated taxes. The cash severance payment is based on the following for each officer: Mr. Tice — two times the sum of his annual salary plus largest annual bonus; Mr. Richter — one and one-half times the sum of his annual salary plus largest annual bonus; and Mr. Reichert — one and one-half times the sum of his annual salary plus largest annual bonus.
Consulting Agreements.   Each of TGR Financial’s executive officers has entered into an agreement for post-termination services with TGR Financial, which we refer to as a consulting agreement, for a one-year term, which begins automatically upon termination of employment. During the period of the consulting agreement, the executive would be paid a monthly fee equal to one-half of his highest base salary rate during the most recent three-year period, would have eligibility for company-subsidized health benefits, and TGR Financial would continue to provide life insurance coverage for the executive of no less than $1.5 million.
Termination Agreements.   The merger agreement provides that TGR Financial will terminate the COC agreements and the consulting agreements, contingent upon the closing of the merger and the executive officer’s execution of a non-solicitation, non-competition and confidentiality agreement, and the cash-out in full of the COC and Consulting Agreements and settlement of certain other benefits thereunder, which we refer to as the termination agreement.
See “Quantification of Payments and Benefits to the TGR Executive Officers” below.
Treatment of TGR Financial Equity Awards
The merger agreement also provides that stock options awarded under the TGR Financial equity plans, whether vested or unvested, also will be converted automatically into the right to receive a cash payment from TGR Financial in an amount in cash equal to the product of (i) the total number of shares of TGR Financial common stock subject to such TGR Financial option multiplied by (ii) the amount, if any, that the product of the First Foundation average closing price multiplied by the exchange ratio exceeds the exercise price per share of such TGR Financial option, less any applicable taxes required to be withheld. The payment will be made by TGR Financial immediately prior to the effective time of the merger provided TGR Financial has received an executed stock option cancellation agreement from the respective holder of TGR Financial options prior to such effective time. If the exercise price per share of TGR Financial common stock subject to the option is equal to or greater than the product of the First Foundation average closing price multiplied by the exchange ratio, then the option will be cancelled without consideration and will have no further force or effect. For TGR Financial options that are exercised before the closing, the underlying shares of TGR Financial common stock received upon exercise will be exchanged for the stock consideration. See “The Merger Agreement — The Merger Consideration” beginning on page 97. As of July 29, 2021, the executive officers of TGR Financial held options to acquire an aggregate of 174,576 shares, and the non-employee directors of TGR Financial held options to purchase an aggregate of 503,180 shares.

Assuming no TGR Financial options are exercised before the closing, cash payments to holders of TGR Financial options would amount to approximately $8.5 million in the aggregate based on the closing price of the First Foundation common stock as of July 29, 2021.
The following table discloses the shares and dollar value of the TGR Financial options held by each of TGR Financial’s directors and executive officers that will accelerate and vest in connection with, and as a result of, the consummation of the merger:
	Stock Options
Name	Shares	Value(1)
Executive Officers
Gary L. Tice	18,285	$75,517
Garrett S. Richter	18,285	75,517
Robert T. Reichert	18,285	75,517
Non-Employee Directors
Adam Compton	11,859	48,788
Dulce V. Dudley	9,949	40,926
Robert M. Feerick	11,157	45,887
Michael Gibbons	—	—
John Guinee	—	—
Michael J. Kerschner	16,194	66,622
Bradford B Kopp	11,707	48,178
James S. Lindsay	15,381	63,252
Edward J. Mace	18,788	77,272
Donald W. Major	11,131	45,797
Robert T. Zellers	12,890	53,025
Totals	173,911	$716,298

(1)
Represents the aggregate value resulting when (a) the shares of TGR Financial common stock subject to the stock options held by the director or executive officer are multiplied by (b) the excess, if any, of (i) the product of the First Foundation 20-day volume weighted average closing price of First Foundation common stock multiplied by 0.6068, which is the exchange ratio, over (ii) the exercise price per share of such TGR Financial stock options. This amount assumes that the 20-day volume weighted average closing price of First Foundation common stock is $24.08, determined in accordance with the merger agreement as if the merger closed on June 30, 2021, and does not reflect any tax withholding.

Quantification of Payments and Benefits to the TGR Executive Officers
The following table sets forth the amount of payments and benefits which each TGR executive would receive in connection with the merger, assuming the merger was completed on June 30, 2021. Additionally the table provides specific severance payments to Mr. Richter under his employment agreement with First Foundation Bank.
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)(5)
Gary L. Tice	$2,214,310	$102,935	—	$104,677	$46,092	—	$2,468,014
Garrett S. Richter	$1,564,084	$102,935	—	$105,667	$44,895	—	$1,817,581
Robert T. Reichert	$1,097,797	$1,146,267	—	$63,311	$27,949	—	$2,335,324

(1)
Includes (i) severance pay amount under the executive officer’s COC agreement pursuant to the termination agreement, and (ii) cash-out amount for the consulting agreement pursuant to the termination agreement, respectively, as follows: Mr. Tice — $1,907,068 and $307,242; Mr. Richter — $971,724 and $217,360; and Mr. Reichert — $891,578 and $206,219. This amount also includes Mr. Richter’s cash severance under his First Foundation Bank employment agreement in the amount of $375,000 as described above.

(2)
Represents the value of unexercised stock options, calculated based on the average closing price of First Foundation’s common stock over the first five business days following the first public announcement of the merger (on June 3, 2021), which was $25.00. The product of such average closing price times the exchange ratio equals $15.17. The amounts shown represent the cash-out value of the stock options before applicable taxes.

(3)
Includes (i) the estimated “blue book” value of a company vehicle being transferred to the executive, (ii) cash payment made in lieu of continuation of medical insurance coverage, and (iii) cash payment in the amount of a single annual premium for life insurance, respectively, as follows: Mr. Tice — $59,039, $22,435 and $23,203; Mr. Richter — $57,505, $19,595 and $15,504; and Mr. Reichert — $35,800, $22,536 and $4,975. For Mr. Richter, also includes $13,063 representing the continued value of his group health plan benefits for 12 months. Under his First Foundation Bank employment agreement.

(4)
Represents a lump sum cash payment to fully reimburse the executive for the estimated taxes associated with assignment of the vehicle to the executive.

(5)
The amounts in this column represent the aggregate dollar value of the amounts in the preceding six columns. All payments are single trigger payments in connection with the closing of the merger or in the case of Mr. Richter under his employment agreement with First Foundation Bank.

Stock Ownership
Each of the directors and executive officers of TGR Financial will receive the same stock consideration for their shares of TGR Financial common stock as the other TGR Financial shareholders. As of the close of business on the TGR Financial record date, TGR Financial directors and executive officers owned, in the aggregate, 8.1 million shares of TGR Financial common stock, representing approximately 46% of the outstanding shares of TGR Financial common stock, and no shares of TGR Financial preferred stock. All of the directors and executive officers of TGR Financial have entered into voting agreements with First Foundation to, among other things, vote the shares of TGR Financial common stock owned by them in favor of the TGR Financial merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. The voting agreements are substantially in the form attached to this joint proxy statement/prospectus as Appendix B.
Indemnification and Insurance of Directors and Officers
Pursuant to the merger agreement, First Foundation has agreed, for a period of six years from the effective time of the merger, to indemnify and hold harmless each present and former director and officer of TGR Financial and First Florida Integrity against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of actions or omissions of such persons in the course of performing their duties for TGR Financial or any of its subsidiaries occurring at or before the effective time of the merger, and to advance expenses to such persons to the same extent such persons would be entitled to expense advancement pursuant to applicable law, the articles of incorporation and bylaws of TGR Financial as in effect on the date of the merger agreement.
Prior to the Effective Time, TGR Financial shall obtain and fully pay for a “tail” insurance policy for the benefit of present and former directors and officers of TGR Financial and its subsidiaries pursuant to TGR Financial’s existing directors’ and officers’ liability and insurance. If TGR Financial is unable to obtain such policy, First Foundation has agreed to obtain and fully pay for a “tail” insurance policy as of the Effective Time with comparable or higher coverage, provided that, if the cost of such insurance exceeds 250% of the annual cost paid by TGR Financial for its existing directors’ and officers’ liability insurance, which is referred to as the maximum insurance amount, First Foundation will obtain the most advantageous coverage as is available for an annual premium equal to the maximum insurance amount.

THE MERGER AGREEMENT
The following discussion describes the material provisions of the merger agreement and the merger. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this joint proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this joint proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
Structure of the Merger
Pursuant to the terms and conditions of the merger agreement, TGR Financial will merge with and into First Foundation, with First Foundation being the surviving company. As a result of the merger, the separate existence of TGR Financial will terminate. Upon the effectiveness of the merger, TGR Financial shareholders will be entitled to the stock consideration and will no longer be owners of TGR Financial common stock or TGR Financial preferred stock. Following the merger, certificates for TGR Financial common stock and TGR Financial preferred stock will only represent the right to receive the stock consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.
Immediately following the merger, TGR Financial’s wholly-owned bank subsidiary, First Florida Integrity, will merge with and into First Foundation’s wholly-owned bank subsidiary, First Foundation Bank, with First Foundation Bank being the surviving bank, which we refer to as the bank merger. First Foundation Bank will continue its corporate existence as a California state-chartered bank. We expect to complete the merger and the bank merger in the second half of 2021.
The Merger Consideration
General.   At the effective time of the merger, each outstanding share of TGR Financial common stock and TGR Financial preferred stock will, by virtue of the merger and without any action on the part of a TGR Financial shareholder, be converted into, and will be canceled in exchange for, the right to receive whole shares of First Foundation common stock, and TGR Financial shareholders will no longer be owners of TGR Financial common stock or TGR Financial preferred stock. Cash will be paid in lieu of fractional shares of First Foundation common stock.
Stock Consideration.   At the effective time of the merger, each share of TGR Financial common stock will be converted into the right to receive 0.6068 shares of First Foundation common stock, which we refer to as the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock, and each share of TGR Financial preferred stock will be converted into the right to receive that number of shares of First Foundation common stock equal to the product of (x) the number of shares of TGR Financial common stock into which such share of TGR preferred stock is convertible in connection with, and as a result of, the merger, and (y) the exchange ratio, together with cash in lieu of a fractional share of First Foundation common stock.
The merger agreement provides that TGR Financial may terminate the merger agreement if (i) the First Foundation average closing price is less than $19.74 per share, and (ii) the First Foundation average closing price underperforms the average closing price of a specified index of financial institution stocks during the 20 trading days ending on and including the fifth trading day prior to the closing of the merger by more than 20%. If TGR Financial elects to terminate the merger agreement in that instance, which we refer to as a trading collar termination, First Foundation may elect to reinstate the merger agreement by adjusting the exchange ratio to increase the stock consideration. If First Foundation makes such election to reinstate the merger agreement, then no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted). Accordingly, at the time of the TGR Financial special meeting, TGR Financial shareholders will not know or be able to calculate the market price of First Foundation common stock that they will receive upon completion of the merger. If First Foundation stockholders approve the First Foundation merger proposal by the requisite vote, such approval will include any First Foundation stockholder approval required for First Foundation to issue any additional shares necessary to reinstate the merger agreement to prevent a trading collar termination. Accordingly, at the time of the First Foundation special meeting, First Foundation shareholders will not know or be able to calculate the number of shares or First Foundation common stock that will be issued to TGR Financial shareholders in the merger, or the market price of such shares.
Upon completion of the merger, TGR Financial shareholders are expected to receive an aggregate of 11,351,870 shares of First Foundation common stock, which, based on an exchange ratio of 0.6068 and a $23.50 closing price of First Foundation common stock on July 29, 2021, represents approximately $266.8 million of aggregate merger consideration payable to the TGR Financial shareholders. The aggregate number of shares of First Foundation common stock referenced in the immediately prior sentence is based on 17,669,778 shares of TGR Financial common stock and 1,037,984 shares of TGR Financial preferred stock outstanding as of the date of this joint proxy statement/prospectus.
Following the completion of the merger, and based on the amounts described above and on 44,819,743 shares of First Foundation common stock outstanding as of July 29, 2021, the former TGR Financial shareholders will own approximately 20.2% of the outstanding shares of First Foundation common stock and the current shareholders of First Foundation will own the remaining approximately 79.8% of the outstanding shares of First Foundation common stock.
The amounts and percentages in the two immediately preceding paragraph do not reflect adjustments based upon, take into account or otherwise give effect to (i) any shares of TGR Financial common stock that may issuable upon exercise of TGR Financial options prior to the effective time of the merger; (ii) any tax withholding obligations or (iii) any additional shares of First Foundation common stock that First Foundation may issue to prevent the termination of the merger agreement to prevent a trading collar termination.
All shares of First Foundation common stock received by TGR Financial shareholders in the merger will be freely tradable, except that shares of First Foundation common stock received by persons who are or become affiliates of First Foundation for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Fractional Shares.    No fractional shares of First Foundation common stock will be issued in connection with the merger. Instead, First Foundation will make to each TGR Financial shareholder, who would otherwise receive a fractional share of First Foundation common stock, a cash payment, without interest and rounded to the nearest whole cent, for the value of any fraction of a share of First Foundation common stock the shareholder would otherwise be entitled to receive, based on the First Foundation average closing price.
TGR Financial Options.    At the effective time of the merger, each TGR Financial option, whether vested or unvested, will be canceled and will only entitle the holder thereof to receive from TGR Financial an amount in cash equal to the product of (i) the total number of shares of TGR Financial common stock subject to such TGR Financial option, multiplied by (ii) the amount, if any, that the product of the First Foundation average closing price multiplied by the exchange ratio exceeds the exercise price per share of such TGR Financial option, less any applicable taxes required to be withheld with respect to such cash payment. For TGR Financial options that are exercised before the closing, the underlying shares of TGR Financial common stock received upon exercise will be exchanged for the stock consideration in accordance with the exchange ratio.
As of July 29, 2021, there were outstanding TGR Financial options representing the right to acquire an aggregate of 1,421,210 shares of TGR financial common stock. Assuming no TGR Financial options are exercised before the closing, cash payments to holders of TGR Financial options would amount to approximately $8.5 million in the aggregate based on the closing price of the First Foundation common stock as of July 29, 2021.

Procedures for Exchanging TGR Financial Common Stock
Exchange Procedure.   Promptly after the closing of the merger, but in no event later than five business days thereafter, the exchange agent selected by First Foundation (which may be First Foundation’s transfer agent) and reasonably acceptable to TGR Financial, which we refer to as the exchange agent, will mail to each holder of a certificate representing shares of TGR Financial common stock and TGR Financial preferred stock, which we refer to as certificates, and each holder of a book-entry share(s) representing outstanding shares of TGR Financial common stock and TGR Financial preferred stock, which we refer to as book-entry shares, a letter of transmittal and instructions advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates or book-entry shares of TGR Financial common stock and TGR Financial preferred stock in exchange for the stock consideration allocated to them.
TGR Financial shareholders who surrender their certificates or book-entry shares and duly complete and execute the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in TGR Financial in accordance with the instructions accompanying the letter of transmittal, will, upon the exchange agent’s acceptance of such certificates or book-entry shares and transmittal materials or stock interest, be entitled to (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of First Foundation common stock that such holder is entitled to receive pursuant to the merger agreement, and (ii) a check in the amount (after giving effect of any tax withholding as described below) equal to (A) the amount of any cash payable in lieu of fractional shares of First Foundation common stock, and (B) any dividends and other distributions payable with respect to the shares of First Foundation common stock issuable to such holder, in each case in accordance with the terms of the merger agreement. No interest will accrue or be paid with respect to any cash paid in lieu of fractional shares of TGR Financial common stock or TGR Financial preferred stock.
Dividends and Distributions.   Any TGR Financial shareholder who receives shares of First Foundation common stock in the merger will receive dividends on First Foundation common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her certificates or book-entry shares. Only then will the TGR Financial shareholder be entitled to receive all previously withheld dividends and distributions, without interest.
Withholding.   First Foundation (through the exchange agent, if applicable) will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement to any holder of shares of Financial capital stock such amounts it is required to deduct and withhold under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. If any such amounts are withheld, these amounts will be treated for all purposes of the merger as having been paid holders of shares of TGR Financial capital sock from whom they were withheld.
No Transfers of TGR Financial Common Stock or TGR Financial Preferred Stock after the Merger.    After the completion of the merger, no transfers of TGR Financial common stock or TGR Financial preferred stock issued and outstanding immediately prior to the completion of the merger will be allowed. TGR Financial stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the stock consideration.
Lost, Stolen or Destroyed TGR Financial Common Stock or TGR Preferred Stock Certificates.   If a TGR Financial shareholder has lost his or her certificate, or the certificate has been lost, stolen or destroyed, the TGR Financial shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any stock consideration to which such shareholder may be entitled. TGR shareholders who are unable to locate their original stock certificate(s) should contact TGR Financial’s transfer agent, ClearTrust, LLC, at (813) 235-4490.
Closing and Effective Time
We plan to complete the merger at such date and time mutually agreed by First Foundation and TGR Financial, which such date may not be later than five business days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with the terms of the merger agreement. The time the merger is completed is the effective time of the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 105.
Management after the Merger
Upon the effective time of the merger and the effectiveness of the bank merger, the separate existence of TGR Financial and First Florida Integrity will cease. The directors and executive officers of First Foundation and First Foundation Bank immediately prior to the merger and bank merger, respectively, will continue as the directors and executive officers of First Foundation and First Foundation Bank after the merger and bank merger, respectively, in each case, until their respective successors are duly elected or appointed and qualified. Pursuant to the terms of the merger agreement, First Foundation is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current TGR Financial director as a director of First Foundation and First Foundation Bank. The selected TGR Financial director must be independent with respect to First Foundation for purposes of Nasdaq’s listing requirements and mutually agreeable to First Foundation and TGR Financial. First Foundation and TGR Financial have determined that Gary L. Tice, the Chairman of the Board of TGR Financial and First Florida Integrity, will be appointed to the First Foundation board, with such appointment to be effective as of the effective time of the merger. Mr. Tice will serve until the first annual meeting of the stockholders of First Foundation following the effective time of the merger. Subject to the fiduciary duties of the First Foundation board, First Foundation will include such individual on the list of nominees for director presented by the First Foundation board and for which the First Foundation board will solicit proxies at the first annual meeting of stockholders of First Foundation following the effective time of the merger.
Representations and Warranties of the Parties
Pursuant to the merger agreement, First Foundation and TGR Financial made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger and bank merger. For detailed information concerning these representations and warranties, reference is made to Articles 4 and 5 of the merger agreement included as Appendix A to this joint proxy statement/prospectus. Such representations and warranties generally must remain materially accurate through the completion of the merger.
The merger agreement contains representations and warranties that First Foundation and TGR Financial made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged when signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement. Accordingly, neither shareholders of either TGR Financial or First Foundation should rely on the representations and warranties as characterizations of the actual state of facts or condition of First Foundation or TGR Financial, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in First Foundation’s or TGR Financial’s public disclosures.
TGR Financial’s Conduct Pending the Merger
The merger agreement contains various restrictions on the operations of TGR Financial before the effective time of the merger. In general, the merger agreement obligates TGR Financial and its subsidiaries, including First Florida Integrity, to conduct their business in the ordinary and usual course of business consistent with past practice. In addition, TGR Financial has agreed that, except as expressly contemplated by the merger agreement or as required by applicable law, without the prior written consent of First Foundation (such consent not to be unreasonably withheld or delayed), it will not, and will cause each of its subsidiaries not to:

•
issue, sell, grant, pledge, encumber, dispose of or otherwise permit to become outstanding any shares of its capital stock or any other securities, or permit any additional shares of its capital stock to become subject to grants of employee or director stock options or other rights;

•
make, declare or pay or set aside any dividends or make other distributions in respect of its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock;

•
enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director, officer, employee or consultant;

•
grant or pay any salary or wage increase;

•
grant any incentive compensation, bonus, equity award, severance or termination pay other than pursuant to an existing severance arrangement or policy, or increase any employee benefit, or pay any other bonuses or incentives other than as required pursuant to an existing incentive plan, agreement, plan or policy;

•
hire or terminate any person as an employee or other service provider or promote or demote any employee or other service provider, including to fill any vacancies, or enter into any agreement with a labor union, guild or association representing any employee;

•
enter into, establish, adopt, amend or terminate, or make any contributions to any benefit plans (unless required under the benefit plan);

•
take any action to accelerate the vesting or exercisability of its options or other compensation or benefits payable thereunder;

•
sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except when immaterial and in the ordinary and usual course of business;

•
acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties;

•
merge or consolidate with a third party;

•
make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $250,000 in the aggregate;

•
amend its or its subsidiaries’ articles of incorporation or bylaws (or equivalent documents);

•
implement or adopt any change in book or tax accounting principles, practices or methods, other than as may be required by GAAP, or as required by the merger agreement;

•
except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets;

•
enter into, cancel, fail to renew or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

•
enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which settlement, agreement or action involves payment by TGR Financial or its subsidiaries of an amount exceeding $100,000 and/or would impose any material restriction on the business or create precedent for claims that are reasonably likely to be material to TGR Financial and its subsidiaries taken as a whole;

•
enter into any new material line of business, introduce any material new products or services, acquire any brokered deposits (excluding customer repurchase agreements), change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law or policies imposed by any governmental entity, or the manner in which its investment securities or loan portfolio is classified or reported;
•
invest in any mortgage-backed or mortgage-related security that would be overly risk-weighted under regulatory capital guidelines;

•
file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

•
introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•
purchase or enter into any derivatives contract;

•
incur or modify any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within ninety days and that have no put or call features and securities sold under agreements to repurchase that mature within ninety days, in each case, in the ordinary course of business consistent with past practice);

•
assume, guarantee, endorse or otherwise become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

•
make any investment either by contributions to capital, property transfers or purchases of any property or assets of any person or any equity investment, unless allowable under policies of TGR Financial or its subsidiaries;

•
purchase or acquire securities of any type, unless allowable under policies of TGR Financial or its subsidiaries, and except for direct obligations of the United States or U.S. government agencies with a remaining maturity at the time of purchase of six months or less;

•
dispose of any debt security or equity investment, unless allowable under policies of TGR Financial or its subsidiaries;

•
(i) make, renew, extend or otherwise modify any loan, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit which would, when aggregated with all outstanding loans made to such person and any affiliate or immediate family member of such person, exceed $3.0 million; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any loan securitization or create any special purpose funding entity; (iv) make any loan to any person with a criticized loan;

•
purchase or sell any (y) criticized loan or (z) any loan in excess of $3.0 million; in each case, without first submitting a copy of the loan write up containing the information customarily submitted as part of the loan write up, to the chief credit officer of First Foundation;

•
forgive any loans to directors, officers or employees;

•
make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

•
make or change any tax election, settle or compromise any tax liability of TGR Financial or its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of taxes (or its assets and liabilities), enter into any closing agreement with respect to any amount of taxes or surrender any right to claim a tax refund, adopt or change any method of accounting with respect to taxes, or file any amended tax return;

•
other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring,

selling, servicing, or buying or selling rights to service loans or (ii) hedging practices and policies, in each case except as required by law or requested by a governmental entity;
•
cause or permit First Florida Integrity to (A) change its rate sheets, other than in the ordinary course of business consistent with past practice and appliable TGR Financial and First Florida Integrity policies, (B) amend, modify, terminate or deviate from the exception practice in place for such rate sheets, (C) make any material changes in its policies and practices with respect to deposits and earnings credits, (D) make any increases to deposit pricing, or (E) accept any brokered deposits or collateralized deposits other than in the ordinary course of business;

•
take any action (i) that would cause the merger agreement or the merger to be subject to any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than First Foundation or its subsidiaries) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions;

•
make or propose to make any loan to or enter into any transaction with itself, any of its subsidiaries, or any of their respective directors, officers or principal shareholders or any affiliate thereof (other than a renewal or extension of a loan in the ordinary course of business and in compliance with applicable laws);

•
take any action that would or is reasonably likely to result in (i) the merger not qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, (iii) any of the conditions to the completion of the merger not being satisfied, (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law, (v) a material delay in the ability of First Foundation or TGR Financial to perform any of their obligations under the merger agreement on a timely basis, or (vi) a material delay in the ability of First Foundation to obtain any necessary government approvals;

•
unreasonably withhold, delay or condition TGR Financial’s prior written consent or approval as may be reasonably requested by First Foundation, or fail to promptly notify First Foundation of any change, occurrence or event not in the ordinary course of the business of TGR Financial or its subsidiaries and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to completion of the merger to not be satisfied; and

•
enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its reasonable best efforts to complete the merger.
First Foundation’s Conduct Pending the Merger
First Foundation has agreed in the merger agreement that, except as expressly contemplated by the merger agreement, without the prior written consent of TGR Financial (such consent not to be unreasonably withheld or delayed), it will not, and will not cause First Foundation Bank and its other subsidiaries to, take any action that would or is reasonably likely to result in (i) the merger not qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, (iii) any of the conditions to the completion of the merger not being satisfied, (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law or (v) a material delay in the ability of First Foundation or TGR Financial to perform any of their obligations under the merger agreement on a timely basis, (vi) a material delay in the ability of First Foundation to obtain any necessary government approvals, or (vii) the shares of First Foundation common stock included in the merger consideration having different rights or preferences than the shares of First Foundation common stock outstanding.

No Solicitation
The merger agreement provides that TGR Financial will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other parties that have been ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, “acquisition proposal” means (i) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving TGR Financial or any of its subsidiaries that if consummated would result in any person (or such person’s shareholders) owning 10% or more of the total voting power of TGR Financial or the surviving entity in a merger involving TGR Financial or the resulting parent company; and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power of any class of equity securities of TGR Financial or those of any of its subsidiaries or 10% or more of TGR Financial’s consolidated total assets.
From the date of the merger agreement through the effective time of the merger, TGR Financial and its subsidiaries will not, and will cause their respective directors, officers, employees or other representatives not to, directly or indirectly through another person, (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify, or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than First Foundation or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.
However, prior to the date of the TGR Financial special meeting, if the TGR Financial board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties under applicable law, TGR Financial may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the TGR Financial board of directors determines in good faith constitutes a superior proposal, subject to providing two business days prior written notice of its decision to take such action to First Foundation and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:
•
furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by TGR Financial after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement between TGR Financial and First Foundation are to First Foundation; and

•
participate in discussions or negotiations regarding the superior proposal.

For purposes of the merger agreement, “superior proposal” means an unsolicited bona fide acquisition proposal (provided that for purposes of the definition of “superior proposal” the references to “10%” in the definition of “acquisition proposal” will instead refer to “50%”) that the TGR Financial board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to TGR Financial shareholders from a financial point of view than the transaction contemplated by the merger agreement.
In addition to these obligations, TGR Financial will promptly, within 24 hours, advise First Foundation orally and in writing of its receipt of any acquisition proposal, and keep First Foundation informed, on a current basis, of the continuing status of the inquiry, including the material terms and conditions of the inquiry and any material changes to the inquiry, and will contemporaneously provide to First Foundation all materials provided to or made available to any third party that were not previously provided to First Foundation.
TGR Financial has agreed that any violations of the restrictions set forth in the merger agreement by any representative of TGR Financial or its subsidiaries will be deemed a breach of the merger agreement by TGR Financial.
First Foundation and TGR Financial have agreed that irreparable damage would occur in the event TGR Financial, its subsidiaries or any of their respective representatives violated any of the restrictions described above regarding discussions and negotiations with other parties with respect to the possibility or consideration of any acquisition proposal. As such, under the merger agreement, First Foundation is entitled to injunctive relief to prevent breaches of these restrictions and to enforce specifically the terms of these restrictions.
TGR Financial Board’s Covenant to Recommend the Merger Agreement
Pursuant to the merger agreement, the TGR Financial board is required, at all times prior to and during the TGR Financial special meeting, to recommend that TGR Financial shareholders approve the TGR Financial merger proposal. The TGR Financial board of directors may not withdraw, modify or qualify in any manner adverse to First Foundation such recommendation or take any other action or make any other public statement in connection with the TGR Financial special meeting inconsistent with such recommendation, except as described below. Regardless of whether the TGR Financial board of directors changes its recommendation, the merger agreement must be submitted to the TGR Financial shareholders at the TGR Financial special meeting for the purpose of approving the TGR Financial merger proposal unless the merger agreement is terminated.
The TGR Financial board of directors is permitted to change its recommendation if TGR Financial has complied with the merger agreement and the TGR Financial board of directors, after consulting with its outside counsel and financial advisor, has determined in good faith that failure to do so would reasonably be expected to result in a violation of its fiduciary duties under applicable law. If the TGR Financial board of directors intends to change its recommendation following receipt of an acquisition proposal, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by First Foundation, that another acquisition proposal constitutes a superior proposal. TGR Financial also must notify First Foundation at least five business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to First Foundation all of the material terms and conditions of such superior proposal. Prior to changing its recommendation, TGR Financial must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with First Foundation for a period of up to five business days to the extent First Foundation desires to negotiate to make adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.
First Foundation Board’s Covenant to Recommend the Merger Agreement
Pursuant to the merger agreement, the First Foundation board is required, at all times prior to and during the First Foundation special meeting, to recommend that First Foundation stockholders approve the First Foundation merger proposal. First Foundation agreed that its board of directors, or any committee of the board, will not withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of TGR Financial, or take any other action or make any other public statement inconsistent with, its recommendation to approve the merger agreement and the transactions contemplated by the merger agreement.
Conditions to Completion of the Merger
The respective obligations of First Foundation and TGR Financial to complete the merger are subject to various conditions prior to the merger. The conditions include the following, among others:

•
the accuracy of the representations and warranties of the parties set forth in the merger agreement, subject to the standards set forth in the merger agreement;

•
the material performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•
approval of the merger by the TGR Financial shareholders and the First Foundation stockholders;

•
the receipt of all required regulatory approvals required to consummate the merger and the expiration of all statutory waiting periods in respect thereof, with no approvals containing any conditions, restrictions, or requirements that would reasonably be expected to have a material adverse effect on First Foundation after giving effect to the merger;

•
the absence of any law, injunction, order, judgment or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the merger agreement;

•
the registration statement of First Foundation of which this joint proxy statement/prospectus is a part must have become effective under the Securities Act, and no “stop order” will have been initiated or threatened by the SEC and be continuing in effect;

•
since the date of the merger agreement, neither First Foundation nor TGR Financial will have suffered a material adverse effect;

•
the issuance of tax opinions to each of First Foundation and TGR Financial from Sheppard Mullin and Smith Gambrell, respectively, to the effect that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•
First Foundation must appoint one TGR Financial director to the First Foundation board and the First Foundation Bank board as of the effective time of the merger; and

•
the authorization to list the shares of First Foundation common stock issuable in connection with the merger on Nasdaq, subject to official notice to Nasdaq of the issuance.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.
Amendment of the Merger Agreement
To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of TGR Financial or the approval of the stockholders of First Foundation, except that after the shareholders of TGR Financial or the stockholders of First Foundation have adopted and approved the merger agreement, no amendment or supplement that by law requires further approval by such shareholders or stockholders may be made without first obtaining such approval.
Termination of the Merger Agreement
First Foundation and TGR Financial can at any time agree, by mutual written consent, to terminate the merger agreement without completing the merger, even if TGR Financial has received approval of the TGR Financial merger proposal by its shareholders and First Foundation has received approval of the First Foundation merger proposal by its stockholders. Also, either party can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:
•
if the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement that (i) cannot be or has not been cured within 30 days’ written notice to the breaching party, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

•
if the merger is not consummated on or before December 31, 2021, except to the extent that the failure to consummate the merger by such date is due to the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement;

•
if there is a final non-appealable denial of a required regulatory approval, a final non-appealable injunction permanently enjoining or other prohibiting the merger, or an application for a required regulatory approval has been withdrawn upon the request of the applicable governmental authority, provided that no party has the right to terminate the merger agreement if the party seeking to terminate failed to perform or observe its covenants set forth in the merger agreement;

•
if the First Foundation stockholders fail to approve the First Foundation merger proposal at the First Foundation special meeting, so long as, in the case of First Foundation seeking to terminate, First Foundation had not breached any of its obligations in the merger agreement related to the First Foundation special meeting; or

•
if the TGR Financial shareholders fail to approve the TGR Financial merger proposal at the TGR Financial special meeting, so long as, in the case of TGR Financial seeking to terminate, TGR Financial had not breached any of its obligations in the merger agreement related to the TGR Financial special meeting.

In addition, First Foundation may terminate the merger agreement prior to obtaining the requisite TGR Financial shareholder approval, if:
•
TGR Financial has breached in any material respect the provisions in the merger agreement relating to non-solicitation, as described under “— No Solicitation”;

•
the TGR Financial board has failed to recommend that TGR Financial shareholders approve the merger agreement, withdrawn such recommendation, modified or qualified such recommendation in a manner adverse to First Foundation, or failed to affirm such recommendation after receipt of any written request to do so by First Foundation;

•
the TGR Financial board of directors has effected a change to its recommendation that TGR Financial shareholders approve the merger agreement;

•
TGR Financial has breached in any material respects its obligation to call and hold the TGR Financial special meeting to consider the merger agreement; or

•
a tender offer or exchange offer for 10% or more of the outstanding shares of TGR Financial common stock has been publicly disclosed (other than by First Foundation or an affiliate of First Foundation) and the TGR Financial board of directors recommends that TGR Financial shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the TGR Financial board of directors fails to recommend against acceptance of such offer.

In addition, TGR Financial may terminate the merger agreement:
•
by delivering written notice to First Foundation on the business day immediately following the fifth trading prior to the closing of the merger, if both of the following conditions are satisfied: (i) the First Foundation average closing price is less than $19.74 per share; and (ii) the First Foundation average closing price underperforms the average closing price of a specified index of financial institution stocks during the 20 trading days ending on the fifth trading day prior to the closing of the merger by more than 20%. If TGR Financial elects to terminate the merger agreement in such instance, First Foundation may elect to reinstate the merger agreement by adjusting the exchange ratio to increase the stock consideration. If First Foundation makes such election to reinstate the merger agreement, then no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted); or

•
prior to obtaining the requisite TGR Financial shareholder approval, in order for TGR Financial to enter into a definitive agreement providing for a superior proposal, provided that TGR Financial is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement

Termination Fee; Effect of Termination
If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the merger agreement will survive. If the merger agreement is terminated because of fraud or a willful breach of the merger agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination.
The merger agreement also provides that TGR Financial must pay First Foundation a fee and reimburse expenses in certain situations. In particular, TGR Financial will pay First Foundation a termination fee of $11,900,000 in certain circumstances set forth in the merger agreement, including:
•
if First Foundation terminates the merger agreement because: (i) TGR Financial has breached in any material respect the provisions in the merger agreement relating to non-solicitation, as described under “— No Solicitation”; (ii) the TGR Financial board has failed to recommend that TGR Financial shareholders approve the merger agreement, withdrawn such recommendation, modified or qualified such recommendation in a manner adverse to First Foundation, or failed to affirm such recommendation after receipt of any written request to do so by First Foundation; (iii) the TGR Financial board of directors has effected a change to its recommendation that TGR Financial shareholders approve the merger agreement; (iv) TGR Financial has breached in any material respects its obligation to call and hold the TGR Financial special meeting to consider the merger agreement; or (v) a tender offer or exchange offer for 10% or more of the outstanding shares of TGR Financial common stock has been publicly disclosed (other than by First Foundation or an affiliate of First Foundation) and the TGR Financial board of directors recommends that TGR Financial shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the TGR Financial board of directors fails to recommend against acceptance of such offer;

•
if TGR Financial terminates the merger agreement, prior to obtaining the requisite TGR Financial shareholder approval, in order for TGR Financial to enter into a definitive agreement providing for a superior proposal; or

•
(A) if First Foundation terminates the merger agreement because TGR Financial materially breaches any representation, warranty, covenant or agreement in the merger agreement, (B) if either First Foundation or TGR Financial terminates the merger agreement for failure to consummate the merger by the end date and at the time of such termination TGR Financial shareholder approval has not been obtained, or (C) if either First Foundation or TGR Financial terminates the merger agreement because the TGR Financial shareholder approval has not been obtained; and with (A), (B) or (C), an acquisition proposal is made to TGR Financial or to its shareholders publicly prior to the TGR Financial’s shareholder special meeting with respect to (C) or prior to termination with respect to (A) or (B), and TGR Financial enters into a definitive agreement with respect to or consummates certain acquisition proposals within 12 months of termination of the merger agreement.

Certain Employee Matters
The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.
As soon as administratively practicable after the effective time of the merger, First Foundation will take all reasonable action so that employees of TGR Financial and its subsidiaries will be entitled to participate in the First Foundation employee benefit plans of general applicability to the same extent as similarly-situated employees of First Foundation and its subsidiaries, provided that coverage shall be continued under the corresponding benefit plans of TGR Financial and its subsidiaries until such employees are permitted to participate in the First Foundation benefit plans. First Foundation, however, shall not be under any obligation to make any grants to any former employee of TGR Financial and its subsidiaries under any discretionary equity compensation plan of First Foundation. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits under, the First Foundation employee benefit plans, First Foundation will recognize years of service with TGR Financial and its subsidiaries, to the same extent as such service was credited for such purpose by TGR Financial and its subsidiaries, except where such recognition would result in duplication of benefits or where such service was not recognized under the corresponding First Foundation benefit plan. Nothing contained in the merger agreement shall limit the ability of First Foundation to amend or terminate any First Foundation or TGR Financial benefit plan in accordance with their terms at any time.

First Foundation has agreed that those employees of TGR Financial and its subsidiaries (i) who are not offered employment by First Foundation following the effective date of the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package or change in control benefit, and who sign and deliver (and do not revoke) a termination and release agreement or (ii) who are terminated by First Foundation without cause prior to nine months after the effective date of the merger and deliver (and do not revoke) a termination and release agreement, will be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of a severance policy agreed to by the parties.
Voting Agreements
Each member of the TGR Financial board of directors and certain officers and shareholders of TGR Financial, who own in the aggregate approximately 46% of the outstanding shares of TGR Financial common stock and 100% of the outstanding shares of TGR Financial preferred stock, have entered into a voting agreement with First Foundation pursuant to which such shareholders have agreed to vote all shares of TGR Financial common stock and TGR Financial preferred stock that such shareholders own and have the power to vote in favor of the TGR Financial merger proposal and any other matter that is required to be approved by the shareholders of TGR Financial to facilitate the transactions contemplated by the merger agreement. Such shareholders also agreed to vote against any proposal made in opposition to the approval of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to TGR Financial’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. The voting agreements signed by the TGR Financial shareholders are substantially in the form attached to this joint proxy statement/prospectus as Appendix B.
In addition, each member of the First Foundation board of directors and certain officers of First Foundation, who own in the aggregate approximately 12.1% of the outstanding shares of First Foundation common stock, have entered into a voting agreement with TGR Financial pursuant to which such shareholders have agreed to vote all shares of First Foundation common stock that such stockholders own and have the power to vote in favor of the First Foundation merger proposal and any other matter that is required to be approved by the stockholders of First Foundation to facilitate the transactions contemplated by the merger agreement. Such stockholders also agreed to vote against any proposal made in opposition to the approval of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to First Foundation’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. The voting agreements signed by the First Foundation stockholders are substantially in the form attached to this joint proxy statement/prospectus as Appendix C.
Non-Solicitation, Non-Competition and Confidentiality Agreements
Concurrently with First Foundation’s and TGR Financial’s entry into the merger agreement, the directors and executive officers of TGR Financial entered into non-solicitation, non-competition and confidentiality agreement with First Foundation, which generally prohibit the directors and executive officers from competing with First Foundation in TGR’s market areas or soliciting TGR Financial’s customers and employees for a period of two to three years. The non-solicitation, non-competition and confidentiality agreements will terminate automatically in the event that the merger agreement is terminated for any reason in accordance with its terms and are in substantially in the form of Exhibit B to the merger agreement that is attached as Appendix A to this joint proxy statement/prospectus.
Expenses of the Merger
The merger agreement provides that each of TGR Financial and First Foundation will bear and pay all expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.
Stock Exchange Listing
First Foundation has agreed to use its commercially reasonable efforts to list the First Foundation common stock to be issued in the merger on Nasdaq. It is a condition to the completion of the merger that those shares be approved for listing on Nasdaq, subject to official notice of issuance. Following the merger, First Foundation expects that its common stock will continue to trade on the Nasdaq Global Select Market under the symbol “FFWM.”
Restrictions on Resales by Affiliates
First Foundation has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of First Foundation common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of First Foundation common stock issued to any TGR Financial shareholder who is or becomes an “affiliate” of First Foundation for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, First Foundation or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of First Foundation’s outstanding common stock.
Accounting Treatment
First Foundation will account for the merger as a purchase by First Foundation of TGR Financial under GAAP. Under the acquisition method of accounting, the total consideration paid in connection with the merger is allocated among TGR Financial’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of TGR Financial will be included in First Foundation’s results of operations from the date of acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
General.   The following discussion addresses the material United States, or U.S., federal income tax consequences of the merger to U.S. holders (as defined below) of TGR Financial common stock and TGR Financial preferred stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, or local tax laws, and under federal tax laws other than those pertaining to U.S. federal income tax are not addressed in this joint proxy statement/prospectus.
The following discussion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this joint proxy statement/prospectus, and we cannot assure you that such contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger.
For purposes of this discussion, we use the term U.S. holder to mean a beneficial owner that is:
•
An individual citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to continue to be treated as a U.S. person for U.S. federal income tax purposes; or

•
an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to TGR Financial shareholders that hold their TGR Financial common stock and TGR Financial preferred stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of his, her or its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:
•
financial institutions;

•
pass-through entities and investors in pass-through entities;

•
persons liable for the alternative minimum tax;

•
insurance companies;

•
tax-exempt organizations;

•
dealers or brokers in securities, commodities or currencies;

•
traders in securities that elect to use a mark to market method of accounting;

•
persons that hold TGR Financial common stock or TGR Financial preferred stock as part of a straddle, hedge, constructive sale or conversion transaction or other risk reduction transaction;

•
regulated investment companies;

•
real estate investment trusts;

•
persons whose “functional currency” is not the U.S. dollar;

•
persons who are not citizens or residents of the United States;

•
U.S. expatriates;

•
retirement plans, individual retirement accounts, or other tax-deferred accounts;

•
mutual funds;

•
shareholders who exercise dissenters’ rights, if applicable; and

•
shareholders who acquired their shares of TGR Financial common stock or TGR Financial preferred stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds TGR Financial common stock or TGR Financial preferred stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.
The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws. In addition, to the extent that you recognize gain in the merger, you should consult with your own tax advisor with respect to the impact of the 3.8% Medicare tax on certain net investment income.
U.S. Federal Income Tax Consequences of the Merger.   First Foundation and TGR Financial have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to TGR Financial’s obligation to complete the merger that TGR Financial receives a written opinion of its counsel, Smith Grambell, dated as of the closing date, to the effect that the merger of TGR Financial with and into First Foundation will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to First Foundation’s obligation to complete the merger that First Foundation receives an opinion of its counsel, Sheppard Mullin, dated as of the closing date, to the effect that the merger of TGR Financial with and into First Foundation will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and on representation letters provided by First Foundation and TGR Financial to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of First Foundation and TGR Financial. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.
In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part will be binding on the IRS or any court. Neither First Foundation nor TGR Financial intends to request any ruling from the IRS or any foreign state or local tax authorities as to any tax issues in connection with the merger and, consequently, there is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the transaction would be treated as a fully taxable transaction on which gain or loss would be recognized in full. In addition, penalties and interest could be imposed on any resulting tax deficiency. Accordingly, each U.S. holder of TGR Financial common stock should consult her or his tax advisor with respect to the particular tax consequences of the merger to such holder.
Assuming that the merger will qualify as a reorganization under Section 368(a) of the Code, the U.S. federal income tax consequences will be as follows:
•
no gain or loss will be recognized by First Foundation or TGR Financial as a result of the merger;

•
a U.S. holder of TGR Financial common stock or TGR Financial preferred stock who receives shares of First Foundation common stock and no cash consideration (other than in lieu of fractional shares) in exchange for all of his, her or its shares of TGR Financial common stock or TGR Financial preferred stock pursuant to the merger generally will not recognize gain or loss; provided that gain or loss may be recognized with respect to cash received in lieu of fractional shares (see “Cash Received in Lieu of a Fractional Share” below);

•
a U.S. holder of TGR Financial common stock or TGR Financial preferred stock who receives cash in lieu of a fractional share of First Foundation common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by First Foundation. This deemed redemption generally will be treated as a sale or exchange, and as a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth below. Except as described below, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder’s holding period for such shares is greater than one (1) year. Any such U.S. holder of TGR Financial common stock should consult its tax advisors regarding the manner in which First Foundation common stock received in the exchange should be allocated among different blocks of TGR Financial common stock received in the merger;

•
the aggregate basis of the First Foundation common stock received in the merger by a U.S. holder of TGR Financial common stock or TGR Financial preferred stock (including any fractional shares of First Foundation common stock deemed received and exchanged for cash) will be the same as the aggregate basis of the TGR Financial common stock or TGR Financial preferred stock for which it is exchanged, increased by the amount of taxable gain, if any, recognized by the shareholder in the merger (other than with respect to cash received in lieu of a fractional share), and decreased by the amount of cash consideration received by the shareholder in the merger (other than cash received in lieu of a fractional share). If you acquired different blocks of shares of TGR Financial common stock or TGR Financial preferred stock at different times or different prices, the basis of each block of First Foundation common stock you will receive will be determined separately for each block depending on the basis of the blocks of TGR Financial common stock or TGR Financial preferred stock exchanged for such block of First Foundation common stock;

•
the holding period of First Foundation common stock received in exchange for shares of TGR Financial common stock or TGR Financial preferred stock (including any fractional shares of First Foundation common stock deemed received and exchanged for cash) will include the holding period of the TGR Financial common stock or TGR Financial preferred stock for which it is exchanged. If you acquired different blocks of shares of TGR Financial common stock or TGR Financial preferred stock at different times or different prices, the holding period of each block of First Foundation common stock you will receive will be determined separately for each block depending on the holding period of the blocks of TGR Financial common stock or TGR Financial preferred stock exchanged for such block of First Foundation common stock; and

•
for U.S. holders of TGR Financial common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. In addition, net investment income of certain high-income taxpayers may also be subject to an additional 3.8% tax (i.e., the net investment income tax). The deductibility of capital losses is subject to limitations. If you acquired different blocks of shares of TGR Financial common stock at different times or different prices, the gain or loss must be calculated separately for each block of shares of TGR Financial common stock surrendered in the merger. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.

Dissenters.   Upon its exercise of dissenters’ rights, a holder of TGR Financial common stock will exchange all of such shareholder’s TGR Financial common stock for cash. Such a dissenting holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s aggregate tax basis in the TGR Financial common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period with respect to the TGR Financial common stock surrendered therefor exceeds one year. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting.   Payments of cash to a U.S. holder of TGR Financial common stock or TGR Financial preferred stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding at a rate 24%, unless such shareholder provides First Foundation with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of TGR Financial common stock or TGR Financial preferred stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder timely furnishes the required information to the IRS.
A U.S. holder of TGR Financial common stock or TGR Financial preferred stock who receives First Foundation common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of TGR Financial common stock or TGR Financial preferred stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives First Foundation common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with U.S. Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the TGR Financial common stock or TGR Financial preferred stock surrendered and the fair market value of First Foundation common stock and cash received in the merger. A “significant holder” is a holder of TGR Financial common stock or TGR Financial preferred stock who, immediately before the merger, owned (i) at least 5% (by vote or value) of the outstanding stock of TGR Financial or (ii) securities of TGR Financial with a basis for U.S. federal income tax purposes of at least $1 million.
The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.

INFORMATION ABOUT THE COMPANIES
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
Phone: (469) 638-9636
First Foundation is a financial services company that provides a comprehensive platform of financial services to individuals, businesses and other organizations. First Foundation’s integrated platform provides banking products and services, investment advisory and wealth management services and trust services to effectively and efficiently meet the financial needs of its clients. First Foundation provides business banking products and services to small to moderate-sized businesses and professional firms, and consumer banking products and services to individuals and families.
First Foundation is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, First Foundation is subject to regulation and examination by the Federal Reserve Board and the Federal Reserve Bank of San Francisco under delegated authority from the Federal Reserve Board. First Foundation provides products and services through two wholly-owned subsidiaries, First Foundation Bank and First Foundation Advisors. As an FDIC insured, California state chartered bank, First Foundation Bank is a subject to regulation and examination by the FDIC and the CDFPI. First Foundation Bank also is a member of the Federal Home Loan Bank of San Francisco, which provides it with a source of funds in the form of short-term and long-term borrowings. First Foundation Advisors is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is subject to regulation by the SEC under that Act.
As of March 31, 2021, on a consolidated basis, First Foundation had $7.1 billion of total assets, $5.1 billion of loans held for investment, $0.5 billion of loans held for sale, $6.3 billion of deposits and $5.0 billion of assets under management at First Foundation Advisors.
First Foundation’s common stock is traded on the Nasdaq Global Market under the symbol “FFWM.”
Additional information about First Foundation and its subsidiaries may be found in the documents incorporated by reference into this document. Please also see the section entitled “Where You Can Find More Information.”
TGR Financial, Inc.
3560 Kraft Road
Naples, Florida 34105
(239) 325-5900
TGR Financial is a financial holding company, incorporated in Florida in 2011, and registered under the Bank Holding Company Act of 1956, as amended. Its principal subsidiary is First Florida Integrity Bank, a wholly-owned Florida state chartered bank, which we refer to as First Florida Integrity, which commenced its operations in 2009. First Florida Integrity has one wholly-owned subsidiary, First National Title and Closing Services, Inc., an entity formed for the purpose of providing title insurance and closing services.
As of March 31, 2021, TGR Financial had total consolidated assets of $2.3 billion, consolidated loans of $1.2 billion, consolidated deposits of $1.9 billion, and consolidated shareholders’ equity of $169 million.
First Florida Integrity has grown to be one of the largest community banks headquartered in southwest Florida. This growth has been achieved through a primary strategy of organic growth coupled with acquisitions in one of the state’s most attractive markets, Collier County. Collier County is comprised of the Naples-Immokalee-Marco Island MSA, and consistently ranks within the top five highest income per capita MSAs within the United States. In the most recent FDIC summary of deposits dated June 30, 2020, First Florida Integrity was ranked 4th in Collier County, only exceeded by large regional banks. First Florida Integrity also has a retail office in Tampa along with a commercial lending presence. TGR Financial delivers multi-channel financial services including commercial and retail banking, and mortgage services to customers through outsourced banking solutions. In addition to its primary markets of Collier and

Hillsborough County, advances in the delivery systems has allowed First Florida Integrity to offer commercial banking services throughout the state of Florida. First Florida Integrity’s customers can also access their account information and perform transactions online, through mobile applications, or through First Florida Integrity’s customer service call center, which offers extended hours. These options, combined with a strategic branch footprint, meet a broad range of customer needs.
TGR Financial’s corporate offices are located at 3560 Kraft Road, Naples, Florida 34105, and the telephone number is (239) 348-8000. First Florida Integrity maintains an internet website at www.first floridaintegritybank.com. The information on this website is not part of this joint proxy statement / prospectus. In addition to its main office, First Florida Integrity has five additional offices located in Collier County and one office located in in Tampa. Each banking location provides access to both retail and commercial customers.
Properties
In addition to its corporate office First Florida Integrity also has the following banking offices:
Banking Offices	Address
Pine Ridge – Owned	3580 Pine Ridge Rd. Naples, FL 34105
Fifth Avenue – Owned	895 5th Avenue Naples, FL 34102
Crosspointe – Owned	1055 Crosspointe Drive, Naples FL 34102
Anchor Road – Leased	811 Anchor Rode Drive, Naples, FL 34103
Marco Island – Owned	775 Bald Eagle Drive, Marco Island, FL 34145
Ave Maria – Leased	5678 Pope John Paul II Blvd #100 Ave Maria, FL 34142
Tampa – Owned	4404 W. Kennedy Blvd, Tampa, FL 33609
Employees
As of June 30, 2021, First Florida Integrity employed 146 full-time employees and five part-time employees. The employees are not represented by a collective bargaining unit. First Florida Integrity considers relations with employees to be good.
Legal Proceedings
TGR Financial is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and collection of loans, and other issues incident to its business. Management does not believe that there is any pending proceeding against TGR Financial which, if determined adversely, would have a material adverse effect on the TGR Financial’s financial position, liquidity, or results of operations.
Competition
The financial services industry is highly competitive. Although consolidation has significantly reduced the number of community banks and banking locations in the markets we serve, multi-channel service distribution systems have more than replaced physical banking locations. Competition comes from both traditional and nontraditional providers of financial services. Traditional competitors include community banks, regional commercial banks, savings and loan associations, finance companies, insurance companies and credit unions. Credit unions in particular have been active acquirers of community banks, in light of field of membership restrictions. The preferential tax treatment of a credit unions and lax regulations related to membership, provides a significant pricing advantage. Nontraditional competitors include FinTech companies, specialty lenders, and tech companies such as Apple, Amazon, Facebook and Google. First Florida Integrity has and continues to attract strong talent to actively compete against the traditional competitors and leverages third party service providers to address the nontraditional competitors. However a lack of federal regulations and oversite provide nontraditional competitors with significant operating efficiencies. There can be no assurance that increased competition from other financial institutions will not accelerate, particularly for loans as balance sheet have swollen with excess liquidity due in part from fiscal stimulus and changes in consumer savings habits.
Directors and Senior Executive Management
The Board of Directors of TGR Financial is comprised of 13 individuals, the Board of Directors of First Florida Integrity is comprised of 13 individuals who are approved by the Board of Directors of TGR and serve one year terms. The TGR Financial directors serve until the next meeting of the shareholders, and until their respective successor has been duly elected and qualified. The following sets forth the certain information regarding the directors of TGR Financial
•
Adam D. Compton is currently serving as Director of Investments at Rockefeller Capital Management. He previously was Senior Vice President at Morgan Stanley and Head of Finance for Skuchain Inc. of Mountain View, California, a financial technology company. From October 2008 until August 2017, Mr. Compton was Managing Director and Head of Financial Sector Investments for GMT Capital in Atlanta, GA.

•
Dulce V. Dudley, M.D., FAAP, has been a practicing pediatrician in Naples since 1988. Dr. Dudley was a founding partner of Anchor Health Centers, a multi-specialty and then, in 2010, partnered with the NCH Healthcare System to form the NCH Healthcare Group. In April of 2015, she co-founded Lighthouse Pediatrics of Naples, a faith-based pediatric practice where she not only ministers to the physical needs of her patients but also the spiritual needs of her patients and their families.

•
Robert M. Feerick has served since 1988 as Chairman and Chief Executive Officer of Horizon Partners, Ltd., a private investment holding company headquartered in Naples, Florida. Its primary operating business, of which he is also Chairman, Xymox Technologies, Inc.

•
J. Michael Gibbons currently serves as Vice President of Endicott Management Company, a New York City based money management and financial advisory firm dedicated to the financial services industry. Prior to joining Endicott in 2009, Mr. Gibbons was a Senior Analyst in the Private Equity Group at Goldman Sachs Group, Inc.

•
John J. Guinee is a Managing Partner at Constitution Capital Partners, LLC offering private equity and private credit investments. Prior to founding Constitution Capital Mr. Guinee was an investment Director for Standard Life Investments Private Equity.

•
Michael J. Kerschner served as President and CEO of Gillmor Financial Services, Inc. from January 1990 to September 2010, Mr. Kerschner also served as President and CEO of Old Fort Banking Corporation from March 1988 to July 2007 and was previously CEO of Tiffin Savings Bank from 1984 to 1987.

•
Bradford B. Kopp is a financial services executive who has spent most of his career working with banks and related financial companies. He is currently advises a number of companies in the financial sector on strategic alternatives and profitability improvement initiatives. Mr. Kopp recently served as President and CEO of Bank of N.T. Butterfield & Son, one of the two principal banks in Bermuda.

•
James S. Lindsay is a self-employed licensed real estate broker based in Naples, Florida since 1981. He has held various board positions with financial institutions. Mr. Lindsay was a director of Southwest Banks, Inc. from 1989 through 1997, at which time Southwest Banks was acquired by F.N.B. Corporation. Mr. Lindsay then served as a director of F.N.B. Corporation from 1997 through December 2003.

•
Edward J. Mace is the owner of Edward J. Mace, Certified Public Accountant, a sole proprietorship, since 1985. He also is the chief operating officer of Ribek Corporation, an Investment Management Entity, a position that he has held since 1982. Mr. Mace was a director of Southwest Banks, Inc. from 1989 through 1997, at which time Southwest Banks was acquired by F.N.B. Corporation. Mr. Mace then served as a director of F.N.B. Corporation from 1997 through December 2003, and was also the chairman of the Audit Committee during this time.

•
Donald W. Major held the position of president of Summit Medical Supplies, Inc. from 1976 until he sold the company and retired in November 2015. Summit Medical Supplies is located in Naples,

Florida and is a distributor of medical supplies, both wholesale and retail. Mr. Major was both an organizer and director of First National Bank of Naples from 1989 through 2000.
•
Garrett S. Richter is a Director and is the President of TGR Financial and Chief Executive Officer and President of First Florida Integrity, was the former Chief Executive Officer of First National Bank of Florida, the banking subsidiary of First National Bankshares of Florida, Inc. Currently, Mr. Richter currently serves as a director of the Federal Home Loan Bank of Atlanta.

•
Gary L. Tice is a Director and is the Chairman and Chief Executive Officer of TGR Financial and Chairman of First Florida Integrity. Mr. Tice has served in these roles since the operations commenced. Mr. Tice has 43 years of banking experience with the majority in Southwest Florida. Prior his time with TGR Financial, he served as chairman of First National Bankshares of Florida, Inc., a Naples-based financial service company with $5.6 billion in assets and 77 full-service branches, until its acquisition by Fifth Third Bancorp in 2005.

•
Robert T. Zellers is the Dealer Principal of Tamiami Ford and Tamiami Hyundai and serves on the Board of Directors of the South Florida Ford Dealers Association. He also serves as President of Tuff Seal, Inc. and Tamiami Rent a Car and Leasing Co., both automotive service related companies.

In addition to Messer’s Tice and Richter, the following sets forth information regarding the senior executive management of TGR Financial and First Florida Integrity. The officers of TGR Financial and First Florida Integrity serve at the pleasure of their respective Board of Directors,
Senior Executive Management
•
Robert T. Reichert is the Senior Executive Vice President and Chief Financial Officer of TGR Financial and Senior Executive Vice President and Chief Administrative Officer of First Florida Integrity. Previously, Mr. Reichert held the position of Chief Financial Officer for First National Bank of Florida and First National Bankshares of Florida, Inc.

•
Brian P. Keenan is the Senior Vice President and Chief Lending Officer of First Florida Integrity. Mr. Keenan previously held the position of Market President in Orlando and Tampa at First National Bank of Florida.

•
Peter Setaro is First Florida Integrity’s Senior Executive Vice President and Chief Information Officer. Prior to joining First Florida Integrity, Mr. Setaro served as Executive Vice President of Technology and Operations for Bank of Florida. In addition to a position with Old Florida Bank, Mr. Setaro served as Senior Vice President for First National Bank of Florida.

•
Joseph D. Hudgins is First Florida Integrity’s Senior Executive Vice President and Chief Credit Officer. Prior to joining First Florida Integrity in January 2013, Mr. Hudgins served as Executive Vice President for F.N.B. Corporation’s Florida division. Mr. Hudgins served as Market President for First National Bank of Florida’s Sarasota market.

•
Nancy Ortega serves as President of First Florida Integrity’s private banking line of business and Director of Treasury Services. Previously Ms. Ortega held various retail banking leadership positions with First National Bank of Florida.

New First Foundation Director Appointment in Connection with the Merger
Pursuant to the terms of the merger agreement, First Foundation is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current TGR Financial director, who must be independent with respect to First Foundation for purposes of the listing requirements of Nasdaq, and mutually agreeable to First Foundation and TGR Financial, as a director of First Foundation and First Foundation Bank. First Foundation and TGR Financial have determined that Gary L. Tice, the Chairman of the Board of TGR Financial and First Florida Integrity, will be appointed to the First Foundation board, with such appointment to be effective as of the effective time of the merger. Mr. Tice will serve until the first annual meeting of the stockholders of First Foundation following the effective time of the merger. Subject to the fiduciary duties of the First Foundation board, First Foundation will include such individual on the list of nominees for director presented by the First Foundation board and for which the First

Foundation board will solicit proxies at the first annual meeting of stockholders of First Foundation following the effective time of the merger.
Mr. Tice has served as Chairman and Chief Executive Officer of TGR Financial since its inception in 2012. Mr. Tice served in the same capacity for First National Bank of the Gulf Coast (in organization), now known as First Florida Integrity Bank, from 2007 to December 2016, when Mr. Richter was appointed Chief Executive Officer. Mr. Tice has been involved in banking in Florida for almost 40 years. Prior to First Florida Integrity Bank, Mr. Tice served as Chairman of First National Bankshares of Florida, Inc., a Naples-based financial services company with $5.4 billion in assets and 77 full-service banking centers, from January 2004 to January 2005. First National Bankshares was the largest publicly traded bank holding company headquartered in Florida when it was acquired by Fifth Third Bancorp in 2005. Prior to that, Mr. Tice was with F.N.B. Corporation, a diversified financial services holding company with offices in Florida, Pennsylvania, Ohio and Tennessee; from 2001 to 2005, he held the position of President and Chief Executive Officer and from 1997 to 2001, he served as President and Chief Operating Officer. Concurrently, from 1997 to 2005, he was Chairman of First National Bank of Florida which became the primary subsidiary of First National Bankshares of Florida, Inc. During his tenure with F.N.B. Corporation, the Company grew to more than $8.1 billion in total assets. In 2004, F.N.B. Corporation spun off its Florida banking operations into a separate company. In addition, Mr. Tice was a founding director and organizer of First National Bank of Naples, where he served as Chairman and Chief Executive Officer of the Company prior to its affiliation with F.N.B. Corporation in 1997.

TGR FINANCIAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis is intended to facilitate the understanding and assessment of significant changes and trends in our businesses that accounted for the changes in our results of operations and financial condition for periods listed. This discussion and analysis is based on and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2020, the notes thereto, and other financial information appearing elsewhere in this joint proxy statement/prospectus.
All dollar amounts reflected in tables within this discussion and analysis section are in thousands.
TGR Financial Management’s Discussion and Analysis of Financial Condition and Results Of Operations — Years Ended December 31, 2020 And 2019
Overview
This section presents TGR Financial’s financial condition and results of operations on a consolidated basis. However, TGR Financial conducts all of its material business operations through its wholly owned bank subsidiary, First Florida Integrity, and the discussion and analysis that follows primarily relates to activities conducted by First Florida Integrity. TGR Financial currently conducts operations through First Florida Integrity’s headquarters in Naples, Florida, and the bank’s seven branches in, Naples, Marco Island, Ave Maria and Tampa, Florida.
TGR Financial’s principal business is lending to and accepting deposits from small to medium sized businesses, the owners and operators of these businesses, as well as traditional retail customers. TGR Financial generates the majority of its revenue from interest earned on loans, investments and other interest earning assets, such as federal funds sold and interest earning deposits with other institutions; loan and deposit fees and service charges. TGR Financial incurs interest expense on deposits and other borrowed funds, as well as operating expenses, such as salaries and employee benefits and occupancy expenses.
TGR Financials’ management’s discussion and analysis is intended to provide the reader with information that will assist in understanding its business, results of operations, financial condition and financial statements; changes in certain key items in its financial statements from period to period; and the primary factors that TGR Financial believes impact its financial results.
2020 Highlights and Impact of COVID-19 Pandemic
On March 13, 2020, The President of the United States declared a National Emergency concerning the COVID-19 pandemic. The impact of COVID-19 has been significant and widespread. Unemployment levels rose significantly, air travel and tourism were virtually eliminated and businesses were forced to adapt to a country where social distancing and remote working alternatives became the norm. With the introduction and distribution of various vaccines, economic activity within the state of Florida has improved, allowing unemployment to decline from 14.2% in May of 2020 to 4.9% one year later. Similarly, Collier County’s unemployment rate declined during the same period from 13.1% to 3.7%.
In a year impacted by COVID-19, pre-tax pre-provision earnings increased by $5.1 million, to $27.3 million, representing a 23% improvement compared to 2019 results. Total revenues (net interest income and non-interest income) in 2020 increased 7% over 2019. Provision expense for 2020 was $8.8 million, a substantial increase over 2019, due to the pandemic. The following paragraphs outline the accounting relief associated with the COVID-19 pandemic and related actions on behalf of TGR Financial.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. Section 4013 of the CARES Act. “Temporary Relief from Troubled Debt Restructuring,” provides banks the option to temporarily suspend certain requirements under U.S. GAAP related to trouble debt restructurings (“TDRs”) for a limited period of time to account for the widespread effects of the COVID-19 pandemic.
On April 7, 2020, the Federal Reserve along with the other banking agencies issued a statement, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with

Customers Affected by Coronavirus,” to encourage banks to work prudently with and to describe the agencies’ interpretation of how accounting rules under ASC 310-40, “Troubled Debt Restructuring by Creditors,” apply to certain COVID-19 related modifications. Furthermore, the agencies encouraged financial institutions to consider prudent arrangements that can ease cash flow pressures on affected borrowers, improve their capacity to service debt, increase the potential for financially stressed residential borrowers to keep their homes, and facilitate the financial institution’s ability to collect on its loans.
On August 3, 2020 the Federal Reserve along with the other banking agencies issued a statement. “Joint Statement on Additional Loan Accommodations Related to COVID-19.” This Joint Statement provides prudent risk management principles when considering accommodations to borrowers as loans near the end of initial loan accommodation periods applicable during COVID-19. The Joint Agencies continued to encourage financial institutions to consider prudent accommodation options that are based on: an understanding of the credit risk of the borrower; are consistent with applicable laws and regulations; and that can ease cash flow pressures on affected borrowers, improve their capacity to service the debt and facilitate a financial institutions ability to collect on its loan.
In response to the above items, TGR Financial implemented a loan deferral program in the second quarter of 2020 to provide temporary payment relief to both consumer and commercial customers. To qualify for a deferral, the customer must have been less than 30 days delinquent on December 31, 2019, impacted by COVID-19, and the modification occurred between March 1, 2020 and the earlier of January 1, 2022, or the date that is 60 days after the termination date of the national emergency. TGR Financial’s loan deferral program complies with the guidance set forth in the CARES Act and related guidance from the regulatory agencies. In accordance with the applicable guidance, none of these loans were considered “restructured loans”.
TGR Financial’s credit quality in future years may be impacted by both external and internal factors related to the pandemic in addition to those factors that traditionally affect credit quality. External factors outside TGR Financial’s control include items such as federal, state and local government measures, the re-imposition of “shelter-in-place” orders, the economic impact of government programs and the effectiveness of the COVID vaccine. Internal factors that could impact credit quality include such items as TGR Financial’s loan deferral programs, involvement in government offer programs and the related financial impact of these programs. The impact of each of these items are unknown at this time and could materially impact future credit quality.
Critical Accounting Policies
Use of estimates:   In preparing the financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change in the near term include the allowance for loan losses, the valuation of loans acquired with credit deterioration, impairment of goodwill and intangibles, valuation of deferred tax assets and the fair values of financial instruments.
Allowance for loan losses:   The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. Loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. TGR Financial performs on-going credit reviews of individual non-homogeneous loans in the portfolio considering current economic conditions, borrower’s payment history, developments in the Florida real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. A loan is considered impaired if it is probable that TGR Financial will be unable to collect all amounts due according to the contractual loan agreement. A specific reserve may initially be established for each loan based upon impairment analyses when it is TGR Financial’s expectation principal will not be fully collected. While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary.
The allowance consists of specific and general components. Specific reserves may be established for loans that management has determined to be impaired. The general component is determined by major loan category based on historical loss experience adjusted for qualitative factors, risk ratings and in certain cases, peer data.
TGR Financial has developed policies and procedures for evaluating the overall quality of the credit portfolio and the timely identification of loans that may pose a risk of loss. Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the statement of operations, are made periodically to maintain the allowance at an appropriate level to absorb losses incurred in the portfolio based on management’s analysis of collectability. TGR Financial maintains a component of the allowance for three categories of real estate secured loans in its portfolio — residential (first mortgage, second mortgage and home equity lines of credit), commercial real estate loans and construction/other real estate loans, and three other categories, commercial and industrial, factored receivables and consumer loans.
The general allowance for loan losses also includes estimated losses resulting from macroeconomic factors and adjustments to account for imprecision of the loan loss model. Macroeconomic factors adjust the allowance for loan losses upward or downward based on the current point in the economic cycle and are applied to the loan loss model through a separate allowance element for each component. To determine TGR Financial’s macroeconomic factors, TGR Financial uses specific economic data that has a correlation with loan losses. TGR Financial reviews this data quarterly to determine that such a correlation continues to exist. Additionally, the macroeconomic factors are reviewed quarterly in order to conclude they are appropriate based on current economic conditions. Other qualitative factors considered include, but are not limited to: recent loan loss trends, changes in portfolio composition, concentrations of credit, changes in TGR Financial’s risk profile, current interest rates and local economic conditions and trends. Beginning with first quarter 2020, qualitative factors were adjusted to reflect the increased economic uncertainty associated with COVID-19 and potential credit risk associated with modified loans under Section 4013 of the CARES Act. Based on present information, TGR Financial considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on current economic conditions and loan status which TGR Financial believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses, such as those related to COVID-19, will not be required.
Income taxes:   TGR Financial files a consolidated federal tax return. Deferred taxes are determined using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating losses or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the basis of assets and liabilities for income tax and financial reporting purposes. Deferred tax assets and liabilities may be adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in the valuation allowance would be included in TGR Financial’s tax position within the period of change. In determining whether a valuation is warranted, TGR Financial evaluates factors such as expected future earnings and tax strategies. There were no factors or circumstances warranting a valuation allowance as of December 31, 2020.
Fair value measurements:   Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, unadjusted for transaction costs.
Disclosure of fair value measurements is based on a three-level valuation hierarchy. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted at fair value as well as for assets and liabilities in which fair value is the primary basis of accounting such as for securities available for sale. Fair value is used on a non-recurring basis to evaluate assets and liabilities for impairment or for disclosure purposes. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:
Level I — inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
Level II — inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level III — inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Depending on the nature of the asset or liability, TGR Financial uses a variety of valuation techniques when estimating fair value.
Results of Operations
The primary sources of revenue for First Florida Integrity are net interest income and deposit service charges. Salary and employee benefits represent the largest component of non-interest expense, accounted for 61% and 62%, respectively, of the total non-interest expenses for the years ended December 31, 2020 and 2019.
The following table shows key operating results for the years ended December 31:
	For the Years December 31,
	2020	2019	2018
Interest Income	$61,869	$63,653	$53,897
Interest Expense	9,159	14,744	9,912
Net Interest Income	52,710	48,909	43,985
Provision for credit losses	8,809	200	125
Noninterest income	3,906	3,995	3,780
Noninterest expense	29,347	30,781	28,886
Income before taxes on income	18,460	21,923	18,754
Provision for income taxes	2,040	4,808	3,725
Net Income	$16,420	$17,115	$15,029
Income before taxes was $18.5 million for 2020, compared to $21.9 million for 2019 and $18.8 million in 2018. This was inclusive of provision for loan losses of $8.8 million for 2020 compared to $200,000 for 2019 and $125,000 for 2018. Net income was $16.4 million, $17.1 million and $15.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. The return on average assets was 0.92% in 2020 compared to 1.15% in 2019 and 1.10% in 2018. The return on average equity was 10.52% in 2020 compared to 12.28% in 2019 and 12.40% in 2018. As previously mentioned, an increase in the provision for loan losses of $8.8 million, associated with COVID-19 substantially impacted 2020 net income.
TGR Financial’s effective tax rate for 2020 was 11.1% compared to 21.9% for 2019 and 19.9% for 2018. The effective tax rate reduction in 2020 was due to the recognition of $1.6 million in tax benefits realized with the exercise of stock options.
Return on Equity and Assets
The following table presents the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets (average equity divided by average total assets) for the periods indicated. Since its inception, TGR Financial has not paid any dividends.

	For the Years Ended December 31,
	2020	2019	2018
Return on average assets	0.92%	1.15%	1.10%
Return on average equity	10.52%	12.28%	12.40%
Average equity to average assets	8.74%	9.39%	8.84%
Net Interest Income and Net Interest Margin Analysis
The following tables do not provide for tax equivalent yields on the tax exempt earning assets. Each table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields on those assets; (ii) the total dollar amount of interest expense and the average rate of interest on TGR Financial’s interest bearing liabilities; (iii) net interest income; (iv) net interest rate spread; and (v) net interest margin:
	For the Years Ended December 31,
	2020			2019
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest Earning Assets
Loans	$1,211,357	$54,753	4.46%	$1,114,872	$56,444	5.01%
Securities	223,615	5,248	2.35%	228,280	6,197	2.71%
Federal funds sold and other interest earning balances due from banks	217,388	1,611	0.74%	34,882	735	2.11%
FRB and FHLB Stock	4,728	257	5.44%	4,568	277	6.06%
Total Interest Earning Assets	1,657,088	61,869	3.69%	1,382,602	63,653	4.56%
Non-Interest Earning Assets
Cash and due from banks	57,404			43,553
Premises and equipment, net	34,034			22,269
Allowance for loan losses	(14,346)			(9,746)
Goodwill and other intangibles	5,354			5,427
Other real estate owned	619			—
Bank owned life insurance	32,861			28,398
Other assets	12,250			11,701
Total Non-Interest Earning Assets	128,176			101,602
Total Assets	$1,785,264			$1,484,204
Interest Bearing Liabilities
Money market	$157,254	$599	0.38%	$152,902	$885	0.58%
NOW	791,974	4,012	0.51%	595,315	7,319	1.23%
Savings	35,819	78	0.22%	33,514	118	0.35%
Certificates of deposits	164,761	3,017	1.83%	193,305	4,477	2.32%
Repurchase agreements	128,960	575	0.45%	122,288	1,788	1.46%
Federal funds purchased	1	0	1.70%	68	2	2.94%
Short term borrowings	0	—	0.00%	1,192	25	2.10%
Long term borrowings	14,919	878	5.89%	3,531	130	3.68%
Total Interest Bearing Liabilities	1,293,688	9,159	0.71%	1,102,115	14,744	1.34%
Non-Interest Bearing Liabilities and Shareholders’ Equity
Demand deposits	328,874			236,832

	For the Years Ended December 31,
	2020			2019
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Other liabilities	6,679			5,836
Shareholders’ equity	156,023			139,421
Total Liabilities and Shareholders’ Equity	$1,785,264			$1,484,204
Excess of Interest Earning Assets over Interest Bearing Liabilities	$363,400			$280,487
Net Interest Income		$52,710			$48,909
Interest Rate Spread			2.98%			3.22%
Net Interest Margin			3.14%			3.49%

	For the Years Ended December 31,
	2019			2018
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest Earning Assets
Loans	$1,114,872	$56,444	5.01%	$1,006,798	$47,208	4.64%
Securities	228,280	6,197	2.71%	224,099	5,645	2.52%
Federal funds sold and other interest earning balances due from banks	34,882	735	2.11%	43,155	767	1.78%
FRB and FHLB Stock	4,568	277	6.06%	4,873	277	5.68%
Total Interest Earning Assets	1,382,602	63,653	4.56%	1,278,925	53,897	4.17%
Non-Interest Earning Assets
Cash and due from banks	43,553			38,003
Premises and equipment, net	22,269			21,755
Allowance for loan losses	(9,746)			(9,490)
Goodwill and other intangibles	5,427			5,502
Other real estate owned	—			—
Bank owned life insurance	28,398			27,747
Other assets	11,701			8,768
Total Non-Interest Earning Assets	101,602			92,285
Total Assets	$1,484,204			$1,371,210
Interest Bearing Liabilities
Money market	$152,902	$885	0.58%	$191,031	$962	0.50%
NOW	595,315	7,319	1.23%	483,685	4,694	0.97%
Savings	33,514	118	0.35%	47,407	184	0.39%
Certificates of deposits	193,305	4,477	2.32%	178,443	2,816	1.58%
Repurchase agreements	122,288	1,788	1.46%	108,467	1,253	1.15%
Federal funds purchased	68	2	2.94%	158	5	2.97%
Short term borrowings	1,192	25	2.10%	0	0	0.00%
Long term borrowings	3,531	130	3.68%	0	0	0.00%
Total Interest Bearing Liabilities	1,102,115	14,744	1.34%	1,009,191	9,912	0.98%

	For the Years Ended December 31,
	2019			2018
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Non-Interest Bearing Liabilities and Shareholders’ Equity
Demand deposits	236,832			235,023
Other liabilities	5,836			5,760
Shareholders’ equity	139,421			121,236
Total Liabilities and Shareholders’ Equity	$1,484,204			$1,371,210
Excess of Interest Earning Assets over Interest Bearing Liabilities	$280,487			$269,734
Net Interest Income		$48,909			$43,985
Interest Rate Spread			3.22%			3.19%
Net Interest Margin			3.49%			3.40%

Net interest income is impacted by the volume (changes in volume multiplied by prior rate), interest rate (changes in rate multiplied by prior volume) and the mix of interest-earning assets and interest-bearing liabilities. Rate/volume variances have been proportionately allocated to the change in average volume and the change in average rate. The following table provides a breakdown of the changes in net interest income due to volume and rate changes for the year ended December 31, 2020 as compared to the year ended December 31, 2019 and December 31, 2019 compared to the year ended December 31, 2018:
	2020 Compared to 2019 Due to Changes in			2019 Compared to 2018 Due to Changes in
	Average Volume	Average Rate	Net Increase (Decrease)	Average Volume	Average Rate	Net Increase (Decrease)
Interest Earning Assets
Loans	$4,661	$(6,352)	$(1,691)	$5,299	$3,937	$9,236
Securities available-for-sale	(124)	(825)	(949)	107	445	552
Federal funds sold and other interest earning balances due from banks	1,627	(751)	876	(161)	129	(32)
FRB and FHLB Stock	9	(29)	(20)	(18)	18	—
Total Interest Earning Assets	6,173	(7,957)	(1,784)	5,227	4,529	9,756
Interest Bearing Liabilities
Money market	25	(311)	(286)	(208)	131	(77)
NOW	1,906	(5,213)	(3,307)	1,217	1,408	2,625
Savings	8	(48)	(40)	(50)	(16)	(66)
Certificates of deposits	(604)	(856)	(1,460)	251	1,410	1,661
Repurchase agreements	93	(1,306)	(1,213)	173	362	535
Federal funds purchased	(1)	(1)	(2)	(3)	(0)	(3)
Short term borrowings	(12)	(13)	(25)	—	25	25
Long term borrowings	631	117	748	—	130	130
Total Interest Bearing Liabilities	2,047	(7,631)	(5,585)	1,383	3,449	4,832
Net Interest Income	$4,126	$(326)	$3,801	$3,844	$1,080	$4,924
Net interest income increased $3.8 million despite a reduction in the net interest margin from 3.49% in 2019 to 3.14% in 2020. Average earning assets increased $274 million for the year 2020 compared to 2019 with fed funds sold and other interest bearing due from banks increasing by $183 million. The weighted average yield on earning assets decreased 87 basis points consistent with the declining rate environment plus lower yielding federal funds sold other interest earning balances due from banks comprising a larger amount of interest earning assets. Partially offsetting the yield reduction on earning assets was the weighted average rate paid on interest bearing liabilities which decreased to 0.71% for 2020, from 1.34% for 2019. Rate reductions on interest bearing deposits were a primary contributor to the increase in net interest income. Also a factor to the increase in net interest income was the recognition of fee income associated with Paycheck Protection Program (“PPP”) loans totaling $4 million for 2020. The increase in long term borrowing cost is reflective of TGR Financial’s subordinated debt issuance in June 2020.
In 2019 net interest income increased $4.9 million to $48.9 million from $44.0 million, as the net interest margin increased to 3.49% in 2019 from 3.40% in 2018. In addition to the favorable impact of a 9 basis point increase in the net interest margin, average interest earning assets increased by $104 million to $1.4 billion in 2019. The weighted average yield on earning assets increased 39 basis points to 4.56% which was partially offset a 36 basis point increase in the cost of funds to 1.34%.
Provision for Loan Losses
The provision for loan losses represents TGR Financial’s estimate of the amount necessary to be charged against the current period’s earnings to maintain the allowance for loan losses at a level that management considers adequate in relation to the estimated losses inherent in the loan portfolio. The provision for loan losses is impacted by changes in loan balances and loan mix as well as changes in loss assumptions and charge-offs and recoveries. The amount of the provision for loan losses also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions and certain other subjective factors that may affect the ability of borrowers to meet their repayment obligations to us. TGR Financial recorded provisions for loan losses of $8.8 million, $200,000 and $125,000, respectively in 2020, 2019 and 2018. Net charge-off activity in each year was negligible. The substantial increase in the provision for 2020 reflected the uncertainty of the potential impact to the economy and loan losses associated with the COVID-19 pandemic.
Non-Interest Income and Expense
Non-interest income predominantly includes service charges and fees on deposit accounts, revenue from First Florida Integrity’s wholly owned subsidiary, First National Title and Closing Services and increases to the cash surrender value of bank owned life insurance. The following table provides a breakdown of non-interest income for the years ended December 31, 2020, 2019 and 2018:
	For the Years Ended December 31,		2020 vs 2019 Percent	For the Years Ended December 31,		2019 vs 2018 Percent
	2020	2019		2019	2018
Service charges on deposit accounts	$1,679	$1,729	-2.9%	$1,729	$1,605	7.7%
Title and closing services revenue	529	515	2.7%	515	593	-13.2%
Other non-interest income	927	913	1.5%	913	931	-1.9%
Gains/(losses) on other real estate owned	(30)	—	—	—	—	—
Bank owned life insurance	801	655	22.3%	655	651	0.6%
Gains on sale of securities	—	183	-100.0%	183	—	—
Total non-interest income	$3,906	$3,995	-2.2%	$3,995	$3,780	5.7%
The decline in service charges on deposit accounts in 2020 was the direct result of waiving certain customer charges caused by COVID-19. The 2020 increase in cash surrender value of bank owned life insurance was directly related to the purchase of $7.5 million of bank owned life insurance in 2020.

The following table provides a breakdown of non-interest expense for the periods indicated:
	For the Years Ended December 31,		2020 vs 2019 Percent	For the Years Ended December 31,		2019 vs 2018 Percent
	2020	2019		2019	2018
Salaries and benefits	$17,846	$19,236	-7.2%	$19,236	17,381	10.7%
Depreciation	1,329	1,247	6.6%	1,247	1,272	-2.0%
Occupancy expense	1,156	1,396	-17.2%	1,396	1,475	-5.4%
Equipment expense	1,320	1,281	3.0%	1,281	1,276	0.4%
Regulatory assessments	895	407	119.9%	407	788	-48.4%
Professional fees	720	894	-19.5%	894	841	6.3%
Advertising, marketing and business development	689	1,216	-43.3%	1,216	871	39.6%
Data processing	2,242	1,687	32.9%	1,687	1,700	-0.8%
Other non interest expense	3,150	3,417	-7.8%	3,417	3,282	4.1%
Total non-interest expense	$29,347	$30,781	-4.7%	$30,781	$28,886	6.6%
Non-interest expense decreased to $29.3 million in 2020 from $30.8 million in 2019 reflecting lower operating costs and staffing freezes during the pandemic. Salary and benefits, the largest component of non-interest expense, decreased 7%, year over year as planned hires and rehires were delayed and certain employee costs were not incurred, all the result of COVID-19. Marketing and advertising costs declined by 43% influenced by the impact of COVID-19 as charitable events were cancelled and traditional newspaper advertising was not necessary. Data processing expenses for 2020 at $2.2 million increased $555,000 due to increases in transactions and NOW accounts and contractual revisions eliminating termination fees.
Non-interest expense increased 6.6% in 2019 from 2018. The majority of the increase, almost $1.9 million, can be attributed to salaries and benefits. Deferred loan origination costs declined by $1.1 million as net loan growth declined by 64%. Regulatory assessments were favorably impacted in 2019 as Small Bank Assessment Credits were issued upon the Deposit Insurance Fund reserve rate exceeding its threshold of 1.38 percent. Health care costs rose by 7.4% or $160,000. Advertising and marketing costs increased by $345,000 as TGR Financial initiated targeted promotions for significant customers.
Financial Condition
During 2020, consolidated assets increased $421 million primarily due to increases in short term interest bearing balances due from banks and others followed by increases in loans outstanding. Gross loan originations in 2020 were $470 million, of which $191 million were PPP loans; $283 million was outstanding at December 31, 2020, which included $126 million of PPP loans. Payoffs were inflated during the year as market conditions were conducive to increased commercial real estate sales transactions. Overall, net loans increased $60 million for the year. Total deposits increased $395 million, largely in the categories of interest bearing NOW accounts and non-interest bearing deposits. In 2020, TGR Financial issued subordinated notes, net of issuance costs, of $24 million, the majority of which was issued in June of 2020.
During 2019, consolidated assets increased by $119 million with loans increasing by $44 million. Cash and cash equivalents increased by $53 million and investment securities increased by $17 million. The increase in assets was funded by a $91 million increase in deposits, with the majority of the deposit increase in both interest bearing and non-interest bearing demand accounts. Stockholders’ equity also contributed $20 million toward the asset growth.
Cash and Cash Equivalents, and Certificates of Deposit
Cash and cash equivalents, which primarily consist of funds held at the Federal Reserve Bank, the State of Florida (cash collateral for deposits of municipalities) or at corresponding banks, increased $356 million during 2020 as compared to 2019. At December 31, 2020, the balance held at the Federal Reserve Bank was $308 million and at the State of Florida, the balance was $131 million. Changes in cash and cash equivalents are primarily affected by the funding of loans, investments in securities, and changes in TGR Financial’s primary sources of funding: deposits and borrowings.
Investment Securities
Certain securities are pledged as collateral to the State of Florida as collateral for deposits of public entities and as collateral for customer repurchase agreements. At December 31, 2020, 2019 and 2018, respectively, securities with a market value of $0, $68 and $39 million were pledged to the State of Florida as collateral for deposits of public entities, as the form of collateral shifted from securities to cash: $131, $10 million and $0, in cash collateral was pledged to the State of Florida at December 31, 2020, 2019 and 2018, respectively. At December 31, 2020, 2019 and 2018, respectively, securities with a market value of $139, $142 and $140 million were pledged as collateral for customer repurchase agreements. At December 31, 2020, there were securities with a market value of $83 million dollars available for pledging.
	December 31,
	2020		2019		2018
December 31, 2020:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Securities Available for Sale
U.S. treasury securities	$—	$—	$9,949	$9,945	$—	$—
U.S. government agencies and government sponsored entities	37,738	37,447	44,320	44,019	43,440	42,733
Agency mortgage backed securities	60,378	61,837	66,836	66,815	72,448	70,333
Agency collateralized mortgage obligations	18,413	19,295	24,086	24,147	26,577	25,312
State, county and municipal	5,698	5,889	5,731	5,811	5,763	5,540
Corporate bonds	25,509	25,289	27,523	27,809	22,511	22,174
Total	$147,736	$149,757	$178,445	$178,546	$170,739	$166,092
Securities Held to Maturity
Agency mortgage backed securities	$2,805	2,917	$4,071	$4,081	$1,146	1,141
State, county and municipal	47,040	49,313	40,776	41,876	40,883	39,512
Corporate bonds	20,510	20,727	12,516	12,762	11,007	11,124
Other securities	456	456	456	456	—	—
Total	$70,811	$73,413	$57,819	$59,175	$53,036	$51,777
The scheduled maturities of securities and the related weighted average yields are as follows, as of December 31, 2020.
As of December 31, 2020:	< 1 Yr	Yield	1 – 5 Yrs	Yield	6 – 10 Yrs	Yield	After 10 Yrs	Yield	Total	Yield
Securities Available for Sale
U.S. treasury securities	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
U.S. government agencies and govt. sponsored entities	1,428	1.88	1,303	0.11	6,346	1.33	28,370	0.67	37,447	0.81
State, county and municipal	—	—	—	—	3,374	2.30	2,515	2.42	5,889	2.35
Corporate bonds	1,503	1.39	16,611	2.98	7,175	4.12	—	—	25,289	3.21
Total AFS	$2,931	1.63%	$17,914	2.77%	$16,895	2.71%	$30,885	0.81%	$68,625	1.82%
Securities Held to Maturity
State, county and municipal	$—	—%	$299	2.08%	$20,219	2.51%	$26,522	2.51%	$47,040	2.50%
Corporate bonds	—	—	—	—	20,010	4.95	500	4.50	20,510	4.94
Other securities	—	—	—	—	—	—	456	1.21	456	1.21
Total HTM	$—	—%	$299	2.08%	$40,229	3.72%	$27,478	2.52%	$68,006	3.23%

Agency Mortgage Backed Securities and Collateralized Mortgage Obligations are excluded from the above table because such securities are not due at a single maturity date, having maturities ranging from ten to thirty years. The combined weighted average yield on Agency Mortgage Backed Securities and Collateralized Mortgage Obligations at December 31, 2020 was 1.83%.
The yield on tax-exempt securities have not been calculated on a tax equivalent basis.
Loan Portfolio
TGR Financial’s primary source of income is derived from interest earned on its loan portfolio. The portfolio consists loans secured by real estate, commercial business loans and to a lesser extent construction loans. With its base of operations in southwest Florida, the market provides significantly more commercial real estate and construction lending opportunities and less opportunities for commercial and industrial lending. However, advances in electronic delivery systems have enhanced TGR Financial’s ability to offer commercial banking services throughout the state of Florida. This has allowed TGR Financial to diversify lending not only by geography but also by loan type. This is evident in the table below, as commercial and industrial loans which represented 5 percent of total loans at December 31, 2016 now represent 22 percent of total loans as of December 31, 2020. In 2016 TGR Financial decided to reduce its exposure to lower yielding residential loans, by restructuring its residential lending department. This restructuring resulted in TGR Financial discontinuing the origination of residential loans in favor of earning a fee on mortgage referrals to a third party lender. TGR Financial plans to continue to refer fixed rate conforming loans, and has begun to originate non-conforming jumbo loans primarily located in southwest Florida.
Gross loan originations were $470 million for 2020 for which $283 million was funded as of December 31, 2020. Payoffs during 2020, of $220 million, were higher than normal as market conditions were conducive to increased commercial and residential real estate sales transactions. Overall loans increased on a net basis by $68 million in 2020 and $44 million, $122 million and $58 million in 2019, 2018 and 2017.
	As of December 31,
	2020		2019		2018		2017		2016
Residential single and multifamily	$202,822	17%	$251,326	22%	$288,046	26%	$312,464	32%	$349,396	38%
Commercial real estate	631,589	53%	595,892	53%	537,500	49%	449,184	46%	396,920	44%
Construction loans	71,012	6%	109,817	10%	104,657	10%	92,164	10%	105,147	12%
Commercial and industrial	267,082	22%	154,545	14%	137,903	13%	104,026	11%	46,247	5%
Consumer installment loans	23,623	2%	16,487	1%	11,608	1%	10,472	1%	12,415	1%
Factored receivables	5,352	0%	5,533	0%	10,363	1%	—	0%	—	0%
	1,201,480	100%	1,133,600	100%	1,090,077	100%	968,310	100%	910,125	100%
Less allowance for loan losses	18,092		9,751		9,585		9,355		9,174
Net loans	$1,183,388		$1,123,849		$1,080,492		$958,955		$900,951
The scheduled maturities, as of December 31, 2020, of the performing loans categorized as commercial real estate, construction and as commercial and industrial loans, are as follows:
	As of December 31, 2020
	Scheduled Maturity			Loans With a Scheduled Maturity After One Year
Loan Category	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Loans With Fixed Rates	Loans With Adjustable Rates
Commercial real estate	$87,998	$247,512	$296,079	$274,780	$168,811
Construction loans	15,265	43,324	12,423	43,166	12,581
Commercial and industrial loans	51,087	173,281	48,066	186,088	35,259

Delinquent Loans, Non-Performing Assets and Allowance for Loan Losses
The composition of non-performing loans is illustrated below for the years listed:
	As of December 31,
	2020	2019	2018	2017	2016
Nonaccrual loans
Residential single & multifamily	$50	$200	$—	$288	$—
Commercial and industrial	—	—	—	7	34
Commercial real estate	—	—	396	715	1,589
Total nonaccrual loans	$50	$200	$396	$1,010	$1,623
Accruing loans 90 or more days past due	$—	$—	$—	$—	$—
Total non-performing loans	$50	$200	$396	$1,010	$1,623
Troubled debt restructured loans	$—	$—	$—	$—	$—
The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these loans are accounted for on a cash or cost recovery basis until the loan qualifies for a return to accrual status. A return to accrual status requires that the customer is current on all principal and interest payments and collection is no longer in doubt.
Allowance for Loan Losses:   The allowance for loan losses related to loans represented 1.51% and 0.86% of total loans outstanding as of December 31, 2020 and December 31, 2019, respectively. Total loans included $123 million of loans issued under the Paycheck Protection Program, such loans are fully guaranteed by the Small Business Administration.
The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. Loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. TGR Financial performs on-going credit reviews of individual non-homogeneous loans in the portfolio considering current economic conditions, borrower’s payment history, developments in the Florida real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. A specific reserve may initially be established for each loan based upon impairment analyses when it is TGR Financial’s expectation principal will not be fully collected.
Beginning with first quarter 2020, qualitative factors were adjusted to reflect the increased economic uncertainty associated with COVID-19 and potential credit risk associated with modified loans under Section 4013 of the CARES Act. Based on present information, TGR Financial considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on a number of assumptions regarding future events which TGR Financial believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.
The following table illustrates information with respect to TGR Financial’s allowance for loan losses; net charge offs and provision for the years ended December 31, 2020, 2019, 2018, 2017 and 2016, respectively.

Analysis of the Allowance for Loan Losses	For the Years Ended December 31,
	2020	2019	2018	2017	2016
Balance at beginning of period	$9,751	$9,585	$9,355	$9,174	$8,757
Charge-offs
Commercial and industrial	55	94	7	64	305
Construction loans	—	—	—	—	—
Commercial real estate	381	—	66	—	52
Residential single and multifamily	25	—	56	—	160
Consumer installment loans	18	44	14	38	54
Factored receivables	—	—	—	—	—
Recoveries
Commercial and industrial	7	88	128	96	—
Construction loans	—	—	—	—	—
Commercial real estate	—	—	110	—	—
Residential single and multifamily	—	1	2	160	—
Consumer installment loans	4	16	9	27	17
Factored receivables	—	—	—	—	—
Net charge-offs (recoveries)	468	33	(106)	(181)	554
Additions charged to operations	8,809	199	124	—	971
Balance at end of period	$18,092	$9,751	$9,585	$9,355	$9,174
Ratio of net charge-offs during the period to average loans outstanding during the period	0.04%	0.00%	-0.01%	-0.02%	0.06%
While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary, which would have the effect of reducing income.
The following table illustrates information with respect to the allocation of TGR Financials’ allowance for loan losses, by loan category, and the composition of total loans, by each loan category, as of December 31, 2020, 2019, 2018, 2017 and 2016, respectively.
	As of the Years Ended December 31,
	2020		2019		2018		2017		2016
Residential – single & multifamily	$1,608	17%	$863	22%	$1,198	26%	$1,659	32%	$2,235	38%
Commercial real estate	12,096	53%	5,850	53%	5,574	49%	5,331	46%	4,702	44%
Construction loans	1,488	6%	1,095	10%	1,105	10%	1,237	10%	1,589	12%
Commercial and industrial	2,446	22%	1,678	14%	1,302	13%	1,068	11%	565	5%
Consumer and other	216	2%	82	1%	58	1%	60	1%	83	1%
Factored receivables	238	0%	183	0%	348	1%	—	0%	—	0%
Ending allowance	$18,092	100.0%	$9,751	100.0%	$9,585	100.0%	$9,355	100.0%	$9,174	100.0%

Deposits
The following table sets forth information with respect to TGR Financials’ deposits and the average rates paid on deposits, as of:
Deposit Category	As of December 31,
	2020		2019		2018
	Period End Balances	Weighted Average Rate	Period End Balances	Weighted Average Rate	Period End Balances	Weighted Average Rate
Demand Deposits
Non-interest bearing	$365,016		$244,576		$227,437
Interest bearing	961,425	0.51%	706,993	1.23%	597,274	0.97%
Money market and savings	225,166	0.35%	146,441	0.54%	199,012	0.48%
Certificates of deposits	131,024	1.83%	189,757	2.32%	172,949	1.58%
Total	$1,682,631	0.52%	$1,287,767	1.06%	$1,196,672	0.76%
Deposits increased by $395 million during the year ended December 31, 2020. Consistent with falling market rates, the weighted average rate on deposits dropped from 0.76% in 2019 to 0.52% in 2020. Noninterest bearing demand deposits represented 21.7% of total deposits at December 31, 2020. Over the past three years, noninterest-bearing demand deposits have increased by 60%.
Short-Term Borrowings
At December 31, 2020, TGR Financial’s short-term borrowings consisted primarily of customer repurchase agreements totaling $124 million, $135 million and $115 million at December 31, 2020, 2019 and 2018, respectively. The average balance of these short-term borrowings during 2020 was $129 million, as compared to $122 million during 2019 and $108 million during 2018. The weighted average rate on these borrowings was 0.45% during 2020, 1.46% during 2019 and 1.15% during 2018. The maximum amount of short-term borrowings at any month-end during the years ended December 31, 2020, 2019 and 2018, were $149 million, $135 million and $132 million, respectively.
Liquidity
Liquidity management focuses on TGR Financial’s ability to generate, on a timely and cost-effective basis, cash sufficient to meet the funding needs of current loan demand, deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. Liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in marketable securities or held as cash at the Federal Reserve Bank or other financial institutions. TGR Financial monitors its liquidity in accordance with guidelines established by policy and applicable regulatory requirements. The need for liquidity is affected by TGR Financial’s loan activity, net changes in deposit levels and the maturities of its borrowings. The principal sources of liquidity consist of deposits, loan interest and principal payments, cash flows from investment securities, Federal Home Loan Bank (“FHLB”) advances and proceeds from borrowings. The unused balances of TGR Financial’s lines of credit and FHLB availability totaled $365 million at December 31, 2020. Additionally, as of that date, TGR Financial had $150 million of securities classified as available for sale.
During 2020, cash and cash equivalents increased by $356 million as customer savings habits were impacted by COVID-19. Deposits increased by $395 million plus $24 million was generated from the issuance of subordinated notes. Net loan growth of $68 million was the primary use of the increase in cash and cash equivalents in 2020.
Ratio of Loans to Deposits.   The relationship between gross loans and total deposits can provide a useful measure of a bank’s liquidity. Since repayment of loans tends to be less predictable than the maturity of investments and other liquid resources, the higher the loan-to-deposit ratio the less liquid are the bank’s assets. On the other hand, since TGR Financial realizes greater yields on loans than it does on other interest-earning assets, a lower loan-to-deposit ratio can adversely affect interest income and earnings. As a result, TGR Financials’ goal is to achieve a loan-to-deposit ratio that appropriately balances the requirements of liquidity and the need to generate a fair return on assets. At December 31, 2020 and 2019, the loan-to-deposit ratios at First Florida Integrity were 71%, and 88%, respectively.
Off-Balance Sheet Arrangements
The following table provides the off-balance sheet arrangements of TGR Financial as of December 31, 2020 2019 and 2018:
	As of December 31,
	2020	2019	2018
Commitments to extend credit	$275,261	$218,024	$265,265
Letters of credit	$6,718	$6,483	$1,395
Capital Resources
TGR Financial is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.
During 2013, the Federal Reserve released final United States Basel III regulatory capital rules implementing the global regulatory capital reforms of Basel III and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The FDIC and OCC also approved the final rule during 2013. The rule applies to all banking organizations that are currently subject to regulatory capital requirements as well as certain savings and loan holding companies. The rule strengthens the definition of regulatory capital, increases risk-based capital requirements, and makes selected changes to the calculation of risk-weighted assets. The rule became effective January 1, 2015, for most banking organizations, subject to a transition period for several aspects of the rule, including the new minimum capital ratio requirements, the capital conservation buffer, and the regulatory capital adjustments and deductions. Under the final rules, the minimum capital requirements included common equity Tier I (“CET1”) ratio of 4.5%; Tier I capital ratio of 6%; Total capital ratio of 8%; and Leverage ratio of 4%. Fully phased-in on January 1, 2019, the capital measurements include a conservation buffer of 2.5% on top of the minimum risk-based capital ratios. Additionally, the new rules revised “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act, with the following requirements for well capitalized status: CET1 ratio of 6.5%; Tier I capital ratio of 8%; Total capital ratio of 10%; and Leverage ratio of 5%.
Quantitative measures established by regulation to ensure capital adequacy require TGR Financial and First Florida Integrity to maintain minimum amounts and ratios (set forth in the following table) of Total, Tier I and Common Equity Tier I capital to risk weighted assets, and of Tier I capital to average assets (as defined by FDIC regulations). TGR Financial’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on TGR Financial’s financial condition. Management believes that TGR Financial met all capital adequacy requirements to which it was subject at December 31, 2020.
At December 31, 2020, the most recent notification from the FDIC categorized First Florida Integrity as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed First Florida Integrity’s category. To be categorized as well capitalized First Florida Integrity must maintain minimum total risk-based, Tier I risk-based, Common Equity Tier I and Tier I leverage ratios as set forth in the table below.
TGR Financial and First Florida Integrity’s actual capital amounts and ratios are presented in the table below (dollars in thousands). The maximum amount of Tier II capital, contributed via the allowance for loan losses, is limited to 1.25% of gross risk weighted assets. This limitation, where applicable, is reflected in the total capital amounts listed below.

	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Conservation Buffer		To Be Well Capitalized Under Prompt Corrective Action
As of December 31, 2020:
TGR Financial, Inc.
Total capital (to risk weighted assets):	$197,582	15.31%	$103,213	8.00%	$135,467	10.500%	N/A	N/A
Tier I capital (to risk weighted assets):	157,761	12.23	77,410	6.00	109,664	8.500	N/A	N/A
Common equity tier I capital ratio:	152,835	11.85	58,057	4.50	90,311	7.000	N/A	N/A
Leverage ratio (tier I to avg assets):	157,761	8.34	75,707	4.00	N/A	N/A	N/A	N/A
First Florida Integrity Bank
Total capital (to risk weighted assets):	$180,759	14.01%	$103,194	8.00%	$135,443	10.500%	$128,993	10.00%
Tier I capital (to risk weighted assets):	164,611	12.76	77,396	6.00	109,644	8.500	103,194	8.00
Common equity tier I capital ratio:	164,611	12.76	58,047	4.50	90,295	7.000	83,845	6.50
Leverage ratio (tier I to avg assets):	164,611	8.71	75,582	4.00	N/A	N/A	94,478	5.00
As of December 31, 2019:
TGR Financial, Inc.
Total capital (to risk weighted assets):	$153,512	12.31%	$99,741	8.00%	$130,911	10.500%	N/A	N/A
Tier I capital (to risk weighted assets):	143,761	11.53	74,806	6.00	105,975	8.500	N/A	N/A
Common equity tier I capital ratio:	138,835	11.14	56,105	4.50	87,274	7.000	N/A	N/A
Leverage ratio (tier I to avg assets):	143,761	9.49	60,626	4.00	N/A	N/A	N/A	N/A
First Florida Integrity Bank
Total capital (to risk weighted assets):	$150,436	12.07%	$99,746	8.00%	$130,917	10.500%	$124,683	10.00%
Tier I capital (to risk weighted assets):	140,685	11.28	74,810	6.00	105,980	8.500	99,746	8.00
Common equity tier I capital ratio:	140,685	11.28	56,107	4.50	87,278	7.000	81,044	6.50
Leverage ratio (tier I to avg assets):	140,685	9.30	60,510	4.00	N/A	N/A	75,638	5.00
As of December 31, 2018:
TGR Financial, Inc.
Total capital (to risk weighted assets):	$136,945	11.52%	$95,095	8.00%	$117,382	9.875%	N/A	N/A
Tier I capital (to risk weighted assets):	127,360	10.71	71,321	6.00	93,609	7.875	N/A	N/A
Common equity tier I capital ratio:	122,434	10.30	53,491	4.50	75,779	6.375	N/A	N/A
Leverage ratio (tier I to avg assets):	127,360	9.19	55,462	4.00	N/A	N/A	N/A	N/A
First Florida Integrity Bank
Total capital (to risk weighted assets):	$134,028	11.27%	$95,100	8.00%	$117,390	9.875%	$118,876	10.00%
Tier I capital (to risk weighted assets):	124,443	10.47	71,325	6.00	93,615	7.875	95,100	8.00
Common equity tier I capital ratio:	124,443	10.47	53,494	4.50	75,783	6.375	77,269	6.50
Leverage ratio (tier I to avg assets):	124,443	8.99	55,355	4.00	N/A	N/A	69,194	5.00
Asset and Liability Management: Interest Rate Risk
Interest rate risk is inherent in financial services businesses. Management of interest-earning assets and interest-bearing liabilities in terms of rate and maturity has an important effect on liquidity and net interest margin. Interest rate risk results from interest-earning assets and interest-bearing liabilities maturing or repricing at different times, on a different bases, or in unequal amounts. The Board of Directors of First Florida Integrity approves the Asset/Liability Management (“ALCO”) policy governing the management of interest rate risk. The Investment Committee of First Florida Integrity is responsible for monitoring interest rate risk and providing quarterly reports to the Board of Directors regarding First Florida Integrity’s compliance with ALCO policy limits. First Florida Integrity uses three primary measurement processes to quantify and manage interest rate risk: (1) Gap analysis which measures the repricing mismatches of asset and liability cash flows; (2) Net interest income (“NII”) simulations which are used to measure the impact of instantaneous (Shock) parallel changes in interest rates over a 12 month forecast period, and gradual parallel changes in rates (Ramp); and (3) Economic Value of Equity (“EVE”) calculations which measure the sensitivity of EVE to simultaneous parallel changes in interest rates.
Gap Analysis.   Under this analysis, rate sensitivity is measured by the extent to which interest-earning assets and interest-bearing liabilities reprice or mature at different time periods. Rate sensitive gaps in which the repricing of interest-earning assets exceed the repricing of interest-bearing liabilities tends to produces an expanded net yield on interest-earning assets in rising interest rate environments and a reduced yield on interest-earning assets in declining interest rate environments. Conversely, when the repricing of interest-bearing liabilities exceed the repricing of interest-earning assets, the net yield on interest-earning assets generally declines in rising rate environments and increases in declining interest rate environments. The following table sets forth the interest-earning assets and interest-bearing liabilities on the basis of when they reprice or mature as of December 31, 2020:
	Less than 1 Year	From 1 to 3 Years	From 3 to 5 Years	Over 5 Years	Total
Interest-earning assets:
Cash equivalents	$500,512	$1,380	$—	$—	$501,892
Securities, stock	74,167	57,620	33,918	59,740	225,445
Loans (gross)	411,139	363,637	201,921	224,783	1,201,480
Interest-bearing liabilities:
Deposits:
Interest-bearing checking	(961,425)	—	—	—	(961,425)
Money market and savings	(225,166)	—	—	—	(225,166)
Certificates of deposit	(112,072)	(16,772)	(2,180)	—	(131,024)
Repurchase Agreements	(123,794)	—	—	—	(123,794)
Borrowings	(2,946)	—	(23,670)	—	(26,616)
Net: Current Period	$(439,585)	$405,865	$209,989	$284,523	$460,792
Net: Cumulative	$(439,585)	$(33,720)	$176,269	$460,792
The cumulative positive total of $461 million reflects the funding provided by non-interest bearing deposits and equity. Because the net position at December 31, 2020 was negative, a short term increase in interest rates may impact interest expense; however, earning assets will be positively impacted and the level of excess liquidity will allow TGR Financial to delay deposit repricing. For the repricing period of less than one year, the result of this analysis indicates that First Florida Integrity would receive little impact of a short term increase or decrease in interest rates. The extent to which the net interest margin would be impacted by changes in prevailing interest rates would depend on a number of factors, including how quickly interest-earning assets and interest-bearing liabilities react to interest rate changes. It is not uncommon for rates on certain assets or liabilities to lag behind changes in the market rates of interest. Additionally, prepayments of loans and early withdrawals of certificates of deposit could cause interest sensitivities to vary. As a result, the relationship or “gap” between interest-earning assets and interest-bearing liabilities, as shown in the above table, is only a general indicator of interest rate sensitivity and the effect of changing rates of interest on net interest income is likely to differ from that predicted solely on the basis of the interest rate sensitivity analysis set forth in the above table.
Interest Rate Risk Model.   Under this analysis, a simulation model is used to measure and evaluate potential changes to net interest income resulting from changes in interest rates. This model measures the impact of instantaneous shocks of +100, +200, and +300 basis points on net interest income over a 12 month forecast period. The computed changes to net interest income between hypothetical rising and declining rates scenarios for the twelve months period beginning December 31, 2020 and 2019 are as follows:

Assumed Instantaneous Change in Interest Rates	Estimated Increase (Decrease) in Net Interest Income as of December 31,
	2020	2019
+ 100 basis points	6.43%	(1.75)%
+ 200 basis points	10.82%	(3.49)%
+ 300 basis points	15.15%	(5.26)%
- 100 basis points	(5.28)%	0.62%
As of December 31, 2020, First Florida Integrity’s interest rate risk model results indicate that First Florida Integrity would be adversely impacted in the unlikely down rate shock scenario of -100 basis points, and would be positively impacted in the up rate shock scenarios of +100 to +300 basis points. Rate shock scenarios below -100 basis points were not included because those scenarios are not meaningful for IRR modeling based on the current low interest rate environment.
Modeling more gradual, parallel changes in rates (Ramp) of +100, +200, and +300 basis points on net interest income over a 12 month forecast period results in more moderate changes to net interest income. The computed changes to net interest income between hypothetical rising and declining rates scenarios for the twelve month period beginning December 31, 2020 and 2019 are as follows:
Assumed Gradual Change in Interest Rates	Estimated Increase (Decrease) in Net Interest Income as of December 31,
	2020	2019
+ 100 basis points	3.81%	(1.09)%
+ 200 basis points	6.36%	(2.18)%
+ 300 basis points	8.68%	(3.27)%
- 100 basis points	(2.64)%	1.08%
Economic Value of Equity.   EVE measures the sensitivity of market value equity to simultaneous changes in interest rates. EVE is derived by subtracting the economic value of First Florida Integrity’s liabilities from the economic value of assets, assuming current and hypothetical interest rate environments. EVE is based on all the future cash flows expected to be generated by the current balance sheet, discounted to derive the economic value of First Florida Integrity’s assets and liabilities. These cash flows may change depending on the assumed interest rate environment and resulting changes in other assumptions, such as prepayment speeds. The computed changes to EVE between hypothetical rising and declining rates scenarios as of December 31, 2020 and 2019 are as follows:
Assumed Instantaneous Change in Interest Rates	Estimated Increase (Decrease) in Economic Value of Equity as of December 31,
	2020	2019
+ 100 basis points	2.14%	(7.71)%
+ 200 basis points	4.90%	(13.35)%
+ 300 basis points	7.50%	(18.58)%
- 100 basis points	(14.68)%	3.45%
Scenarios below -100 basis points were not included because those scenarios are not meaningful based on the current low interest rate environment. The EVE results indicate a positive effect from a short term increase in interest rates. The EVE results are hypothetical, and a variety of factors might cause actual results to differ substantially from what is depicted. These could include, but are not limited to, non-parallel yield curve shifts, changes in market interest rate spreads and the actual reaction to changes in interest rate levels of interest-earning assets and interest-bearing liabilities. It is not uncommon for rates on certain assets or liabilities to lag behind changes in the market rates of interest. Additionally, prepayments of loans and early withdrawal of certificates of deposit could cause interest sensitivities to vary.

The results of these analyses and simulations do not contemplate all of the actions that management might undertake in response to changes in interest rates. In response to actual or anticipated changes in interest rates, management would have various alternatives for managing and reducing First Florida Integrity’s exposure to interest rate risk. The level of excess liquidity provides considerable flexibility and allowing management to defer reacting immediately to increases in deposit rates.
TGR Financial Management’s Discussion and Analysis of Financial Condition and Results Of Operations — Three Months Ended March 31, 2021 And 2020
Three Months Ended March 31, 2021 Financial Highlights and Recent Developments
Net income was $5.1 million for the three months ended March 31, 2021 compared to $4.6 million for the same period one year ago. Return on average assets was 0.97% for the three months ended March 31, 2021 compared to 1.13% for the same period in 2020. The decline in the return on average assets can be attributed to the growth in deposits following the declaration of a national emergency for COVID-19. Return on average equity increased from 12.16% during the three months ended March 31, 2020 to 12.32% during the three months ended March 31, 2021. The increase was attributable to the growth in net income. Total revenues (net interest income and non-interest income) in 2021 increased 8% over first quarter 2020. There was no contribution to the allowance to loan losses during the first quarter 2021 compared to provision of $1.6 million for the first quarter 2020.
With the distribution of various COVID-19 vaccines, the Florida economy has begun to improve. This is evident in the Florida unemployment rate which declined from 14.2% in May of 2020 to 4.9% one year later. Collier county also demonstrated dramatic improvement as the unemployment rate in May of 2021 was 3.7% down from 13.1% in May of 2020. Certain industries such as theme parks and conventions still have hurdles to overcome, but should return to pre-COVID-19 levels as consumers gain higher levels of acceptance. The results for the 1st quarter of 2021 continue to be influenced by COVID-19.
Critical Accounting Policies
Use of estimates:   In preparing the financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change in the near term include the allowance for loan losses, the valuation of loans acquired with credit deterioration, impairment of goodwill and intangibles, valuation of deferred tax assets and the fair values of financial instruments.
Allowance for loan losses:   The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. Loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. TGR Financial performs on-going credit reviews of individual non-homogeneous loans in the portfolio considering current economic conditions, borrower’s payment history, developments in the Florida real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. A loan is considered impaired if it is probable that TGR Financial will be unable to collect all amounts due according to the contractual loan agreement. A specific reserve may initially be established for each loan based upon impairment analyses when it is TGR Financial’s expectation principal will not be fully collected. While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary.
The allowance consists of specific and general components. Specific reserves may be established for loans that management has determined to be impaired. The general component is determined by major loan category based on historical loss experience adjusted for qualitative factors, risk ratings and in certain cases, peer data.

TGR Financial has developed policies and procedures for evaluating the overall quality of the credit portfolio and the timely identification of loans that may pose a risk of loss. Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the statement of operations, are made periodically to maintain the allowance at an appropriate level to absorb losses incurred in the portfolio based on management’s analysis of collectability. TGR Financial maintains a component of the allowance for three categories of real estate secured loans in its portfolio — residential (first mortgage, second mortgage and home equity lines of credit), commercial real estate loans and construction/other real estate loans, and three other categories, commercial and industrial, factored receivables and consumer loans.
Under TGR Financial’s loan risk rating system, each loan is risk rated pass, other loans especially mentioned, substandard or doubtful by the originating loan officer, credit management, and loan review or loan committee. Loans rated pass represent those loans least likely to default and a loan rated doubtful represents a loss. Estimated loan default factors are multiplied by individual loan balances for each loan type to determine an appropriate level of allowance by loan type. This approach is applied to all components of the loan portfolio.
The general allowance for loan losses also includes estimated losses resulting from macroeconomic factors and adjustments to account for imprecision of the loan loss model. Macroeconomic factors adjust the allowance for loan losses upward or downward based on the current point in the economic cycle and are applied to the loan loss model through a separate allowance element for each component. To determine TGR Financial’s macroeconomic factors, TGR Financial uses specific economic data that has a correlation with loan losses. TGR Financial reviews this data quarterly to determine that such a correlation continues to exist. Additionally, the macroeconomic factors are reviewed quarterly in order to conclude they are appropriate based on current economic conditions. Other qualitative factors considered include, but are not limited to: recent loan loss trends, changes in portfolio composition, concentrations of credit, changes in TGR Financial’s risk profile, current interest rates and local economic conditions and trends. Beginning with first quarter 2020, qualitative factors were adjusted to reflect the increased economic uncertainty associated with COVID-19 and potential credit risk associated with modified loans under Section 4013 of the CARES Act. Based on present information, TGR Financial considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on current economic conditions and loan status which TGR Financial believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses, such as those related to COVID-19, will not be required.
Income taxes:   TGR Financial files a consolidated federal tax return. Deferred taxes are determined using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating losses or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the basis of assets and liabilities for income tax and financial reporting purposes. Deferred tax assets and liabilities may be adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in the valuation allowance would be included in TGR Financial’s tax position within the period of change. In determining whether a valuation is warranted, TGR Financial evaluates factors such as expected future earnings and tax strategies. There were no factors or circumstances warranting a valuation allowance as of March 31, 2021.
Fair value measurements:   Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, unadjusted for transaction costs.
Disclosure of fair value measurements is based on a three-level valuation hierarchy. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted at fair value as well as for assets and liabilities in which fair value is the primary basis of accounting such as for securities available for sale. Fair value is used on a non-recurring basis to evaluate assets and liabilities for impairment or for disclosure purposes. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:
Level I — inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
Level II — inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level III — inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Depending on the nature of the asset or liability, TGR Financial uses a variety of valuation techniques when estimating fair value.
Results of Operations — For the Three Months Ended March 31, 2021 and 2020
The primary sources of revenue for Florida First Integrity are net interest income and deposit service charges. Salary and employee benefits represent the largest component of non-interest expense, accounted for 63% and 59%, respectively, of the total non-interest expenses for the periods ended March 31, 2021 and 2020.
The following table shows key operating results for the quarter ended March 31:
	For the Three Months Ended March 31,
($ in thousands)	2021	2020
Interest Income	$15,171	$15,842
Interest Expense	1,671	3,266
Net Interest Income	13,500	12,576
Provision for credit losses	—	1,550
Noninterest income	1,131	951
Noninterest expense	8,111	8,215
Income before taxes on income	6,520	3,762
Provision (benefit) for income taxes	1,453	(819)
Net Income	$5,067	$4,581
Income before taxes was $6.5 million for 2021, compared to $3.8 million for 2020, however this was inclusive of provision for loan losses at $1.6 million for 2020 compared to $0 for 2021. Net income was $5.1 million and $4.6 million for the periods ended March 31, 2021 and 2020, respectively.
TGR Financial’s effective tax rate for 2021 was 22.3% compared to a tax benefit of 21.8% for 2020. The effective tax rate reduction in 2020 was due to the realization of $1.6 million in tax benefits associated with the exercise of stock options.
Net Interest Income and Net Interest Margin Analysis
The following tables do not provide for tax equivalent yields on the tax exempt earning assets. Each table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields on those assets; (ii) the total dollar amount of interest expense and the average rate of interest on TGR Financial’s interest bearing liabilities; (iii) net interest income; (iv) net interest rate spread; and (v) net interest margin:

	For the Three Months Ended March 31,
	2021			2020
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest Earning Assets
Loans	$1,192,312	$13,226	4.45%	$1,125,901	$13,746	4.84%
Securities	227,930	1,259	2.21%	237,110	1,532	2.58%
Federal funds sold and other interest earning balances due from banks	558,116	624	0.45%	141,522	498	1.41%
FRB and FHLB Stock	4,816	62	5.15%	4,555	66	5.80%
Total Interest Earning Assets	1,983,174	15,171	3.07%	1,509,088	15,842	4.16%
Non-Interest Earning Assets
Cash and due from banks	63,803			55,022
Premises and equipment, net	34,760			32,995
Allowance for loan losses	(18,091)			(9,741)
Goodwill and other intangibles	5,310			5,381
Other real estate owned	—			122
Bank owned life insurance	39,905			28,809
Other assets	13,306			11,225
Total Non-Interest Earning Assets	138,993			123,813
Total Assets	$2,122,167			$1,632,901
Interest Bearing Liabilities
Money market	$198,366	$144	0.29%	$122,902	$159	0.52%
NOW	1,020,101	724	0.29%	727,955	1,696	0.94%
Savings	39,516	19	0.19%	31,586	22	0.28%
Certificates of deposits	122,463	290	0.96%	194,246	1,059	2.21%
Repurchase agreements	131,314	83	0.26%	138,427	298	0.87%
Long term borrowings	26,575	411	6.19%	3,279	32	3.90%
Total Interest Bearing Liabilities	1,538,335	1,671	0.44%	1,218,395	3,266	1.09%
Non-Interest Bearing Liabilities and Shareholders’ Equity
Demand deposits	412,396			257,806
Other liabilities	4,657			5,181
Shareholders’ equity	166,779			151,519
Total Liabilities and Shareholders’ Equity	$2,122,167			$1,632,901
Excess of Interest Earning Assets over Interest Bearing Liabilities	$444,839			$290,693
Net Interest Income		$13,500			$12,576
Interest Rate Spread			2.63%			3.07%
Net Interest Margin			2.73%			3.29%
Net interest income is impacted by the volume (changes in volume multiplied by prior rate), interest rate (changes in rate multiplied by prior volume) and the mix of interest-earning assets and interest-bearing liabilities. The following table provides a breakdown of the changes in net interest income due to volume and rate changes for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020:

	For the Three Months March 31, 2021 Compared to 2020 Due to Changes In
	Average Volume	Average Rate	Net Increase (Decrease)
Interest Earning Assets
Loans	$3,492	$(4,012)	$(520)
Securities available-for-sale	(58)	(215)	(273)
Federal funds sold and other interest earning balances due from banks	2,309	(2,183)	126
FRB and FHLB Stock	19	(23)	(4)
Total Interest Earning Assets	5,762	(6,433)	(671)
Interest Bearing Liabilities
Money market	321	(336)	(15)
NOW	3,145	(4,117)	(972)
Savings	23	(26)	(3)
Certificates of deposits	(305)	(464)	(769)
Repurchase agreements	(15)	(200)	(215)
Long term borrowings	350	29	379
Total Interest Bearing Liabilities	3,520	(5,115)	(1,595)
Net Interest Income	$2,242	$(1,318)	$924
Net interest income increased $924,000 despite a reduction in the net interest margin from 3.29% for first quarter 2020 to 2.73% for first quarter 2021. Average earning assets increased $474 million for the quarter, 2021 compared to 2020 with the majority of the increase in earning assets attributable to increases in federal funds sold and other interest earning balances due from banks. While the weighted average yield on earning assets decreased with the declining rate environment, the weighted average rate paid on interest bearing liabilities more substantially decreased to 0.44% for 2021, from 1.09% for 2020. Rate reductions on interest bearing deposits were a primary contributor to the increase in net interest income. Also a factor to the increase in net interest income was the recognition of fee income associated with Paycheck Protection Program (“PPP”) loans totaling $1.5 million for 2021.
Provision for Loan Losses
The provision for loan losses represents an estimate of the amount necessary to be charged against the current period’s earnings to maintain the allowance for loans at a level that TGR Financial considers adequate in relation to the estimated losses inherent in the loan portfolio. The provision for loans is impacted by changes in loan balances, and loan mix, as well as changes in estimated loss assumptions and charge-offs and recoveries. The amount of the provision for loans also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions and certain other subjective factors that may affect the ability of borrowers to meet their repayment obligations to us. For the quarters ended March 31, 2021 and 2020, TGR Financial recorded provisions for credit losses of $0 and $1.6 million, respectively. Net charge off activity in both years was negligible. The provision for 2020 reflected the uncertainty and best estimates relating to the potential impact to the economies TGR Financial serves and credit losses associated with borrowers impacted by the pandemic. Future provisions will consider trends in the reinstatement of COVID-19 modified loans.
Non-Interest Income and Expense
Non-interest income predominantly includes service charges and fees on deposit accounts, revenue from TGR Financial’s wholly owned subsidiary, First National Title and Closing Services and increases to the cash surrender value of bank owned life insurance. The following table provides a breakdown of non-interest income for the three months ended March 31, 2021 and 2020:

	For the Periods Ended March 31,
	2021	2020
Service charges on deposit accounts	$484	$443
Title and closing services revenue	118	141
Other non-interest income	276	206
Bank owned life insurance	253	161
Total non-interest income	$1,131	$951
The following table provides a breakdown of non-interest expense for the periods indicated:
	For the Periods Ended March 31,
	2021	2020
Salaries and benefits	$5,145	$4,843
Depreciation	339	327
Occupancy expense	260	305
Equipment expense	379	336
Regulatory assessments	238	211
Professional fees	198	184
Advertising, marketing and business development	236	243
Data processing	640	463
Other non interest expense	676	1,303
Total non-interest expense	$8,111	$8,215
For the period ended March 31, 2021 non-interest expense decreased to $8.1 million in 2021 from $8.2 million in 2020. Salary and benefits, the largest component of non-interest expense, increased 6%, quarter over quarter less in part to increases in annual salary expense and more in part to lower deferred loan origination costs as loan demand declined in the quarter ended March 31, 2021. Data processing expenses for 2021 at $640,000 increased $177,000 due to increases in transaction and NOW accounts, plus the renegotiation of contractual cost as TGR Financial shortened the length of the contract and eliminated early termination costs. Other non-interest expenses declined as 2020 included the cost of certain strategic initiatives.
Financial Condition — March 31, 2021 Compared to December 31, 2020
During 2021, consolidated assets increased $273 million primarily due to increases in short term interest bearing balances due from banks and others followed by increases in securities available for sale and bank owned life insurance. These increases were partially offset by a reduction in loans outstanding of $21 million, and funded through an increase in deposits of $256 million for the quarter, largely in the category of interest bearing NOW accounts and non-interest bearing demand deposits.
Cash and Cash Equivalents, Certificates of Deposit
Cash and cash equivalents, which primarily consist of funds held at the Federal Reserve Bank, the State of Florida (cash collateral for deposits of municipalities) or at corresponding banks, increased $255 million during 2021. At March 31, 2021, the balance held at the Federal Reserve Bank was $547 million and at the State of Florida, the balance was $141 million. Changes in cash and cash equivalents are primarily affected by the funding of loans, investments in securities, and changes in TGR Financial’s sources of funding: deposits and borrowings.

Investment Securities
The scheduled maturities of securities and the related weighted average yield is as follows, as of March 31, 2021 and December 31, 2020:
As of March 31, 2021:	< 1 Yr	Yield	1 – 5 Yrs	Yield	6 – 10 Yrs	Yield	After 10 Yrs	Yield	Total	Yield
Securities Available for Sale
U.S. treasury securities	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
U.S. government agencies and govt. sponsored entities	471	0.95	1,344	(0.75)	5,546	1.69	27,324	0.88	34,685	0.95
State, county and municipal	—	—	—	—	4,195	2.38	1,645	2.29	5,840	2.35
Corporate bonds	1,501	1.34	17,858	3.05	6,402	4.10	—	—	25,761	3.21
Total AFS	$1,972	1.25%	$19,202	2.78%	$16,143	2.82%	$28,969	0.96%	$66,286	1.95%
Securities Held to Maturity
State, county and municipal	$—	—%	$300	2.08%	$24,433	2.54%	$21,649	2.47%	46,382	2.51%
Corporate bonds	—	—	—	—	21,009	4.89	500	4.50	21,509	4.88
Other securities	—	—	—	—	—	—	456	1.21	456	1.21
Total HTM	$—	—%	$300	2.08%	$45,442	3.63%	$22,605	2.49%	$68,347	3.24%
As of December 31, 2020:	< 1 Yr	Yield	1 – 5 Yrs	Yield	6 – 10 Yrs	Yield	After 10 Yrs	Yield	Total	Yield
Securities Available for Sale
U.S. treasury securities	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
U.S. government agencies and govt. sponsored entities	1,428	1.88	1,303	0.11	6,346	1.33	28,370	0.67	37,447	0.81
State, county and municipal	—	—	—	—	3,374	2.30	2,515	2.42	5,889	2.35
Corporate bonds	1,503	1.39	16,611	2.98	7,175	4.12	—	—	25,289	3.21
Total AFS	$2,931	1.63%	$17,914	2.77%	$16,895	2.71%	$30,885	0.81%	$68,625	1.82%
Securities Held to Maturity
State, county and municipal	$—	—%	$299	2.08%	$20,219	2.51%	$26,522	2.51%	$47,040	2.50%
Corporate bonds	—	—	—	—	20,010	4.95	500	4.50	20,510	4.94
Other securities	—	—	—	—	—	—	456	1.21	456	1.21
Total HTM	$—	—%	$299	2.08%	$40,229	3.72%	$27,478	2.52%	$68,006	3.23%
Agency Mortgage Backed Securities and Collateralized Mortgage Obligations are excluded from the above table because such securities are not due at a single maturity date, having maturities ranging from ten to thirty years. The weighted average yield of the Agency Mortgage Backed Securities and Collateralized Mortgage Obligations as of March 31, 2021 and December 31, 2020 were 1.40% and 1.83%, respectively.
Yields on tax exempt securities have not been calculated on a tax equivalent basis.
Loan Portfolio
Gross loan originations were $119 million for 2021 for which $90 million was funded on March 31, 2021 and included $64 million of Payroll Protection Program loans. For March 31, 2020, gross originations were $93 million with $47 million funded. Payoffs were inflated during the year as market conditions were conducive to increased commercial real estate sales activity. Overall, net loans decreased $21 million for the quarter.
Delinquent Loans, Non-Performing Assets and Allowance for Loan Losses
Impaired Loans:   Loans are considered past due following the date when either interest or principal is contractually due and unpaid. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal and, generally, when a loan becomes contractually past due for 90 days or more with respect to principal or interest. However, the accrual of interest may be continued on a well-secured loan contractually past due 90 days or more with respect to principal or interest if the loan is in the process of collection or collection of the principal and interest is deemed probable.
TGR Financial considers a loan to be impaired when, based upon current information and events, TGR Financial believes that it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan. TGR Financial measures impairment using either the present value of the expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the properties collateralizing the loan, for collateral dependent loans. Impairment losses are included in the allowance for credit losses through a charge to provision for credit losses. Adjustments to impairment losses due to changes in the fair value of the property collateralizing an impaired loan are considered in computing the provision for credit losses. Loans collectively reviewed for impairment include all loans except for loans which are individually reviewed based on specific criteria, such as delinquency, debt coverage, adequacy of collateral and condition of property collateralizing the loans. Impaired loans include nonaccrual loans (excluding those collectively reviewed for impairment), certain restructured loans and certain performing loans less than 90 days delinquent (“other impaired loans”) which TGR Financial believes are not likely to be collected in accordance with contractual terms of the loans. At March 31, 2021, TGR Financial did not hold any loans deemed impaired or on non-accrual.
Allowance for Loan Losses:   The allowance for loan losses related to loans represented 1.53% and 0.97% of total loans outstanding as of March 31, 2021 and 2020, respectively. Total loans include $122 million of loans issued under the Paycheck Protection Program, such loans are fully guaranteed by the Small Business Administration.
The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. Loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. TGR Financial performs on-going credit reviews of individual non-homogeneous loans in the portfolio considering current economic conditions, borrower’s payment history, developments in the Florida real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. A specific reserve may initially be established for each loan based upon impairment analyses when TGR Financial anticipates principal will not be fully collected.
Beginning with first quarter 2020, qualitative factors were adjusted to reflect the increased economic uncertainty associated with COVID-19 and potential credit risk associated with modified loans under Section 4013 of the CARES Act. At March 31, 2021, modified loans under the CARES Act totaled $112 million which was down $82 million when first reported at June 30, 2020. Modified loans paying interest at March 31, 2021 totaled $104 million. Based on present information, TGR Financial considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on a number of assumptions regarding future events which TGR Financial believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.
While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary, which would have the effect of reducing TGR Financial’s income.

The table below illustrates the composition the allowance for loan losses and loans as of March 31, 2021 and December 31, 2020.
	For the Periods Ended
	March 31, 2021		December 31, 2020
Residential – single & multifamily	$1,597	17%	1,510	17%
Commercial real estate	13,023	55%	12,096	53%
Construction loans	995	5%	1,488	6%
Commercial and industrial	2,046	21%	2,446	22%
Consumer and other	194	2%	216	2%
Factored receivables	231	0%	238	0%
Ending Allowance	$18,086	100%	$17,994	100%
Deposits
Organic growth in deposits was $256 million during the quarter ended March 31, 2021. Consistent with falling market rates, the weighted average rate on deposits dropped from 0.88% in 2020 to 0.27% in 2021.
The maturities of TGR Financial’s time deposits as of March 31, 2021 are illustrated in the following table.
	< 3 Mths	3 – 6 Mths	6 Mths – 1 Yr	1 – 3 Yrs	> 3 Yrs	Total
March 31, 2021:
Time deposits < $250,000	$12,112	$10,034	$39,122	$13,019	$—	$74,287
Time deposits > $250,000	5,633	13,024	17,765	5,755	—	42,177
Total	$17,745	$23,058	$56,887	$18,774	$—	$116,464
Borrowings
At March 31, 2021, TGR Financial’s borrowings consisted primarily of subordinated notes totaling $24 million and customer repurchase agreements totaling $134 million. The average balance of borrowings during first quarter 2021 was $158 million, as compared to $142 million during first quarter 2020. The weighted average rate on these borrowings was 1.25% during 2021, as compared to 0.94% during 2020, with the increase attributable to the subordinated notes which pay interest at 6%. Excluding the subordinated notes would result in a weighted average rate of 0.26% during 2021.
Return on Equity and Assets
The following table presents the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets (average equity divided by average total assets) for the periods indicated. Since its inception, TGR Financial has not paid any dividends.
	For the Three Months Ended March 31,
	2021	2020
Return on average assets	0.97%	1.13%
Return on average equity	12.32%	12.16%
Average equity to average assets	7.86%	9.28%
Dividend payout ratio	0.00%	0.00%
Liquidity
TGR Financials’ liquidity management focuses on its ability to generate, on a timely and cost-effective basis, cash sufficient to meet the funding needs of current loan demand, deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. Liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in marketable securities or held as cash at the Federal Reserve Bank or other financial institutions. TGR Financial monitors its liquidity in accordance with guidelines established by policy and applicable regulatory requirements. Liquidity needs are affected by TGR Financial’s loan activity, net changes in deposit levels and the maturities of borrowings. The principal sources of TGR Financial’s liquidity consist of deposits, loan interest and principal payments, cash flows from investment securities, FHLB advances and proceeds from borrowings. The unused balances of TGR Financial’s lines of credit and FHLB availability totaled $389 million at March 31, 2021. Additionally, TGR Financial had $178 million in securities classified as available for sale.
During the first quarter of 2021 and 2020, cash and cash equivalents increased by $255 and $72 million, respectively. Deposit growth and cash flow from operations supported the majority of this growth. At the end of the first quarter of 2021, cash and cash equivalents totaled $757 million and comprised 33% of total assets compared to $502 million and 25% of total assets at December 31, 2020.
Ratio of Loans to Deposits.   The relationship between gross loans and total deposits can provide a useful measure of a bank’s liquidity. Since repayment of loans tends to be less predictable than the maturity of investment securities and other liquid resources, the higher the loan-to-deposit ratio the less liquid are TGR Financial’s assets. On the other hand, since TGR Financial realizes greater yields on loans than it does on other interest-earning assets, a lower loan-to-deposit ratio can adversely affect the yield on interest earning assets and return on average assets. As a result, the company’s goal is to achieve a loan-to-deposit ratio that appropriately balances the requirements of liquidity and the need to generate a fair return on its assets. At March 31, 2021 and 2020, the loan-to-deposit ratios at Florida First Integrity were 61%, and 83%, respectively.
Off-Balance Sheet Arrangements
The following table provides the off-balance sheet arrangements of TGR Financial as of March 31, 2021 and December 31, 2020:
	March 31, 2021	December 31, 2020
Commitments to extend credit	$276,803	$275,261
Letters of credit	$8,030	$6,718
Capital Resources
TGR Financial is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.
During 2013, the Federal Reserve released final United States Basel III regulatory capital rules implementing the global regulatory capital reforms of Basel III and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The FDIC and OCC also approved the final rule during 2013. The rule applies to all banking organizations that are currently subject to regulatory capital requirements as well as certain savings and loan holding companies. The rule strengthens the definition of regulatory capital, increases risk-based capital requirements, and makes selected changes to the calculation of risk-weighted assets. The rule became effective January 1, 2015, for most banking organizations, subject to a transition period for several aspects of the rule, including the new minimum capital ratio requirements, the capital conservation buffer, and the regulatory capital adjustments and deductions. Under the final rules, the minimum capital requirements included common equity Tier I (“CET1”) ratio of 4.5%; Tier I capital ratio of 6%; Total capital ratio of 8%; and Leverage ratio of 4%. Fully phased-in on January 1, 2019, the capital measurements include a conservation buffer of 2.5% on top of the minimum risk-based capital ratios. Additionally, the new rules revised “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act, with the following requirements for well capitalized status: CET1 ratio of 6.5%; Tier I capital ratio of 8%; Total capital ratio of 10%; and Leverage ratio of 5%.

Quantitative measures established by regulation to ensure capital adequacy require TGR Financial and Florida First Integrity to maintain minimum amounts and ratios (set forth in the following table) of Total, Tier I and Common Equity Tier I capital to risk weighted assets, and of Tier I capital to average assets (as defined by FDIC regulations). TGR Financial’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on TGR Financial’s financial condition. Management believes that TGR Financial met all capital adequacy requirements to which it was subject at December 31, 2020.
At March 31, 2021, the most recent notification from the FDIC categorized Florida First Integrity as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed Florida First Integrity’s category. To be categorized as well capitalized Florida First Integrity must maintain minimum total risk-based, Tier I risk-based, Common Equity Tier I and Tier I leverage ratios as set forth in the table below.
TGR Financial and Florida First Integrity’s actual capital amounts and ratios are presented in the table below (dollars in thousands). The maximum amount of Tier II capital, contributed via the allowance for loan losses, is limited to 1.25% of gross risk weighted assets. This limitation, where applicable, is reflected in the total capital amounts listed below.
	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Conservation Buffer		To Be Well Capitalized Under Prompt Corrective Action
As of March 31, 2021:
TGR Financial, Inc.
Total capital (to risk weighted assets):	$202,770	15.68%	$103,483	8.00%	$135,821	10.500%	N/A	N/A
Tier I capital (to risk weighted assets):	162,883	12.59	77,612	6.00	109,950	8.500	N/A	N/A
Common equity tier I capital ratio:	157,957	12.21	58,209	4.50	90,547	7.000	N/A	N/A
Leverage ratio (tier I to avg assets):	162,883	7.70	84,614	4.00	N/A	N/A	N/A	N/A
First Florida Integrity Bank
Total capital (to risk weighted assets):	$187,912	14.54%	$103,417	8.00%	$135,735	10.500%	$129,271	10.00%
Tier I capital (to risk weighted assets):	171,729	13.28	77,563	6.00	109,881	8.500	103,417	8.00
Common equity tier I capital ratio:	171,729	13.28	58,172	4.50	90,490	7.000	84,026	6.50
Leverage ratio (tier I to avg assets):	171,729	8.13	84,504	4.00	N/A	N/A	105,630	5.00
As of December 31, 2020:
TGR Financial, Inc.
Total capital (to risk weighted assets):	$197,582	15.31%	$103,213	8.00%	$135,467	10.500%	N/A	N/A
Tier I capital (to risk weighted assets):	157,761	12.23	77,410	6.00	109,664	8.500	N/A	N/A
Common equity tier I capital ratio:	152,835	11.85	58,057	4.50	90,311	7.000	N/A	N/A
Leverage ratio (tier I to avg assets):	157,761	8.34	75,707	4.00	N/A	N/A	N/A	N/A
First Florida Integrity Bank
Total capital (to risk weighted assets):	$180,759	14.01%	$103,194	8.00%	$135,443	10.500%	$128,993	10.00%
Tier I capital (to risk weighted assets):	140,685	11.28	74,810	6.00	105,980	8.500	99,746	8.00
Common equity tier I capital ratio:	140,685	11.28	56,107	4.50	87,278	7.000	81,044	6.50
Leverage ratio (tier I to avg assets):	140,685	9.30	60,510	4.00	N/A	N/A	75,638	5.00

COMPARISON OF STOCKHOLDER AND SHAREHOLDER RIGHTS
When the merger becomes effective, shareholders of TGR Financial will become stockholders of First Foundation. First Foundation is a Delaware corporation and the rights of First Foundation stockholders are governed by the Delaware General Corporation Law, or the DGCL, as well as First Foundation’s certificate of incorporation and bylaws. TGR Financial is a Florida corporation and the rights of TGR Financial shareholders are governed by the Florida Business Corporation Act, or the FBCA, as well as TGR Financial’s amended and restated articles of incorporation and amended and restated bylaws. In addition, the composition of the TGR board and certain corporate governance matters are subject to a stockholders’ agreement by and among TGR Financial and certain holders of TGR Financial common stock and TGR preferred stock, which we refer to as the TGR Financial stockholders’ agreement.
After the merger, as First Foundation stockholders, the rights of former TGR Financial shareholders will be governed by First Foundation’s certificate of incorporation and bylaws, and the DGCL and the TGR Financial stockholders’ agreement will terminate. The following discussion summarizes the material differences between the rights of TGR Financial shareholders and the rights of First Foundation stockholders. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of First Foundation stockholders and of TGR Financial shareholders. Rather, the summary is intended to provide a general overview of the differences in stockholders’ rights under the governing corporate instruments of First Foundation and TGR Financial, and other known material differences. We urge you to read First Foundation’s certificate of incorporation and bylaws, TGR Financial’s amended and restated articles of incorporation and amended and restated bylaws, the TGR Financial stockholders’ agreement, and the DGCL and the FBCA carefully and in their entirety.
Authorized Capital Stock
First Foundation
First Foundation’s authorized capital stock consists of 70,000,000 shares of First Foundation common stock, $0.001 par value per share, and 5,000,000 shares of First Foundation preferred stock, $0.001 par value per share.
As of July 29, 2021, 44,819,743 shares of First Foundation common stock were outstanding and no shares of First Foundation preferred stock were outstanding. First Foundation has no present plans to issue any shares of First Foundation preferred stock.
TGR Financial
TGR Financial’s authorized capital stock consists of 500,000,000 shares of TGR Financial common stock, $1.00 par value per share, and 20,000,000 shares of TGR Financial preferred stock, $1.00 par value per share.
As of July 29, 2021, 17,669,778 shares of TGR Financial common stock and 1,037,984 shares of TGR Financial preferred stock were outstanding.
Size of the Board of Directors
First Foundation
First Foundation’s bylaws provide that the size of the First Foundation board of directors may be fixed from time to time by the board of directors. There are currently nine directors on the First Foundation board of directors. The First Foundation board of directors has resolved to take all action necessary to give effect to the appointment of Gary L. Tice, the Chairman of the Board of TGR Financial and First Florida Integrity, to the board of directors of First Foundation as of the effective time of the merger in accordance with the merger agreement (see “The Merger Agreement — Management after the Merger” beginning on page 100).

TGR Financial
TGR Financial’s amended and restated bylaws provide that the authorized number of directors shall be not less than seven and not more than 15. The size of TGR Financial’s board of directors is currently 13 and may be fixed from time to time within such range by resolution of TGR Financial’s board of directors (and consistent with the terms of the TGR Financial stockholders’ agreement) or a majority of stockholders at any annual or special meeting.
Class and Election of Directors
First Foundation
First Foundation’s bylaws provide that the First Foundation board of directors consists of one class of directors. Directors are elected by the First Foundation stockholders each year at the annual meeting of stockholders and hold office until the next annual meeting and until a successor has been elected and qualified or until the director’s earlier resignation, retirement, death, disqualification or removal from office.
TGR Financial
TGR Financial’s amended and restated bylaws provide that the TGR Financial board of directors consists of one class of directors. Directors are elected by the TGR Financial shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until a successor has been elected and qualified or until the director’s earlier death, resignation, disqualification or removal, subject to the TGR Financial stockholders’ agreement. Directors are elected by plurality of the votes cast by each class of shares entitled to vote at a meeting of stockholders, present and entitled to vote in the election, subject to the TGR Financial stockholders’ agreement. The TGR Financial stockholders’ agreement provides that the TGR Financial board of directors shall be comprised of (i) four directors, each designated by a certain shareholder party to the TGR Financial stockholders’ agreement, each of whom we refer to as an investor designee, (ii) seven directors elected by holders of TGR common stock, each of whom shall be independent of management (as defined in FDIC regulations), (iii) TGR Financial’s chief executive officer, and (iv) TGR Financial’s president.
Removal of Directors
First Foundation
Under First Foundation’s bylaws, any director or the entire First Foundation board of directors may be removed, but only for cause, by the holders of a majority of the voting power of all the then outstanding shares entitled to vote at an election of directors.
TGR Financial
Under TGR Financial’s amended and restated bylaws, any director can be removed by the shareholders, but only for failure to qualify or for cause, or as otherwise provided in the TGR Financial stockholders’ agreement. Subject to the limitations prescribed by the TGR Financial stockholders’ agreement, if an investor designee is removed or is unable to continue to serve as an investor designee, the TGR shareholder which nominated or designated such investor designee has the exclusive right to designate the director’s replacement and the TGR Financial board will elect such person as a director. Further, if TGR Financial’s Chief Executive Officer or President is removed from his or her respective position, he or she shall immediately tender his or her resignation from the board of directors.
Filling Vacancies on the Board of Directors
First Foundation
Under First Foundation’s bylaws, any vacancy occurring in the First Foundation board of directors will be filled by a majority vote of the remaining directors. Directors so chosen will serve for a term expiring at the next annual meeting of stockholders and until such director’s successor has been duly elected and qualified.

TGR Financial
Under TGR Financial’s amended and restated bylaws, and to the extent not inconsistent with the its amended and restated articles of incorporation and subject to the limitations prescribed by law and the TGR Financial stockholders’ agreement, vacancies occurring in the TGR Financial board of directors, including vacancies created by newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the remaining directors then holding office. No person shall be so elected a director unless nominated in accordance with the terms of the TGR Financial stockholders’ agreement, or applicable law. Directors so chosen will serve for a term expiring at the next annual meeting of shareholders and until such director’s successor has been duly elected and qualified.
Stockholder Nominations and Proposals
First Foundation
First Foundation’s bylaws establish procedures that stockholders must follow to nominate persons for election to the First Foundation board of directors and set forth proposals of business to be considered by the stockholders. For nominations or proposals to be properly brought before an annual meeting, the stockholder making the nomination or proposal must have given timely notice thereof in writing to the secretary of First Foundation and any beneficial owner on whose behalf any such nomination or proposal is being made, must have acted in accordance with the representations required by First Foundation’s bylaws. The stockholder making the nomination or proposal must deliver written notice to First Foundation’s secretary between 90 and 120 days prior to the first anniversary of the date First Foundation’s proxy statement for the prior year’s annual meeting was first released to its stockholders. However, if no annual meeting was held in that prior year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the prior year’s proxy statement, to be timely the notice from the stockholder making the nomination or proposal must be received by the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the date on which a public announcement of the date of such annual meeting is first mailed or is first publicly announced.
TGR Financial
TGR Financial’s amended and restated bylaws establish procedures that shareholders must follow to set forth proposals of business to be considered by the shareholders. The shareholder making the proposal must deliver written notice to TGR Financial’s secretary 90 days prior to the anniversary of the date of TGR Financial’s prior year annual meeting. However, if the date of the annual meeting has been changed by more than 30 calendar days before or after the anniversary of the date of TGR Financial’s prior year annual meeting, to be timely the notice from the stockholder making the proposal must be delivered to or received no later than the 10th day following the date on which notice of such meeting is first given to the shareholders.
Nominations for election to the TGR Financial board of directors must be in accordance with the TGR Financial stockholders’ agreement. The TGR Financial stockholders’ agreement provides that the TGR Financial board of directors shall be comprised of (i) four investor designee directors, (ii) seven directors elected by holders of TGR common stock, each of whom shall be independent of management (as defined in FDIC regulations), (iii) TGR Financial’s chief executive officer, and (iv) TGR Financial’s president.
Calling Special Meetings of Stockholders
First Foundation
A special meeting of stockholders may be called by the First Foundation board of directors pursuant to a resolution approved by a majority of all directors, First Foundation’s chairman of the board of directors, First Foundation’s chief executive officer or upon a written request to the First Foundation’s secretary of the holders of at least 20% of the voting power of all of First Foundation’s outstanding stock entitled to vote.
TGR Financial
A special meeting of shareholders may be called by TGR Financial’s president or chief executive officer, the TGR Financial board of directors (or board committee so empowered by the board of directors), by holders of at least 50% of TGR Financial’s stock, or by the shareholders as provided by law.

Voting Rights
First Foundation
Each holder of First Foundation common stock is entitled to one vote for each share held by him, her or it. All matters are determined by a majority of the votes cast, unless otherwise required by law or the rules of any stock exchange upon which First Foundation’s securities are listed, provided, however, that directors shall be elected by a vote of the plurality of the votes cast when the number of nominees exceed the number to be elected as of the record date for the stockholder meeting. First Foundation’s certificate of incorporation provides that holders of First Foundation’s common stock will have the exclusive right to vote for the election of directors and for all other purposes. Holders of First Foundation common stock do not have the right to cumulate votes in the election of directors.
TGR Financial
Each holder of TGR Financial common stock is entitled to one vote for each share held by him, her or it. Holders of TGR Financial preferred stock do not have any voting rights, except (i) as required by law, (ii) if the proposal will alter or change the rights preferences, privileges or restrictions provided for the benefit of the holders of the preferred stock or (iii) increase or decrease the authorized shares of the preferred stock, or (iv) TGR Financial enters into a merger or other agreement, transaction or action that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the preferred stock, which then the holders of preferred stock will vote as a separate class.
With respect to the election of directors, directors are elected by plurality of the votes cast by each class of shares entitled to vote at a meeting of stockholders, present and entitled to vote in the election, subject to the TGR Financial stockholders’ agreement. The TGR Financial stockholders’ agreement provides that the TGR Financial board of directors shall be comprised of (i) four investor designee directors, (ii) seven directors elected by holders of TGR common stock, each of whom shall be independent of management (as defined in FDIC regulations), (iii) TGR Financial’s chief executive officer, and (iv) TGR Financial’s president. All other matters are determined by a majority of votes cast, unless otherwise required by law or the amended and restated articles of incorporation or bylaws.
Notice of Stockholder Meetings
First Foundation
First Foundation’s bylaws provide that First Foundation must notify stockholders between 10 and 60 days before any stockholder meeting of the place, date and time of the meeting and the general nature of the business to be considered at the meeting. Such notice shall also include the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and the record date for determining the stockholders entitled to vote (if such date is different from the record date for determining stockholders entitled to notice of the meeting).
TGR Financial
TGR Financial’s bylaws provide that TGR Financial must provide written notice to shareholders not less than 10 days and not more than 60 days before a meeting of shareholders of the place, date, and time of the meeting. For special meetings, such notice must also state the purpose or purposes for which the meeting is called, and that the meeting notice is being issued by or at the direction of the person or persons calling such meeting.
Quorum for Meetings of Stockholders
First Foundation
First Foundation’s bylaws provide that, except as otherwise provided by law or First Foundation’s certificate of incorporation, the holders of a majority of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum.

TGR Financial
TGR Financial’s amended and restated bylaws provide that, except as otherwise provided by law or TGR Financial’s amended and restated articles of incorporation, the holders of a majority of the total number of votes eligible to be cast in the election of directors represented in person or by proxy, shall constitute a quorum.
Stockholder Actions by Written Consent
First Foundation
The DGCL allows action by written consent by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders if all shares entitled to vote thereat were present and voted, unless the right to act by written consent is denied in the corporation’s certificate of incorporation. First Foundation’s bylaws reaffirm the right to act by written consent, except when electing or removing directors by written consent, such written consent must be signed by the holders of all outstanding shares entitled to vote for the election of directors.
TGR Financial
Unless otherwise provided in the articles of incorporation, the FCBA allows for action by written consent by the holders of outstanding shares of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted, except when electing directors and the shareholders are permitted to cumulate their votes (which then the consent must be unanimous). TGR Financial’s amended and restated articles of incorporation prohibits actions by written consent of the shareholders.
Votes on Mergers, Consolidations, Sales of Assets and Certain Other Transactions
First Foundation
The DGCL provides that a merger or sale of all or substantially all of the assets of a Delaware corporation shall be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the merger or sale. Neither First Foundation’s certificate of incorporation nor bylaws provide a different standard regarding the vote required to approve a merger or sale of all or substantially all of the assets of First Foundation.
TGR Financial
Under the FBCA, approval of a merger, consolidation, share exchange, dissolution or sale of all or substantially all of the corporation’s assets other than in the ordinary course of business must receive approval from the board of directors and the holders of a majority of the shares entitled to vote thereon, unless the corporation’s articles of incorporation require a higher vote. TGR Financial’s articles of incorporation do not require a higher vote.
Stockholders’ Rights of Dissent and Appraisal
First Foundation
Under the DGCL, stockholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares. However, the DGCL provides that appraisal rights are not available with respect to any class or series of stock that is either listed on a national securities exchange or held of record by more than 2,000 holders, unless, under the terms of the transaction, holders are required to accept any consideration that is different from the consideration to be provided to any other holder of such class or series of stock or anything other than shares of publicly traded stock of the acquirer and/or cash in lieu of fractional shares.

TGR Financial
Under the FBCA, shareholders are generally entitled to dissent from a merger or consolidation and, in certain circumstances, obtain payment of the fair value of their shares when a merger or consolidation occurs. For discussion of the appraisal and dissenters rights under the FBCA, see “The Merger — Appraisal or Dissenters’ Rights in the Merger — TGR Financial Shareholders.”
Transactions with Interested Persons
First Foundation
The DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation’s directors and holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. First Foundation has opted out of this provision in its certificate of incorporation.
TGR Financial
The FBCA requires supermajority approval for certain transactions with affiliates. If any person who, together with such person’s affiliates and associates, beneficially owns 10% of more of any voting stock of the corporation (referred to as an interested person), is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or an exchange of securities requiring shareholder approval, or a business combination, such transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares, other than shares beneficially owned by the interested person. However, that approval is not required in certain situations, including the following: (i) a majority of the disinterested directors has approved the interested person transaction, (ii) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement, (iii) the interested person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement, (iv) the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors, or (v) the consideration to holders of the stock meet certain minimum levels as determined by a formula under the FBCA.
Stockholders Rights Plans
First Foundation
First Foundation does not have a stockholder rights plan in place.
TGR Financial
TGR Financial does not have a shareholder rights plan in place.
Dividends
First Foundation
Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year.

Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. First Foundation’s bylaws provide that dividends, if any, may be declared by First Foundation’s board of directors.
TGR Financial
Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution: (i) the corporation would not be able to pay its debts as they come due in the usual course of business, or (ii) a corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under the FBCA, a corporation’s redemption of its own common stock is deemed a distribution.
Indemnification of Directors and Officers
First Foundation
The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.
The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
First Foundation’s certificate of incorporation provides that, subject to the provisions of its bylaws, First Foundation shall indemnify all of its directors and officers to the fullest extent permitted by the DGCL. First Foundation’s bylaws provide that First Foundation will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, other than an action by or in the right of First Foundation, by reason of the fact that such person is or was a director or officer of First Foundation or by reason of the fact that such person is or was serving at the request of First Foundation as a director, officer, employee, member, manager, trustee or agent of another corporation, limited liability company, partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), damages, losses, liabilities, judgments, fines, penalties, ERISA excise taxes, amounts paid or payable in settlement, any federal, state, local or foreign taxes, and all other charges paid or payable by such person in connection with investigating, defending, being a witness or participate in, any proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of First Foundation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
First Foundation’s bylaws also provide that First Foundation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of First Foundation or is or was a director or officer of First Foundation, serving at the request of First Foundation as a director, officer, employee, member, manager, trustee or agent of another corporation, limited liability company, partnership, joint venture, trust, nonprofit entity or other enterprise, including, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), damages, losses, liabilities, judgments, fines, penalties, ERISA excise taxes, amounts paid or payable in settlement, any federal, state, local or foreign taxes, and all other charges paid or payable by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of First Foundation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to First Foundation (unless the court also determines that such person is entitled to be indemnified by First Foundation for such expenses which the court deems proper).
First Foundation’s bylaws further provide for the advancement of expenses (including attorneys’ fees) actually and reasonably incurred by its officer or director in defending any proceeding, provided that the director or officer will repay such amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under the bylaws or the DGCL.
Moreover, First Foundation’s certificate of incorporation provides that directors will have no personal liability to First Foundation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.
In addition, First Foundation has entered into indemnification agreements with its directors and executive officers. Those indemnification agreements require First Foundation, among other things, (i) to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of First Foundation), (ii) to advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) to obtain officers’ & directors’ liability insurance if available on reasonable terms.
TGR Financial
The FBCA, permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation, or indemnified party, with respect to any threatened, pending or completed action, suit or proceeding to which such person is or was a party because of his or her being a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in such proceeding; provided, however, that such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The FBCA also permits indemnification against expenses and amounts paid in settlement actually and reasonably incurred in connection with such proceeding. Unless ordered by a court, a corporation may not indemnify an indemnified party unless authorized for a specific proceeding after a determination that indemnification is permissible because the director or officer has met the relevant standard of conduct by either, depending on the circumstances, (i) a majority of directors or a committee designated by the board if a quorum is not obtainable, (ii) independent special legal counsel selected by the board, or (iii) the shareholders (excluding shares voted by a party to the proceeding).
Under the FBCA, a corporation must indemnify an indemnified party who was successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director, officer, employee, or agent of the corporation against expenses incurred by the individual in connection with the proceeding.
A corporation may, under the FBCA, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an officer or director who is a party to the proceeding because that individual is or was a director or an officer if such person delivers to the corporation a signed written undertaking to repay any funds advanced if such person is not entitled to indemnification under the FBCA. Expenses incurred by other employees and agents may be paid in advance upon the terms the board of directors of a corporation decides to be appropriate.
Unless a corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, the FBCA permits an indemnified party to apply for indemnification or an advance for expenses, or both, to a court having jurisdiction.
Notwithstanding other sections of the FBCA regarding indemnification, unless ordered by a court in certain circumstances, the FBCA prohibits indemnification or the advancement of expenses to an indemnified party if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder, (ii) a transaction in which a director or officer derived an improper personal benefit, (iii) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, or (iv) in the case of a director, a circumstance under which the liability provisions related to unlawful distributions are applicable.
In addition to the authority granted to a corporation by the FBCA to indemnify its directors and officers, certain other provisions of the FBCA have the effect of further limiting the personal liability of directors and officers. For example, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act as a director except in the case of certain qualifying breaches of the director’s duties.
TGR Financial’s amended and restated articles of incorporation, as amended, provide for the indemnification, to the fullest extent permitted by law, of its directors from monetary damages for breach of fiduciary duty as a director or for any action taken (or failure to take action) in his or her capacity as a director.
TGR Financial’s amended and restated articles of incorporation further provide for the indemnification of its directors, officers, employees or agents, and may reimburse for reasonable expenses actually incurred, or authorize the advancement of expenses, in cases involving an administrative proceeding or civil action, in accordance with and to the fullest extent permitted or required by the laws of the state of Florida. Each indemnitee who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the indemnitee is or was a director or officer of TGR Financial or is or was serving at the request of TGR Financial, shall be indemnified to the fullest extent permitted by law, and also have the right to be paid by TGR Financial for expenses incurred in connection with any such proceeding in advance of the final disposition, to the fullest extent authorized by applicable law.
Moreover, TGR Financial’s amended and restated certificate of incorporation provides that directors will have no personal liability to TGR Financial or its shareholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the FBCA.
The investor designee directors also have certain rights to indemnification, advancement of expenses and/or insurance provided by their respective affiliate investor shareholders. TGR Financial’s amended and restated articles of incorporation states that in the event such director is indemnifiable by the affiliate investor stockholder and TGR Financial for a jointly indemnifiable claim (as defined in the articles of incorporation), TGR Financial is the indemnitor of first resort.

Amendments to Certificate or Articles of Incorporation and Bylaws
First Foundation
Under the DGCL, an amendment to First Foundation’s certificate of incorporation requires (i) the approval of its board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if the amendment would increase or decrease the authorized shares of such class, increase or decrease the par value of the shares of such class, or adversely alter the rights of such class.
First Foundation’s bylaws provide that the bylaws may be amended or repealed by (i) the approval of the holders of a majority of the outstanding stock entitled to vote at any annual or special meeting of stockholders, or (ii) the action of the First Foundation board of directors at any regular or special meeting.
TGR Financial
Under the FBCA, amendments to a corporation’s articles of incorporation may be adopted if approved by the board of directors and a majority of the outstanding shares. TGR Financial’s amended and restated articles of incorporation further require that the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all outstanding shares of capital stock of TGR Financial entitled to vote generally in the election of directors, voting together as a singles class, shall be required to alter, amend or repeal certain articles in its articles of incorporation, or adopt any provision inconsistent with those articles, provided, however, that only the affirmative vote of a majority in voting power of all outstanding shares of capital stock of TGR Financial is needed when such alteration, amendment or repeal of such articles is to make the amended and restated articles of incorporation consistent with the TGR Financial stockholders’ agreement.
TGR Financial’s amended and restated bylaws provide that the bylaws may be amended or repealed at any regular or special meeting of the entire board, provided, however, that, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all outstanding shares of capital stock of TGR Financial entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal certain sections of the bylaws or adopt any provision inconsistent with those sections, and provided further, that only the affirmative vote of a majority in voting power of all outstanding shares of capital stock of TGR Financial is needed when such alteration, amendment or repeal of such sections is to make the amended and restated bylaws consistent with the TGR Financial stockholders’ agreement. Any bylaw made by the board may be altered, amended, rescinded or repealed by the holders of shares of capital stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose in accordance with the percentage requirements set forth in the TGR Financial amended and restated articles of incorporation and/or amended and restated bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF TGR FINANCIAL
The following sets forth the beneficial ownership of TGR Financial’s outstanding shares of common stock and preferred stock as of June 30, 2021 by (i) each director and executive officer of TGR Financial, (ii) each person or entity who is known by TGR Financial to beneficially own more than 5% of the outstanding shares of TGR Financial common stock or preferred stock, and (iii) all directors and executive officers as a group. At the election of the holder, the preferred stock is convertible into an equal number of common shares. Total outstanding common shares at June 30, 2021 was 17,669,778 and total outstanding shares of preferred stock was 1,037,984. Beneficial ownership is determined in accordance with the rules of the SEC, which attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of June 30, 2021. Except as otherwise indicated, to TGR Financial’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
	Common Stock		Series A Preferred Stock		Combined
	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Total Shares
Directors:
(1)Adam Compton	41,106	0.23%	0	0%	0.22%
(2)Dulce V. Dudley	43,162	0.24%	0	0%	0.23%
(3)Robert M. Feerick	93,032	0.53%	0	0%	0.50%
Michael Gibbons	0	0%	0	0%	0%
John Guinee	0	0%	0	0%	0%
(4)Michael J. Kerschner	62,453	0.35%	0	0%	0.33%
(5)Bradford B. Kopp	70,644	0.40%	0	0%	0.38%
(6)James S. Lindsay	112,554	0.64%	0	0%	0.60%
(7)Edward J. Mace	164,612	0.93%	0	0%	0.88%
(8)Donald W. Major	135,696	0.77%	0	0%	0.72%
(9)Garrett S. Richter	199,658	1.13%	0	0%	1.07%
(10)Gary L. Tice	340,224	1.92%	0	0%	1.82%
(11)Robert T. Zellers	136,585	0.77%	0	0%	0.72%
Non-Director Executive Officers:
(12)Robert T. Reichert	216,612	1.22%	0	0%	1.15%
All directors and executive officers as a group (14 persons)	1,616,338	8.93%	0	0%	8.45%
Other Principal Shareholders:
(13)Lightyear Group 9 West 57th St New York, NY 10019	1,552,783	8.79%	1,037,984	100%	13.85%
(14)Endicott Opportunity Partners III 570 Lexington Ave FL 37 New York, NY 10022-6860	1,387,609	7.84%			7.40%
(15)John Rodgers LP c/o Constitution Capital Partners, LLC 300 Brickstone Square, 10th FL Anover, MA 01810	1,387,107	7.84%			7.40%
(16)GMT Capital Group 2300 Windy Ridge Pkwy, STE 550 S Atlanta, GA 30339	2,673,503	15.13%			14.29%

(1)
Includes 36,106 common stock options.

(2)
Includes 16,000 shares held jointly with her spouse, 10,000 shares held in her spouse’s IRA and 16,162 common stock options.

(3)
Includes 57,600 shares held by Horizon Partners LTD, in which he is the CEO and 35,432 common stock options.

(4)
Includes 6,654 shares held jointly with his spouse, 26,400 shares held in his IRA and 29,399 common stock options.

(5)
Includes 35,261 common stock options.

(6)
Includes 36,000 shares held by DOR-J’s LLP, in which he is the managing partner and 35,000 shares held in his trust. Also includes 41,181 common stock options.

(7)
Includes 40,000 shares held jointly with his spouse, 75,000 shares held by Ribek Company in which he is the General Partner and 5,000 shares held by Ribek Defined Contribution Pension, of which he is the trustee. Also includes 44,612 common stock options.

(8)
Includes 1,100 shares held in his trust, 99,900 shares held in his spouse’s trust and 34,696 common stock options.

(9)
Includes 117,615 shares held in his trust, 77,777 shares held in his IRA and 4,266 common stock options.

(10)
Includes 186,558 shares held in his trust, 5,800 shares held jointly with his spouse, 142,500 shares held in his IRA and 1,100 shares held by his spouse. Also includes 4,266 common stock options.

(11)
Includes 100,000 shares held in his trust and 36,585 common stock options.

(12)
Includes 55,517 shares held jointly with his spouse, 43,829 shares held in his IRA, 1,750 shares held in his spouse’s IRA and 2,500 shares held in his spouse’s trust. Also includes 113,016 common stock options.

(13)
Includes 1,549,390 common shares and 1,035,875 Series A preferred shares held by Lightyear Fund II LP and 3,393 common shares and 2,109 Series A preferred shares held by Lightyear Co-Invest Partnership II LP.

(14)
Includes 1,355,737 shares held by Endicott Opportunity Partners III LP and 31,872 common stock options held by Endicott Management Company.

(15)
Includes 1,355,737 shares held by John Rodgers LP, 15,683 common stock options held by Constitution Capital Equity Partners, LP and 15,687 common stock options held by USS Constitution Co-Invest Fund, LP.

(16)
Includes 896,214 shares held by BRP II Financial Investments LLC, 869,998 shares held by Bay Resources Partners LP, 739,450 shares held by Bay II Resource Partners LP and 167,841 shares held by Thomas E. Claugus.

LEGAL MATTERS
The validity of the First Foundation common stock to be issued in the merger has been passed upon for First Foundation by Sheppard, Mullin, Richter & Hampton LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First Foundation by Sheppard, Mullin, Richter & Hampton LLP and for TGR Financial by Smith Gambrell & Russell, LLLP.
EXPERTS
The consolidated financial statements of First Foundation as of and for the years ended December 31, 2020 and 2019 incorporated in this joint proxy statement/prospectus by reference from First Foundation’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended, and the effectiveness of First Foundation’s internal control over financial reporting have been audited by Eide Bailly, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of First Foundation for the year ended December 31, 2018 incorporated in this joint proxy statement/prospectus by reference from First Foundation’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended, have been audited by Vavrinek, Trine, Day & Co., LLP, an independent registered public accounting firm, as stated in their report included in the First Foundation’s Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of TGR Financial as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 have been audited by RSM US LLP, independent auditors, as stated in their report thereon, included herein. Such consolidated financial statements have been included in this joint proxy statement/prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
DEADLINES FOR SUBMITTING STOCKHOLDER OR SHAREHOLDER PROPOSALS
First Foundation
First Foundation will hold its 2022 annual meeting of stockholders, or the 2022 First Foundation annual meeting, regardless of whether the merger has been completed.
Pursuant to Rule 14a-8 of the Exchange Act, in order for a stockholder proposal for the First Foundation 2022 annual meeting to be eligible for inclusion in First Foundation’s proxy statement, First Foundation must receive the proposal at its principal offices on or before December 24, 2021, which is 120 days prior to the anniversary date that First Foundation’s proxy statement was released to its stockholders for its 2021 annual meeting. A First Foundation stockholder must provide its proposal to First Foundation in writing, and it must comply with the requirements of Rule 14a-8 of the Exchange Act.
In addition, First Foundation’s bylaws state that no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the board of directors or by a stockholder of record entitled to vote who has delivered notice to First Foundation’s Secretary (containing the information specified in First Foundation’s bylaws) no earlier than the 120 days and no later than 90 days prior to the first anniversary of the previous year’s annual meeting. These advance notice procedures are separate from the requirements that a stockholder must meet in order to have a stockholder proposal included in First Foundation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act. A First Foundation stockholder wishing to submit a proposal for consideration at the First Foundation 2022 annual meeting should do so no earlier than December 24, 2021 and no later than January 23, 2022.
TGR Financial
TGR Financial does not anticipate holding a 2021 annual meeting of shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, TGR Financial may hold an annual meeting in 2021. Any shareholder nominations or proposals for other business intended to be presented at TGR Financial’s next annual meeting must be submitted to TGR Financial not later than 90 days prior to the anniversary of the previous year’s meeting or, if the meeting is not held within 30 days of the previous year’s meeting, then 10 days following the date notice is first given to shareholders.
WHERE YOU CAN FIND MORE INFORMATION
First Foundation
First Foundation files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including First Foundation, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by First Foundation, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing First Foundation’s website at https://www.firstfoundationinc.com. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on these websites is not part of this joint proxy statement/prospectus.
First Foundation has filed with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder that registers the shares of First Foundation common stock to be issued to TGR Financial shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement. As permitted by the SEC’s rules, this joint proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.
The SEC’s rules allow First Foundation to incorporate by reference in this joint proxy statement/prospectus certain information in the documents that First Foundation files with the SEC, which means that First Foundation can disclose important information to you by referring you to those documents without restating that information in this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus and information that First Foundation files subsequently with the SEC will automatically update and, where applicable, supersede any information contained in previously-filed documents or contained in this joint proxy statement/prospectus. In all cases, you should rely on the later information over different information included in this joint proxy statement/prospectus or incorporated by reference.
This joint proxy statement/prospectus incorporates by reference the documents filed by First Foundation listed below and any filings First Foundation makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document and prior to the dates of the First Foundation special meeting and the TGR Financial special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC):
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021, as amended by Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2020, as filed on March 31, 2021;

•
Portions of the Definitive Proxy Statement on Schedule 14A, filed on April 23, 2021, incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 7, 2021;

•
Current Reports on Form 8-K filed on May 27, 2021 and June 3, 2021; and

•
The description of First Foundation’s common stock contained in the Registration Statement on Form 8-A, filed on May 19, 2014, as amended by the Registration Statement on Form 8-A/A (Amendment No. 1), filed on October 30, 2015, and any amendment or report filed for the purpose of updating such description.

You may request copies of the documents incorporated by reference into this joint proxy statement/prospectus, at no cost, by contacting First Foundation in writing at the address or by telephone as specified below:
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
Attention: Chief Financial Officer
(469) 638-9636
To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that First Foundation stockholders requesting documents must do so by September 3, 2021 in order to receive them before the First Foundation special meeting, and TGR Financial shareholders requesting documents must do so by September 3, 2021 in order to receive them before the TGR Financial special meeting.
TGR Financial
TGR Financial does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of TGR common stock, please contact TGR at:
TGR Financial, Inc.
3560 Kraft Road
Naples, Florida 34101
Attention: Robert T. Reichert, Chief Financial Officer
(239) 325-5900
You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This joint proxy statement/prospectus is dated August 5, 2021, and you should assume that information contained in this joint proxy statement/prospectus is accurate only as of that date. Neither the mailing of this joint proxy statement/prospectus to First Foundation stockholders or TGR Financial shareholders, nor the issuance by First Foundation of shares of its common stock in connection with the merger will create any implications to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

APPENDICES
Appendix A  —  Agreement and Plan of Merger and Reorganization, dated as of June 2, 2021, by and between First Foundation Inc. and TGR Financial, Inc.
Appendix B  —  Form of Voting Agreement, dated as of June 2, 2021, by and between First Foundation Inc. and certain shareholders of TGR Financial, Inc.
Appendix C  —  Form of Voting Agreement, dated as of June 2, 2021, by and between TGR Financial, Inc. and certain stockholders of First Foundation Inc.
Appendix D  —  Opinion of D.A. Davidson & Co.
Appendix E  —  Opinion of Truist Securities, Inc.
Appendix F   —  Consolidated Financial Statements of TGR Financial, Inc.
Appendix G   —  Sections 607.1301 through 607.1340 of the Florida Business Corporation Act

Appendix A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
DATED AS OF JUNE 2, 2021
BY AND BETWEEN
FIRST FOUNDATION INC.
AND
TGR FINANCIAL, INC.

A-i

EXHIBIT A
Form of Company Voting Agreement

EXHIBIT B
Form of Non-Solicitation, Non-Competition and Confidentiality Agreement

EXHIBIT C
Form of First Foundation Voting Agreement

EXHIBIT D
Form of Bank Merger Agreement

A-ii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of June 2, 2021 (this “Agreement”), by and between First Foundation Inc., a Delaware corporation (“First Foundation”), and TGR Financial, Inc., a Florida corporation (the “Company”).
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Florida Business Corporation Act (the “FBCA”), the Company will merge with and into First Foundation (the “Merger”), with First Foundation as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).
WHEREAS, immediately following the Merger, First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company (“Company Bank”), will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation (“First Foundation Bank”), with First Foundation Bank as the surviving bank (the “Bank Merger”).
WHEREAS, the respective boards of directors of each of First Foundation and the Company have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective shareholders, as applicable, and have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.
WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.
WHEREAS, as a material inducement to First Foundation to enter into this Agreement, and simultaneously with the execution of this Agreement, (i) each member of the board of directors and certain officers and shareholders of the Company have entered into a Voting Agreement, substantially in the form attached hereto as Exhibit A (collectively, the “Company Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Company Capital Stock owned by such Person in favor of this Agreement and the transactions contemplated hereby; and (ii) each member of the board of directors and certain officers of the Company have entered into a Non-Solicitation, Non-Competition and Confidentiality Agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Non-Solicitation Agreements”), pursuant to which each such Person has agreed, among other things, to restrict such Person’s activities following the Merger.
WHEREAS, as a material inducement to the Company to enter into this Agreement, and simultaneously with the execution of this Agreement, each member of the board of directors and certain officers of First Foundation have entered into a Voting Agreement, substantially in the form attached hereto as Exhibit C (collectively, the “First Foundation Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of First Foundation Common Stock owned by such Person in favor of (i) this Agreement and the transactions contemplated hereby, and (ii) the approval of the issuance of shares of First Foundation Common Stock in connection with the Merger as contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01   Certain Definitions.   The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” means (A) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that if consummated, would result in any Person (or the shareholders of any Person) owning 10% or more of the total voting power of the Company or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (B) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries or 10% or more of the Company’s consolidated total assets (including equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.
“Adjusted Tangible Common Equity” means the Company’s total shareholders’ equity (i) excluding intangible assets, (ii) excluding preferred stock, (iii) excluding accumulated other comprehensive income or loss, (iv) adding back all amounts to be paid by the Company in connection with the cancellation of Company Options pursuant to Section 3.07(a); (v) adding back all severance payments made or to be made by the Company to or in respect of those Employees who are not executive officers of the Company and who will not be Continuing Employees; and (vi) adding back up to $11,786,000 in Merger Related Expenses not covered by subpart (iv) or (v) of this definition incurred by the Company prior to the Closing Date (with respect to clauses (iv), (v) and (vi), on a tax-adjusted basis to the extent there was a tax benefit recorded by the Company as a result of the incurrence of such expense); provided that “total shareholders’ equity,” “intangible assets” and “accumulated other comprehensive income or loss” shall each be calculated in accordance with GAAP and the Company Financial Statements.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“ALLL” has the meaning set forth in Section 5.03(y).
“Appraisal Statutes” has the meaning set forth in Section 3.01(d).
“Bank Merger” has the meaning set forth in the recitals.
“Bank Merger Agreement” has the meaning set forth in Section 2.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.03(e).
“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“Book-Entry Shares” means shares of Company Capital Stock held in book-entry form immediately prior to the Effective Time.
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.
“Cause,” for the purposes of Section 6.12(b), has the meaning set forth such Section.
“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Company Capital Stock.
“CFC” means the California Financial Code, as amended.
“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“CGCL” means the California General Corporation Law.
“Closing” and “Closing Date” have the meanings set forth in Section 2.02.
“Closing Financial Statements” has the meaning set forth in Section 6.21.
“Code” has the meaning set forth in the preamble to this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Articles” means the Articles of Incorporation of the Company, as amended.
“Company Bank” has the meaning set forth in the recitals.
“Company Bank Board” means the Board of Directors of Company Bank.
“Company Board” means the Board of Directors of the Company.
“Company Bylaws” means the Bylaws of the Company, as amended.
“Company Common Stock” means the common stock, $1.00 par value per share, of the Company.
“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.
“Company Equity Plans” means the Company Amended and Restated Officers’ and Employees’ Stock Option Plan and the Company Amended and Restated Directors’ Stock Option Plan.
“Company Financial Statements” has the meaning set forth in Section 5.03(g)(i).
“Company Group” means any or all of the Company and its Subsidiaries or any predecessor of or any successor to any or all of the Company and its Subsidiaries (or to another such predecessor or successor). References herein to the Company Group shall be deemed to refer to both the Company Group as a whole and to each individual member thereof, as well as to groups comprising some, but not all, of the Company and its Subsidiaries.
“Company IT Systems” has the meaning set forth in Section 5.03(t)(iii).
“Company Loan Property” has the meaning set forth in Section 5.03(o).
“Company Meeting” has the meaning set forth in Section 6.02(a).
“Company NQDP” has the meaning set forth in Section 5.03(m)(vii).
“Company Options” means options to acquire Company Common Stock.
“Company Preferred Stock” means the Series A Nonvoting Convertible Preferred Stock, $1.00 par value per share, of the Company.
“Company Shareholder Approval” means the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, each voting as a separate class.
“Company Voting Agreements” has the meaning set forth in the recitals.
“Company 401(k) Plan” has the meaning set forth in Section 6.12(c).
“Confidentiality Agreement” has the meaning set forth in Section 6.07(g).
“Continuing Employees” has the meaning set forth in Section 6.12(a).
“Control Transaction” has the meaning set forth in Section 8.02(b).
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.
“Criticized Loans” has the meaning set forth in Section 5.02(r)(iv).
“Delaware Certificate of Merger” has the meaning set forth in Section 2.02.
“Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any Company Options.
“Determination Date” has the meaning set forth in Section 8.01(i).
“Determination Period” has the meaning set forth in Section 8.01(i).
“DFPI” means the California Department of Financial Protection and Innovation.
“DGCL” has the meaning set forth in the recitals.
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenting Shares” has the meaning set forth in Section 3.01(d).
“DOL” has the meaning set forth in Section 5.03(m)(i).
“Effective Time” has the meaning set forth in Section 2.02.
“Employees” has the meaning set forth in Section 5.03(m)(i).
“End Date” has the meaning set forth in Section 8.01(c).
“Environmental Consultant” has the meaning set forth in Section 6.25(a).
“Environmental Laws” has the meaning set forth in Section 5.03(o).
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“Equity Investment” means (a) an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.
“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.
“ERISA Affiliate” means any entity considered to be a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).
“Excluded Shares” has the meaning set forth in Section 3.01(c).
“Fair Housing Act” means the Fair Housing Act, as amended.
“FBCA” has the meaning set forth in the recitals.
“FDIC” means the Federal Deposit Insurance Corporation.
“Final Index Price” has the meaning set forth in Section 8.01(i).
“First Foundation” has the meaning set forth in the preamble to this Agreement.
“First Foundation Average Closing Price” means the volume weighted average closing price per share of First Foundation Common Stock, as reported on Nasdaq, for the twenty (20) trading days ending on and including the fifth (5th) trading day prior to the Closing Date.
“First Foundation Bank” has the meaning set forth in the recitals.
“First Foundation Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by First Foundation or First Foundation Bank for the benefit of employees of First Foundation or First Foundation Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements.
“First Foundation Board” means the Board of Directors of First Foundation.
“First Foundation Bylaws” means the Bylaws of First Foundation, as amended.
“First Foundation Certificate” means the Certificate of Incorporation of First Foundation, as amended.
“First Foundation Common Stock” means the common stock, $0.001 par value per share, of First Foundation.
“First Foundation Meeting” has the meaning set forth in Section 6.03.
“First Foundation Preferred Stock” means the preferred stock, $0.001 par value per share, of First Foundation.
“First Foundation Stockholder Approval” means the (1) the adoption of this Agreement by a vote of the majority of the outstanding shares of First Foundation Common Stock entitled to vote thereon, and (2) the approval of the issuance of shares of Common Stock in connection with the Merger as contemplated by this Agreement by a vote of the majority of votes cast at the First Foundation Meeting entitled to vote thereon.
“First Foundation Voting Agreements” has the meaning set forth in the recitals.
“First Foundation’s SEC Reports” has the meaning set forth in Section 5.04(g)(i).
“FHLB” means the Federal Home Loan Bank of San Francisco.
“Florida Articles of Merger” has the meaning set forth in Section 2.02.
“FOFR” means the Florida Office of Financial Regulation.

“FRB” means the Board of Governors of the Federal Reserve System and includes, where applicable, the Federal Reserve Bank of San Francisco.
“GAAP” means accounting principles generally accepted in the United States of America.
“Governmental Entity” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.
“Hazardous Substance” has the meaning set forth in Section 5.03(o).
“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).
“Index Ratio” has the meaning set forth in Section 8.01(i).
“Initial Index Price” has the meaning set forth in Section 8.01(i).
“Initial Stock Price” has the meaning set forth in Section 8.01(i).
“Insurance Policies” has the meaning set forth in Section 5.03(x).
“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.
“IRS” has the meaning set forth in Section 5.03(m)(i).
“Knowledge” means facts and other information which, as of the date hereof, is actually known, after reasonable inquiry under the circumstances, by the chief executive officer, president, chief financial officer, chief operating officer, chief credit or lending officer or general counsel (and any officer superior to any of the foregoing) of a party or any Subsidiary of such party.
“Law” means any applicable federal, state, local or foreign statute, law, code, regulation, ordinance, rule, judgment, injunction, order, decree or policy, agency requirement, license, permit, or guideline of any Governmental Entity.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.
“Loans” has the meaning set forth in Section 4.01(u).
“Material Adverse Effect” means, with respect to First Foundation or the Company, any effect, circumstance, occurrence or change that (i) is material and adverse to the condition (financial or otherwise), results of operations, assets or business of First Foundation and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be, or (ii) would or is reasonably likely to materially impair the ability of any of First Foundation and its Subsidiaries or the Company and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in Laws of general applicability to banks and their holding companies or interpretations thereof by Governmental Entities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any outbreak or worsening of geopolitical conditions in the United States or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States and any national or global epidemic, pandemic or disease outbreak (including COVID-19), (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional economic, political or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks and their holding companies generally, (e) changes in relationships with customers or employees of First Foundation and its Subsidiaries or the Company and its Subsidiaries that were primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), and (h) with respect to either party to this Agreement, the effects of any action or omission taken with the prior written consent of the other party or as otherwise required by this Agreement; provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on First Foundation and its Subsidiaries taken as a whole on the one hand, or the Company and its Subsidiaries taken as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.
“Material Contracts” has the meaning set forth in Section 5.03(k)(i).
“Maximum Insurance Amount” has the meaning set forth in Section 6.11(c).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the aggregate number of whole shares of First Foundation Common Stock, plus cash in lieu of any fractional share interest, payable to the holders of Company Capital Stock in connection with the Transaction, plus cash, if any, that First Foundation may elect to deliver in lieu of First Foundation Common Stock pursuant to Section 8.01(i).
“Merger Related Expenses” means all costs, fees and expenses incurred or to be incurred by the Company and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to (i) the fees and expenses associated with the termination of any Material Contracts of the Company that are required to be terminated on or before the Closing pursuant to their terms in connection with the Transaction or that First Foundation and the Company otherwise mutually agree to terminate on or before the Closing; (ii) the change-in-control and severance payments in the amounts and pursuant to the Benefit Plans disclosed on Section 5.03(m)(v) of the Company’s Disclosure Schedule; (iii) the amount paid to obtain the insurance coverage required pursuant to Section 6.11(c); (iv) the costs of printing and mailing the Proxy Statement/Prospectus to the shareholders of the Company and holding the Company Meeting; and (v) the fees and expenses of their attorneys, accountants, investment bankers and other advisors for their services rendered solely in connection with the Transaction. An estimate of Merger Related Expenses shall be set forth in Section 1.01(a) of the Company’s Disclosure Schedule, which shall be updated within five (5) Business Days prior to the Closing Date.
“Nasdaq” means the Nasdaq Global Market or such other securities exchange on which the First Foundation Common Stock may be listed.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Non-Solicitation Agreements” has the meaning set forth in the recitals.
“Option Consideration” has the meaning set forth in Section 3.07(a).
“OREO” means other real estate owned.
“Payroll Processor” has the meaning set forth in Section 3.07(a).
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
“Permitted Lien” means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent, or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
“Personal Information” means any information that identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Law or the Company’s or its Subsidiaries’ Privacy and Security Policies.
“Phase I ESA” has the meaning set forth in Section 6.25(a).
“Phase I Notice” has the meaning set forth in Section 6.25(b).
“Phase II ESA” has the meaning set forth in Section 6.25(b).
“PPP” has the meaning set forth in Section 5.03(r)(viii).
“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule (subject to Section 5.01).
“Privacy and Security Policies” has the meaning set forth in Section 5.03(t)(v).
“Proxy Statement/Prospectus” has the meaning set forth in Section 6.04(a).
“Registration Statement” has the meaning set forth in Section 6.04(a).
“Representatives” has the meaning set forth in Section 6.08(a).
“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under any analogous continuation of coverage provisions of the Laws of any state or locality.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.
“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (provided that for purposes of the definition of “Superior Proposal” the references to “10%” in the definition of “Acquisition Proposal” shall instead refer to “50%”) that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Company Capital Stock from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.08 of this Agreement and the time likely to be required to consummate such Acquisition Proposal).
“Surviving Corporation” has the meaning set forth in the recitals.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, escheat, abandoned or unclaimed property, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).
“Termination Fee” has the meaning set forth in Section 8.02(b).
“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.
“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Volcker Rule” means 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the SEC in connection therewith.
ARTICLE II
THE MERGER
2.01
The Merger.

(a)   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into First Foundation in accordance with the applicable provisions of the DGCL and the FBCA, and the separate corporate existence of the Company shall cease. First Foundation shall be the Surviving Corporation and shall survive and continue to exist as a corporation incorporated under the Laws of the State of Delaware.
(b)   Certificate of Incorporation and Bylaws.   The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the First Foundation Certificate and the First Foundation Bylaws as in effect immediately prior to the Merger.
(c)   Directors and Executive Officers.   The directors of the Surviving Corporation immediately after the Merger shall be the directors of First Foundation immediately prior to the Merger, except for the addition of one new director as contemplated by Section 6.13. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of First Foundation immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.
(d)   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in accordance with the DGCL and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
(e)   Additional Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.
2.02   Closing; Effective Time.   The closing of the Merger (the “Closing”) shall take place remotely by mutual exchange of documents and signatures (or their electronic counterparts) at such time as the Company and First Foundation shall agree, on the date when the Effective Time is to occur (the “Closing Date”). Subject to the terms and conditions of this Agreement, the parties shall cause (a) a certificate of merger (the “Delaware Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware and (b) articles of merger (the “Florida Articles of Merger”) to be filed with the Secretary of State of the State of Florida. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Effective Time to occur no later than the fifth Business Day after such satisfaction or waiver (except as the parties may otherwise agree to in writing). The Merger provided for herein shall become effective at the time the Delaware Certificate of Merger is accepted for record by the Secretary of State of the State of Delaware, or such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger and the Florida Articles of Merger (the time the Merger becomes effective being the “Effective Time”).
2.03   Bank Merger.   As soon as practicable after the Merger, Company Bank shall be merged with and into First Foundation Bank. First Foundation Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, substantially in the form attached hereto as Exhibit D (the “Bank Merger Agreement”). Prior to the Effective Time, the Company shall cause Company Bank, and First Foundation shall cause First Foundation Bank, to execute the Bank Merger Agreement and such other documents and certificates as are necessary to consummate the Bank Merger as soon as practicable following the Effective Time. First Foundation shall cause First Foundation Bank to add to its board of directors one new director as contemplated by Section 6.13.
ARTICLE III
CONSIDERATION AND EXCHANGE PROCEDURES
3.01   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any Person:
(a)   First Foundation Common Stock.   Each share of First Foundation Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.
(b)   Company Common Stock and Company Preferred Stock.
(i)   Subject to the provisions of this Agreement, each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be cancelled in exchange for, the right to receive 0.6068 of a share of First Foundation Common Stock (as may be adjusted as provided in this Agreement, the “Exchange Ratio”).
(ii)   Subject to the provisions of this Agreement, each share of Company Preferred Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be cancelled in exchange for, the right to receive that number of shares of First Foundation Common Stock equal to the product of (A) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible in connection with, and as a result of, the Merger, and (B) the Exchange Ratio.
(c)   Cancellation of Excluded Shares.   Any shares of Company Capital Stock owned by the Company as treasury stock or owned, directly or indirectly, by the Company, First Foundation or any of First Foundation’s Subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) (“Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(d)   Dissenting Shares.   Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable Law with respect to such shares) in accordance with Sections 607.1301 through 607.1340 of the FBCA (the “Appraisal Statutes”) shall not be converted into a right to receive a portion of the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such shares of Company Capital Stock. The Company shall give prompt notice to First Foundation of any demands received by the Company for appraisal, of any withdrawals of such demands, and of any other documents or instruments received by the Company related to the foregoing, and First Foundation shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of First Foundation, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.
3.02   Exchange Procedures.
(a)   Mailing of Transmittal Material.   Provided that the Company has delivered, or caused to be delivered, to an independent exchange agent selected by First Foundation and reasonably acceptable to the Company (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Closing Date (but in no event more than five (5) Business Days after the Closing Date), mail and otherwise make available to each holder of record of Company Capital Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to, and approved in writing by, the Company (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Company Capital Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for a portion of the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Company Capital Stock covered thereby, subject to the provisions of Section 3.02(d).
(b)   First Foundation Deliveries.   At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, First Foundation shall deliver to the Exchange Agent certificates, or at First Foundation’s option, evidence of shares in book entry form, representing the number of shares of First Foundation Common Stock issuable to the holders of Company Capital Stock as the Merger Consideration, to be given to the holders of Company Capital Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of First Foundation Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.
(c)   Exchange Agent Deliveries.
(i)   Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of

First Foundation Common Stock into which the aggregate number of shares of Company Capital Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to First Foundation Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.
(ii)   Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Company Capital Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of First Foundation Common Stock into which such Company Capital Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates or Book-Entry Shares representing shares of Company Capital Stock and, if such Certificates or Book-Entry Shares are presented to the Company for transfer, they shall be cancelled against delivery of certificates for First Foundation Common Stock as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of First Foundation Common Stock under Section 3.01 until such Person surrenders the Certificate or Certificates or Book-Entry Shares representing Company Capital Stock, at which time such dividends shall be remitted to such Person, without interest.
(d)   Lost or Destroyed Certificates; Issuances of First Foundation Common Stock in New Names. The Exchange Agent and First Foundation, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of First Foundation Common Stock to which a holder of Company Capital Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Capital Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by First Foundation. If any certificates evidencing shares of First Foundation Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Capital Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of First Foundation Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(e)   Unclaimed Merger Consideration.   Any portion of the shares of First Foundation Common Stock delivered to the Exchange Agent by First Foundation pursuant to Section 3.02(b) that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to First Foundation. Any shareholders of the Company who have not theretofore complied with Section 3.02(c) shall thereafter look only to First Foundation for the consideration deliverable in respect of each share of Company Capital Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates or Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of First Foundation Common Stock would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of First Foundation (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. First Foundation and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, First Foundation and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
3.03   Rights as Shareholders.   At the Effective Time, holders of Company Capital Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided for under this Article III.
3.04   No Fractional Shares.   Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of First Foundation Common Stock shall be issued in the Merger. Each holder of Company Capital Stock who otherwise would have been entitled to a fraction of a share of First Foundation Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the First Foundation Average Closing Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
3.05   Anti-Dilution Provisions.   If, between the date hereof and the Effective Time, the shares of First Foundation Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar transaction, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and Exchange Ratio shall be adjusted accordingly.
3.06   Withholding Rights.   First Foundation (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as First Foundation is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made by First Foundation.
3.07   Company Options.
(a)   At the Effective Time, each Company Option, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive from the Company an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option multiplied by (ii) the amount, if any, that the product of the First Foundation Average Closing Price multiplied by the Exchange Ratio exceeds the exercise price per share of such Company Option, less any applicable Taxes required to be withheld with respect to such payment (such amount, the “Option Consideration”); provided that the Company may elect to fund the Option Consideration to be paid with respect to Company Options by funding the necessary amounts to the payroll processor of the Company or any of its Affiliates (the “Payroll Processor”) for payment by the Payroll Processor to the applicable holders of such Company Options. For the avoidance of doubt, any Company Option which has an exercise price per share of Company Common Stock that is greater than or equal to the product of the First Foundation Average Closing Price multiplied by the Exchange Ratio shall be cancelled at the Effective Time for no consideration or payment.
(b)   At least fifteen (15) days prior to the Closing Date and prior to any such payment, the Company shall obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to the Company and First Foundation) from each holder of a Company Option (i) confirming the number of Company Options held (and shares of Company Common Stock subject to such Company Options), (ii) confirming that the treatment of such Company Options pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated and (iii) acknowledging that in consideration for the cancellation of such Company Option, the holder agrees to accept the Option Consideration. The Company shall provide a copy of each such acknowledgement and waiver to First Foundation at least five (5) Business Days prior to the Closing Date.

(c)   Prior to the Effective Time, the Company Board shall adopt any necessary resolutions and take any actions necessary to (i) effectuate the provisions of Section 3.07(a) and 3.07(b), (ii) cause all Company Options to vest in full as of the Effective Time to the extent permitted under the applicable Company Equity Plan and be terminated as of the Effective Time, and (iii) terminate all of the Company’s equity incentive plans and ensure that no Person has any rights under such plans.
ARTICLE IV
ACTIONS PENDING ACQUISITION
4.01   Forbearances of the Company.   From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, or with the prior written consent of First Foundation, which shall not be unreasonably withheld or delayed, the Company will not, and will cause each of its Subsidiaries not to:
(a)   Ordinary Course.   Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use all commercially reasonable efforts consistent with past practice and its policies as in effect on this date of this Agreement, to preserve its business organization, keep available the present services of its officers and employees (except in the case of terminations of officers and employees for cause) and preserve for itself and First Foundation the goodwill of the customers of the Company and its Subsidiaries and others with whom business relations exist.
(b)   Capital Stock.   Other than pursuant to Rights set forth in Section 4.01(b) of the Company’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company capital stock or any Rights or (ii) permit any additional shares of Company capital stock to become subject to grants of employee or director stock options or other Rights.
(c)   Dividends; Reclassifications; Etc.   (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company capital stock; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company capital stock.
(d)   Compensation; Employment Agreements; Etc.   (i) Enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director, officer, employee or consultant of the Company or its Subsidiaries, grant or pay any salary or wage increase, grant any incentive compensation, bonus, equity award, severance or termination pay (other than pursuant to an existing severance arrangement or policy in effect on the date of this Agreement and disclosed in Section 4.01(d) of the Company’s Disclosure Schedule), or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable Law or payments made in accordance with existing Benefit Plans and set forth in Section 4.01(d) of the Company’s Disclosure Schedule, or (ii) pay any other bonuses or incentives other than as required pursuant to an incentive plan, agreement, plan or policy of the Company or Company Bank in effect as of the date hereof and set forth in Section 4.01(d) of the Company’s Disclosure Schedule and in a manner consistent with past practice.
(e)   Hiring.   Hire or terminate any person as an employee or other service provider of the Company or any of its Subsidiaries or promote or demote any employee or other service provider, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(e) of the Company’s Disclosure Schedule and (ii) persons hired to fill any vacancies either existing as of the date hereof and set forth in Section 4.01(e) of the Company’s Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of the Company or its Subsidiaries and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof and at an annual base salary or wage rate and with a target cash bonus opportunity not greater than that of the employee who previously held such position, or enter into any agreement with a labor union, guild or association representing any employee.

(f)   Benefit Plans.   Enter into, establish, adopt, amend or terminate, or make any contributions to (except for contributions which are required under the terms of any Benefit Plan or except to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of the Company’s Disclosure Schedule) any Benefit Plans, including any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or consultant of the Company or its Subsidiaries or, other than as contemplated by Section 3.07, take any action to accelerate the vesting or exercisability of Company Options or other compensation or benefits payable thereunder.
(g)   Dispositions.   Sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, leases, licenses, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and are not material to the Company and its Subsidiaries taken as a whole.
(h)   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other Person.
(i)   Mergers.   Merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses.
(j)   Capital Expenditures.   Except as set forth in Section 4.01(j) of the Company’s Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $250,000 in the aggregate.
(k)   Governing Documents.   Amend the Company Articles, the Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.
(l)   Accounting Methods.   (i) Implement or adopt any change in the Company’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by the Company’s independent public accountants, or as required by Section 6.09 of this Agreement or (ii) except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets (including any contract, agreement or understanding that would be a Material Contract as a result of entering into, modifying or amending such contract, agreement or understanding), other than in the ordinary course of business consistent with past practice.
(m)   Contracts.   Except as otherwise permitted under Section 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.
(n)   Claims.   Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company or any of its Subsidiaries of an amount which exceeds $100,000 and/or would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.
(o)   New Business.   Enter into any new material line of business; introduce any material new products or services; acquire any brokered deposits (excluding customer repurchase agreements), change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable Law or policies imposed by any Governmental Entity, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to BASEL III regulatory capital guidelines.
(p)   Branches and Offices.   Except as set forth in Section 4.01(p) of the Company’s Disclosure Schedule, file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.
(q)   Marketing.   Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements.
(r)   Derivatives Contracts.   Purchase or enter into any Derivatives Contract.
(s)   Indebtedness.   Incur or modify any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within ninety (90) days and that have no put or call features and securities sold under agreements to repurchase that mature within ninety (90) days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.
(t)   Investments.   (i) Other than in accordance with the investment policies of the Company or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchases of any property or assets of any Person or any Equity Investment, (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of six months or less, purchase or acquire securities of any type or (iii) dispose of any debt security or Equity Investment; provided, however, that in the case of investment securities not otherwise permitted hereby, the Company may purchase investment securities if, within three (3) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that First Foundation consent to making of any such purchase, First Foundation has approved such request in writing or has not responded in writing to such request.
(u)   Loans.   (i) Make, renew, extend or otherwise modify any loan, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit in which the Company or any of its Subsidiaries is a creditor (collectively, “Loans”) which would, when aggregated with all outstanding Loans made to such Person and any Affiliate or immediate family member of such Person, exceed $3.0 million; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; (iv) make any Loan to any Person with a Criticized Loan; or (v) purchase or sell any (y) Criticized Loan or (z) any Loan in excess of $3.0 million; in each case, without first submitting a copy of the Loan write up containing the information customarily submitted as part of the Loan write up, to the chief credit officer of First Foundation two (2) full Business Days prior to taking such action; provided that, if First Foundation objects in writing to such Loan or such purchase or sale within two (2) Business Days after receiving such Loan write up, the Company shall obtain the approval of the loan committee of the Company Bank Board prior to making such Loan or such purchase or sale. The Company shall not forgive any Loans to directors, officers or employees.
(v)   Investments in Real Estate.   Except as set forth in Section 4.01(v) of the Company’s Disclosure Schedule, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w)   Tax Elections.   Except as set forth in Section 4.01(w) of the Company’s Disclosure Schedule, make or change any Tax election, settle or compromise any Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of the Company or any of its Subsidiaries (or the assets and liabilities of the Company or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.
(x)   Lending Practices.   Other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) the Company’s hedging practices and policies, in each case except as required by Law or requested by a Governmental Entity.
(y)   Deposits.   Cause or permit Company Bank to (A) change Company Bank’s rate sheets attached as Section 4.01(y) of the Company’s Disclosure Schedule (including any change to any of the interest rates and the maturity dates set forth in Company Bank’s rate sheets) other than in the ordinary course of business consistent with past practice and the Company’s or Company Bank’s applicable policies, as the case may be, with respect thereto, (B) amend, modify, terminate or deviate from the exception practice in place for such rate sheets attached as Section 4.01(y) of the Company’s Disclosure Schedule, (C) make any material changes in its policies and practices with respect to deposits and earnings credits, (D) make any increases to deposit pricing, or (E) accept any brokered deposits or collateralized deposits other than in the ordinary course of business.
(z)   Antitakeover Statutes.   Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than First Foundation or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
(aa)   Transactions with Insiders.   Make or propose to make any Loan to or enter into any transaction with the Company, any of its Subsidiaries, or any of their respective directors, officers or principal shareholders or any Affiliate thereof (other than a renewal or extension of a Loan in the ordinary course of business and in compliance with Regulation O and all other applicable Laws).
(bb)   Adverse Actions.   Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law, (v) a material delay in the ability of First Foundation or the Company to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of First Foundation to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby.
(cc)   Consent and Absence of Changes.   Unreasonably withhold, delay or condition the Company’s prior written consent or approval as may be reasonably requested by First Foundation, or fail to promptly notify First Foundation of any change, occurrence or event not in the ordinary course of the business of the Company or any of its Subsidiaries and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing in Article VII of this Agreement not to be satisfied.
(dd)   Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
4.02   Forbearances of First Foundation.   From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, or with the prior written consent of the Company, First Foundation will not, and will cause each of its Subsidiaries not take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law or (v) a material delay in the ability of First Foundation or the Company to perform any of their obligations under this Agreement on a timely basis, (vi) a material delay in the ability of First Foundation to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby, or (vii) the shares of First Foundation Common Stock included in the Merger Consideration having different rights or preferences than the shares of First Foundation Common Stock outstanding immediately prior to the Effective Time.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01   Disclosure Schedules.   On or prior to the date hereof, the Company has delivered to First Foundation a schedule and First Foundation has delivered to the Company a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV or Article VI; provided, however, that (i) any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of such party’s Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.
5.02   Standard.   Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of the Company on the one hand or First Foundation on the other hand contained in Sections 5.03 or 5.04, respectively (other than (a) the representations of the Company contained in Section 5.03(b), which shall be true in all respects, except to a de minimis extent, relative to Section 5.03(b) taken as a whole, (b) the representations of the Company contained in Sections 5.03(d), 5.03(e), and 5.03(g)(v), and the representations of First Foundation contained in Sections 5.04(d), 5.04(e), and 5.04(g)(ii), which shall be true and correct in all respects, (c) the representations of the Company contained in Section 5.03(m)(v), which shall be true in all material respects, and (d) the representations of First Foundation contained in Section 5.04(b), which shall be true in all respects, except to a di minimis extent, relative to Section 5.04(b) taken as a whole), shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.
5.03   Representations and Warranties of the Company.   Except as set forth in the Company’s Disclosure Schedule, the Company hereby represents and warrants to First Foundation:
(a)   Organization, Standing and Authority.   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on the Company. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the Company Articles and Company Bylaws, which have been previously made available to First Foundation, are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of the Company and each of its Subsidiaries previously made available to First Foundation contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Board of Directors) through the date hereof, except as to meetings and corporate actions of special meetings relating to discussions and actions with respect to potential Acquisition Proposals including with respect to the transactions contemplated by this Agreement.
(b)   Company Capital Stock.   The authorized capital stock of the Company consists solely of 500,000,000 shares of Company Common Stock, of which 17,669,021 shares are issued and outstanding as of the date hereof, and 20,000,000 shares of preferred stock, $1.00 par value per share, of which 7,050,000 were designated shares of Company Preferred Stock and of which 1,037,984 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of Company Capital Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Capital Stock have been issued in violation of the preemptive rights of any Person. There are outstanding Company Options representing the right to purchase an aggregate of 1,422,880 shares of Company Common Stock. Section 5.03(b) of the Company’s Disclosure Schedule sets forth, as of the date hereof, for each Company Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock underlying each Company Option, the number of shares of Company Common Stock subject to Company Options that are currently exercisable and the exercise or strike price per share. Each Company Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Company Common Stock as of the grant date; and (ii) has been issued in compliance with applicable Laws. Except for the Company Options listed in Section 5.03(b) of the Company’s Disclosure Schedule, there are no shares of Company Common Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock or Company Preferred Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Company Preferred Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote are outstanding.
(c)   Subsidiaries.
(i)   (A) Section 5.03(c)(i)(A) of the Company’s Disclosure Schedule sets forth a list of all of the Company’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to the Company or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company’s rights to vote or to dispose of such securities and (F) all the Equity Securities of the Company’s Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of any of the Company Subsidiaries may vote are outstanding.
(ii)   Except as set forth in Section 5.03(c)(ii) of the Company’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in the Company’s Subsidiaries and stock in the FHLB, the Company does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)   Each of the Company’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the Laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on the Company. Company Bank is a bank duly organized and validly existing under the Laws of the State of Florida that is duly authorized by the Florida Office of Financial Regulation to conduct business as a commercial bank. Each of the Company’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.
(iv)   The deposit accounts of Company Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable Law, and Company Bank has paid all deposit insurance premiums and assessments required by applicable Law.
(d)   Corporate Power.   The Company and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and the Company has all requisite corporate power and authority and, other than receiving the Company Shareholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.
(e)   Corporate Authority.   As of the date hereof, the Company Board has, by resolutions duly adopted at a meeting duly called and held, and consistent with the exercise of their fiduciary duties under Law, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matters be submitted for consideration by its shareholders at a special meeting of such shareholders and that such matter be recommended for approval at such special meeting. The Company has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by First Foundation) is a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or to general equity principles (the “Bankruptcy and Equity Exception”). The Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, Truist Securities, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Company Common Stock. As of the date hereof, the Bank Merger Agreement has been adopted and approved by the Company Bank Board and by the Company in its capacity as the sole shareholder of Company Bank.
(f)   Regulatory Approvals; No Defaults.
(i)   No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement and by Company Bank of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the DFPI and the FOFR, as required, (B) filings with the SEC, Nasdaq and state securities authorities, as applicable, (C) the filing of (1) the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Florida Articles of Merger with the Secretary of State of Florida pursuant to the FBCA, (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC, and (4) articles of merger with respect to the Bank Merger with the Secretary of State of the State of Florida pursuant to the FBCA, and (D) the Company Shareholder Approval. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)   Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the Bank Merger Agreement by Company Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles, the Company Bylaws or the organizational documents of any of the Company’s Subsidiaries or (C) require any consent or approval under any such Law, agreement, indenture or instrument.
(g)   Financial Statements; Undisclosed Liabilities; No Material Adverse Effect.
(i)   The Company has previously provided to First Foundation complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of RSM US LLP, its independent auditor) for the years ended December 31, 2018, 2019 and 2020, and (B) its unaudited consolidated balance sheet and unaudited consolidated statement of income as of and for the three (3) month period ended March 31, 2021; it will provide First Foundation when available the unaudited interim consolidated balance sheets, and unaudited interim consolidated statements of income (in each case, without any related notes and schedules) for each of the quarterly and annual periods ended thereafter (all of the foregoing audited and unaudited financial statements referred to collectively as the “Company Financial Statements”).
(ii)   The Company Financial Statements (including, where applicable, any notes thereto) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (A) as may be indicated in the notes thereto, (B) in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP or (C) with respect to the Company Financial Statements for the quarter ended and as of June 30, 2021 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such Company Financial Statements), were or will be prepared from and in accordance with, the books and records of the Company and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).
(iii)   The books and records of the Company and its Subsidiaries (and any predecessor entities) have been, and are being, properly and accurately maintained, there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of the Company and its Subsidiaries.
(iv)   Except as set forth on the unaudited consolidated balance sheet of the Company dated as of March 31, 2021, neither the Company nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after March 31, 2021 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement.
(v)   Since December 31, 2020, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03(g) or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Company.

(vi)   Since December 31, 2019, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03(g) or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.
(vii)   Section 5.03(g)(vii) of the Company’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of the Company or its Subsidiaries that has been declared, set aside or paid since December 31, 2019, as well as all shares of capital stock of the Company or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries since December 31, 2019.
(viii)   The Company has established and maintains (i) disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known timely to the management of the Company by others within those entities, and (ii) internal control over financial reporting designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of the Company’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company or any of its Subsidiaries that would reasonably be likely to have a material effect on the Company Financial Statements. The Company has disclosed, based on its most recent evaluation prior to the date hereof and to the Company’s Knowledge, to the Company’s auditors, the audit committee of the Company Board, and First Foundation (1) any significant deficiencies in the design or operation of such controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since January 1, 2019, the Company has not made any material modification to its disclosure controls and procedures or internal control over financial reporting.
(ix)   Since December 31, 2019, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary of the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company other than as set forth in the Company Financial Statements for the periods prior to the date hereof, (C) any change by the Company in accounting principles, practices or methods or (D) except as set forth in Section 5.03(g)(ix) of the Company’s Disclosure Schedule, any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.
(x)   Since December 31, 2019, (A) except as set forth in Section 5.03(g)(x) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company or any of its Subsidiaries.

(h)   Legal Proceedings.   Section 5.03(h) of the Company’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Entity that is pending against the Company or any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such. Except as set forth in Section 5.03(h) of the Company’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Entity is pending against the Company or any of its Subsidiaries or any of their respective officers or directors acting in their capacity as such. To the Company’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries nor any of their respective properties nor any of their respective executive officers or directors acting in their capacity as such is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company.
(i)   Regulatory Matters.
(i)   Since December 31, 2019, the Company and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable Laws, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable Laws, and the Company has previously delivered or made available to First Foundation accurate and complete copies of all such reports. In connection with the most recent examination of the Company and its Subsidiaries by the appropriate regulatory authorities, neither the Company nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which the Company believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.
(ii)   Except as set forth in Section 5.03(i)(ii) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has the Company or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. The Company and its Subsidiaries have paid all assessments made or imposed by any Governmental Entity.
(iii)   Neither the Company nor any of its Subsidiaries has been advised by, nor does the Company have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, board resolution, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.
(iv)   (A) Except as set forth in Section 5.03(i)(iv)(A) of the Company’s Disclosure Schedule, no Governmental Entity has initiated since December 31, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of the Company, investigation or inquiry into the business, operations, policies, practices or disclosures of the Company or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries), or, to the Knowledge of the Company, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries.
(v)   The most recent regulatory rating given to Company Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of the Company, since the last regulatory examination of Company Bank with respect to Community Reinvestment Act compliance, Company Bank has not received any complaints as to the Community Reinvestment

Act nor does the Company have Knowledge of any conditions or circumstances that would result in Company Bank receiving a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.
(vi)   Each of the Company and Company Bank is “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator).
(j)   Compliance With Laws.
(i)   Each of the Company and its Subsidiaries is, and at all times since December 31, 2019, has been, in compliance with all Laws applicable thereto or to their employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB, FDIC, and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Volcker Rule, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending Laws and other Laws relating to discriminatory business practices and the servicing or mortgage loans and all posted and internal policies of the Company and its Subsidiaries related to customer data, privacy and security and all applicable COVID-19 Measures. Without limiting the generality of the foregoing, the Company has not been advised in writing of any governmental or regulatory concerns regarding its compliance with the Anti-Bribery and Anti-Corruption laws, anti-money laundering Laws, including the Bank Secrecy Act, any order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Department of the Treasury and any other state or federal anti-money-laundering Laws, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.
(ii)   The Company has adopted such procedures, policies and internal controls as are necessary or appropriate to comply with the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any economic or trade sanction or guidance) and, to the Company’s Knowledge, is in compliance with such Laws in all material respects. The Company and its Subsidiaries have all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened.
(iii)   No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has the Company or any Subsidiary of the Company received any written notification or communication from any Governmental Entity (A) asserting that the Company or any such Subsidiary is not in compliance with any of the Laws which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist).
(k)   Material Contracts; Defaults.
(i)   Except for documents set forth in Section 5.03(k)(i) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries, (C) which provides for the payment by the Company or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving the Company or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $50,000 per annum, (F) that may not be cancelled by First Foundation, the Company or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $25,000 (assuming it is terminated on the Closing Date), (G) which is with or to a labor union or guild (including any collective bargaining agreement), (H) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (I) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of the Company or any of its Subsidiaries, (J) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (K) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (L) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $50,000 or that has any continuing obligations, liabilities or restrictions, (M) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for a non-material agreement or contract entered into in the ordinary course of business; (N) which relates to a partnership or joint venture or similar arrangement, (O) which is a lease for any real or material personal property owned or presently used by the Company or any of its Subsidiaries, (P) which restricts the conduct of any business by the Company or any of its Subsidiaries or limits the freedom of the Company or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, (Q) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2018 (other than solely with respect to the acquisition or sale of OREO in the ordinary course of business), (R) to which any officer, director of the Company or Company Bank, or any holder of five percent (5.0%) or more of the outstanding Company Common Stock, or any of their immediate family members or Affiliates, is a party, or (S) which is with respect to, or otherwise commits the Company or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of the Company’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of the Company’s and Company Bank’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to First Foundation as of the date hereof.
(ii)   Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of the Company or its Subsidiaries and, to the Company’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against the Company or its Subsidiaries, and to the Company’s Knowledge, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Company and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither the Company or its Subsidiaries nor, to the Company’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of the Company’s Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.
(l)   No Brokers.   No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Truist Securities, Inc. and Swan Hill Advisors, LLC, which are set forth in Section 5.03(l) of the Company’s Disclosure Schedule. Copies of all agreements with Truist Securities, Inc. and Swan Hill Advisors, LLC have been previously provided or made available to First Foundation.
(m)   Employee Benefit Plans.
(i)   All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by the Company and its Subsidiaries or in which any of the current or former employees of the Company and its Subsidiaries (the “Employees”) or other service providers of the Company and its Subsidiaries participate, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which the Company may have any liability including, without limitation, as a result of being deemed a single employer with any ERISA Affiliate (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of the Company’s Disclosure Schedule. True and complete copies of the following documents have been provided or made available to First Foundation: (A) all Benefit Plan documents and all written agreements underlying a funding medium for any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, insurance contracts, certificate of coverage and other similar agreements entered into in connection with any Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (H) the minimum coverage and discrimination testing results for each applicable Benefit Plan for the three most recently completed plan years; and (I) copies of all non-routine correspondence received from or delivered to the IRS or the DOL since December 31, 2019.
(ii)   Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable Law and has been operated in accordance with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Company and any ERISA Affiliate has complied in all material respects with the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and the requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder. All required reports and notices with respect to each Benefit Plan have been timely and accurately filed with the IRS and DOL as appropriate, and provided to participants in the Benefit Plan. No asset of either the Company or any of its ERISA Affiliates is subject to a Lien imposed under ERISA or the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has either received a favorable determination letter from the IRS, or is the subject of an advisory or opinion letter issued on a pre-approved plan document upon which such Pension Plan is based, and Company has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter, the inability of the Company to rely on any such advisory or opinion letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Since December 31, 2019, neither the Company nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Entity, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification or compliance of any such Benefit Plan. There is no pending or, to the Company’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material Tax, fine, penalty or material liability of any kind under either the Code or ERISA with respect to any Benefit Plan. There are no matters pending before the IRS, DOL or other Governmental Entity with respect to any Benefit Plan. Since January 1, 2017, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Entity. Neither the Company nor any other “disqualified person” (within the meaning of Section 4975 of the Code) nor any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Benefit Plan.
(iii)   Neither the Company nor any ERISA Affiliate maintains or contributes to any Pension Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of the Company’s Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of the Company’s Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.
(iv)   All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made in accordance with the terms of the applicable Benefit Plan and applicable Law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Company Financial Statements. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts (within the meaning of Section 223 of the Code), are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any ERISA Affiliate, the premiums for which are paid directly by the Company or an ERISA Affiliate thereof, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.
(v)   Except as set forth in Section 5.03(m)(v) of the Company’s Disclosure Schedule, none of the execution of this Agreement, the Company Shareholder Approval or the consummation of the

Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. The Company will make available to First Foundation the Company’s calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by First Foundation, including, without limitation, pertinent Form W-2 information for any “disqualified individuals” determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither the Company nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 4999 of the Code.
(vi)   Neither the Company nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States. No compensation paid (or to be paid) under any Benefit Plan has been or will be non-deductible under Code Sections 162 or 409A.
(vii)   Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as a “Company NQDP”) has been maintained, as to both form and operation, in compliance with Section 409A of the Code. No event in connection with a Company NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither the Company nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A of the Code.
(viii)   Except as set forth in Section 6.12(d), neither the Company nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.
(n)   Labor Matters.
(i)   Section 5.03(n)(i) of the Company’s Disclosure Schedule sets forth (A) the name, title, date of hire or retention and total compensation of each employee, independent contractor or consultant of the Company and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such employees, independent contractors and consultants in 2020 and 2021 and any accrual for such bonuses and incentive compensation, (C) all persons who will be (as of the Effective Time) “specified employees” of the Company within the meaning of Code Section 409A and (D) all contracts, agreements, commitments or arrangements by the Company and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.
(ii)   To the Company’s Knowledge, no officer or director of the Company or any of its Subsidiaries or any employee, independent contractor or consultant of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of the Company or any of its Subsidiaries to conduct its business as currently conducted.
(iii)   Neither the Company nor any of its Subsidiaries has (A) classified any individual as an “independent contractor” or similar status who, under applicable Law or the provisions of any

Benefit Plan, should have been classified as an employee or (B) incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to the Company or any of its Subsidiaries, in any capacity.
(iv)   Except as set forth in Section 5.03(n)(iv) of the Company’s Disclosure Schedule, none of the officers, employees or consultants of the Company or any of its Subsidiaries has informed the Company or such Subsidiary of his or her intent, nor does the Company have any Knowledge of any of the officers, employees or consultants of the Company or any of its Subsidiaries having an intention, to terminate employment with the Company or any of its Subsidiaries during the next twelve (12) months.
(v)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Company’s Knowledge, threatened, nor does the Company have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity, either currently or during the past three (3) years. Each of the Company and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any Company policy, practice, agreement, plan, or program, or any applicable statute or other law. Except as set forth in Section 5.03(n)(v) of the Company’s Disclosure Schedule, the employment of each officer and employee of the Company and each of its Subsidiaries is terminable at the will of the Company or such Subsidiary.
(vi)   Except as set forth in Section 5.03(n)(vi) of the Company’s Disclosure Schedule, (A) there is no pending or, to the Company’s Knowledge, threatened legal proceeding involving the Company or any of its Subsidiaries, on the one hand, and any present or former employee(s) of the Company or any of its Subsidiaries, on the other hand, and (B) no other Person, to the Company’s Knowledge, has threatened any claim or any legal proceeding against the Company or any of its Subsidiaries (or, to the Company’s Knowledge, against any officer, director or employee of the Company or any of its Subsidiaries) relating to employees or former employees of the Company or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act). Neither the Company nor any of its Subsidiaries has committed any unfair labor practice.
(vii)   The Company and each of its Subsidiaries is, and at all times since December 31, 2019 has been, in compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including, but not limited to, such Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and all COVID-19 Measures enacted in response to the COVID-19 pandemic, and has not engaged in any unfair labor practices or similar prohibited practices.
(o)   Environmental Matters.   Except as set forth in Section 5.03(o) of the Company’s Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, or, to the Company’s Knowledge, environmental investigations or remediation activities by a Governmental Entity or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) the Company and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) no real property (including buildings or other structures) currently or, to the Company’s Knowledge, formerly owned or operated by the Company or any of its Subsidiaries (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company; (v) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Person whose liability the Company or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to the Company’s Knowledge, formerly owned or operated property, any Company Loan Property, or to the Company’s Knowledge any Person whose liability Company or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against the Company, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (vii) the Company has provided and made available to First Foundation copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property.
As used herein, the term “Environmental Laws” means any Law relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
(p)   Tax Matters.
(i)   (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to any member of the Company Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to any member of the Company Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of each member of the Company Group did not, as of the date of the most recent financial statements included in the Company Financial Statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the applicable member of the Company Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of any member of the Company Group have been waived by or on behalf of such member of the Company Group.
(ii)   The Company has made available to First Foundation (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of each member of the Company Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to any member of the Company Group or its income, assets or operations. Section 5.03(p)(ii) of the Company’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of any member of the Company Group that have been examined by any taxing authority since January 1, 2017.
(iii)   To the Knowledge of the Company, except as set forth in Section 5.03(p)(iii) of the Company’s Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to any member of the Company Group, nor has any member of the Company Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.
(iv)   No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where any member of the Company Group does not already file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction.
(v)   Each member of the Company Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes.
(vi)   No member of the Company Group has a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.
(vii)   There are no Liens or other encumbrances on any of the assets of any member of the Company Group that arose in connection with any failure (or alleged failure) to pay any Tax.
(viii)   No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to any member of the Company Group.
(ix)   No member of the Company Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the Company Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)   No member of the Company Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.
(xi)   No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, (D) a change in the accounting method of the Company pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), or (E) an election made pursuant to Section 108(i) or Section 965 of the Code.
(xii)   Except as set forth in Section 5.03(p)(xii) of the Company’s Disclosure Schedule, no member of the Company Group is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.
(xiii)   No member of the Company Group has (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, the Treasury Regulations or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the Treasury Regulations, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the Treasury Regulations, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the Treasury Regulations.
(xiv)   Except as set forth in Section 5.03(p)(xiv) of the Company’s Disclosure Schedule, no power of attorney granted by any member of the Company Group relating to Taxes is currently in force.
(xv)   No member of the Company Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which the Company is the parent) or has any liability for Taxes of any Person (other than another member of the Company Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.
(xvi)   No member of the Company Group has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(xvii)   Except as set forth in Section 5.03(p)(xvii) of the Company’s Disclosure Schedule, no member of the Company Group has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief, and Economic Security Act or otherwise taken advantage of any change in applicable law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of any member of the Company Group to any Governmental Entity which have not yet been paid.
(q)   Risk Management Instruments.   None of the Company nor or any of its Subsidiaries is a party to, owns or has agreed to enter into or acquire any Derivatives Contract (including various combinations thereof) or any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r)   Loans; Nonperforming and Classified Assets.
(i)   Each outstanding Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries.
(ii)   Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company’s written underwriting standards, in each case, in compliance with all applicable requirements of applicable Law and the Company’s policies and procedures. There are no oral modifications or amendments or additional agreements related to the Loans. All such Loans are owned by the Company or its Subsidiaries free and clear of any Liens. No claims of defense as to the enforcement of any Loan have been asserted against the Company or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and the Company has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination. No Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing. None of the agreements pursuant to which the Company or any of its Subsidiaries has sold or is servicing (A) Loans or pools of Loans or (B) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company or any of its Subsidiaries.
(iii)   Except as set forth in Section 5.03(r)(iii) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries (A) has purchased or sold any Loans or pools of Loans, or participations in Loans or pools of Loans since January 1, 2019, or (B) is a party to a contract that requires the Company or any of its Subsidiaries to sell or purchase any Loans or pools of Loans, or participations in Loans or pools of Loans.
(iv)   Section 5.03(r)(iv) of the Company’s Disclosure Schedule sets forth a list of (A) each Loan that as of April 30, 2021 (1) was contractually past due sixty (60) calendar days or more in the payment of principal and/or interest, (2) was on non-accrual status, (3) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Authority (collectively, “Criticized Loans”), (4) for which a specific reserve allocation existed in connection therewith, (5) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, or (6) is subject to payment deferral under the CARES Act or would be otherwise be accounted for as a troubled debt restructuring but for the CARES Act, (B) each Loan that, as of April 30, 2021, had a total outstanding balance and/or unfunded commitment of $250,000 or more and that, as of such date, (1) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) calendar days past due, (2) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (3) where a specific reserve allocation exists in connection therewith, and (C) each asset of the Company or any of its Subsidiaries that, as of April 30, 2021, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 5.03(r)(iv) of the Company’s Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of April 30, 2021.

(v)   No agreement pursuant to which the Company or any of its Subsidiaries has sold or is servicing Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitles the buyer of such Loans or pool of Loans or participation in Loans or pools of Loans or any other Person to pursue any other form of recourse against Company or any of its Subsidiaries. There has not been any claim made by any such buyer or other Person for repurchase or other similar form of recourse against the Company or any of its Subsidiaries nor, to the Knowledge of the Company, are there any facts or circumstances that could reasonably give rise to any such claim.
(vi)   Section 5.03(r)(vi) of the Company’s Disclosure Schedule sets forth a list of all Loans outstanding as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the FRB (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There has been no default, or forgiveness or waiver, in whole or in party, on or of any such loan during the two years immediately preceding the date of this Agreement. There are no executive officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.
(vii)   To the extent that either the Company or Company Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in material compliance with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. The Company and Company Bank have not originated any loan under the PPP to any “Insider”, as the term is defined under Regulation O of the FRB (12 C.F.R. Part 215). To the extent that either the Company or Company Bank has originated or otherwise participated in any program or benefit created or modified by, or offered in association with, the FRB’s Main Street Lending Program, or extended credit or participated in any loan facility offered in conjunction with the Main Street Lending Program, such has been done in good faith and in material compliance with all Laws governing the program, including without limitation all regulations and guidance issued by the FRB, and in accordance with safe and sound banking practices.
(viii)   Neither the Company nor any of its Subsidiaries is (A) now nor has it ever been since December 31, 2019 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by any Governmental Authority relating to the origination or servicing of Loans or (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.
(ix)   Since December 31, 2019, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (B) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, loan investor or insurer, on the other hand; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Authority, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(x)   Since December 31, 2019, the Company and each of its Subsidiaries have not engaged in, and, to the Company’s Knowledge, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (A) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding agreement with any Governmental Entity or (B) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.
(xi)   Since December 31, 2019, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.
(s)   Properties.
(i)   Section 5.03(s)(i) of the Company’s Disclosure Schedule contains a complete and correct list of all real property or premises owned or operated by the Company as of the date hereof. Other than as disclosed in Section 5.03(s)(i) of the Company’s Disclosure Schedule, none of the Company or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part.
(ii)   Section 5.03(s)(ii) of the Company’s Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company or any of its Subsidiaries, and together with a list of applicable leases or subleases and the name of the lessor or sublessor.
(iii)   To the Company’s Knowledge, all real and personal property owned by the Company or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. The Company has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of the Company as of March 31, 2021, or acquired after such date, other than properties sold by the Company or any of its Subsidiaries in the ordinary course of business, except (A) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (B) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (C) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (D) as reflected on the consolidated balance sheet of the Company as of March 31, 2021.
(iv)   All real and personal property which is material to the Company’s business on a consolidated basis and leased or licensed by the Company or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of the Company or any of its Subsidiaries and, to the Company’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against the Company or such Subsidiary of the Company, and to Company’s Knowledge, the other parties thereto, in accordance with their terms, subject to the Bankruptcy and Equity Exception.
(v)   Except as set forth in Section 5.03(s)(v) of the Company’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and the Company and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Neither the Company nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of the Company as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To the Company’s Knowledge, the Company and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended. None of the owned or leased premises or properties described in paragraph (i) or (ii) above have been condemned or otherwise taken by any Governmental Entity and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might adversely affect its use or value for the purposes now made of it.
(vi)   Except as set forth in Section 5.03(s)(vi) of the Company’s Disclosure Schedule, (A) neither the Company nor any of its Subsidiaries has granted any options or rights of first refusal to purchase any real property owned by the Company or any of its Subsidiaries (or any portion thereof or interest therein), (B) neither the Company nor any of its Subsidiaries has leased, subleased, licensed or granted occupancy rights in any portion or any real property owned by the Company or any of its Subsidiaries, (C) to the Company’s Knowledge, no other Person has any rights to the use, occupancy or enjoyment of any real property owned by the Company or any of its Subsidiaries pursuant to any lease, sublease, license, occupancy or other agreement.
(vii)   Except as set forth in Section 5.03(s)(vii) of the Company’s Disclosure Schedule, the real property owned by the Company or any of its Subsidiaries (A) is occupied under a valid certificate of occupancy or similar permit, (B) the Transaction will not require the issuance of any new or amended certificate of occupancy and, (C) to the Company’s Knowledge, there are no facts that would prevent any such property from being occupied and used by First Foundation Bank after the Closing in the same manner as occupied by the Company immediately prior to the Closing.
(viii)   To the Company’s Knowledge, (x) all improvements on the real property owned by the Company or any of its Subsidiaries are wholly within the lot limits of such real property and do not encroach on any adjoining premises or easement or similar property right benefiting such real property, and (y) there are no encroachments on any real property owned by the Company or any of its Subsidiaries or any easement of property, right or benefit appurtenant thereto by any improvements located on any adjoining property which detract from the use therefrom.
(t)   Intellectual Property; Information Technology; Security.
(i)   Each of the Company and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used by the Company and its Subsidiaries in the conduct of its business as currently conducted, and neither the Company nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Section 5.03(t)(i) of the Company’s Disclosure Schedule lists all registered Intellectual Property owned by the Company and its Subsidiaries, and all contracts to which the Company and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of the Company and its Subsidiaries (other than commercially available “shrink wrap” or “click wrap” licenses). Each of the Company and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Company’s Knowledge, such Intellectual Property is valid and enforceable, subject to the Bankruptcy and Equity Exception.
(ii)   Each of the Company and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to the Company’s Knowledge, the use of any Intellectual Property by the Company or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries; and (D) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against the Company or any of its Subsidiaries with respect to any Intellectual Property used by the Company or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, the Company and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against the Company or any of its Subsidiaries that is likely to succeed,
(iii)   To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Company’s and its Subsidiaries respective businesses (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither the Company nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither the Company nor any of its Subsidiaries is in breach of any Material Contract related to any Company IT Systems.
(iv)   Except as set forth in Section 5.03(t)(iv) of the Company’s Disclosure Schedule, to the Company’s Knowledge, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries.
(v)   The Company and its Subsidiaries have established and implemented written policies regarding privacy, cyber security and data security that are commercially reasonable, and, to the Company’s Knowledge, consistent with (A) reasonable practices in the industry, and (B) any commitments of the Company or any of its Subsidiaries (such policies, collectively, the “Privacy and Security Policies”).
(vi)   Within the prior three- (3) year period, the Company and each of its Subsidiaries have (A) complied with all of their respective Privacy and Security Policies and contractual obligations, and all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer, disclosure and protection of Personal Information, and (B) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Information, and to the Company’s Knowledge, no Person has gained unauthorized access to or misused any Personal Information.
(u)   Investment Securities.   Section 5.03(u) of the Company’s Disclosure Schedule contains a true, correct and complete list, as of April 30, 2021, of the investment securities of the Company and its Subsidiaries, as well as any purchases or sales of investment securities by the Company or its Subsidiaries between April 30, 2021 to and including the date of this Agreement reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after April 30, 2021.
(v)   Fiduciary Accounts.   The Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
(w)   Books and Records.   The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.
(x)   Insurance.   Section 5.03(x) of the Company’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by the Company and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. The Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither the Company nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(x) of the Company’s Disclosure Schedule, there is no claim for coverage by the Company or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.
(y)   Allowance For Loan Losses.   Company Bank’s allowance for loan and lease losses (“ALLL”) is, and shall be as of the Effective Time, in compliance with Company Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.
(z)   Transactions With Affiliates.   The Company has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act. All agreements between the Company or any of its Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.
(aa)   Required Vote; Antitakeover Provisions.
(i)   The Company Shareholder Approval is the only vote of the shareholders of the Company required by Law, the Company Articles, the Company Bylaws, or otherwise to approve this Agreement and the Merger.
(ii)   No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the FBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the Company Articles and Company Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(bb)   Transactions in Securities.
(i)   Since December 31, 2019, all offers and sales of Company Capital Stock by the Company were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.
(ii)   Neither the Company, none of its Subsidiaries, nor, to the Company’s Knowledge, (A) any director or executive officer of the Company or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by the Company (1) during any period when the Company was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.
(iii)   With respect to all contracts pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or such Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral is reasonably believed to equal or exceed the amount of debt secured thereby.
(cc)   Ownership of First Foundation Common Stock.   Except as set forth in Section 5.03(cc) of the Company’s Disclosure Schedule, none of the Company or any of its Subsidiaries, or to the Company’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of First Foundation Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties, shares held in an index or mutual fund, or as a result of debts previously contracted).
(dd)   Disclosure.   The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
(ee)   No Additional Representations.   Except for the representations and warranties made by the Company in this Section 5.03 and as Previously Disclosed, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby expressly disclaims any such other representations and warranties.
5.04   Representations and Warranties of First Foundation.   Except as (i) disclosed in First Foundation’s Disclosure Schedule or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by First Foundation since December 31, 2019 but prior to the date hereof (excluding any disclosures related to Taxes, any disclosures under the heading “Risk Factors” and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), First Foundation hereby represents and warrants to the Company as follows:
(a)   Organization, Standing and Authority.   First Foundation is duly organized, validly existing and in good standing under the Laws of the State of Delaware. First Foundation is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on First Foundation. First Foundation has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)   First Foundation Capital Stock.   As of the date hereof, the authorized capital stock of First Foundation consists solely of 70,000,000 shares of First Foundation Common Stock, of which 44,790,293 shares were issued and outstanding as of the close of business on May 31, 2021 and 5,000,000 shares of First Foundation Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the close of business on May 31, 2021, there were 206,879 restricted stock units and 327,050 stock options outstanding. The outstanding shares of First Foundation Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of First Foundation Common Stock have been issued in violation of the preemptive rights of any Person. All shares of First Foundation Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of First Foundation, except for shares of First Foundation Common Stock issuable pursuant to the First Foundation Benefit Plans and by virtue of this Agreement.
(c)   Subsidiaries.   Each of First Foundation’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the Laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on First Foundation. First Foundation Bank is a bank duly organized and validly existing under the Laws of the State of California that is duly authorized by the DFPI to conduct business as a commercial bank, and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable Law.
(d)   Corporate Power.   First Foundation and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and First Foundation has all requisite corporate power and authority and, other than receiving the First Foundation Stockholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.
(e)   Corporate Authority.   As of the date hereof, the First Foundation Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of First Foundation and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved that such matters be submitted for consideration by its stockholders at a special meeting of such stockholders and that such matters be recommended for approval at such special meeting. First Foundation has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by the Company) is a valid and legally binding obligation of First Foundation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. The First Foundation Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, D.A. Davidson & Co., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to First Foundation. As of the date hereof, the Bank Merger Agreement has been adopted and approved by the board of directors of First Foundation Bank and by First Foundation in its capacity as the sole shareholder of First Foundation Bank.
(f)   Regulatory Approvals; No Defaults.
(i)   No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by First Foundation or any of its Subsidiaries in connection with the execution, delivery or performance by First Foundation of this Agreement and by First Foundation Bank of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the DFPI and the FOFR, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of First Foundation Common Stock in the Merger, (C) approval of the listing of such First Foundation Common Stock on the Nasdaq, (D) the filing of (1) the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Florida Articles of Merger with the Secretary of State of Florida pursuant to the FBCA, (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC, and (4) articles of merger with respect to the Bank Merger with the Secretary of State of the State of Florida pursuant to the FBCA, and (E) the First Foundation Stockholder Approval. As of the date hereof, First Foundation is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)   Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by First Foundation and the Bank Merger Agreement by First Foundation Bank and the consummation of the Transaction do not and will not (A) constitute a material breach or material violation of, or a material default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law or agreement, indenture or instrument of First Foundation or of any of its Subsidiaries or to which First Foundation or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the First Foundation Certificate, the First Foundation Bylaws or the organizational documents of any of First Foundation’s Subsidiaries or (C) require any consent or approval under any such Law, agreement, indenture or instrument.
(g)   Financial Reports and SEC Reports; Material Adverse Effect.
(i)   First Foundation’s Annual Report on Form 10-K for the year ended December 31, 2020 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2020 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “First Foundation’s SEC Reports”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such SEC Reports (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of First Foundation and its Subsidiaries as of its date, and each of the consolidated statements of operations and shareholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in such SEC Reports (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of First Foundation and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.
(ii)   Since December 31, 2020, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to First Foundation.
(h)   Legal Proceedings.   No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against First Foundation or its Subsidiaries and, to First Foundation’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a

Material Adverse Effect with respect to First Foundation. Neither First Foundation nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to First Foundation.
(i)   No Brokers.   No action has been taken by First Foundation or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by First Foundation to D.A. Davidson & Co.
(j)   Regulatory Matters.
(i)   Since December 31, 2019, First Foundation and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable Laws, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable Laws, and First Foundation has previously delivered or made available to the Company accurate and complete copies of all such reports. In connection with the most recent examination of First Foundation and its Subsidiaries by the appropriate regulatory authorities, neither First Foundation nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which First Foundation believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on First Foundation.
(ii)   Except as set forth in Section 5.04(j)(ii) of First Foundation’s Disclosure Schedule, neither First Foundation nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has First Foundation or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. First Foundation and its Subsidiaries have paid all assessments made or imposed by any Governmental Entity.
(iii)   Neither First Foundation nor any of its Subsidiaries has been advised by, nor does First Foundation have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, board resolution, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.
(iv)   (A) Except as set forth in Section 5.03(j)(iv)(A) of First Foundation’s Disclosure Schedule, no Governmental Entity has initiated since December 31, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of First Foundation, investigation or inquiry into the business, operations, policies, practices or disclosures of First Foundation or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of First Foundation and its Subsidiaries), or, to the Knowledge of First Foundation, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of First Foundation or any of its Subsidiaries.
(v)   The most recent regulatory rating given to First Foundation Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of First Foundation, since the last regulatory examination of First Foundation Bank with respect to Community Reinvestment Act compliance, First Foundation Bank has not received any complaints as to the Community Reinvestment Act nor does First Foundation have Knowledge of any conditions or circumstances that would result in First Foundation Bank receiving a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(vi)   Each of First Foundation and First Foundation Bank is, and immediately following the Effective Time will be, “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator).
(k)   Compliance With Laws.
(i)   Each of First Foundation and its Subsidiaries is and at all times since December 31, 2019 has been in material compliance with all Laws applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending Laws and other Laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of First Foundation and its Subsidiaries related to customer data, privacy and security except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Foundation.
(ii)   First Foundation and its Subsidiaries have all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to First Foundation’s Knowledge, no suspension or cancellation of any of them is threatened,except in each case those the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(iii)   No investigation or review by any Governmental Authority with respect to First Foundation or any of its Subsidiaries is pending or, to the Knowledge of First Foundation, threatened, nor has First Foundation or any Subsidiary of First Foundation received any written notification or communication from any Governmental Authority (A) asserting that First Foundation or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to First Foundation’s Knowledge, do any grounds for any of the foregoing exist).
(l)   Tax Matters.   Neither First Foundation nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(m)   Disclosure.   The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.
(n)   No Additional Representations.   Except for the representations and warranties made by First Foundation in this Section 5.04 and as Previously Disclosed, neither First Foundation nor any other Person makes any express or implied representation or warranty with respect to First Foundation, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Foundation hereby expressly disclaims any such other representations or warranties.
ARTICLE VI
COVENANTS
6.01   Reasonable Best Efforts.   Subject to the terms and conditions of this Agreement, each of the Company and First Foundation agrees to use its reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.
6.02   Company Shareholder Approval.
(a)   The Company agrees to take, in accordance with applicable Law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”) to consider and to obtain the Company Shareholder Approval. Except with the prior written consent of First Foundation, no other matters shall be submitted for the approval of the Company’s shareholders at the Company Meeting. The Company Board shall at all times prior to and during such Company Meeting recommend such approval and shall use its reasonable best efforts to solicit such approval and shall not (x) withdraw, modify or qualify in any manner adverse to First Foundation such recommendation or (y) take any other action or make any other public statement in connection with the Company Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, unless this Agreement is terminated by the Company pursuant to Section 8.01(h), this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of obtaining the Company Shareholder Approval. In addition to the foregoing, unless this Agreement is terminated by the Company pursuant to Section 8.01(h), the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.
(b)   Notwithstanding the foregoing, the Company and the Company Board shall be permitted to effect a Change in Recommendation if and only to the extent that:
(i)   the Company shall have complied in all material respects with Section 6.08;
(ii)   the Company Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would reasonably be expected to result in a breach of its fiduciary duties under applicable Law; and
(iii)   if the Company Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the Company Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by First Foundation pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) the Company shall notify First Foundation, at least five (5) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to First Foundation all the material terms and conditions of such proposal, and (C) prior to effecting such a Change in Recommendation, the Company shall, and shall cause its financial and legal advisors to, during the period following the Company’s delivery of the notice referred to in clause (B) above, negotiate with First Foundation in good faith for a period of up to five (5) Business Days (to the extent First Foundation desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
It is understood that and agreed that any amendment or modification to the financial or other material terms of the Acquisition Proposal giving rise to the Company’s notice of a Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new obligation to provide notice and a new five (5) Business Day response period for First Foundation, consequently extending the periods referenced in Sections 6.02(b)(iii) above.
6.03   First Foundation Stockholder Approval.   First Foundation agrees to take, in accordance with applicable Law and the First Foundation Certificate and First Foundation Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a meeting of its stockholders (including any adjournment or postponement, the “First Foundation Meeting”) to consider and to obtain the First Foundation Stockholder Approval. The First Foundation Board shall at all times prior to and during the First Foundation Meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its stockholders and shall not (x) withdraw, modify or qualify in any manner adverse to the Company such recommendation or (y) take any other action or make any other public statement in connection with the First Foundation Meeting inconsistent with such recommendation.
6.04   Registration Statement.
(a)   First Foundation agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by First Foundation with the SEC as promptly as practicable after the date hereof in connection with the issuance of the shares of First Foundation Common Stock to the Company shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the First Foundation Meeting and the Company Meeting and prospectus and other proxy solicitation materials of First Foundation and the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). The Company shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing and on any amendments or supplements thereto and any written communications with the SEC in connection therewith. The Company agrees to cooperate with First Foundation and First Foundation’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Each of the Company and First Foundation agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. First Foundation also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company and First Foundation shall promptly mail at each party’s own expense the Proxy Statement/Prospectus to all of their respective shareholders.
(b)   Each of the Company and First Foundation agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto shall, at the date(s) of mailing to the Company’s and First Foundation’s respective shareholders and at the time(s) of the Company Meeting and the First Foundation Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and First Foundation further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus.
(c)   First Foundation agrees to advise the Company promptly in writing after First Foundation receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Foundation Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent First Foundation is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.05   Regulatory Filings.
(a)   Each of First Foundation and the Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Entities necessary to consummate the Transaction; and First Foundation shall use its commercially reasonable efforts to make any initial application filings with Governmental Entities within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of First Foundation and the Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any Governmental Entity in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Entities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to promptly provide the other party with a copy of all correspondence to or from any Governmental Entity in connection with the Transaction, provided that First Foundation shall not be required to provide the Company with confidential portions of any filing with a Governmental Entity if such provision would violate applicable Laws relating to the exchange of information.
(b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Entity.
6.06   Press Releases.   The Company and First Foundation shall consult with each other before issuing any press release or public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Company and First Foundation may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. The Company and First Foundation shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.
6.07   Access; Information.
(a)   The Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford First Foundation and First Foundation’s officers, employees, counsel, accountants and other authorized representatives such access (subject to any reasonable restrictions imposed by the Company with respect to in-person access in light of COVID-19 concerns) during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, minutes and records of the Company Board, the Company Bank Board and their respective committees, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of the Company and its Subsidiaries and to such other information relating to the Company and its Subsidiaries as First Foundation may reasonably request, provided that First Foundation shall coordinate any and all meetings with Company personnel with one or more designated representatives of the Company, and, during such period, the Company shall furnish promptly to First Foundation (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as First Foundation may reasonably request.

(b)   Upon reasonable notice and subject to applicable Laws, First Foundation shall and shall cause First Foundation Bank to permit the Company to make or cause to be made such investigations of the business and financial and legal condition of First Foundation and First Foundation Bank as the Company reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated this Agreement and shall not interfere unnecessarily with normal operations.
(c)   Notwithstanding anything in this Section 6.07 to the contrary, no party shall be required to provide access to or disclose information (i) included in any communications, memoranda or work product prepared by advisors to such party, or confidential reports, documents or minutes of meetings of such party’s board of directors, its committees or its management personnel, or similar materials to the extent directly or indirectly substantially related to or prepared in connection with the Transaction and the rights and obligations of such party under this Agreement, (ii) where such access or disclosure would jeopardize the attorney-client privilege of such party or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or (iii) where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, the parties will cooperate in good faith to make reasonably appropriate substitute disclosure arrangements.
(d)   During the period from the date of this Agreement to the Effective Time, the Company shall, upon the request of First Foundation, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of First Foundation regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable Law, as soon as reasonably available, but in no event more than fifteen (15) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), the Company will deliver to First Foundation its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than thirty (30) days after the end of each fiscal year, the Company will deliver to First Foundation its consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable Law, within fifteen (15) days after the end of each month, the Company will deliver to First Foundation a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.
(e)   The Company will deliver to First Foundation a complete and accurate list as of the end of each calendar quarter following the date of this Agreement, within twenty (20) days after the end of each such calendar quarter, of (a) all periodic internal credit quality reports of the Company and its Subsidiaries prepared during such calendar quarter (which reports will be prepared in a manner consistent with past practices), (b) all Loans classified as non-accrual, as restructured, as ninety (90) days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new Loans, (e) any current repurchase obligations of the Company or its Subsidiaries with respect to any Loans, Loan participations or state or municipal obligations or revenue bonds, and (f) any standby letters of credit issued by the Company or its Subsidiaries. With respect to any Loans to one borrower that aggregate, with other Loans to the same borrower, more than $3,000,000, the Company shall deliver to First Foundation, or make accessible to First Foundation through remote communication, on or before delivery of such monthly credit reports, or as soon as practicable thereafter, copies of the documentation, or a summary of the documentation, that served as the basis for the decision to make such Loan.
(f)   From time to time prior to the Effective Time, each party will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.01(b), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.
(g)   All information furnished by the Company or First Foundation to the other pursuant to this Section 6.07 shall be subject to the provisions of the Non-Disclosure Agreement, dated as of March 18, 2021, by and between First Foundation and the Company (the “Confidentiality Agreement”).
(h)   No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
6.08   No Solicitation; Acquisition Proposals.
(a)   The Company agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of the Company or any of its Subsidiaries thereunder. From the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any other Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than First Foundation or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Company Meeting, if the Company Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would reasonably be expected to result in a breach of the Company Board’s fiduciary duties under applicable Law, the Company may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a) that the Company Board determines in good faith constitutes a Superior Proposal, subject to providing two (2) Business Days prior written notice of its decision to take such action to First Foundation and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to First Foundation, and (2) participate in discussions or negotiations regarding such a Superior Proposal.
(b)   In addition to the obligations of the Company set forth in Section 6.08(a), the Company shall promptly (within 24 hours) advise First Foundation orally and in writing of its receipt of any Acquisition Proposal and keep First Foundation reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to First Foundation all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to First Foundation.

(c)   The Company agrees that any violation of the restrictions set forth in this Section 6.08 by any Representative of the Company or its Subsidiaries shall be deemed a breach of this Section 6.08 by the Company.
(d)   Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal.
(e)   The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.08(a) were violated by the Company, its Subsidiaries or any Representative of the Company or its Subsidiaries. It is accordingly agreed that First Foundation shall be entitled to an injunction or injunctions to prevent breaches of Section 6.08 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which First Foundation is entitled at law or in equity.
6.09   Certain Policies.   Immediately prior to the Effective Time, upon the request of First Foundation, the Company shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of First Foundation; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Article VII; and further provided that in any event, no such modification or change made by the Company or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.
6.10   Nasdaq Listing.   First Foundation shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its commercially reasonable efforts to list, prior to the Effective Time, on the Nasdaq the shares of First Foundation Common Stock to be issued to the Company shareholders as the Merger Consideration.
6.11   Indemnification.
(a)   From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, First Foundation and the Surviving Corporation (each an “Indemnifying Party”) shall defend, indemnify and hold harmless each present and former director, officer and employee of the Company or Company Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against and pay any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the FBCA, the Company Articles and the Company Bylaws or, as applicable, the Company Bank Articles and the Company Bank Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.11 of the Company’s Disclosure Schedule, in each case as in effect on the date hereof. First Foundation shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the FBCA, the Company Articles and the Company Bylaws or, as applicable, the Company Bank Articles or the Company Bank Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.11 of the Company’s Disclosure Schedule, in each case as in effect on the date hereof.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, delayed or conditioned and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws.
(c)   Prior to the Effective Time, the Company shall, and if the Company is unable to, First Foundation (and the Surviving Bank) shall as of the Effective Time obtain and fully pay for a “tail” liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by the Company’s existing policy, including First Foundation’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall the Company be permitted nor shall First Foundation be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(c), an amount in excess of 250% of the annual premiums paid by the Company as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, First Foundation shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.
(d)   If First Foundation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of First Foundation shall assume the obligations set forth in this Section 6.11.
(e)   The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and his or her heirs and representatives.
6.12   Benefit Plans.
(a)   As soon as administratively practicable after the Effective Time, First Foundation shall take all reasonable action so that Employees that are employed by the Company and its Subsidiaries as of the Effective Time and will continue employment with First Foundation or any of its Subsidiaries following the Effective Time (the “Continuing Employees”) shall be entitled to participate in each First Foundation Benefit Plan of general applicability to the same extent as similarly-situated employees of First Foundation and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the First Foundation Benefit Plans may occur at different times with respect to different plans), provided that, except with respect to the Company 401(k) Plan as defined in

Section 6.12(c), coverage or participation shall be continued under the corresponding Benefit Plans of the Company and its Subsidiaries until such employees are permitted to transition from such Benefit Plans and participate or enroll in the First Foundation Benefit Plans; and provided further, that nothing contained herein shall require First Foundation or any of its Subsidiaries to make any grants to any former employee of the Company and its Subsidiaries under any discretionary equity compensation plan of First Foundation or otherwise make available or establish any new employee benefit plans for or on behalf of the Continuing Employees if First Foundation and its Subsidiaries do not offer a particular type of employee benefit plans to their similarly-situated employees. First Foundation shall cause each First Foundation Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in and the vesting of benefits, but not for purposes of equity grants or accrual of pension benefits or service towards eligibility for any Retiree Welfare Plan, if applicable, under the First Foundation Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a First Foundation Benefit Plan; and provided further, that an employee’s eligibility to participate will be governed by the eligibility criteria of the particular First Foundation Benefit Plan. Nothing herein shall limit the ability of First Foundation to amend or terminate any of the First Foundation Benefit Plans or the Benefit Plans in accordance with their terms at any time.
(b)   As soon as administratively practicable before the Effective Time, First Foundation shall notify each employee of the Company and its Subsidiaries who will not be offered employment by First Foundation or its Subsidiaries or whose employment will be terminated by First Foundation and its Subsidiaries at or following the successful conversion of Company Bank’s data processing system to that of First Foundation Bank. Those employees of the Company and its Subsidiaries (i) who are not offered employment by First Foundation or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package, change in control benefit or payments under any salary continuation plan, and who sign and deliver (and do not revoke) a termination and release agreement in a form acceptable to First Foundation within forty-five (45) days of the Effective Time or (ii) who are terminated by First Foundation without cause within nine (9) months of the Effective Time and deliver (and do not revoke) a termination and release agreement in a form acceptable to First Foundation within forty-five (45) days of termination, shall be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of the severance policy set forth in Section 6.12(b) of the Company’s Disclosure Schedule. If the Company or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.12(b) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.12(b) hereof shall be construed or interpreted to limit or modify in any way First Foundation’s or its Subsidiaries’ at will employment policy or provide any third party beneficiary rights to employees of the Company or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy). For purposes of this Section 6.12(b), “cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of First Foundation, First Foundation Bank, the Company and/or Company Bank failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or order of any Governmental Entity.
(c)   Prior to the Closing, the Company shall have paid into the Company 401(k) Plan (the “Company 401(k) Plan”) all employer contributions, including any safe harbor employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, the Company shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to First Foundation, to terminate the Company 401(k) Plan in compliance with its terms and requirements of applicable Law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all employer contributions under the Company 401(k) Plan to which a vesting schedule applies for all participants who currently maintain an account under the Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. The Company shall provide First Foundation with evidence of the termination of the Company 401(k) Plan.
(d)   Prior to the Effective Time, the Company shall amend each Company NQDP to close such plans to new participants. Effective as of the Effective Time, First Foundation will assume sponsorship of the Company’s Survivor Income Plan and each Split Dollar Life Insurance Agreement listed on Section 6.12(d) of the Company’s Disclosure Schedule.
(e)   Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of First Foundation to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by First Foundation or any of its Subsidiaries. Each of the Company and First Foundation agrees that the terms of this Section 6.12 are solely for the benefit of the parties hereto, and such terms do not and shall not create any right in any Person (i) to continued employment with Company, First Foundation or any of their respective Subsidiaries or to any compensation or benefit, or (ii) to any third-party beneficiary rights or remedies of any nature or kind whatsoever under or by reason of this Section 6.12.
6.13   Appointment of Director.   First Foundation agrees to take all action necessary to appoint or elect, effective as of the Effective Time, one individual serving as a director of the Company on the date of this Agreement, who shall be mutually agreeable to First Foundation and the Company and who shall qualify as an “independent” director of First Foundation under applicable Nasdaq rules, as a director of each of First Foundation and First Foundation Bank. Such individual shall serve until the first annual meeting of stockholders of First Foundation following the Effective Time. Subject to the fiduciary duties of the First Foundation Board, First Foundation shall include such individual on the list of nominees for director presented by the First Foundation Board and for which the First Foundation Board shall solicit proxies at the first annual meeting of stockholders of First Foundation following the Effective Time.
6.14   Notification of Certain Matters.   Each of the Company and First Foundation shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.
6.15   Estoppel Letters; Title Insurance.   The Company shall use its commercially reasonable efforts to obtain and deliver to First Foundation at the Closing with respect to the real estate leased by the Company or any of its Subsidiaries, an estoppel letter from each of its lessors dated as of the Closing in a form as may be reasonably acceptable to First Foundation. In addition, for each real property owned by the Company or any of its Subsidiaries, improved or vacant, whether for the Company’s or any of its Subsidiaries’ operations or branches, or acquired through foreclosure or deed in lieu thereof, the Company will provide an ALTA Owner’s Policy of Title Insurance, with customary endorsements and without exception for survey, together with a title report or commitment showing any matters of title recorded against the subject property from the date of issuance of the applicable title insurance policy through a date no earlier than fifteen (15) days prior to Closing. In the event that there is no existing title insurance policy for a particular property, for each such property, the Company will provide a new ALTA Owner’s Policy of Title Insurance, with an insured value no less than the value therefor disclosed in the appraisals provided to First Foundation, with customary endorsements and without exception for survey or matters within the Knowledge of the Company as of the policy date.
6.16   Antitakeover Statutes.   Each of First Foundation and the Company and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.
6.17   Consents.   The Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

6.18   Exemption from Liability Under Section 16(b).   Each of the Company Board and the First Foundation Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of shares of Company Capital Stock into shares of First Foundation Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of First Foundation subject to the reporting requirements of Section 16(a) of the Exchange Act.
6.19   Federal Home Loan Bank Borrowings.   The Company shall, upon the request of First Foundation, cooperate with First Foundation to effect the discharge of the Company’s borrowings from the FHLB prior to the Effective Time.
6.20   Shareholder Litigation and Protests.   The Company shall promptly advise First Foundation orally and in writing of any shareholder litigation or community-based protests against the Company or its directors relating to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby and shall keep First Foundation fully informed regarding any such shareholder litigation or protests, including providing all relevant documentation. The Company shall consult with First Foundation and give good faith consideration of its comments and advice and give First Foundation the opportunity to participate in the defense or settlement of any such litigation, provided that First Foundation shall pay its own expenses, subject to applicable Law. No settlement in connection with such litigation or protests shall be agreed to without First Foundation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
6.21   Closing Financial Statements.   At least eight (8) Business Days prior to the Effective Time of the Merger, the Company shall provide First Foundation with the Company’s unaudited consolidated balance sheet and results of operations presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Closing Date of the Merger and for the period beginning on the first date of the then-current fiscal year through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, the Closing Financial Statements shall instead be as of and through the end of the second month immediately preceding the Effective Time. The Closing Financial Statements shall be prepared in accordance with GAAP (excluding notes) and regulatory accounting principles and other applicable legal and accounting requirements, and shall reflect all period-end accruals and other adjustments, subject to the other requirements of this Agreement and shall also reflect accruals for all Merger Related Expenses. The Closing Financial Statements shall be accompanied by a certificate of the Company’s Chief Financial Officer to the effect that such financial statements meet the requirements of this Section 6.21. On the Closing Date, Company’s Chief Financial Officer, shall deliver to First Foundation a certificate, dated as of the Closing Date, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects and the requirements of this Section 6.21.
6.22   Customer Notices.   On and after the later of the date of receipt of all regulatory approvals required to consummate the Transaction (disregarding any statutory waiting periods) and the date of receipt of the Company Shareholder Approval and First Foundation Stockholder Approval, the Company and Company Bank shall permit First Foundation and First Foundation Bank to provide one or more written notices (which may be joint notices from Company Bank and First Foundation Bank) to customers of the Company and Company Bank describing the proposed Merger and the Bank Merger, the effect on customers, planned transition procedures and similar information. The Company shall have the right to review and approve the substance any such communications, provided that the Company shall not unreasonably withhold, delay or condition its approval.
6.23   Merger Related Expenses.   Based upon the final bills or estimates of final bills, the Company shall have paid or accrued for all Merger Related Expenses in full prior to the Effective Time. Without limiting the generality of the foregoing, the Company shall cause final bills or estimates of final bills for all fees and expenses for services rendered by accounting, investment banking, legal, tax and other advisors to the Company to be submitted to the Company at least eight (8) Business Days prior to the Closing Date and shall provide copies of all such bills or estimates to First Foundation.

6.24   Termination Payments.   The Company shall take all actions necessary to terminate, prior to the Effective Time, each of the agreements listed on Section 6.24 of the Company’s Disclosure Schedule. In connection with such termination and prior to the Effective Time, the Company shall pay all amounts, transfer all property and vest all grants and other awards due and owing to the Company officers as a result of the termination of such agreements as disclosed on Section 6.24 of the Disclosure Schedule.
6.25   Environmental Matters.
(a)   For any real property owned or leased by the Company or any of its Subsidiaries which is identified by First Foundation within fifteen (15) days following the date of this Agreement, First Foundation may, at its sole cost and expense, obtain, within sixty (60) days after the date of such notice, written reports of a Phase I environmental site assessment in accordance with ASTM International Standard E1527-13 (a “Phase I ESA”) for each such property, prepared by an environmental consultant experienced in performing Phase I ESAs of real property (“Environmental Consultant”) and acceptable to the Company. Each Phase I ESA shall be delivered in counterparts to First Foundation and the Company. The Environmental Consultant will include customary language allowing both First Foundation and the Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I ESA to First Foundation and the Company for review and comment prior to the finalization of such report. Notwithstanding the foregoing, except as set forth in this Section 6.25(a), neither First Foundation nor the Environmental Consultant will conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing on such real property, including, without limitation, of the air, soil, soil gas, vapors, surface water, groundwater, building materials or other environmental media, thereon.
(b)   In the event any Phase I ESA (including a Phase I ESA that the Company or any of its Subsidiaries caused to be performed within one (1) year prior to the date of this Agreement) discloses that such property may be impacted or have its use restricted by any Recognized Environmental Condition or Historical Recognized Environmental Condition (as each term is defined by ASTM E1527-13) or by any perfluoroalkyl or polyfluoroalkyl substances for which First Foundation or any of its Subsidiaries would be liable and that, in the good faith reasonable belief of First Foundation, would result in a material liability to the Company or any of its Subsidiaries following the Effective Time and as such warrants further review or investigation, First Foundation shall give notice of the same (a “Phase I Notice”) to the Company no later than five (5) Business Days following First Foundation’s receipt of the relevant Phase I ESA. The Company may then, in its sole and absolute discretion and without any obligation whatsoever to do so, within an additional twenty (20) day period, retain the Environmental Consultant to conduct a Phase II environmental site assessment in accordance with ASTM Standard E1903-11 (“Phase II ESA”) of the relevant property; provided, however, that such Phase II ESA shall be completed, and a written report of the Phase II ESA prepared, no later than sixty (60) days after the Company receives from First Foundation the Phase I Notice for the relevant property; and provided further, that with respect to any leased property, the Company will use commercially reasonable efforts to obtain the relevant property owner’s consent for such Phase II ESA. First Foundation acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II ESA shall be mutually determined by First Foundation and the Company in their reasonable discretion after consultation with the other party, and all reasonable costs and expenses associated with such Phase II ESA testing and report shall be borne by First Foundation. The Company shall provide copies of the draft and final Phase II ESA reports, if any, to First Foundation promptly following the receipt of any such report by the Company.
(c)   Notwithstanding anything in this Section 6.25 to the contrary, the Company shall keep First Foundation reasonably apprised of all activities and actions contemplated by this Section 6.25, and the Company and First Foundation shall cooperate fully with one another with respect to the matters required by this Section 6.25.
6.26   Tax Treatment.   The Merger contemplated by this Agreement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Until the Closing, each party to this Agreement shall use its commercially reasonable efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a). Each of the Company and First Foundation agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 6.26 and shall not take any position inconsistent herewith in the course of any audit, litigation, or other proceeding with respect to U.S. federal income Taxes; provided that nothing contained herein shall prevent the Company or First Foundation from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such treatment, and neither the Company nor First Foundation shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such treatment.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
7.01   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing of each of the following conditions:
(a)   Shareholder Approvals.   The Company shall have obtained the Company Shareholder Approval and First Foundation shall have obtained the First Foundation Stockholder Approval.
(b)   Regulatory Approvals.   All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that would reasonably be expected to have a Material Adverse Effect on First Foundation after giving effect to the Merger.
(c)   No Injunction.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.
(d)   Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
(e)   Listing.   The shares of First Foundation Common Stock to be issued to the Company shareholders as the Merger Consideration shall have been approved for listing on Nasdaq.
7.02   Conditions to Obligation of the Company.   The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of First Foundation set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of First Foundation by the Chief Executive Officer and the Chief Financial Officer of First Foundation to such effect.
(b)   Performance of Obligations of First Foundation.   First Foundation shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of First Foundation by the Chief Executive Officer and the Chief Financial Officer of First Foundation to such effect.
(c)   Material Adverse Effect.   Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to First Foundation or First Foundation Bank.

(d)   Tax Opinion.   The Company shall have received the opinion of Smith Gambrell & Russell, LLLP, counsel to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Smith Gambrell & Russell, LLLP may require and rely upon representations contained in letters from each of the Company and First Foundation.
7.03   Conditions to Obligation of First Foundation.   The obligation of First Foundation to consummate the Merger is also subject to the fulfillment or written waiver by First Foundation prior to the Closing of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and First Foundation shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Foundation shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
(c)   Minimum Equity and ALLL.   As of the Closing Date, (i) the Adjusted Tangible Common Equity shall not be less than $161,843,000, and (ii) the Company’s ALLL shall not be less than $18,086,000, in each case as determined in accordance with GAAP, and the Company shall have delivered the certificate of the Chief Financial Officer of the Company contemplated by Section 6.21.
(d)   Bank Merger.   All regulatory approvals required to consummate the Bank Merger, including, without limitation, the approval of the DFPI, the FDIC and FRB, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Bank Merger.
(e)   Material Adverse Effect.   Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Company Bank
(f)   Dissenters’ Rights.   The holders of no more than five percent (5%) of the aggregate outstanding shares of Company Capital Stock shall have properly notified the Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.
(g)   Tax Opinion.   First Foundation shall have received the opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel to First Foundation, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Sheppard, Mullin, Richter & Hampton LLP may require and rely upon representations contained in letters from each of the Company and First Foundation.
(h)   FIRPTA Certificate.   The Company shall have delivered to First Foundation a properly executed statement from the Company that meets the requirements of Treasury

Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(1), together with the appropriate notice to the Internal Revenue Service, each dated as of the Closing Date and in form and substance satisfactory to First Foundation.
ARTICLE VIII
TERMINATION
8.01   Termination.   This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:
(a)   Mutual Consent.   By the mutual written consent of First Foundation and the Company.
(b)   Breach.   Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by First Foundation or the Company in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (or such shorter period as remaining prior to the End Date) and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.
(c)   Delay.   By First Foundation or the Company in the event the Merger is not consummated by December 31, 2021 (the “End Date”), except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.
(d)   No Regulatory Approval.   By First Foundation or the Company in the event the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Entity, or any Governmental Entity shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement, or an application therefor shall have been permanently withdrawn at the formal or informal request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party under this Agreement.
(e)   No Shareholder Approval.   By First Foundation or the Company if (i) the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting or at any adjournment or postponement thereof or (ii) the First Foundation Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the First Foundation Meeting or at any adjournment or postponement thereof, provided, however, that neither party may terminate this Agreement pursuant to this Section 8.01(e) if it has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Shareholder Approval at the Company Meeting or the First Foundation Stockholder Approval at the First Foundation Meeting.
(f)   Failure to Recommend; Etc.   By First Foundation if, at any time before the Company Shareholder Approval is obtained, (i) the Company shall have breached in any material respect the provisions of Section 6.08, (ii) the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or qualified (or discloses its intention to withdraw or modify or qualify) such recommendation in a manner adverse in any respect to the interests of First Foundation, (iii) the Company Board effects a Change in Recommendation in accordance with Section 6.02(b), (iv) the Company shall have breached in any material respect its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02 or (v) at any time after the end of five (5) Business Days following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its recommendation referred to in Section 6.02 as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by First Foundation.
(g)   Certain Tender or Exchange Offers.   By First Foundation if a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock is commenced (other than by First Foundation or a Subsidiary thereof), and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.
(h)   Superior Proposal.   By the Company, at any time before the Company Shareholder Approval is obtained, in order to enter into a definitive agreement providing for a Superior Proposal, provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained herein, including without limitation Sections 6.02 and 6.08, and provided further, that such termination shall not be effective until the Company has paid the Termination Fee required by Section 8.02(b) to First Foundation.
(i)   Reduced Valuation.   By the Company, by written notice to First Foundation on the Business Day immediately following the Determination Date, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:
(i)   The First Foundation Average Closing Price is less than $19.74 per share (with a proportionate adjustment in the event that outstanding shares of First Foundation Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date);
(ii)   The number obtained by dividing the First Foundation Average Closing Price by the Initial Stock Price is less than the number obtained by subtracting (A) the Index Ratio minus (B) 0.20; and
(iii)   The Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.
If the Company elects to terminate pursuant to this Section 8.01(i) and provides such written notice to First Foundation, then within two (2) Business Days following First Foundation’s receipt of such notice, First Foundation may elect by written notice to the Company to reinstate the Merger and the other transactions contemplated by this Agreement and adjust the Exchange Ratio to equal a number equal to the lesser of (I) a quotient (rounded to the nearest one-thousandth), the numerator of which is $11.98 and the denominator of which is the First Foundation Average Closing Price and (II) a quotient (rounded to the nearest one-thousandth), the numerator of which is $11.98 and the denominator of which is the First Foundation Average Closing Price, multiplied by the Index Ratio. If First Foundation makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.02(i) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).
“Determination Date” means the fifth (5th) Business Day immediately prior to the Closing Date.
“Determination Period” means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.
“Final Index Price” means the average closing price of the KBW Regional Banking Index as quoted on Bloomberg.com (KRX:IND) during the Determination Period.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means $127.95.
“Initial Stock Price” means $24.68 per share.

If First Foundation or any company belonging to the KBW Regional Banking Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.01(i).
8.02   Effect of Termination and Abandonment.
(a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.07(g) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither First Foundation nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.
(b)   The parties hereto agree that the Company shall pay First Foundation the sum of $11.9 million (the “Termination Fee”) as follows:
(i)   if this Agreement is terminated by First Foundation pursuant to Section 8.01(f) (Failure to Recommend; Etc.) or Section 8.01(g) (Certain Tender or Exchange Offers), the Company shall pay the Termination Fee to First Foundation on the second (2nd) Business Day following the termination of this Agreement;
(ii)   if this Agreement is terminated by the Company pursuant to Section 8.01(h) (Superior Proposal), the Company shall pay the Termination Fee to First Foundation on the date of the termination of this Agreement; or
(iii)   if this Agreement is terminated (A) by First Foundation pursuant to Section 8.01(b) (Breach), (B) by either First Foundation or the Company pursuant to Section 8.01(c) (Delay) and at the time of such termination the Company Shareholder Approval shall not have been obtained, or (C) by either First Foundation or the Company pursuant to Section 8.01(e)(i) (No Shareholder Approval), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced and communicated or made known to the executive officers of the Company or the Company Board (or any Person shall have publicly announced and communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination the Company enters into an agreement with respect to a Control Transaction, then the Company shall pay to First Foundation the Termination Fee on the date of execution of such agreement and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with the Company within twelve (12) months after such termination, then the Company shall pay to First Foundation the Termination Fee on the date of such consummation of such Control Transaction.
As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of the Company or Company Bank or a majority of the assets of the Company or Company Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than fifty percent (50%) of the voting power of the Company or by any Person other than the Company or Company Bank of more than fifty percent (50%) of the voting power of Company Bank or (iii) any merger, consolidation or other business combination transaction involving the Company or any of its Subsidiaries as a result of which the shareholders of the Company cease to own, in the aggregate, at least fifty percent (50%) of the total voting power of the entity surviving or resulting from such transaction.
Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by First Foundation. Under no circumstances shall the Company be obligated to pay the Termination Fee on more than one occasion, and the parties hereby acknowledge and agree that in the event the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.02, the Termination Fee shall be First Foundation’s sole and exclusive remedy under this Agreement.
(c)   The Company and First Foundation agree that the agreement contained in paragraph (b) above is an integral part of the Transaction contemplated by this Agreement, that without such agreement First Foundation would not have entered into this Agreement, and that such amount does not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay First Foundation the amount due under paragraph (b) above within the time periods specified in such paragraph (b), the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by First Foundation in connection with any action, including the filing of any lawsuit, taken to collect payment of such amount, provided First Foundation prevails on the merits, together with interest on the amount of any such unpaid amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount was required to be paid until the date of actual payment.
ARTICLE IX
MISCELLANEOUS
9.01   Survival.   No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.07(g), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
9.02   Waiver; Amendment.   Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, provided that after the approval of the principal terms of this Agreement by the Company shareholders, no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval, provided further that after the approval of the principal terms of this Agreement by the First Foundation shareholders, no amendment shall be made which by law requires further approval by the shareholders of First Foundation without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of the Company or First Foundation, the approval of the principal terms of this Agreement by such shareholders will be deemed to have granted the Company or First Foundation, as the case may be, the authority to amend such dates without such further approval.
9.03   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.
9.04   Governing Law and Venue.   Except to the extent the Laws of the State of Florida or of the State of California are mandatorily applicable to the transactions contemplated by this Agreement, in which case the Laws of the State of Florida or of the State of California, as applicable, shall govern, this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles thereof. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.07 or in such other manner as may be permitted by law.
9.05   Waiver of Jury Trial.   The parties acknowledge and agree that any controversy which may arise under this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, to the extent permitted under applicable Law, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The parties certify and acknowledge that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.05.
9.06   Expenses.   Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.
9.07   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to the Company to:
TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Gary L. Tice, Chairman and Chief Executive Officer
Email: garytice@ffibank.com
With a copy to:
Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801
Attention: Jack P. Greeley
Email: jpg7300@aol.com
and
Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention: Terry Ferraro Schwartz
Email: tschwartz@sgrlaw.com

If to First Foundation to:
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Scott F. Kavanaugh, Chief Executive Officer
Email: skavanaugh@ff-inc.com
With a copy to:
Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com
9.08   Entire Understanding; Limited Third Party Beneficiaries.   This Agreement, the Bank Merger Agreement, the Voting Agreements, the Non-Solicitation Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Agreement of Merger, the Bank Merger Agreement, the Voting Agreements, the Non-Solicitation Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except (a) for the Indemnified Parties’ rights with to Section 6.11, which are expressly intended to be for benefit of each Indemnified Party, and (b) the right of holders of Company Capital Stock to receive the Merger Consideration if the Merger is consummated, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.09   Severability.   Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or First Foundation, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
9.10   Enforcement of the Agreement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
9.11   Interpretation.   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
9.12   Assignment.   No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.13   Alternative Structure.   Notwithstanding any provision of this Agreement to the contrary, First Foundation may at any time modify the structure of the acquisition of the Company set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Company Capital Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to the Company’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Entities or delay consummation of the Transaction contemplated by this Agreement.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
FIRST FOUNDATION INC.
By:
/s/ Scott F. Kavanaugh

Name:
Scott F. Kavanaugh

Title:
Chief Executive Officer

TGR FINANCIAL, INC.
By:
/s/ Gary L. Tice

Name:
Gary L. Tice

Title:
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A
Form of Company Voting Agreement
VOTING AGREEMENT, dated as of June 2, 2021 (this “Agreement”), by and among First Foundation Inc., a Delaware corporation (“First Foundation”), TGR Financial, Inc., a Florida corporation (the “Company”), and the undersigned shareholder of the Company (“Shareholder”).
WHEREAS, First Foundation and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which the Company will merge with and into First Foundation on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Company Capital Stock will be exchanged for shares of First Foundation Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.
WHEREAS, immediately following the Merger, First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company, will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation.
WHEREAS, Shareholder owns the shares of Company Capital Stock identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”).
WHEREAS, in order to induce the Company and First Foundation to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.   Agreement to Vote Shares.   At every meeting of the shareholders of the Company called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the shareholders of the Company, Shareholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (ii) any other matter that is required to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or Shareholder under this Agreement, (iii) any Acquisition Proposal or Superior Proposal, and (iv) any proposal, transaction, agreement, amendment of the Company Articles or Company Bylaws or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as directed by First Foundation with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the shareholders of the Company relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.
2.   Transfer of Shares.
(a)   Prohibition on Transfers of Shares; Other Actions.   Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of the Company

1

and First Foundation, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform Shareholder’s covenants and obligations under this Agreement.
(b)   Transfer of Voting Rights.   Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.
3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to the Company and First Foundation that the following statements are true and correct and not misleading:
(a)   Capacity.   Shareholder has all requisite capacity and authority to enter into and perform Shareholder’s obligations under this Agreement.
(b)   Binding Agreement.   This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   Non-Contravention.   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.
(d)   Ownership.   Except as otherwise described in Appendix A or in connection with a charitable gift or donation as contemplated by Section 2(a) hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of Company Capital Stock set forth on the signature page hereto. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by Shareholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).
(e)   Consents and Approvals.   Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations under this Agreement and the

2

consummation by Shareholder of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.
(f)   Absence of Litigation.   There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of Shareholder’s Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
4.   No Solicitation.   Shareholder agrees not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Foundation) any information or data with respect to the Company or any of its Subsidiaries or otherwise in furtherance of an Acquisition Proposal, or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.
5.   Specific Performance and Remedies.   Shareholder acknowledges that it will be impossible to measure in money the damage to the Company and First Foundation if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company and First Foundation will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of the Company and First Foundation for any such failure and will not oppose the granting of such relief on the basis that the Company and First Foundation may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with the Company or First Foundation seeking or obtaining such equitable relief.
6.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.
7.   Stop Transfer Order.   In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.
8.   Irrevocable Proxy.   Shareholder hereby appoints First Foundation and any designee of First Foundation, and each of them individually, until termination of this Agreement pursuant to Section 6 hereof, Shareholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 1 hereof. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
9.   Confidentiality.   Shareholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by the Company and First Foundation, at which time Shareholder may only divulge such information as has been publicly disclosed by the Company

3

and First Foundation. Shareholder hereby authorizes the Company and First Foundation to publish and disclose in any announcement or disclosure in connection with the Merger Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.
10.   Capacity as Shareholder.   Shareholder is entering into this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in Shareholder’s capacity as a director or officer, as applicable, of the Company or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to the Company or its shareholders.
11.   Entire Agreement.   This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
12.   Attorneys’ Fees.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.
13.   Severability.   If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
14.   Notices.   All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to First Foundation:
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Scott F. Kavanaugh
Email: skavanaugh@ff-inc.com
with a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com
If to the Company:
TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Gary L. Tice
Email: garytice@ffibank.com

4

with a copy (which shall not constitute notice) to:
Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801
Attention: Jack P. Greeley
Email: jpg7300@aol.com
and
Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention: Terry Ferraro Schwartz
Email: tschwartz@sgrlaw.com
If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.
15.   Assignment; Binding Effect.   No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
16.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Florida and the parties hereby consent to the exclusive jurisdiction of such courts.
17.   Independent Review and Advice.   Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.
18.   Headings.   The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
19.   Execution and Counterparts.   This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.
[Signature page follows]

5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
FIRST FOUNDATION INC.
By:
Name:
Title:
TGR FINANCIAL, INC.
By:
Name:
Title:
SHAREHOLDER

Name:	Number of Shares Owned
Address:
Signature Page to Voting Agreement

Appendix A
Exceptions to Representations:
☐ Check the box if the following statement is applicable: Shareholder is the joint beneficial owner of the Shares, together with Shareholder’s spouse.
☐ Check the box if the following statement is applicable: Shareholder has joint voting power over the Shares, together with Shareholder’s spouse.
Other exceptions:

EXHIBIT B
Form of Non-Solicitation, Non-Competition and Confidentiality Agreement
NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT, dated as of June 2, 2021 (this “Agreement”), by and among First Foundation Inc., a Delaware corporation (“First Foundation”), TGR Financial, Inc., a Florida corporation (the “Company”), and the undersigned key employee or director (“Representative”) of the Company or First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company(“Company Bank”).
WHEREAS, First Foundation and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which the Company will merge with and into First Foundation on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Company Capital Stock will be exchanged for shares of First Foundation Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.
WHEREAS, immediately following the Merger, Company Bank will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation (“First Foundation Bank”).
WHEREAS, Representative owns shares of Company Capital Stock, and, as a result, Representative has a material economic interest in the consummation of the Merger.
WHEREAS, in order to induce First Foundation and the Company to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.
NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.   Acknowledgments by Representative; Support.
(a)   Representative acknowledges that, by virtue of his or her positions with the Company and/or Company Bank, he or she has developed considerable expertise in the business operations of the Company and Company Bank, has access to extensive Confidential Information (as defined below) with respect to the Company and Company Bank, and has substantial relationships with prospective or existing customers, clients and referral sources of the Company and Company Bank, which relationships will transition to First Foundation and First Foundation Bank as a result of the Merger. Representative recognizes that the Company, Company Bank, First Foundation and First Foundation Bank could be irreparably damaged, and First Foundation’s substantial investment as a result of its acquisition of the Company and Company Bank in the Merger could be materially impaired, if Representative were to (i) disclose or make unauthorized use of any Confidential Information; (ii) take certain actions relative to employees of the Company or Company Bank; (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons; or (iv) compete with First Foundation or First Foundation Bank, in each case in violation of this Agreement. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.
(b)   Representative agrees to support and refrain from disparaging the goodwill, business or banking reputation of First Foundation and First Foundation Bank.
2.   Confidential Information.
(a)   Other than for the benefit of the Company, Company Bank, First Foundation or First Foundation Bank, Representative (i) shall make no use of Confidential Information, or any part thereof, (ii) shall not disclose Confidential Information, or any part thereof, to any other Person, and

1

(iii) shall, upon the request of First Foundation or First Foundation Bank, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information now possessed or hereafter acquired by Representative, to First Foundation and First Foundation Bank. For purposes of this Agreement, “Confidential Information” shall mean all trade secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to the Company, Company Bank, First Foundation or First Foundation Bank, plus any non-public personal information on any present or past customer or client of the Company, Company Bank, First Foundation or First Foundation Bank. Notwithstanding the foregoing, “Confidential Information” shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).
(b)   Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:
(i)   Representative is required to disclose or reveal under any applicable law or regulation, provided Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable laws and regulations, gives First Foundation and First Foundation Bank prompt advance notice of such requirement.
(ii)   Representative is otherwise required to disclose or reveal by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable laws and regulations, gives First Foundation and First Foundation Bank prompt advance notice of such requirement.
(iii)   Upon the advice of Representative’s legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable laws and regulations, gives First Foundation and First Foundation Bank prompt advance notice of such requirement.
(c)   Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(d)   Representative acknowledges and agrees that any and all trade names and styles used by the Company or Company Bank, and all trademarks, visual designs and logos under which the Company or Company Bank did business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will remain with First Foundation and First Foundation Bank upon the Merger. The undersigned agrees that use by any entity, other than First Foundation or First Foundation Bank, of the Marks would both cause public and customer confusion, and dilute the value of First Foundation and First Foundation Bank’s investment. Therefore, the undersigned unconditionally agrees that he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where any Mark is used for the purpose of doing business as a Financial Services provider, or in connection with the sale, promotion or marketing of Financial Services to the public.

2

3.   Non-Solicitation.
(a)   In order that First Foundation and First Foundation Bank may have and enjoy the full benefit of ownership of the Company and Company Bank and the business each conducts, including its goodwill, and to protect their substantial relationships with prospective or existing customers and clients and their trade secrets following the Effective Time of the Merger, Representative agrees that during the Applicable Period (as defined below), he or she shall not, directly or indirectly, without the prior written consent of First Foundation and First Foundation Bank, on behalf of any Financial Institution, solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, distributor, referral source, officer, consultant or employee of the Company, Company Bank, First Foundation or First Foundation Bank to terminate, reduce or alter such person’s relationships with, or to take any action that would be disadvantageous to, the Company, Company Bank, First Foundation or First Foundation Bank. Nothing contained in this Section 3 is intended to prohibit general advertising or general solicitation not specifically directed at employees or customers of the Company, Company Bank, First Foundation or First Foundation Bank.
(b)   As used in this Agreement, the following terms shall have the meanings set forth:
“Applicable Period” shall mean the period commencing on the Effective Time and ending on the later of (i) three (3) years after the Effective Time, or (ii) two (2) years from the date on which Representative is no longer a director, employee or consultant of First Foundation or First Foundation Bank.
“Customer” shall mean any Person with whom the Company or Company Bank has a relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger, and any Person with whom First Foundation or First Foundation Bank has a relationship for Financial Services at any time from and after the Effective Time of the Merger until such time as Representative is no longer a director, employee or consultant of First Foundation or First Foundation Bank.
“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof, and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union, and any commercial lender (including a lender making loans secured by accounts, real estate or any other collateral) of any kind.
“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, SBA and consumer loans; the solicitation and provision of deposit and investment services and services related thereto; and all other services of the Company, First Foundation and their respective Subsidiaries as such exist or are contemplated by such parties as of the Effective Time.
“Prospective Customer” shall mean any Person with whom the Company or Company Bank has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the Merger, and any Person with whom First Foundation or First Foundation has actively pursued a relationship for Financial Services at any time during which Representative serves as a director, employee or consultant of First Foundation or First Foundation Bank; provided, however, that general solicitation for business by the Company, Company Bank, First Foundation or First Foundation Bank, such as through television or media advertising or community outreach efforts, does not constitute active pursuit of a relationship.
“Restricted Territory” shall mean any county within seventy-five (75) miles of a branch of Company Bank, including the Counties of Broward, Charlotte, Collier, DeSoto, Glades, Hendry, Highlands, Lee, Miami-Dade, Monroe, Palm Beach or Sarasota in the State of Florida.
4.   Non-Competition.   Without the prior written consent of First Foundation, which consent may be withheld at its sole and absolute discretion, during the Applicable Period, Representative shall not, directly or indirectly, own, manage, operate, control, engage, provide services to, or be employed by, or have any

3

interest in any Person (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise and other than in the form of a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) that engages, in any manner, in the provision of Financial Services in the Restricted Territory. Notwithstanding the foregoing, Representative is not prohibited or restricted from: (i) maintaining or making any investments in any mutual fund, bank or other Financial Services provider as a depositor or passive investor; or (ii) engaging the services of any financial advisor; or (iii) borrowing, on a secured or unsecured basis, from any Person that engages in the provision of Financial Services.
5.   Release.
(a)   Representative acknowledges that he or she is aware of no existing claim or defense, personal or otherwise, or rights of set off whatsoever that Representative has against the Company, Company Bank, First Foundation and/or First Foundation Bank, except as expressly provided herein. For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, Representative, for himself or herself and on behalf of his or her heirs and assigns (the “Releasing Parties”), releases, acquits and forever discharges the Company, Company Bank, First Foundation and First Foundation Bank and their respective predecessors, successors, assigns, officers, directors, employees, agents and servants, attorneys and accountants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Releasing Parties, or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date of this Agreement, or in respect of any event occurring or circumstances existing on or prior to the date of this Agreement (collectively, the “Released Claims”); provided, however, that the Company, Company Bank, First Foundation and First Foundation Bank shall not be released from: (a) any obligations to Representative under or arising out of this Agreement or the Merger Agreement; (b) any rights Representative has as an equity holder of the Company; (c) any claims of Representative arising out of Representative’s relationship as a depositor and/or borrower of Company Bank; (d) any potential claim for indemnification under the articles of incorporation or bylaws of the Company or Company Bank (in each case as in existence on the date of this Agreement) for any matters arising in connection with Representative’s service as a director, officer or employee of the Company or Company Bank relating to acts, circumstances, actions or omissions arising on or prior to the date of this Agreement to the extent such claims have not been asserted or are not known to Representative, and (e) any claims that cannot be released as a matter of law (collectively, the “Excluded Claims”).
(b)   Representative further releases the Company, Company Bank, First Foundation and First Foundation Bank from any unknown or unanticipated claims or damages arising out of or relating to the Released Claims (other than the Excluded Claims). For the purpose of effecting a full and complete release, Representative expressly acknowledges that, except for claims arising out of this Agreement (and the Excluded Claims), this Agreement is intended to include in its effect, without limitation, any and all claims or causes of action that Representative does not know of or suspect to exist in Representative’s favor as of the date of this Agreement and that this Agreement contemplates that all such claims and causes of action will be extinguished.
(c)   Representative shall execute and deliver to First Foundation and First Foundation Bank a release with the same provisions as set forth in Section 5 from the date of this Agreement through the Effective Time if requested to do so by First Foundation or First Foundation Bank at or after the Effective Time.
(d)   It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by the Company, Company Bank, First Foundation and First Foundation Bank. Representative hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted,

4

waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Representative may have or be entitled to against the Company, Company Bank, First Foundation and First Foundation Bank and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents except as set forth in Section 5 hereof.
6.   Independence of Obligations.   The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and the Company, Company Bank, First Foundation or First Foundation Bank, on the other; and the existence of any claim or cause of action by Representative against the Company, Company Bank, First Foundation or First Foundation Bank shall not constitute a defense to the enforcement of such covenants against Representative.
7.   Equitable Relief.   Representative acknowledges and agrees that irreparable injury could result to First Foundation in the event of a breach of any of the provisions of this Agreement and that First Foundation will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy First Foundation may have, First Foundation shall be entitled to the entry of a temporary restraining order, preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, First Foundation shall have the right to inform any third party that First Foundation reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of First Foundation hereunder, and that participation by any such Persons with Representative in activities in violation of Representative’s agreement with First Foundation set forth in this Agreement may give rise to claims by First Foundation against such Person(s).
8.   Extension of Term of Restrictive Covenant.   If Representative violates any restrictive covenant contained in Sections 1 through 4, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Sections 1 through 4 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Representative’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days or as permitted by applicable law. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.
9.   Termination.   This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Sections 1(b), 2(a) and 2(d) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 3 and 4 of this Agreement shall terminate at the end of the Applicable Period.
10.   Confidentiality.   Representative agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by the Company and First Foundation, at which time Representative may only divulge such information as has been publicly disclosed by the Company and First Foundation. Representative hereby authorizes the Company and First Foundation to publish and disclose in any announcement or disclosure in connection with the Merger Representative’s identity and the nature of Representative’s obligations under this Agreement.
11.   Entire Agreement.   This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties

5

hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
12.   Attorneys’ Fees.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.
13.   Severability.   If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be construed and deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid, reasonable, and enforceable under applicable law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
14.   Notices.   All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to First Foundation:
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Scott F. Kavanaugh
Email: skavanaugh@ff-inc.com
with a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com
If to the Company:
TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Gary L. Tice
Email: garytice@ffibank.com
with a copy (which shall not constitute notice) to:
Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801
Attention: Jack P. Greeley
Email: jpg7300@aol.com
and
Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention: Terry Ferraro Schwartz
Email: tschwartz@sgrlaw.com

6

If to Representative, at the address of Representative appearing on the signature page of this Agreement.
15.   Binding Effect; Assignment.   This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Representative and the successors and assigns of the Company and First Foundation. Representative shall not be entitled to assign his or her obligations hereunder. The Company and First Foundation may each assign its rights under this Agreement to any Person or its/their affiliates.
16.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Florida and the parties hereby consent to the exclusive jurisdiction of such courts.
17.   Independent Review and Advice.   Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Representative is entering into this Agreement of Representative’s own free will. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.
18.   Headings.   The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
19.   Execution and Counterparts.   This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.
[Signature page follows]

7

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
FIRST FOUNDATION INC.
By:

Name:

Title:

TGR FINANCIAL, INC.
By:

Name:

Title:

REPRESENTATIVE

Name:

Address:

Signature Page to Non-Solicitation,
Non-Competition and Confidentiality
Agreement

EXHIBIT C
Form of First Foundation Voting Agreement
VOTING AGREEMENT, dated as of June 2, 2021 (this “Agreement”), by and among First Foundation Inc., a Delaware corporation (“First Foundation”), TGR Financial, Inc., a Florida corporation (the “Company”), and the undersigned stockholder of First Foundation (“Stockholder”).
WHEREAS, First Foundation and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which the Company will merge with and into First Foundation on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Company Capital Stock will be exchanged for shares of First Foundation Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.
WHEREAS, immediately following the Merger, First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company, will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation.
WHEREAS, Stockholder owns the shares of First Foundation Common Stock identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Stockholder during the term of this Agreement, being referred to as the “Shares”).
WHEREAS, in order to induce the Company and First Foundation to enter into the Merger Agreement and consummate the Merger, Stockholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.   Agreement to Vote Shares.   At every meeting of the stockholders of First Foundation called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the stockholders of First Foundation, Stockholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) approval of the issuance of shares of First Foundation Common Stock in connection with the Merger, and (iii) any other matter that is required to be approved by the stockholders of First Foundation to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of First Foundation under the Merger Agreement or Stockholder under this Agreement, and (iii) any proposal, transaction, agreement, amendment of the First Foundation Certificate or First Foundation Bylaws or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as directed by First Foundation with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the stockholders of First Foundation relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).
2.   Transfer of Shares.
(a)   Prohibition on Transfers of Shares; Other Actions.   Stockholder hereby agrees that while this Agreement is in effect, Stockholder shall not, except with the prior written approval of the Company and First Foundation, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise

1

dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Stockholder’s power, authority and ability to comply with and perform Stockholder’s covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit Stockholder from (x) disposing of or surrendering to First Foundation shares underlying any equity award issued by First Foundation in connection with the vesting or exercise of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or upon the death of Stockholder; provided that such a transfer shall only be permitted if, as a precondition to such transfer, the transferee enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof. Once the First Foundation Stockholder Approval has been obtained, the prohibitions provided for in this Section 2 shall no longer apply to Stockholder.
(b)   Transfer of Voting Rights.   Stockholder hereby agrees that while this Agreement is in effect, Stockholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.
3.   Representations and Warranties of Stockholder.   Stockholder represents and warrants to the Company and First Foundation that the following statements are true and correct and not misleading:
(a)   Capacity.   Stockholder has all requisite capacity and authority to enter into and perform Stockholder’s obligations under this Agreement.
(b)   Binding Agreement.   This Agreement has been duly executed and delivered by Stockholder and constitutes the valid and legally binding obligation of Stockholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   Non-Contravention.   The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject.
(d)   Ownership.   Except as otherwise described in Appendix A or in connection with a charitable gift or donation or other transaction permitted under Section 2(a) hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Stockholder. Stockholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Stockholder is the beneficial and record owner of the number of shares of First Foundation Common Stock set forth on the signature page hereto. Stockholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Stockholder on the date of this Agreement and all of the Shares hereafter acquired by Stockholder and owned beneficially or of record by Stockholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion

2

rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).
(e)   Consents and Approvals.   Stockholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations under this Agreement and the consummation by Stockholder of the transactions contemplated hereby will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.
(f)   Absence of Litigation.   There is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of Stockholder’s Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
4.   Specific Performance and Remedies.   Stockholder acknowledges that it will be impossible to measure in money the damage to the Company and First Foundation if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company and First Foundation will not have an adequate remedy at law. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of the Company and First Foundation for any such failure and will not oppose the granting of such relief on the basis that the Company and First Foundation may have an adequate remedy at law. Stockholder agrees that Stockholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with the Company or First Foundation seeking or obtaining such equitable relief.
5.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.
6.   Stop Transfer Order.   In furtherance of this Agreement, Stockholder hereby authorizes and instructs First Foundation to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 5 hereof.
7.   Confidentiality.   Stockholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by the Company and First Foundation, at which time Stockholder may only divulge such information as has been publicly disclosed by the Company and First Foundation. Stockholder hereby authorizes the Company and First Foundation to publish and disclose in any announcement or disclosure in connection with the Merger Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s obligations under this Agreement.
8.   Capacity as Stockholder.   Stockholder is entering into this Agreement in Stockholder’s capacity as the record or beneficial owner of the Shares, and not in Stockholder’s capacity as a director or officer, as applicable, of First Foundation or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Stockholder from exercising fiduciary duties as an officer or director to First Foundation or its stockholders.
9.   Entire Agreement.   This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each

3

party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
10.   Attorneys’ Fees.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.
11.   Severability.   If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
12.   Notices.   All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to First Foundation:
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Scott F. Kavanaugh
Email: skavanaugh@ff-inc.com
with a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com
If to the Company:
TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Gary L. Tice
Email: garytice@ffibank.com
with a copy (which shall not constitute notice) to:
Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801
Attention: Jack P. Greeley
Email: jpg7300@aol.com
and
Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention: Terry Ferraro Schwartz
Email: tschwartz@sgrlaw.com

4

If to Stockholder, at the address of Stockholder appearing on the signature page of this Agreement.
13.   Assignment; Binding Effect.   No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
14.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Delaware and the parties hereby consent to the exclusive jurisdiction of such courts.
15.   Independent Review and Advice.   Stockholder represents and warrants that Stockholder has carefully read this Agreement; that Stockholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Stockholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Stockholder is entering into this Agreement of Stockholder’s own free will. Stockholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.
16.   Headings.   The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
17.   Execution and Counterparts.   This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.
[Signature page follows]

5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
FIRST FOUNDATION INC.
By:

Name:

Title:

TGR FINANCIAL, INC.
By:

Name:

Title:

STOCKHOLDER
Name:	Number of Shares Owned
Address:
Signature Page to Voting Agreement

Appendix A
Exceptions to Representations:
☐    Check the box if the following statement is applicable:   Stockholder is the joint beneficial owner of the Shares, together with Stockholder’s spouse.
☐    Check the box if the following statement is applicable:   Stockholder has joint voting power over the Shares, together with Stockholder’s spouse.
Other exceptions:

EXHIBIT D
Form of Bank Merger Agreement
BANK MERGER AGREEMENT, dated as of [•], 2021 (“Bank Merger Agreement”), by and between First Florida Integrity Bank (“Company Bank”) and First Foundation Bank (“First Foundation Bank”).
WHEREAS, Company Bank is a Florida state-chartered bank and a wholly-owned subsidiary of TGR Financial, Inc., a Florida corporation (the “Company”), which has its principal place of business in Naples, Florida;
WHEREAS, First Foundation Bank is a California state-chartered bank and a wholly-owned subsidiary of First Foundation Inc., a Delaware corporation (“First Foundation”), which has its principal place of business in Irvine, California;
WHEREAS, First Foundation and the Company have entered into an Agreement and Plan of Merger and Reorganization, dated as of June 2, 2021 (the “Plan of Merger”), pursuant to which the Company will merge with and into First Foundation, with First Foundation as the surviving corporation (the “Parent Merger”); and
WHEREAS, the Boards of Directors of Company Bank and First Foundation Bank have approved and deemed it advisable to consummate the merger provided for herein in which Company Bank would merge with and into First Foundation Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.
NOW, THEREFORE,in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:
      1.      The Merger.   Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time, Company Bank shall merge with and into First Foundation Bank (the “Merger”) under the laws of the State of California. First Foundation Bank shall be the surviving corporation in the Merger (the “Surviving Bank”) and the separate existence of Company Bank shall cease.
      2.      Articles of Incorporation and Bylaws.   The Articles of Incorporation and the Bylaws of First Foundation Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.
      3.      Name; Offices.   The name of the Surviving Bank shall be “First Foundation Bank.” The main office of the Surviving Bank shall be the main office of First Foundation Bank immediately prior to the Effective Time. All branch offices of Company Bank and First Foundation Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Company Bank and First Foundation Bank and applicable regulatory authorities after the date hereof.
      4.      Directors and Executive Officers.   The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of First Foundation Bank immediately prior to the Merger.
      5.      Effectiveness of Merger.   The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Financial Protection and Innovation — Division of Financial Institutions, or as set forth in such filing as provided in Section 4887(b) of the California Financial Code (the “Effective Time”).
      6.      Effects of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

1

               (a)      all rights, franchises and interests of Company Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Company Bank immediately prior to the Effective Time; and
               (b)      the Surviving Bank shall be liable for all liabilities of Company Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Company Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.
      7.      Effect on Shares of Stock.
               (a)      Company Bank.   As of the Effective Time, each share of Company Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of Company Bank common stock held in the treasury of Company Bank prior to the Effective Time shall be retired and cancelled.
               (b)      First Foundation Bank.   Each share of First Foundation Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.
      8.      Counterparts.   This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.
      9.      Governing Law.   This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.
      10.      Amendment.   Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of First Foundation Bank and Company Bank at any time prior to the Effective Time.
      11.      Waiver.   Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.
      12.      Assignment.   This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.
      13.      Termination.   This Bank Merger Agreement shall terminate upon the termination of the Plan of Merger prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by Company Bank and First Foundation Bank.
      14.      Condition Precedent.   The Merger and the obligations of the parties under this Bank Merger Agreement shall be subject to the consummation of the Parent Merger pursuant to the Plan of Merger on or before the Effective Time.

2

      15.      Entire Agreement.   Except as otherwise set forth in this Bank Merger Agreement and the Plan of Merger, the Plan of Merger and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Plan of Merger shall control.
[Signature page follows]

3

IN WITNESS WHEREOF, each of First Foundation Bank and Company Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.
FIRST FOUNDATION BANK
By:

Name:

Title:

By:

Name:

Title:

FIRST FLORIDA INTEGRITY BANK
By:

Name:

Title:

By:

Name:

Title:

Signature Page to Bank Merger Agreement

Appendix B
Form of Voting Agreement by and between First Foundation
Inc. and certain shareholders of TGR Financial, Inc.
Voting Agreement
VOTING AGREEMENT, dated as of June 2, 2021 (this “Agreement”), by and among First Foundation Inc., a Delaware corporation (“First Foundation”), TGR Financial, Inc., a Florida corporation (the “Company”), and the undersigned shareholder of the Company (“Shareholder”).
WHEREAS, First Foundation and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which the Company will merge with and into First Foundation on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Company Capital Stock will be exchanged for shares of First Foundation Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.
WHEREAS, immediately following the Merger, First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company, will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation.
WHEREAS, Shareholder owns the shares of Company Capital Stock identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”).
WHEREAS, in order to induce the Company and First Foundation to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.   Agreement to Vote Shares.   At every meeting of the shareholders of the Company called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the shareholders of the Company, Shareholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (ii) any other matter that is required to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or Shareholder under this Agreement, (iii) any Acquisition Proposal or Superior Proposal, and (iv) any proposal, transaction, agreement, amendment of the Company Articles or Company Bylaws or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as directed by First Foundation with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the shareholders of the Company relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

2.   Transfer of Shares.
(a)   Prohibition on Transfers of Shares; Other Actions.   Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of the Company and First Foundation, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform Shareholder’s covenants and obligations under this Agreement.
(b)   Transfer of Voting Rights.   Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.
3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to the Company and First Foundation that the following statements are true and correct and not misleading:
(a)   Capacity.   Shareholder has all requisite capacity and authority to enter into and perform Shareholder’s obligations under this Agreement.
(b)   Binding Agreement.   This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   Non-Contravention.   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.
(d)   Ownership.   Except as otherwise described in Appendix A or in connection with a charitable gift or donation as contemplated by Section 2(a) hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of Company Capital Stock set forth on the signature page hereto. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by Shareholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)   Consents and Approvals.   Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations under this Agreement and the consummation by Shareholder of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.
(f)   Absence of Litigation.   There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of Shareholder’s Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
4.   No Solicitation.   Shareholder agrees not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Foundation) any information or data with respect to the Company or any of its Subsidiaries or otherwise in furtherance of an Acquisition Proposal, or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.
5.   Specific Performance and Remedies.   Shareholder acknowledges that it will be impossible to measure in money the damage to the Company and First Foundation if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company and First Foundation will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of the Company and First Foundation for any such failure and will not oppose the granting of such relief on the basis that the Company and First Foundation may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with the Company or First Foundation seeking or obtaining such equitable relief.
6.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.
7.   Stop Transfer Order.   In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.
8.   Irrevocable Proxy.   Shareholder hereby appoints First Foundation and any designee of First Foundation, and each of them individually, until termination of this Agreement pursuant to Section 6 hereof, Shareholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 1 hereof. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
9.   Confidentiality.   Shareholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by the Company and First Foundation, at which time Shareholder may only divulge such information as has been publicly disclosed by the Company and First Foundation. Shareholder hereby authorizes the Company and First Foundation to publish and disclose in any announcement or disclosure in connection with the Merger Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.
10.   Capacity as Shareholder.   Shareholder is entering into this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in Shareholder’s capacity as a director or officer, as applicable, of the Company or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to the Company or its shareholders.
11.   Entire Agreement.   This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
12.   Attorneys’ Fees.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.
13.   Severability.   If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
14.   Notices.   All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to First Foundation:
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Scott F. Kavanaugh
Email: skavanaugh@ff-inc.com
with a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com
If to the Company:
TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105

Attention: Gary L. Tice
Email: garytice@ffibank.com
with a copy (which shall not constitute notice) to:
Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801
Attention: Jack P. Greeley
Email: jpg7300@aol.com
and
Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention: Terry Ferraro Schwartz
Email: tschwartz@sgrlaw.com
If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.
15.   Assignment; Binding Effect.   No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
16.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Florida and the parties hereby consent to the exclusive jurisdiction of such courts.
17.   Independent Review and Advice.   Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.
18.   Headings.   The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
19.   Execution and Counterparts.   This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
FIRST FOUNDATION INC.
By:
Name:
Title:
TGR FINANCIAL, INC.
By:
Name:
Title:
SHAREHOLDER

Name:	Number of Shares Owned
Address:
Signature Page to Voting Agreement

Appendix A
Exceptions to Representations:
☐   Check the box if the following statement is applicable:   Shareholder is the joint beneficial owner of the Shares, together with Shareholder’s spouse.
☐   Check the box if the following statement is applicable:   Shareholder has joint voting power over the Shares, together with Shareholder’s spouse.
Other exceptions:

Appendix C
Form of Voting Agreement by and between TGR Financial,
Inc. and Certain Stockholders of First Foundation Inc.
Voting Agreement
VOTING AGREEMENT, dated as of June 2, 2021 (this “Agreement”), by and among First Foundation Inc., a Delaware corporation (“First Foundation”), TGR Financial, Inc., a Florida corporation (the “Company”), and the undersigned stockholder of First Foundation (“Stockholder”).
WHEREAS, First Foundation and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which the Company will merge with and into First Foundation on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Company Capital Stock will be exchanged for shares of First Foundation Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.
WHEREAS, immediately following the Merger, First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company, will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation.
WHEREAS, Stockholder owns the shares of First Foundation Common Stock identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Stockholder during the term of this Agreement, being referred to as the “Shares”).
WHEREAS, in order to induce the Company and First Foundation to enter into the Merger Agreement and consummate the Merger, Stockholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.   Agreement to Vote Shares.   At every meeting of the stockholders of First Foundation called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the stockholders of First Foundation, Stockholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) approval of the issuance of shares of First Foundation Common Stock in connection with the Merger, and (iii) any other matter that is required to be approved by the stockholders of First Foundation to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of First Foundation under the Merger Agreement or Stockholder under this Agreement, and (iii) any proposal, transaction, agreement, amendment of the First Foundation Certificate or First Foundation Bylaws or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as directed by First Foundation with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the stockholders of First Foundation relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

2.   Transfer of Shares.
(a)   Prohibition on Transfers of Shares; Other Actions.   Stockholder hereby agrees that while this Agreement is in effect, Stockholder shall not, except with the prior written approval of the Company and First Foundation, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Stockholder’s power, authority and ability to comply with and perform Stockholder’s covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit Stockholder from (x) disposing of or surrendering to First Foundation shares underlying any equity award issued by First Foundation in connection with the vesting or exercise of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or upon the death of Stockholder; provided that such a transfer shall only be permitted if, as a precondition to such transfer, the transferee enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof. Once the First Foundation Stockholder Approval has been obtained, the prohibitions provided for in this Section 2 shall no longer apply to Stockholder.
(b)   Transfer of Voting Rights.   Stockholder hereby agrees that while this Agreement is in effect, Stockholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.
3.   Representations and Warranties of Stockholder.   Stockholder represents and warrants to the Company and First Foundation that the following statements are true and correct and not misleading:
(a)   Capacity.   Stockholder has all requisite capacity and authority to enter into and perform Stockholder’s obligations under this Agreement.
(b)   Binding Agreement.   This Agreement has been duly executed and delivered by Stockholder and constitutes the valid and legally binding obligation of Stockholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   Non-Contravention.   The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject.
(d)   Ownership.   Except as otherwise described in Appendix A or in connection with a charitable gift or donation or other transaction permitted under Section 2(a) hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Stockholder. Stockholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Stockholder is the beneficial and record owner of the number of shares of First Foundation Common Stock set forth on the signature page hereto. Stockholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Stockholder on the date of this Agreement and all of the

Shares hereafter acquired by Stockholder and owned beneficially or of record by Stockholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).
(e)   Consents and Approvals.   Stockholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations under this Agreement and the consummation by Stockholder of the transactions contemplated hereby will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.
(f)   Absence of Litigation.   There is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of Stockholder’s Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
4.   Specific Performance and Remedies.   Stockholder acknowledges that it will be impossible to measure in money the damage to the Company and First Foundation if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company and First Foundation will not have an adequate remedy at law. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of the Company and First Foundation for any such failure and will not oppose the granting of such relief on the basis that the Company and First Foundation may have an adequate remedy at law. Stockholder agrees that Stockholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with the Company or First Foundation seeking or obtaining such equitable relief.
5.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.
6.   Stop Transfer Order.   In furtherance of this Agreement, Stockholder hereby authorizes and instructs First Foundation to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 5 hereof.
7.   Confidentiality.   Stockholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by the Company and First Foundation, at which time Stockholder may only divulge such information as has been publicly disclosed by the Company and First Foundation. Stockholder hereby authorizes the Company and First Foundation to publish and disclose in any announcement or disclosure in connection with the Merger Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s obligations under this Agreement.
8.   Capacity as Stockholder.   Stockholder is entering into this Agreement in Stockholder’s capacity as the record or beneficial owner of the Shares, and not in Stockholder’s capacity as a director or officer, as applicable, of First Foundation or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Stockholder from exercising fiduciary duties as an officer or director to First Foundation or its stockholders.

9.   Entire Agreement.   This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
10.   Attorneys’ Fees.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.
11.   Severability.   If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
12.   Notices.   All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to First Foundation:
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Scott F. Kavanaugh
Email: skavanaugh@ff-inc.com
with a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com
If to the Company:
TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Gary L. Tice
Email: garytice@ffibank.com
with a copy (which shall not constitute notice) to:
Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801
Attention: Jack P. Greeley
Email: jpg7300@aol.com
and

Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention: Terry Ferraro Schwartz
Email: tschwartz@sgrlaw.com
If to Stockholder, at the address of Stockholder appearing on the signature page of this Agreement.
13.   Assignment; Binding Effect.   No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
14.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Delaware and the parties hereby consent to the exclusive jurisdiction of such courts.
15.   Independent Review and Advice.   Stockholder represents and warrants that Stockholder has carefully read this Agreement; that Stockholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Stockholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Stockholder is entering into this Agreement of Stockholder’s own free will. Stockholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.
16.   Headings.   The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
17.   Execution and Counterparts.   This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
FIRST FOUNDATION INC.
By:
Name:
Title:
TGR FINANCIAL, INC.
By:
Name:
Title:
STOCKHOLDER

Name:	Number of Shares Owned
Address:
Signature Page to Voting Agreement

Appendix A
Exceptions to Representations:
☐   Check the box if the following statement is applicable:   Stockholder is the joint beneficial owner of the Shares, together with Stockholder’s spouse.
☐   Check the box if the following statement is applicable:   Stockholder has joint voting power over the Shares, together with Stockholder’s spouse.
Other exceptions:

Appendix D
June 2, 2021
Board of Directors
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Members of the Board:
We understand that First Foundation, Inc. (“First Foundation “) and its wholly owned subsidiary First Foundation Bank, proposes to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”) with TGR Financial, Inc. (the “Company”) and its wholly owned subsidiary First Florida Integrity Bank. The Agreement provides that, among other things, the Company will be merged with and into First Foundation (the “Merger”), pursuant to which each outstanding share of Company Common Stock and Company Preferred Stock (“the Company Capital Stock”), other than the Excluded Shares and Dissenting Shares, will be converted into, and shall be cancelled in exchange for, the right to receive 0.6068 of a share of First Foundation Common Stock (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to First Foundation of the Merger Consideration to be paid to the holders of the Company Capital Stock (other than the Excluded Shares and Dissenting Shares) in the proposed Merger.
In connection with preparing our opinion, we have reviewed, among other things:
(i)
a draft of the Agreement, dated May 27, 2021;

(ii)
certain financial statements and other historical financial and business information about First Foundation and the Company made available to us from published sources and/or from the internal records of First Foundation and the Company that we deemed relevant;

(iii)
certain publicly available analyst earnings estimates for First Foundation for the years ending December 31, 2021, December 31, 2022, and December 31, 2023, and an estimated long-term growth rate for the years thereafter through December 31, 2026, in each case as discussed with, and confirmed by, senior management of First Foundation;

(iv)
financial projections for the Company for the years ending December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024, and an estimated long-term growth rate for the years thereafter through December 31, 2026, in each case as discussed with, and confirmed by, senior management of First Foundation;

(v)
the current market environment generally and the banking environment in particular;

(vi)
the market and trading characteristics of selected public companies and selected public banks and bank holding companies in particular;

(vii)
the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(viii)
the expected relative financial contributions of First Foundation and the Company to the combined company as discussed with, and confirmed by, senior management of First Foundation;

(ix)
the pro forma financial impact of the Merger, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;

(x)
the net present value of the Company, First Foundation, or the combined entity with consideration of projected financial results; and

(xi)
other such financial studies, analyses, investigations and financial, economic and market information that we considered relevant including discussions with management and other representatives and advisors of First Foundation and the Company concerning the business, financial condition, results of operations and prospects of First Foundation and the Company.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of First Foundation or the Company. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of First Foundation or the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in First Foundation’s or the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, purchase accounting adjustments, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of First Foundation, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of First Foundation as to the future financial performance of First Foundation and the Company and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We do not assume any responsibility for and do not express an opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of First Foundation that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof with respect to First Foundation, the Company, or the combined entity, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Foundation or the Company or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to First Foundation or the Company. We have assumed, with your consent, that the respective allowances for loan and lease losses for both First Foundation and the Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of First Foundation’s or the Company’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of First Foundation or the Company. We did not make an independent evaluation of the quality of First Foundation’s or the Company’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of First Foundation or the Company.
We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement and applicable laws, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction, or condition that would have an adverse effect on First Foundation or the Company or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated May 27, 2021, reviewed by us.
We have assumed in all respects material to our analysis that First Foundation and the Company will remain as a going concern for all periods relevant to our analysis. We do not express an opinion regarding the liquidation value of First Foundation and the Company or any other entity.
Our opinion is limited to the fairness, from a financial point of view, to First Foundation of the Merger Consideration to be paid to the holders of the Company Capital Stock, other than the Excluded Shares and Dissenting Shares, in the proposed Merger. We do not express a view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by First Foundation to engage in the Merger. Furthermore, we do not express an opinion with respect to the amount or nature of any compensation to any officers, directors or employees of First Foundation or the Company, or any class of such persons, relative to the Merger Consideration to be paid to the holders of the Company Capital Stock in the Merger, or with respect to the fairness of any such compensation to First Foundation.
We do not express a view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that First Foundation obtained such advice as it deemed necessary from qualified professionals.
We do not express an opinion as to the actual value of First Foundation Common Stock when issued in the Merger or the prices at which First Foundation Common Stock will trade following announcement of the Merger or at any future time.
We have not evaluated the solvency or fair value of First Foundation or the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of First Foundation or the Company. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of First Foundation or the Company or the ability of First Foundation or the Company to pay their respective obligations when they come due.
We will receive a fee for our services, which is payable upon the rendering of this opinion. In addition, First Foundation has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.
Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with First Foundation or the Company.
In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of First Foundation or the Company for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to First Foundation or the Company in the future for which we would expect to receive compensation.
This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.
This opinion is solely for the information of the Board of Directors of First Foundation (solely in its capacity as such) in connection with its consideration of the Merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of Company Capital Stock, other than the Excluded Shares and Dissenting Shares, in the Merger is fair, from a financial point of view, to First Foundation.
Very truly yours,
D.A. Davidson & Co.

Appendix E
June 2, 2021
TGR Financial, Inc.
3560 Kraft Road
Naples, Florida 34105
Attn: Board of Directors
Members of the Board of Directors:
We understand that TGR Financial, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and between First Foundation Inc. (“First Foundation”) and the Company, pursuant to which, among other things, (a) the Company will merge with and into First Foundation (the “Merger”), with First Foundation as the surviving corporation in the Merger, and (b) each outstanding share of common stock, $1.00 par value per share (“Company Common Stock”), of the Company will be converted into the right to receive 0.6068 (“Exchange Ratio”) of a share of common stock, $0.001 par value per share (“First Foundation Common Stock”), of First Foundation. We in addition understand that immediately following the Merger, First Florida Integrity Bank, a wholly owned subsidiary of the Company (“Company Bank”), will merge (the “Bank Merger” and, together with the Merger, the “Transaction”) with and into First Foundation Bank, a wholly owned subsidiary of First Foundation (“First Foundation Bank”), with First Foundation Bank as the surviving bank in the Bank Merger.
You have requested that Truist Securities, Inc. render its opinion (this “Opinion”) to the Board of Directors (the “Board”) of the Company with respect to the fairness, from a financial point of view, to the holders of Company Common Stock, other than First Foundation and its affiliates (the “Excluded Holders”), of the Exchange Ratio in the Merger pursuant to the Merger Agreement.
In connection with this Opinion, we have conducted such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:
•
a draft, dated May 30, 2021, of the Merger Agreement;

•
certain publicly available business and financial information relating to the Company and First Foundation;

•
certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of the Company and First Foundation made available to us by the management of the Company, including financial forecasts with respect to the future financial performance of the Company prepared by the management of the Company (the “Projections”);

•
the financial and operating performance of the Company and First Foundation, as compared to that of companies with publicly traded equity securities that we deemed relevant; and

•
the publicly available financial terms of certain transactions that we deemed relevant.

We also have had discussions with certain members of the managements of the Company and First Foundation and with certain of the Company’s and First Foundation’s representatives and advisors regarding the business, financial condition, results of operations, and prospects of the Company and First Foundation and have undertaken such other studies, analyses and investigations as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Our role in reviewing such data, material and other information was limited solely to performing such review as we deemed necessary and appropriate to support this Opinion, and such review was not conducted on behalf of the Board, the Company or any other person. You have advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Company management as to the future financial results and condition of the Company, including the direct and indirect potential business, financial, economic and market implications of the COVID-19 pandemic and related illnesses. In addition, you have advised us, and with your consent we have assumed, that the Projections provide a reasonable basis on which to evaluate the Company and the Transaction and, at your direction, we have used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In reaching our conclusions hereunder, we did not perform a dividend discount analysis of First Foundation, because we have not been provided with long-term financial forecasts with respect to the future financial performance of First Foundation prepared by the management of First Foundation or management of the Company reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of First Foundation. Accordingly, with your consent, we have evaluated First Foundation based solely on a review of the financial and operating performance of First Foundation, as compared to that of companies with publicly traded equity securities that we deemed relevant. We have further relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or First Foundation since the dates of the information, financial or otherwise, provided to us and that there is no information or any facts that would make any of the information discussed with or reviewed by us incomplete or misleading.
We have also relied upon and assumed without independent verification that (i) the representations and warranties of all parties to the Merger Agreement and all of the documents and agreements referred to therein are true and correct; (ii) each party to the Merger Agreement and all of the documents and agreements referred to therein will fully and timely perform all of the covenants and agreements required to be performed by such party under the Merger Agreement and such other documents and agreements; (iii) all conditions to the consummation of the Transaction will be satisfied without waiver thereof; (iv) the Transaction will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement therein; and (v) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, First Foundation or the expected benefits of the Transaction. In addition, we have assumed, with your agreement, that for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed that the Merger Agreement, when executed by the respective parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this Opinion. In addition, you have advised us that each share of Series A Nonvoting Convertible Preferred Stock, par value $1.00 per share (“Company Preferred Stock”), of the Company is entitled to receive, in accordance with its terms, the same per share consideration in the Transaction as that provided in respect of a share of Company Common Stock, and we are consequently treating, with your approval, shares of Company Common Stock and Company Preferred Stock as equivalent in value and not expressing any view on the allocation of consideration provided in the Transaction as between the Company Common Stock and the Company Preferred Stock.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of or relating to the Company, First Foundation or any other party to the Transaction, nor have we been furnished with any such appraisal or evaluation. As you are aware, we are not experts in evaluating the adequacy of the allowance for loan losses or fair value assessments with respect to loan portfolios and our services did not include any review of any credit files of the Company, First Foundation or any other party to the Transaction or any determination or evaluation by us with respect thereto. Accordingly, we have made no analysis of, and express no opinion as to, the adequacy of the Company’s, First Foundation’s or any other such party’s allowances for loan losses or fair value assessments and we have assumed, with your consent, that such allowances for loan losses will be adequate to cover any such losses. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities relating to the Company, First Foundation or any other party to the Transaction or of any governmental investigation of any possible unasserted claims or other contingent liabilities relating to the Company, First Foundation or any other such party. We are not expressing any opinion as to what the value of the First Foundation Common Stock actually will be when issued in the Merger or the price or range of prices at which the Company Common Stock, the Company Preferred Stock or First Foundation Common Stock may be purchased or sold at any time.

This Opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have no obligation to update, revise, reaffirm or withdraw this Opinion or otherwise comment upon events occurring or information that otherwise comes to our attention after the date hereof. Furthermore, as you are aware, the credit, financial and stock markets have experienced significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and we express no opinion or view as to any potential effects of such volatility on the Company, First Foundation or the Transaction.
This Opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Holders, of the Exchange Ratio in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company or any other party to proceed with or effect the Merger; (ii) the form, structure or any other portion or aspect of the Merger; (iii) other than assuming the consummation thereof in accordance with the Merger Agreement, the Bank Merger; (iv) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of any party, except as expressly set forth in the final paragraph of this Opinion; (v) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company, First Foundation or any other party or the effect of any other transaction in which the Company, First Foundation or any other party might engage; (vi) whether or not the Company, First Foundation or any other party is receiving or paying reasonably equivalent value in the Merger; (vii) the solvency, creditworthiness or fair value of the Company, First Foundation or any of their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, we are not providing any opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Board, the Company and their respective advisors as to all legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other matters with respect to the Company, First Foundation and the Transaction.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which became payable upon the delivery of this Opinion and a significant portion of which is payable upon the closing of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement. As you are aware, we and our affiliates provided investment banking and other financial services to the Company, including, during the prior two years, having acted as financial advisor to the Company in connection with a potential sale of the Company, which engagement was terminated in March of 2020 without the Company entering into a sale transaction. In addition, we and our affiliates may in the future provide investment banking and other financial services to the Company, First Foundation and/or certain of their respective affiliates for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, First Foundation and/or certain of their respective affiliates and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies. In addition, we and our affiliates (including Truist Bank and Truist Financial Corporation) may have other financing and business relationships with the Company, First Foundation and their respective affiliates.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, advice or a recommendation to the Board, the Company, any security holder of the Company, or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise. The issuance of this Opinion has been approved by an internal committee of Truist Securities, Inc. authorized to approve opinions of this nature.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Company Common Stock other than the Excluded Holders.
TRUIST SECURITIES, INC.
/s/ Truist Securities, Inc.

Appendix F

TGR Financial, Inc. and Subsidiaries
Financial Report
12.31.2020

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2020 and 2019

Independent Auditor’s Report
Board of Directors
TGR Financial, Inc.
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of TGR Financial, Inc. and its subsidiaries (the Company), which comprise the consolidated statements of financial condition as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TGR Financial, Inc. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Other Matter
We have also audited, in accordance with auditing standards generally accepted in the United States of America, TGR Financial, Inc.’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 25, 2021 expressed an unqualified opinion on the effectiveness of TGR Financial, Inc.’s internal control over financial reporting.
Tampa, Florida
March 25, 2021

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
($ in thousands, except share data)
	December 31,
	2020	2019
Assets:
Cash and due from banks	$59,894	$51,462
Interest earning balances due from banks and others	441,998	94,678
Total cash and cash equivalents	501,892	146,140
Securities available-for-sale, at fair value	149,757	178,546
Securities held-to-maturity (fair value of $73,413 and $59,175, respectively)	70,811	57,819
Federal Reserve and Federal Home Loan Bank stock, at cost	4,877	4,539
Loans (net of allowance for loan losses of $18,092 and $9,751, respectively)	1,183,388	1,123,849
Premises and equipment, net	34,860	23,747
Goodwill and other intangibles	5,320	5,391
Bank owned life insurance	37,025	28,724
Deferred tax asset, net	2,366	1,263
Right of use asset	2,946	3,398
Other assets	7,759	6,495
Total assets	$2,001,001	$1,579,911
Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing demand deposits	$365,016	$244,576
Interest-bearing liabilities:
Money market	187,194	115,215
NOW	961,425	706,993
Savings	37,972	31,226
Time deposits equal to or under $250,000	82,598	128,044
Time deposits over $250,000	48,426	61,713
Total deposits	1,682,631	1,287,767
Customer repurchase agreements	123,794	134,887
Lease liabilities	2,946	3,398
Subordinated notes, net of issuance costs	23,670	—
Total borrowings	150,410	138,285
Other liabilities	3,400	4,642
Total liabilities	1,836,441	1,430,694
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock, $1 par value; 500,000,000 shares authorized, 17,666,996 and 17,309,017, issued and outstanding, respectively	17,667	17,309
Preferred stock, Nonvoting Series A Convertible, $1 par value (liquidation preference $0.001); 7,050,000 shares authorized, 1,037,984 issued and outstanding	1,038	1,038
Additional paid-in capital	88,843	91,727
Retained earnings	55,487	39,067
Accumulated other comprehensive income, net of tax	1,525	76
Total stockholders’ equity	164,560	149,217
Total liabilities and stockholders’ equity	$2,001,001	$1,579,911
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Income
($ in thousands, except per share data)
	For the Years Ended December 31,
	2020	2019
Interest income:
Loans	$54,753	$56,444
Investment securities	5,497	6,463
Interest bearing balances due from banks and others	1,619	746
Total interest income	61,869	63,653
Interest expense:
Deposits	7,705	12,799
Customer repurchase agreements	575	1,788
Subordinated notes	765	—
Other borrowed funds	114	157
Total interest expense	9,159	14,744
Net interest income	52,710	48,909
Provision for loan losses	8,809	200
Net interest income after provision for loan losses	43,901	48,709
Non-interest income:
Service charges and fees on deposit accounts	1,679	1,729
Title and closing services revenue	529	515
Loss on sale of other real estate owned	(30)	—
Gain on sale of securities	—	183
Bank owned life insurance	801	655
Other non-interest income	927	913
Total non-interest income	3,906	3,995
Non-interest expense:
Salaries and employee benefits	17,846	19,236
Occupancy and equipment	3,805	3,924
Professional fees	720	894
Data processing	2,242	1,687
Advertising, marketing, and business development	689	1,216
Regulatory assessments	895	407
Other non-interest expense	3,150	3,417
Total non-interest expense	29,347	30,781
Income before income taxes	18,460	21,923
Provision for income taxes	2,040	4,808
Net income	$16,420	$17,115
Basic earnings per common share	$0.93	$0.99
Diluted earnings per common share	$0.86	$0.89
Basic weighted average number of common shares outstanding	17,614,000	17,306,598
Diluted weighted average number of common shares outstanding	19,007,169	19,192,584
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
($ in thousands)
	For the Years Ended December 31,
	2020	2019
Net income	$16,420	$17,115
Unrealized net holding gains arising during the period	1,920	4,878
Less: Reclassification adjustment for gains recognized in earnings	—	(183)
Other comprehensive income before tax	1,920	4,695
Income taxes	471	1,151
Other comprehensive income, net of tax:	1,449	3,544
Total comprehensive income	$17,869	$20,659
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
($ in thousands, except share data)
	Number of Outstanding Common Stock Shares	Common Stock	Number of Outstanding Preferred Stock Shares	Preferred Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2019	17,299,169	$17,299	1,037,984	$1,038	$92,553	$21,952	$(3,468)	$129,374
Net income	—	—	—	—	—	17,115	—	17,115
Other comprehensive income	—	—	—	—	—	—	3,544	3,544
Common stock issued for net-share-settled options	9,848	10	—	—	(46)	—	—	(36)
Tender offer for common stock warrants					(1,140)			(1,140)
Stock based compensation expense	—	—	—	—	360	—	—	360
Balance, December 31, 2019	17,309,017	$17,309	1,037,984	$1,038	$91,727	$39,067	$76	$149,217
Net income	—	—	—	—	—	16,420	—	16,420
Other comprehensive income	—	—	—	—	—	—	1,449	1,449
Common stock issued for net-share-settled options	357,979	358	—	—	(2,939)	—	—	(2,581)
Stock based compensation expense	—	—	—	—	55	—	—	55
Balance, December 31, 2020	17,666,996	$17,667	1,037,984	$1,038	$88,843	$55,487	$1,525	$164,560
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
($ in thousands)
	For the Years Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net income	$16,420	$17,115
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	8,809	200
Premium amortization and discount accretion on securities, net	905	1,061
Depreciation and amortization of premises and equipment	1,329	1,247
Amortization (Accretion) of net deferred loan costs (fees)	(1,063)	2,678
Loss on sales of other real estate owned	30	—
Gain on sales of fixed assets	(9)	(20)
Net gain on sales of securities available for sale	—	(183)
Deferred income tax expense (benefit)	(1,574)	207
Increase in bank owned life insurance cash surrender value	(801)	(655)
Accretion of purchase accounting adjustments	(367)	(618)
Amortization of other intangibles	71	74
Stock based compensation expense	55	360
Net change in:
Other assets	(812)	(4,055)
Other liabilities	(1,694)	4,831
Net cash provided by operating activities	21,299	22,242
Cash Flows From Investing Activities:
Purchase of premises and equipment	(12,442)	(3,471)
Net purchase of Federal Home Loan and Federal Reserve Bank stock	(338)	(94)
Purchase of bank owned life insurance	(7,500)	—
Purchase of securities held to maturity	(14,374)	(4,493)
Purchase of securities available for sale	(21,682)	(41,066)
Proceeds from maturities, calls and principal repayments of securities	52,868	28,560
Proceeds from the sale of securities available for sale	—	4,087
Proceeds from the sale of fixed assets	9	55
Proceeds from the sale of other real estate owned	839	—
Originations and principal collections on loans, net	(67,787)	(45,617)
Net cash used in investing activities	(70,407)	(62,039)
Cash Flows From Financing Activities:
Net increase in deposits	394,864	91,095
Net increase (decrease) in customer repurchase agreements	(11,093)	3,237
Net proceeds from subordinated notes	23,670	—
Tender offer for common stock warrants	—	(1,140)
Exercise of net-share-settled stock options	(2,581)	(36)
Net cash provided by financing activities	404,860	93,156
Net increase in cash and cash equivalents	355,752	53,359
Cash and cash equivalents:
Beginning of period	146,140	92,781
End of period	$501,892	$146,140
Supplemental Disclosures of Cash Flow Information:
Cash payments for interest	$10,625	$13,616
Cash payments for taxes	$3,020	$4,645
Non-cash: Loans transferred to other real estate owned	$1,275	$—
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE 1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of business:   TGR Financial, Inc. (the “Company”) owns and operates First Florida Integrity Bank (the “Bank”). The Company offers a diversified range of financial services to its retail and commercial customers through its full service offices located in Naples, Marco Island, Tampa and Ave Maria, Florida.
On December 28, 2016, TGR Insurance Company (the “Captive”), a captive insurance company, was organized under the laws of the state of Nevada. The Captive is a wholly owned subsidiary of the Company.
As of December 31, 2020, the Company had elected to discontinue the operations of its wholly-owned captive subsidiary TGR Insurance Company. The dissolution of TGR Insurance Company is expected to be completed during the first quarter of 2021. The impact to the Company’s financial position and results of operations is not expected to be material.
Basis of presentation:   The consolidated financial statements present the years ended December 31, 2020 and 2019.
The financial statements include the accounts of TGR Financial, Inc., a single segment bank holding company, and its wholly owned subsidiaries, TGR Insurance Company and First Florida Integrity Bank. The Bank has a wholly-owned subsidiary, First National Title and Closing Services, Inc. (“First National Title”), an entity formed to issue third-party title insurance and provide loan closing services. Intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principals (“GAAP”) in the United States of America and general practices within the financial services industry.
Use of estimates:   In preparing the financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change in the near term include the allowance for loan losses, the valuation of loans acquired with credit deterioration, impairment of goodwill and intangibles, valuation of deferred tax assets and the fair values of financial instruments.
Cash and cash equivalents:   Cash and cash equivalents includes cash on hand and amounts due from banks, including cash items in process of clearing, interest earning balances due from banks and the State of Florida plus federal funds sold. The Company may be required to maintain reserve balances with the Federal Reserve Bank. The Company had required reserves of $0 and $2.7 million as of December 31, 2020 and 2019, respectively. Cash flows from loans and deposits are reported net.
Securities:   Management classifies debt securities as held-to-maturity, available-for-sale, or trading based on its intent. Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income using the interest method. Securities classified as trading are recorded at fair value with unrealized gains and losses included in earnings. The Company does not engage in securities trading activities and accordingly no securities are classified as trading securities. Securities not classified as held-to-maturity or trading are classified as available-for-sale and recorded at fair value, with all unrealized gains and unrealized losses judged to be temporary, net of deferred income taxes, excluded from earnings and reported in the consolidated statements of comprehensive income. Investments in equity securities with readily determinable fair values are stated at fair value with unrealized changes in fair value recorded in earnings. Investments in equity securities that do not have readily determinable fair values are stated at cost minus impairment. Realized gains and losses on the sale of securities are recorded in earnings on the trade date and are determined on the specific identification basis.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
On a quarterly basis, the investment portfolio is evaluated for other-than-temporary-impairment (“OTTI”) in accordance with ASC 320, “Investments — Debt and Equity Securities.” An investment security is considered impaired if the fair value of the security is less than its cost or amortized cost basis. When impairment of an equity security is considered to be other-than-temporary, the security is written down to its fair value and an impairment loss is recorded in earnings. The amount of OTTI recorded as a loss in earnings depends on whether we intend to sell the debt security and whether it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If we intend to sell the debt security or more likely than not will be required to sell the security before recovery of its amortized cost basis, the entire difference between the security’s amortized cost basis and its fair value is recorded as an impairment loss in earnings. If we do not intend to sell the debt security and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis, OTTI is separated into the amount representing credit loss and the amount related to all other market factors. The amount related to credit loss is recognized in earnings. The amount related to other market factors is recognized in other comprehensive income, net of applicable taxes.
The amount of OTTI recorded in earnings as a credit loss is dependent upon management’s estimate of discounted future cash flows expected from the investment security. The difference between the discounted future cash flows and the amortized cost basis of the security is considered to be credit loss. The remaining difference between the fair value and the amortized cost basis of the security is considered to be related to all other market factors. Our estimate of discounted future cash flows incorporates a number of assumptions based on both qualitative and quantitative factors. Performance indicators of the security’s underlying assets, including credit ratings and current and projected default and deferral rates, as well as the credit quality and capital ratios of the issuers are considered in the analysis. Changes in these assumptions could impact the amount of OTTI recognized as a credit loss in earnings.
Federal Home Loan Bank and Federal Reserve Bank stock:   The Company, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta system and of the Federal Reserve Bank, is required to maintain an investment in capital stock of the FHLB and the Federal Reserve Bank. FHLB and Federal Reserve Bank stock are carried at cost. A ready market does not exist for these stocks and therefore there are no quoted market values. Management evaluates FHLB and Federal Reserve Bank stock for impairment based on the ultimate recoverability of its cost basis. No OTTI write downs were recorded on these securities.
Loans:   Loans originated during the period are stated at the amount of unpaid principal, reduced by deferred loan origination fees, net of direct loan origination costs, and an allowance for loan losses.
Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Past due status is based on contractual terms of the loans. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these loans is accounted for on the cash or cost-recovery basis until the loans qualify for return to accrual status. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and collectability of the loan is no longer in doubt.
Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans such as consumer and residential mortgage loans may be collectively evaluated for impairment.
Excluding Paycheck Protection Program (“PPP”) loans, origination fees and certain direct loan origination costs are deferred and the net amount is amortized, using the effective interest method, as an adjustment of the related loan’s yield over the contractual life of the loans. Lender fees received from the Small

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Business Administration (“SBA”) on PPP loans are deferred and accreted into income on a level yield basis over the anticipated life of the loans.
A loan is classified as a troubled debt restructured loan when a borrower is experiencing financial difficulties that lead to a restructuring and the Company grants a concession it would not otherwise consider. Concessions may include rate reductions, extensions of maturities or other potential actions intended to minimize potential losses.
Troubled debt restructurings, by definition, are impaired loans. As such, they are measured on a loan-by-loan basis (or in pools of similar characteristics) by either the present value of expected future cash flows discounted at the loan’s original contractual interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. Section 4013 of the CARES Act. “Temporary Relief from Troubled Debt Restructuring,” provides banks the option to temporary suspend certain requirements under U.S. GAAP related to trouble debt restructurings (“TDRs”) for a limited period of time to account for the widespread effects of the COVID-19 Pandemic.
On April 7, 2020, the Federal Reserve along with the other banking agencies issued a statement, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by Coronavirus,” to encourage banks to work prudently with and to describe the agencies’ interpretation of how accounting rules under ASC 310-40, “Troubled Debt Restructuring by Creditors,” apply to certain COVID-19 related modifications. Furthermore, the agencies encourage financial institutions to consider prudent arrangements that can ease cash flow pressures on affected borrowers, improve their capacity to service debt, increase the potential for financially stressed residential borrowers to keep their homes, and facilitate the financial institution’s ability to collect on its loans.
On August 3, 2020 the Federal Reserve along with the other banking agencies issued a statement. “Joint Statement on Additional Loan Accommodations Related to COVID-19.” This Joint Statement provides prudent risk management principles when considering to work with borrowers as loans near the end of initial loan accommodation periods applicable during COVID-19. The Joint Agencies continue to encourage financial institutions to consider prudent accommodation options that are based on an understanding of the credit risk of the borrower; are consistent with applicable laws and regulations; and that can ease cash flow pressures on affected borrowers, improve their capacity to service the debt and facilitate a financial institutions ability to collect on its loan.
In response to the above items, the Company implemented a loan deferral program in the second quarter of 2020 to provide temporary payment relief to both consumer and commercial customers. To qualify for a deferral, the customer must have been less than 30 days delinquent on December 31, 2019, impacted by COVID-19, and the modification occurred between March 1, 2020 and the earlier of January 1, 2022, or the date that is 60 days after the termination date of the national emergency declared by the President on March 13, 2020, under the National Emergencies Act related to the outbreak of COVID-19. The Company’s loan deferral program complies with the guidance set forth in the CARES Act and related guidance from the regulatory agencies. In accordance with the applicable guidance, none of these loans were considered “restructured loans”.
Transfers of financial assets:   Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Allowance for loan losses:   The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. Loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The Company performs on-going credit reviews of individual non-homogeneous loans in the portfolio considering current economic conditions, borrower’s payment history, developments in the Florida real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. A loan is considered impaired if it is probable that the Company will be unable to collect all amounts due according to the contractual loan agreement. A specific reserve may initially be established for each loan based upon impairment analyses when it is the Company’s expectation principal will not be fully collected. While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary.
The allowance consists of specific and general components. Specific reserves may be established for loans that management has determined to be impaired. The general component is determined by major loan category based on historical loss experience adjusted for qualitative factors, risk ratings and in certain cases, peer data.
The Company has developed policies and procedures for evaluating the overall quality of the credit portfolio and the timely identification of loans that may pose a risk of loss. Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the statement of operations, are made periodically to maintain the allowance at an appropriate level to absorb losses incurred in the portfolio based on management’s analysis of collectability. Any loan losses and recoveries would be charged or credited directly to the allowance. The Company maintains a component of the allowance for three categories of real estate secured loans in our portfolio — residential (first mortgage, second mortgage and home equity lines of credit), commercial real estate loans and construction/other real estate loans, and three other categories, commercial and industrial, factored receivables and consumer loans.
Under the Company’s loan risk rating system, each loan is risk rated pass, pass-watch, other loans especially mentioned (“OLEM”), substandard or doubtful by the originating loan officer, credit management, and loan review or loan committee. Loans rated pass represent those loans least likely to default and a loan rated doubtful represents a loss. Refer to Note 3 for further definition of the Company’s credit quality factors/risk ratings. Estimated loan default factors are multiplied by individual loan balances for each loan type to determine an appropriate level of allowance by loan type. This approach is applied to all components of the loan portfolio.
The general allowance for loan losses also includes estimated losses resulting from macroeconomic factors and adjustments to account for imprecision of the loan loss model. Macroeconomic factors adjust the allowance for loan losses upward or downward based on the current point in the economic cycle and are applied to the loan loss model through a separate allowance element for each component. To determine the Company’s macroeconomic factors, the Company uses specific economic data that has a correlation with loan losses. The Company reviews this data quarterly to determine that such a correlation continues to exist. Additionally, the macroeconomic factors are reviewed quarterly in order to conclude they are appropriate based on current economic conditions. Other qualitative factors considered include, but are not limited to: recent loan loss trends, changes in portfolio composition, concentrations of credit, changes in the Company’s risk profile, current interest rates and local economic conditions and trends. Beginning with first quarter 2020, qualitative factors were adjusted to reflect the increased economic uncertainty associated with COVID-19 and potential credit risk associated with modified loans under Section 4013 of the CARES Act. Based on present information, the Company considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on a number of assumptions regarding future events which the Company believes to be reasonable, but which may or may not prove to be

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.
Loans acquired through business combination:   Loans acquired in business combinations with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Acquired credit-impaired loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loans. Increases in expected cash flows, including prepayments, to be collected on these loans are recognized as an adjustment of the loan’s yield over its remaining life, while decreases in expected cash flows are recognized as impairment or reduced yield over the remaining life. As a result, related discounts are subsequently recognized through accretion based on the expected cash flow of the acquired loans.
Premises and equipment:   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:
Years
Building	39.5
Leasehold improvements	4 – 10
Furniture, fixtures and office equipment	5 – 10
Computer equipment	3 – 5
Automobiles	3
Leasehold improvements are depreciated over the shorter of their estimated useful lives or the lease terms.
The Company leases certain office facilities and office equipment under operating leases. It also owns certain office facilities, of which a minor portion of one is leased and is not significant to the financial statements. This sub-lease will not be significant to the financial statements. In 2019, the Company adopted certain accounting standard updates related to accounting for leases as further discussed below. For operating leases other than those considered to be short-term, the Company recognizes lease right-of-use assets and related lease liabilities. The Company does not recognize short-term operating leases on its balance sheet. A short-term operating lease has an original term of 12 months or less and does not have a purchase option that is likely to be exercised.
We evaluate whether our contractual arrangements contain leases at the inception of such arrangements. In recognizing lease right-of-use assets and related lease liabilities, the Company accounts for lease and non-lease components (such as taxes, insurance, and common area maintenance costs) separately as such amounts are generally readily determinable under our lease contracts. Lease payments over the expected term are discounted using an incremental borrowing rate referenced to the Federal Home Loan Bank of Atlanta advance rates for borrowings of similar term. The Company also considers renewal and termination options in the determination of the term of the lease. If it is reasonably certain that a renewal or termination option will be exercised, the effects of such options are included in the determination of the expected lease term. Generally, it cannot be reasonably certain about whether or not the Company will renew a lease until such time the lease is within the last two years of the existing lease term. However, renewal options related to branch facilities are evaluated on a case-by-case basis, typically in advance of such time frame.
Other real estate owned:   Real estate properties acquired through or in lieu of foreclosure are initially recorded at fair value less estimated selling cost at the date of foreclosure establishing a new costs basis. Fair value is determined by obtaining appraisals or other market value information at least annually. Any write-downs in value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are performed by obtaining updated appraisals or other market information. Any subsequent write-downs are recorded as a charge to operations, if necessary to reduce the carrying value of a property to the updated fair value less estimated selling cost. Net costs related to the holding of properties are included in noninterest expense.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Goodwill and other intangible assets:   Goodwill and indefinite lived intangibles recognized in business combination transactions are not amortized but are evaluated at least annually for impairment. Other intangible assets with finite lives are amortized over their expected useful lives using the straight line method and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment exists when the carrying value of goodwill exceeds its fair value. The Company’s annual impairment analysis as of December 31, 2020, indicated that the fair value of the reporting unit exceeded its carrying amount.
Income taxes:   The Company files a consolidated federal tax return. Deferred taxes are determined using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating losses or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the basis of assets and liabilities for income tax and financial reporting purposes. Deferred tax assets and liabilities may be adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in the valuation allowance would be included in the Company’s tax position within the period of change. In determining whether a valuation is warranted, the Company evaluates factors such as expected future earnings and tax strategies. There were no factors or circumstances warranting a valuation allowance as of December 31, 2020.
Tax benefits are recognized if it is more-likely-than-not, based on the technical merits, the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Interest and penalties on income taxes are recognized as a component of income tax expense.
Share-based compensation:   Stock-based compensation expense is measured using fair value and is recorded over the requisite service or performance period of the awards, or to an employee’s mandatory retirement date under the award agreement, if earlier. The Company measures stock-based compensation expense using the calculated value method. Under this method, the Company estimates the fair value of each stock option on the grant date using the Black-Scholes valuation model. The Company began trading on the OTC Markets Group, Inc. (specifically OTCQX) in September 2016. Expected volatility considered the average of the Company’s actual trading results for the immediately preceding one, six and 12 months periods. Expected dividends are based on the assumption that no dividends were expected to be distributed in the near future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The Company recognizes stock-based compensation expense for time-based awards on a straight line basis over the requisite vesting period. Stock-based compensation expense for time-based stock options for employee grants is recognized in personnel costs, while expense for director grants is included in other operating expenses on the Consolidated Statements of Income. The related income tax benefit on stock-based compensation is recognized in income tax expense on the Consolidated Statements of Income. The Company’s current policy is to issue new shares upon the net-share-settled exercise of stock options and account for forfeitures when they occur.
Bank owned life insurance:   The Company has life insurance policies on certain key executives. Bank-owned life insurance (“BOLI”) is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts likely due at settlement.
Fair value measurements:   Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, unadjusted for transaction costs.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Disclosure of fair value measurements is based on a three-level valuation hierarchy. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted at fair value as well as for assets and liabilities in which fair value is the primary basis of accounting such as for securities available for sale. Fair value is used on a non-recurring basis to evaluate assets and liabilities for impairment or for disclosure purposes. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:
Level I — inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
Level II — inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level III — inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Depending on the nature of the asset or liability, the Company uses a variety of valuation techniques when estimating fair value. See Note 15 for further disclosure about fair value measurements.
Earnings per share:   Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings per share reflects additional, potential common shares that would have been outstanding if dilutive potential common shares had been issued using the treasury stock method. Potentially dilutive common shares that may be issued by the Company include convertible preferred stock and outstanding stock options and warrants.
Comprehensive income:   Comprehensive income consists of net income and other comprehensive income. Other comprehensive income consists of the net change in unrealized gains and losses on the Company’s securities available for sale, including the noncredit-related portion of unrealized gains (losses) of other than temporarily impaired securities, and the effective portion of the change in fair value of derivative instruments.
Revenue recognition:   Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.
The majority of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans, letters of credit, and investment securities, as these activities are subject to other GAAP discussed elsewhere within our disclosures. The Company recognizes revenue from these activities as it is earned based on contractual terms, as transactions occur, or as services are provided and collectability is reasonably assured. Descriptions of the major revenue-generating activities that are within the scope of ASC 606, which are presented in the accompanying statements of income as components of non-interest income are as follows:
Deposit Fees — these represent general service fees for monthly account maintenance and activity — or transaction-based fees and consist of transaction-based revenue, time-based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when the Company’s performance obligation is completed which is generally monthly for account maintenance services

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
or when a transaction has been completed. Payment for such performance obligations are generally received at the time the performance obligations are satisfied.
Bank Card Fees — bank card related fees primarily includes interchange income from client use of consumer and business debit cards. Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network. Interchange fees are set by the credit card associations and are based on cardholder purchase volumes. The Company records interchange income as transactions occur.
Gains and Losses from the Sale of Bank Owned Property — the performance obligation in the sale of other real estate owned typically will be the delivery of control over the property to the buyer. If the Company is not providing the financing of the sale, the transaction price is typically identified in the purchase and sale agreement. However, if the Company provides seller financing, the Company must determine a transaction price, depending on if the sale contract is at market terms and taking into account the credit risk inherent in the arrangement.
The Company has made no significant judgments in applying the revenue guidance prescribed in ASC 606 that affects the determination of the amount and timing of revenue from the above-described contracts with clients.
Recent accounting pronouncements:   In February 2016, FASB issued ASU No. 2016-02, “Leases (Topic 842)” requires the recognition of a right of use asset and related lease liability by lessees for leases classified as operating leases under current GAAP. Topic 842, which replaces the current guidance under Topic 840, retains a distinction between finance leases and operating leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee also will not significantly change from current GAAP. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize right of use assets and lease liabilities. The Company adopted Topic 842 effective January 1, 2019 and recorded a lease liability of approximately $3.9 million with an offsetting right-of-use asset. It did not have a material impact on the results of operations compared to the prior lease accounting model.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13). The update will significantly change the way entities recognize impairment on many financial assets by requiring immediate recognition of estimated credit losses expected to occur over the asset’s remaining life. The FASB describes this impairment recognition model as the current expected credit loss (“CECL”) model and believes the CECL model will result in more timely recognition of credit losses since the CECL model incorporates expected credit losses versus incurred credit losses. The scope of FASB’s CECL model would include loans, held-to-maturity debt instruments, lease receivables, loan commitments and financial guarantees that are not accounted for at fair value. ASU 2016-13 was updated by the issuance of ASU No 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which for the Company defers the adoption of ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments to interim and annual periods beginning after December 15, 2022. Management is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.
In December 2019, FASB issued ASU 2019-12, “Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes” (ASU 2019-12). The guidance issued in this update simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition for deferred tax liabilities for outside basis differences. ASU 2019-12 also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 will be effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The update is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
In January 2020, FASB issued ASU 2020-01, “Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)” (ASU 2020-01). This update clarifies the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounting for under Topic 815. ASU 2020-01 will be effective for interim and annual periods beginning after December 15, 2020. The update is not expected to have a material impact on the Company’s consolidated financial position or results of operations.
In March 2020, FASB issued ASU 2020-04, “Reference Rate Reform (Topic 842): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (ASU 2020-04), which provides temporary, optional guidance to ease the potential burden in accounting for reference rate reform on financial reporting. ASU 2020-04 provides optional expedients and exceptions for apply GAAP to contracts, hedging relationships, and other transactions if certain criteria are met that reference LIBOR or another reference rate expected to be discontinued. As the guidance is intended to assist stakeholders during the global market-wide reference rate transition period, it is in effect only from March 12, 2020 through December 31, 2022. The Company has established a LIBOR Transition Committee and is currently evaluating the impact of adopting ASU 2020-04 on the Company’s consolidated financial position and results of operations.
Reclassifications:   Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications did not result in any changes to previously reported net income or stockholders’ equity.
Subsequent Events:   The Company evaluated its December 31, 2020 consolidated financial statements for subsequent events through March 25, 2021.
The Company’s credit quality in future years may be impacted by both external and internal factors related to the pandemic in addition to those factors that traditionally affect credit quality. External factors outside the Company’s control include items such as federal, state and local government measures, the re-imposition of “shelter-in-place” orders, the economic impact of government programs and the effectiveness of the COVID vaccine. Internal factors that could impact credit quality include such items as the Company’s loan deferral programs, involvement in government offer programs and the related financial impact of these programs. The impact of each of these items are unknown at this time and could materially impact future credit quality.
NOTE 2.   SECURITIES
The amortized cost and fair value of securities at December 31, 2020 and 2019, respectively, are summarized as follows (dollars in thousands).
December 31, 2020:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
U.S. treasury securities	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	37,738	122	413	37,447
Agency mortgage backed securities	60,378	1,591	132	61,837
Agency collateralized mortgage obligations	18,413	889	7	19,295
State, county and municipal	5,698	191	—	5,889
Corporate bonds	25,509	141	361	25,289
Total	$147,736	$2,934	$913	$149,757

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Held to Maturity
Agency mortgage backed securities	$2,805	$112	$—	2,917
State, county and municipal	47,040	2,273	—	49,313
Corporate bonds	20,510	233	16	20,727
Other securities	456	—	—	456
Total	$70,811	$2,618	$16	$73,413
December 31, 2019:
Securities Available for Sale
U.S. treasury securities	$9,949	$—	$4	$9,945
U.S. government agencies and government sponsored entities	44,320	151	452	44,019
Agency mortgage backed securities	66,836	244	265	66,815
Agency collateralized mortgage obligations	24,086	98	37	24,147
State, county and municipal	5,731	80	—	5,811
Corporate bonds	27,523	304	18	27,809
Total	$178,445	$877	$776	$178,546
Securities Held to Maturity
Agency mortgage backed securities	$4,071	$24	$14	4,081
State, county and municipal	40,776	1,100	—	41,876
Corporate bonds	12,516	246	—	12,762
Other securities	456	—	—	456
Total	$57,819	$1,370	$14	$59,175

Information pertaining to securities available for sale with gross unrealized losses at December 31, 2020 and 2019, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (dollars in thousands).
December 31, 2020:	Less than Twelve Months		Twelve Months or More		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. treasury securities	$—	$—	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	9	4,711	404	25,840	413	30,551
Agency mortgage backed securities	132	15,025	—	—	132	15,025
Agency collateralized mortgage obligations	7	1,005	—	—	7	1,005
State, county and municipal	—	—	—	—	—	—
Corporate bonds	348	10,654	13	1,487	361	12,141
	$496	$31,395	$417	$27,327	$913	$58,722

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020:	Less than Twelve Months		Twelve Months or More		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities Held to Maturity
Corporate bonds	$16	$4,384	$—	$—	$16	$4,384
Other securities	—	—	—	—	—	—
	$16	$4,384	$—	$—	$16	$4,384
December 31, 2019:
Securities Available for Sale
U.S. treasury securities	$4	$9,945	$—	$—	$4	$9,945
U.S. government agencies and government sponsored entities	45	12,818	407	20,438	452	33,256
Agency mortgage backed securities	121	20,139	144	21,835	265	41,974
Agency collateralized mortgage obligations	8	2,101	29	2,441	37	4,542
State, county and municipal	—	1,480	—	—	—	1,480
Corporate bonds	1	1,013	17	3,483	18	4,496
	$179	$47,496	$597	$48,197	$776	$95,693
Securities Held to Maturity
Agency mortgage backed securities	$14	$1,507	$—	$—	$14	$1,507
Other securities	—	—	—	—	—	—
	$14	$1,507	$—	$—	$14	$1,507

As of December 31, 2020, 55 Available for Sale (“AFS”) plus three Held to Maturity (“HTM”) investment securities were in unrealized loss positions. The unrealized losses resulted from fair values falling below book values due to higher levels of market interest rates on the measurement date. The fair value of fixed rate investment securities is inversely proportional to interest rates — rising market interest rates cause reductions in the fair values assigned to investment securities. Unrealized losses by security type, as of December 31, 2020, are further described below. Pursuant to the Bank’s Other Than Temporary Impairment (“OTTI”) Policy, management performed OTTI assessments on credit and other market factors, however no OTTI was recorded. Management concluded that the unrealized losses were not other-than-temporary based on factors including as applicable:
•
Small unrealized losses

•
The issuers had not defaulted

•
The issuers’ size and financial strength

•
Full faith and credit of the U.S. Government

•
AAA credit rating

•
The Company’s ability to hold the bonds to maturity

•
The Company does not intend to sell, nor is the Company more likely than not to be required to sell before recovery of its amortized cost

U.S. Treasury Bills
As of December 31, 2020, all AFS U.S. Treasury Bills held on December 31, 2019 had matured.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
U.S. Government Agencies and Government Sponsored Entities
As of December 31, 2020, 46 AFS U.S. government agency securities were in unrealized loss positions. Bonds issued by SBA carry the full faith and credit of the United States government; the bond credit rating is implicit AAA. The SBA unrealized losses ranged from -0.10% to -5.87%.
Agency Mortgage Backed Securities
As of December 31, 2020, two AFS mortgage-backed securities were in unrealized loss positions. FNMA is a Government Sponsored Enterprises (“GSE”) created by the United States Congress. These bond credit ratings are implicit AAA. The MBS unrealized losses ranged from -0.72% to -1.02%.
Agency Collateralized Mortgage Obligations
As of December 31, 2020, three AFS collateralized mortgage obligation bonds were in unrealized loss positions, one issued by FHLMC and two issued by FNMA. Again, FNMA and FHLMC are GSE. The CMO unrealized losses ranged from -0.58% to -0.79%.
Corporate Bonds
As of December 31, 2020, three HTM and three AFS corporate bonds were in unrealized loss positions ranging from -0.05% to -6.72%.
Equity Securities
As of December 31, 2020, the Company had a carrying value of $456,000 in equity securities without readily determinable fair values. Upon qualitative assessment, these securities were not impaired.
The amortized cost and fair value of securities at December 31, 2020 by contractual maturities are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because issuers may call or prepay obligations with or without call or prepayment penalties.
December 31, 2020	Securities Available for Sale
	Amortized Cost	Fair Value
Due within one year	$2,927	$2,932
Due after one year through five years	22,444	22,649
Due after five years through ten years	35,650	36,125
Due over ten years	86,715	88,051
Total	$147,736	$149,757
	Securities Held to Maturity
	Amortized Cost	Fair Value
Due within one year	$—	$—
Due after one year through five years	300	310
Due after five years through ten years	40,229	41,503
Due over ten years	30,282	31,600
Total	$70,811	$73,413

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019	Securities Available for Sale
	Amortized Cost	Fair Value
Due within one year	$19,328	$19,337
Due after one year through five years	23,931	24,152
Due after five years through ten years	30,113	30,187
Due over ten years	105,073	104,870
Total	$178,445	$178,546
	Securities Held to Maturity
	Amortized Cost	Fair Value
Due within one year	$—	$—
Due after one year through five years	299	306
Due after five years through ten years	24,675	25,226
Due over ten years	32,845	33,643
Total	$57,819	$59,175
For the year ended December 31, 2020, the Company sold no securities. The Bank sold a single security for a gain of $183,000 during the year ended December 31, 2019. No OTTI charges were recognized in 2020 or 2019. At December 31, 2020 and 2019, respectively, securities with a market value of $0 and $68 million were pledged to the State of Florida as collateral for deposits of public entities, as the form of collateral shifted from securities to cash: $131 and $10 million in cash collateral was pledged to the State of Florida at December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, respectively, securities with a market value of $139 and $142 million were pledged as collateral for customer repurchase agreements. At December 31, 2020, there were securities with a market value of $83 million dollars available for pledging.
NOTE 3.   LOANS, ALLOWANCE AND ASSET QUALITY
The composition of net loans is as follows at December 31, 2020 and 2019, respectively (dollars in thousands).
	December 31, 2020		December 31, 2019
Residential single and multifamily	$202,822	17%	$251,326	22%
Commercial real estate	631,589	53%	595,892	53%
Construction loans	71,012	6%	109,817	10%
Commercial and industrial(1)	267,082	22%	154,545	14%
Consumer installment loans	23,623	2%	16,487	1%
Factored receivables	5,352	0%	5,533	0%
	1,201,480	100%	1,133,600	100%
Less allowance for loan losses	(18,092)		(9,751)
Net loans	$1,183,388		$1,123,849

(1)
Includes PPP loans of $123,322.

Loan Origination/Risk Management
The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions. Management evaluates credit risk on the following portfolio segments:
Residential Single and Multifamily Loans (including Home Equity Lines of Credit):   Prior to June 2017, the Company originated fixed and adjustable rate residential real estate loans secured by one to four family and, on a very limited basis, multifamily dwellings. First mortgage loan terms range from five to thirty years. Beginning July 2017, the Company elected to exit residential lending, excluding home equity lines of credit, for portfolio purposes. Fixed rate residential loans are referred to a broker and upon closing the Company receives a fee, generally between 1.0% and 1.5% of the loan balance.
Commercial Real Estate Loans:   The Company’s goal is to originate and maintain a high quality portfolio of commercial real estate loans with customers who meet the quality and relationship profitability objectives of the Company. Commercial real estate loans are subject to standard underwriting procedures. For underwriting purposes, these loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the underlying property. The Company also looks to the sale of the underlying collateral as a means of secondary repayment. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.
Construction Loans:   The Company defines construction loans as loans where the loan proceeds are controlled by the Company and used exclusively for the improvement of residential or commercial real estate in which the Company holds a mortgage. These loans generally must be supported by an adequate “as completed” value of the underlying project. In addition to the underlying project, the financial history of the borrower weighs significantly in determining approval. The repayment of these loans is typically through permanent financing upon completion of the construction. Real estate construction loans are inherently more risky than loans on completed properties due to the unimproved nature and the financial risks of construction. Due to the inherent risk in this type of loan, they are subject to industry specific policy guidelines outlined in the Company’s Loan Policy and are monitored closely.
Commercial and Industrial Loans:   Commercial credit is extended primarily to middle market customers. Such credits typically comprise working capital loans, loans for physical asset expansion, asset acquisition loans and other business loans. Loans to closely held businesses will generally be guaranteed in full or for a substantial amount by the businesses’ majority owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower, secondarily on the underlying collateral provided by the borrower and in the case of accounts receivable financing, on the creditworthiness of the account debtor. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Additionally, the bank may elect to participate in Shared National Credits (“SNCs”). There were $21.4 million in SNC participations outstanding as of December 31, 2020. Minimum standards and underwriting guidelines have been established for all commercial loan types.
The Company participated in the Paycheck Protection Program (“PPP”) until its initial closure in August 2020. As of December 31, 2020 the Company had $123.3 million in net PPP loans included in Commercial and Industrial Loans. Furthermore, the Company participated when the Second Draw PPP Program resumed on January 11, 2021. PPP loans are 100% guaranteed by the Small Business Administration.
Consumer Installment Loans:   The Company originates consumer loans mostly comprised of automobile and light duty truck loans, lot loans and personal lines of credit, secured and unsecured. Each loan type has a separate underwriting matrix including but not limited to debt to income ratio, term requirements, type of collateral and loan to collateral value, credit history and relationship with the borrower.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Factored Receivables:   The Company offers primarily recourse accounts receivable financing targeted toward business-to-business clients, selling to credit-worthy debtors with annual sales volume of at least $500,000. Client sales must be unconditional with receivables that are collectable with no contingencies, inclusive of no consignment and no return rights. The credit relationship is based heavily upon the controls of the collateral and the overall credit worthiness of the client’s account debtors. The Company generally advances between 75%-85% of invoice face value. The primary target clients are located within the state of Florida, however clients outside the state may be considered on an exception basis.
Loan Deferrals:   In response to the COVID-19 pandemic induced economic environment, the Company implemented a loan deferral program in the second quarter of 2020 to provide temporary payment relief to both consumer and commercial customers. Any customer current on loan payments and taxes qualified for a deferral of principal and interest payments. A second deferral was also made available to customers who continued to be negatively impacted by COVID-19, beyond the period of the initial deferral. The Company’s loan deferral program complies with the guidance set forth in the CARES Act and related guidance from the banking regulators. In accordance with the applicable guidance, none of these loans were considered “restructured loans”.
As of December 31, 2020, the Company had 36 loans on deferral, or 11.2% of our loan portfolio (excluding PPP loans) by dollar value. The balance of loans on deferral at December 31, 2020 was approximately $120.4 million, down from an aggregate high of approximately $292.4 million. Of loans on deferral at December 31, 2020, 79% (based on dollar value) were making interest payments.
Allowance for Loan Losses
The following table illustrates certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2020 and 2019, respectively, (dollars in thousands).
Rollforward — Allowance for Loan Losses	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
As of December 31, 2020:
Originated Loans
Beginning Balance	$761	$5,850	$1,095	$1,678	$82	$183	$9,649
Provision	774	6,627	393	816	148	55	8,813
Charge Offs	25	381	—	55	18	—	479
Recoveries	—	—	—	7	4	—	11
Ending Balance Originated Loans:	$1,510	$12,096	$1,488	$2,446	$216	$238	$17,994
Acquired Loans with Deteriorated Credit Quality
Beginning balance	102	—	—	—	—	—	102
Provision	(4)	—	—	—	—	—	(4)
Charge Offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—
Ending Balance Acquired Loans:	$98	$—	$—	$—	$—	$—	$98
Ending Balance Total Allowance:	$1,608	$12,096	$1,488	$2,446	$216	$238	$18,092

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Rollforward — Allowance for Loan Losses	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
As of December 31, 2019:
Originated Loans:
Beginning Balance	$1,055	$5,564	$1,105	$1,302	$58	$348	$9,432
Provision	(295)	286	(10)	382	52	(165)	250
Charge Offs	—	—	—	94	44	—	138
Recoveries	1	—	—	88	16	—	105
Ending Balance Originated Loans:	$761	$5,850	$1,095	$1,678	$82	$183	$9,649
Acquired Loans with Deteriorated Credit Quality:
Beginning balance	143	10	—	—	—	—	153
Provision	(41)	(10)	—	—	—	—	(51)
Charge Offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—
Ending Balance Acquired Loans:	$102	$—	$—	$—	$—	$—	$102
Ending Balance Total Allowance:	$863	$5,850	$1,095	$1,678	$82	$183	$9,751

The following tables illustrate certain information with respect to our allowance for loan losses and the composition of impaired loans as of December 31, 2020 and 2019, respectively (dollars in thousands).
Impairment Evaluation — Allowance for Loan Losses	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
As of December 31, 2020:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,510	12,096	1,488	2,446	216	238	17,994
Acquired with deteriorated credit quality	98	—	—	—	—	—	98
Ending Balance Total Allowance:	$1,608	$12,096	$1,488	$2,446	$216	$238	$18,092
As of December 31, 2019:
Individually evaluated for impairment	$—	$427	$—	$—	$—	$—	$427
Collectively evaluated for impairment	761	5,423	1,095	1,678	82	183	9,222
Acquired with deteriorated credit quality	102	—	—	—	—	—	102
Ending Balance Total Allowance:	$863	$5,850	$1,095	$1,678	$82	$183	$9,751

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
The Bank’s loan balances based on impairment evaluation at December 31, 2020:
Individually evaluated for impairment	$50	$—	$—	$—	$—	$—	$50
Collectively evaluated for impairment	201,275	628,454	71,012	267,082	23,623	5,352	1,196,798
Acquired with deteriorated credit quality	1,497	3,135	—	—	—	—	4,632
Ending Balance Total Loans:	$202,822	$631,589	$71,012	$267,082	$23,623	$5,352	$1,201,480
The Bank’s loan balances based on impairment evaluation at December 31, 2019:
Individually evaluated for impairment	$200	$1,120	$—	$—	$—	$—	$1,320
Collectively evaluated for impairment	249,568	589,945	109,817	154,536	16,487	5,533	1,125,886
Acquired with deteriorated credit quality	1,558	4,827	—	9	—	—	6,394
Ending Balance Total Loans:	$251,326	$595,892	$109,817	$154,545	$16,487	$5,533	$1,133,600
The below tables represent the loan portfolio, segmented by risk factors, as of December 31, 2020 and 2019, respectively (dollars in thousands). Categories with no assigned loans have been omitted from this table.
	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total Loans
As of December 31, 2020:
Originated Loans:
Pass Loans	$199,540	$594,500	$70,729	$258,271	$23,623	$5,352	$1,152,015
OLEM	1,785	19,563	—	7,334	—		28,682
Substandard	—	14,391	283	1,477	—	—	16,151
Sub-total	201,325	628,454	71,012	267,082	23,623	5,352	1,196,848
Purchased Impaired Loans:
Pass Loans	$1,220	$3,100	$—	$—	$—	$—	$4,320
OLEM	277	35	—	—	—	—	312
Sub-total	1,497	3,135	—	—	—	—	4,632
Total	$202,822	$631,589	$71,012	$71,012	$23,623	$5,352	$1,201,480
As of December 31, 2019:
Originated Loans:
Pass Loans	$249,410	$583,065	$109,529	$139,556	$16,487	$5,533	$1,103,580
OLEM	158	6,271	—	14,439	—	—	20,868
Substandard	200	1,729	288	541	—	—	2,758
Sub-total	249,768	591,065	109,817	154,536	16,487	5,533	1,127,206

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total Loans
Purchased Impaired Loans:
Pass Loans	$1,271	$4,165	$—	$9	$—	$—	$5,445
OLEM	287	662	—	—	—	—	949
Sub-total	1,558	4,827	—	9	—	—	6,394
Total	$251,326	$595,892	$109,817	$154,545	$16,487	$5,533	$1,133,600

The following are the definitions of the Company’s credit quality indicators:
Pass:
Loans in all classes which are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

OLEM:
Assets have potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date. Other Loans Especially Mentioned (“OLEM”) assets are not adversely classified and do not expose the Company to a level of risk that warrants adverse classification.

Classified:
Classified (a) Substandard — Loans inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Classified (b) Doubtful — Loans that have all the weaknesses inherent in a loan classified substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors, which may work to the advantage and strengthening of the assets, its classification as an estimated loss is deferred until its more exact status may be determined. The Company had no loans classified as doubtful at December 31, 2020 or 2019.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Below are the statistics for past due and non-accrual loans, by portfolio segment, as of December 31, 2020 and 2019, respectively (dollars in thousands).
	30 – 59 Days	60 – 89 Days	90 + Days	Non- Accrual	Total Past Due and Non-Accrual	Current	Total Loans	Current Non- Accrual Loans
As of December 31, 2020:
Originated Loans:
Residential single & multifamily	$194	$—	$—	$50	$244	$201,081	$201,325	$—
Commercial real estate	—	—	—	—	—	628,454	628,454	—
Construction loans	—	—	—	—	—	71,012	71,012	—
Commercial and industrial	—	—	—	—	—	267,082	267,082	—
Consumer and other	—	—	—	—	—	23,623	23,623	—
Factored receivables	—	—	—	—	—	5,352	5,352
Purchase Impaired Loans:
Commercial real estate	—	—	—	—	—	3,135	3,135	—
All other loan categories	—	—	—	—	—	1,497	1,497	—
Total Loans	$194	$—	$—	$50	$244	$1,201,236	$1,201,480	$—
As of December 31, 2019:
Originated Loans:
Residential single & multifamily	$—	$135	$—	$200	$335	$249,433	$249,768	$200
Commercial real estate	—	—	—	—	—	591,065	591,065	—
Construction loans	—	—	—	—	—	109,817	109,817	—
Commercial and industrial	162	—	—	—	162	154,374	154,536	—
Consumer and other	—	—	—	—	—	16,487	16,487	—
Factored receivables	—	—	—	—	—	5,533	5,533
Purchase Impaired Loans:
Commercial real estate	—	—	—	—	—	4,827	4,827	—
All other loan categories	—	—	—	—	—	1,567	1,567	—
Total Loans	$162	$135	$—	$200	$497	$1,133,103	$1,133,600	$200
The following is a summary of information pertaining to impaired loans for the years ended December 31, 2020 and 2019, respectively (dollars in thousands). There were no new troubled debt restructurings during the years ended December 31, 2020 and 2019. There were no loans classified as

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
troubled debt restructurings that re-defaulted during the period of 12 months from their modification date. Categories with zero balances have been omitted from this schedule.
	As of December 31, 2020			For the Year Ended December 31, 2020
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrual Basis Interest Income	Cash Basis Interest Income
With No Related Allowance Recorded:
Residential single & multifamily	$50	$50	$—	$185	$—	$—
Total:
Residential single & multifamily	50	50	—	185	—	—
	$50	$50	$—	$185	$—	$—
	As of December 31, 2019			For the Year Ended December 31, 2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrual Basis Interest Income	Cash Basis Interest Income
With No Related Allowance Recorded:
Residential single & multifamily	$200	$200	$—	$200	$—	$—
Construction loans	—	—	—	884	13	—
Commercial and industrial	—	16	—	277	12	—
With An Allowance Recorded:
Commercial real estate	1,120	1,120	427	1,120	4	—
Total:
Residential single & multifamily	200	200	—	200	—	—
Commercial real estate	1,120	1,120	427	1,120	4	—
Construction loans	—	—	—	884	13	—
Commercial and industrial	—	16	—	277	12	—
	$1,320	$1,336	$427	$2,481	$29	$—
The Company had no other real estate owned (“OREO”) at December 31, 2020. Over the course of the year, two OREO properties were acquired and subsequently sold for a net loss of approximately $30,000.
Loans Acquired with Deteriorated Credit Quality
Loans acquired in business combinations that exhibited, at the time of acquisition, evidence of deterioration of the credit quality since origination, such that it was probable that all contractually required payments would not be collected, were as follows as of the dates presented:
	December 31, 2020	December 31, 2019
Commercial real estate	$3,135	$4,827
Commercial and industrial	—	9
Residential single & multifamily	1,497	1,558
	$4,632	$6,394

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The following table presents the carrying value of loans determined to be impaired at the time of acquisition as of the dates presented:
	December 31, 2020	December 31, 2019
Contractually required principal and interest	$5,997	$8,390
Nonaccretable difference	(48)	(127)
Cash flows expected to be collected	5,949	8,263
Accretable yield	(1,317)	(1,869)
Carrying value	$4,632	$6,394
Changes in the accretable yield of loans acquired with deteriorated credit quality were as follows:
	December 31, 2020	December 31, 2019
Balance at beginning of year	$1,869	$2,126
Reclassification from non-accretable difference	(208)	450
Accretion	(344)	(434)
Other net activity(1)	—	(273)
Balance at end of year	$1,317	$1,869

(1)
Includes impact of loan repayments.

NOTE 4.   GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill of $3.9 million was recorded in conjunction with the business combination between the Bank and Panther Community Bank, N.A. (“Panther”) in 2009. Additionally, an indefinite lived bank charter intangible asset of $1.2 million was recorded in conjunction with the Panther business combination. Goodwill has been assigned to the Company’s single reporting unit. Fair value of the Company’s single reporting unit is determined using either discounted cash flow analyses based on internal financial forecasts or, if available, market-based valuation multiples for comparable businesses. No impairment was identified for the Company’s goodwill as a result of the testing performed for the year ended December 31, 2020.
Intangible assets subject to amortization include the Company’s trademarked logo and core deposit intangibles recorded with bank acquisitions. The combined carrying amount of these assets was $244,000 at December 31, 2020. The trademarked logo is being amortized over a period of 20 years. Core deposit intangibles are being amortized over five and ten year periods, respectively. Amortization expense on the Company’s intangibles was $71,000 and $74,000 for the years ended December 31, 2020 and 2019, respectively.
Future amortization of the Company’s intangibles are listed in the chart below (dollars in thousands).
Year Ending December 31,	Amount
2021	68
2022	65
2023	61
2024	18
2025	6
Thereafter	26
$244

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE 5.   BORROWINGS
The Federal Home Loan Bank of Atlanta (“FHLB”) has granted credit availability to the Company equal to approximately 25% of total assets as of December 31, 2020. There was $475 million in credit availability at December 31, 2020. All borrowings must be fully secured with eligible collateral. The Company had $265 and $293 million, respectively, in lendable collateral value, due to $434 and $414 million, respectively, of eligible loans pledged as collateral for advances on December 31, 2020 and 2019, and letters of credit described below.
In addition to advances, the Company may obtain irrevocable letters of credit (the “letters”) from the FHLB for the purposes of establishing collateral for its qualified public funds. On December 31, 2019, the Company had a total of $20 million outstanding in the form of letters of credit. There were two letters of credit, at $10 million each, both maturing June 28, 2029. These letters of credit were terminated on August 24, 2020 and October 20, 2020, respectively. The annual cost of each letter of credit was 0.09%.
The Company had $107 million authorized under unsecured federal funds lines of credit with six correspondent banks at December 31, 2020. There were no advances under these lines outstanding at December 31, 2020 and 2019.
The Company has customer repurchase agreements with commercial account holders whereby the Company sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities pledged by the Company. The Company had approximately $124 and $135 million in such accounts as of December 31, 2020 and 2019, respectively.
On June 29, 2020, the Company completed an initial private offering and sale of $22.1 million of its 6.00% fixed-to-floating rate subordinated notes due June 29, 2030. Between July 24, 2020 and October 16, 2020, an additional $2.1 million was sold for a grand total of $24.2 million. The subordinated notes were sold at par, resulting in net proceeds, after deducting offering expenses, of approximately $23.6 million. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include providing capital to support the Company’s growth and investments in First Florida Integrity Bank as regulatory capital. Subordinated notes sold to related parties and their interests totaled $4.0 million.
NOTE 6.   EARNINGS PER SHARE
Basic earnings per share represents net income divided by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects additional potential common stock that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance, determined using the treasury stock method. Potential common stock that may be issued by the Company relates solely to outstanding stock options and convertible preferred stock.
There were a total of 992,533 and 1,871,352 options at December 31, 2020 and 2019, respectively, of which 650,343 and 1,868,852 shares were included in the calculation of diluted income per share for 2020 and 2019, respectively. Options totaling 342,190 and 2,500 were excluded from the calculations for December 31, 2020 and 2019, respectively, because the effect would be anti-dilutive.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Earnings Per Common Share	For the Years Ended December 31,
	2020	2019
Basic
Weighted average number of shares of common stock outstanding – basic:	17,614,000	17,306,598
Basic earnings per share	$0.93	$0.99
Diluted
Weighted average number of shares of common stock outstanding:	17,614,000	17,306,598
Effect of stock options	355,185	817,705
Effect of stock warrants	—	30,297
Effect of dilutive convertible preferred shares	1,037,984	1,037,984
Weighted average number of shares of common stock outstanding – diluted:	19,007,169	19,192,584
Diluted earnings per share	$0.86	$0.89
Nonvoting Series A Convertible Preferred Stock
The Company has authorized 20,000,000 shares of preferred stock of which 7,050,000 shares were authorized under the series designated Nonvoting Series A Convertible Preferred Stock (“preferred shares”). There were 1,037,984 preferred shares outstanding at December 31, 2020 and 2019. Each holder of preferred shares is generally not entitled to vote on any matters. Holders of preferred shares will be entitled to receive dividends and shall rank equally with the Company’s holders of common stock. In the event of liquidation, each holder of preferred shares would be entitled to recover, after payment of all Company’s debts and liabilities, a preferred liquidation amount equal to the greater of (i) one tenth of one cent per share and (ii) the amount the holder of such preferred share would receive if the share had been converted into common stock. Each preferred share, at the election of the holder, may be converted into an equal number of common shares, if such conversion would not cause the holder to hold greater than 9.99% of the Company’s outstanding common stock at the time of such conversion. Furthermore, the preferred shares are not subject to any call or redemption rights on the part of the Company.
NOTE 7.   PREMISES AND EQUIPMENT
The major classes of premises and equipment and total accumulated depreciation and amortization at December 31, 2020 and 2019, respectively, are as follows (dollars in thousands).

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
	As of December 31,
	2020	2019
Land	$16,728	$5,331
Buildings and improvements	19,836	17,982
Leasehold improvements	2,331	2,544
Furniture, fixtures and office equipment	3,459	3,388
Computer equipment	2,384	2,250
Computer software	1,967	1,918
Automobiles	519	350
Signs	117	117
Construction in progress	87	1,143
	47,428	35,023
Less accumulated depreciation and amortization	12,568	11,276
Premises and equipment, net	$34,860	$23,747
NOTE 8.   COMMITMENTS AND CONTINGENCIES
The Company leases certain office facilities and office equipment under operating leases. Rent expense for all operating leases totaled $561,000 and $769,000 for the periods ended December 31, 2020 and 2019, respectively. On January 1, 2019, the Company adopted ASU No. 2012-2 which required the recognition of certain operating leases on our balance sheet as lease right-of-use assets and related lease liabilities. Refer to Note 1 — Description of Business and Summary of Significant Accounting Policies. Rent expense includes amounts related to items that are not included in the determination of lease right-to-use assets including expenses related to short-term leases, totaling $113,000 and non-lease components such as taxes and common area maintenance costs totaling $24,000. Lease payments under operating leases that were applied to our operating lease liability totaled $562,000 during 2020. The following table reconciles future undiscounted lease payments due under non-cancelable operating leases to the aggregate operating lessee lease liability as of December 31, 2020:
For the Periods Ended December 31,	Amount
2021	$473
2022	459
2023	421
2024	356
2025	339
Thereafter	1,392
Total Undiscounted Operating Lease Liability	3,440
Imputed Interest	494
Total Operating Lease Liability	$2,946
Weighted Average Lease Term in Years	9.0
Weighted Average Discount Rate	2.83%
The Company, in the normal course of business, is party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the statement of financial condition.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The contractual amounts of these instruments reflect the Company’s involvement in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance-sheet instruments.
Following is a summary of off-balance sheet credit risk information (dollars in thousands).
	December 31, 2020	December 31, 2019
Commitments to extend credit	$275,261	$218,024
Letters of credit	$6,718	$6,483
Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, plant and equipment and residential and commercial real estate.
Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The majority of letters of credit are collateralized by certificates of deposit or other collateral. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company is required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the letter of credit. If the commitment is funded, the Company is entitled to seek recovery from its customer. No liabilities were recorded for these guarantees at December 31, 2020.
NOTE 9.   TIME AND OTHER DEPOSITS
At December 31, 2020 and 2019, respectively, the scheduled maturities of time deposits are as follows (dollars in thousands). There are no brokered time deposits included in the below schedules.
December 31, 2020:	< 3 Mths	3 – 6 Mths	6 Mths – 1 Yr	1 – 3 Yrs	> 3 Yrs	Total
Time deposits < $250,000	$31,558	$11,979	$26,718	$12,117	$226	$82,598
Time deposits > $250,000	17,026	5,314	19,329	6,757	—	48,426
Total	$48,584	$17,293	$46,047	$18,874	$226	$131,024
December 31, 2019:	< 3 Mths	3 – 6 Mths	6 Mths – 1 Yr	1 – 3 Yrs	> 3 Yrs	Total
Time deposits < $250,000	$24,432	$32,378	$48,889	$21,592	$753	$128,044
Time deposits > $250,000	15,737	16,237	22,444	6,175	1,120	61,713
Total	$40,169	$48,615	$71,333	$27,767	$1,873	$189,757
As of December 31, 2020, the Company had approximately $80 million in off-balance sheet deposits with IntraFi Network (formerly Promontory Interfinancial Network) under their Insured Cash Sweep (“ICS”) One-Way Sell product. At the Company’s discretion, these deposits can be converted to the ICS Reciprocal product, returning the deposits to the Company’s balance sheet.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE 10.   CONCENTRATIONS OF RISK
Neither the Company, nor its subsidiaries, is a party to any claim, lawsuit or other legal proceeding that might have a material adverse effect on the consolidated financial statements.
Most of the Company’s business activity is with customers located in the state of Florida and within its primary market area, generally southwest Florida. Approximately 75% of the Company’s gross loan portfolio at December 31, 2020 was concentrated in loans secured by real estate. Residential first mortgages and home equity lines of credit represent 17% of gross loans or approximately $203 million. Commercial real estate and construction loans comprise 59% of gross loans or approximately $703 million.
At December 31, 2020, the Company had no significant concentrations of credit risk with any individual counterparty.
At December 31, 2020, the Company did not have any deposit relationships exceeding 5% of total deposits and customer repurchase agreements.
NOTE 11.   EMPLOYEE BENEFITS
The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 100% of their compensation, up to the maximum amount permitted by law. The Company, at its discretion, may match a portion of the employees’ contributions. All employees may make contributions under the plan. Employees age 21 and over are eligible to receive matching contributions. Employer contributions vest immediately. Total expenses recorded for the years ended December 31, 2020 and 2019, related to this plan were $654,000 and $665,000, respectively.
NOTE 12.   STOCK OPTIONS AND WARRANTS
The Company has two stock option plans, Amended and Restated Officers’ and Employee’s Stock Option Plan (“Officer Plan”) and Amended and Restated Directors’ Plan (“Director Plan”), with options outstanding at December 31, 2020 of 454,939 and 537,594, respectively. All options granted under the Officer and Director Plans (the “plans”) are net-share-settlement options. Upon exercise, the Company shall withhold such numbers of shares of stock then issuable upon exercise of the option as shall have an aggregate fair market value equal to the option price for the shares being acquired upon exercise of the option. In addition to the exercise price, the Company shall withhold from the number of shares issued, the number of shares equal to the minimum statutory withholding for tax in effect at the time. There were a total of 885,069 and 31,956 options exercised during the years ended December 31, 2020 and 2019, respectively. The resulting number of shares issued under the option exercises were 357,979 and 9,848 for the years ended December 31, 2020 and 2019, respectively.
On January 28, 2020, the Company granted 8,850 nonqualified options under its Officer Plan. The options were awarded at an exercise price of $13.26 per share. The options vest equally, by month, over 36 months with a contractual term of ten years.
The Company recognized expense totaling $55,000 and $360,000 in connection with the option grants for the periods ended December 31, 2020 and 2019, respectively. The related tax benefit associated with the option based compensation expense was $13,000 and $88,000 for the same periods, respectively.
The fair value of the January 2020 and January 2019 option grants were estimated on the grant date using the Black-Sholes option-pricing model with the following assumptions:

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
	2020	2019
Dividend yield	0.00%	0.00%
Expected volatility	22.20%	25.60%
Risk-free interest rate	1.47%	2.58%
Expected term	5 years	5 years
Weighted average fair value	$3.00	$3.08
The maximum number of shares that may be issued upon options being exercised under both plans shall not exceed 10% of the aggregate of outstanding common and preferred stock, calculated on a net- share-settlement basis. As of December 31, 2020, there was $52,000 in unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the two plans that will be recognized in full by December 2022.
The following table presents the activity of the Company’s outstanding stock options, for the periods ended December 31, 2020 and 2019.
	For the Years Ended December 31,
	2020		2019
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
STOCK OPTIONS:
Options outstanding, beginning of period	1,871,352	$6.52	1,860,693	$6.42
Options granted	8,850	13.26	44,232	11.12
Options exercised	(885,069)	5.68	(31,956)	7.22
Options expired/forfeited	(2,600)	11.22	(1,617)	11.12
Options outstanding, end of period	992,533	$7.31	1,871,352	$6.52
Exercisable at end of period	973,231	$7.22	1,841,624	$6.44
Weighted Average Remaining Contractual Term:		5.0 years		5.4 years
The aggregate intrinsic value of options exercisable for the years ended December 31, 2020 and 2019, was $2.4 and $9.4 million, respectively. The aggregate intrinsic value of options outstanding was $2.4 and $9.4 million for the same periods, respectively.
The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $7.5 million and $145,000, respectively. The total grant date fair value of options vested during the same periods was $55,000 and $360,000, respectively.
As of February 28, 2019, 952,500 warrants were outstanding at an exercise price of $10.00. On February 28, 2019, a tender offer to acquire all warrants was made by the Company to holders at a value of $1.16 per warrant. The offer expired on March 28, 2019. On or before March 28, 2019, all warrant holders accepted the offer and the Company repurchased the warrants at a total aggregate cost of $1,104,900 plus minor legal and other expenses.
NOTE 13.   RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS
The Company is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
During 2013, the Federal Reserve released final United States Basel III regulatory capital rules implementing the global regulatory capital reforms of Basel III and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The FDIC and OCC also approved the final rule during 2013. The rule applies to all banking organizations that are currently subject to regulatory capital requirements as well as certain savings and loan holding companies. The rule strengthens the definition of regulatory capital, increases risk-based capital requirements, and makes selected changes to the calculation of risk-weighted assets. The rule became effective January 1, 2015, for most banking organizations, subject to a transition period for several aspects of the rule, including the new minimum capital ratio requirements, the capital conservation buffer, and the regulatory capital adjustments and deductions. Under the final rules, the minimum capital requirements included common equity Tier I (“CET1”) ratio of 4.5%; Tier I capital ratio of 6%; Total capital ratio of 8%; and Leverage ratio of 4%. Fully phased-in on January 1, 2019, the capital measurements include a conservation buffer of 2.5% on top of the minimum risk-based capital ratios. Additionally, the new rules revised “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act, with the following requirements for well capitalized status: CET1 ratio of 6.5%; Tier I capital ratio of 8%; Total capital ratio of 10%; and Leverage ratio of 5%.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total, Tier I and Common Equity Tier I capital to risk weighted assets, and of Tier I capital to average assets (as defined by FDIC regulations). The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial condition. Management believes that the Company met all capital adequacy requirements to which it was subject at December 31, 2020.
At December 31, 2020, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Common Equity Tier I and Tier I leverage ratios as set forth in the table below.
The Company and the Bank’s actual capital amounts and ratios are presented in the table below (dollars in thousands). The maximum amount of Tier II capital, contributed via the allowance for loan losses, is limited to 1.25% of gross risk weighted assets. This limitation, where applicable, is reflected in the total capital amounts listed below.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Conservation Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2020:
TGR Financial, Inc.
Total capital (to risk weighted assets):	$197,582	15.31%	$103,213	8.00%	$135,467	10.500%	N/A	N/A
Tier I capital (to risk weighted assets):	157,761	12.23	77,410	6.00	109,664	8.500	N/A	N/A
Common equity tier I capital ratio:	152,835	11.85	58,057	4.50	90,311	7.000	N/A	N/A
Leverage ratio (tier I to avg assets):	157,761	8.34	75,707	4.00	N/A	N/A	N/A	N/A
First Florida Integrity Bank
Total capital (to risk weighted assets):	$180,759	14.01%	$103,194	8.00%	$135,443	10.500%	$128,993	10.00%
Tier I capital (to risk weighted assets):	164,611	12.76	77,396	6.00	109,644	8.500	103,194	8.00
Common equity tier I capital ratio:	164,611	12.76	58,047	4.50	90,295	7.000	83,845	6.50
Leverage ratio (tier I to avg assets):	164,611	8.71	75,582	4.00	N/A	N/A	94,478	5.00
As of December 31, 2019:
TGR Financial, Inc.
Total capital (to risk weighted assets):	$153,512	12.31%	$99,741	8.00%	$130,911	10.500%	N/A	N/A
Tier I capital (to risk weighted assets):	143,761	11.53	74,806	6.00	105,975	8.500	N/A	N/A
Common equity tier I capital ratio:	138,835	11.14	56,105	4.50	87,274	7.000	N/A	N/A
Leverage ratio (tier I to avg assets):	143,761	9.49	60,626	4.00	N/A	N/A	N/A	N/A
First Florida Integrity Bank
Total capital (to risk weighted assets):	$150,436	12.07%	$99,746	8.00%	$130,917	10.500%	$124,683	10.00%
Tier I capital (to risk weighted assets):	140,685	11.28	74,810	6.00	105,980	8.500	99,746	8.00
Common equity tier I capital ratio:	140,685	11.28	56,107	4.50	87,278	7.000	81,044	6.50
Leverage ratio (tier I to avg assets):	140,685	9.30	60,510	4.00	N/A	N/A	75,638	5.00
NOTE 14.   RELATED PARTY TRANSACTIONS
The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers and their immediate families (commonly referred to as related parties). Related party loan activity is depicted below (dollars in thousands).
	For the Years Ended December 31,
	2020	2019
Beginning balance	$923	$903
New originations	—	150
Paydowns	(254)	(130)
Ending balance	$669	$923
Deposits and customer repurchase agreements with related parties and their interests totaled $52.9 million and $38.7 million at December 31, 2020 and 2019, respectively.
NOTE 15.   FAIR VALUE MEASUREMENTS
Recurring Fair Value Measurements
Fair value is defined as the price that would be received on the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. For additional information regarding the levels of inputs, please refer to Note 1 — Description of Business and Summary of Significant Accounting Policies.
Securities available for sale:   Fair value measurements are obtained from an outside pricing service. Fair values are generally estimated using matrix pricing techniques, incorporating observable data that may include reported trades of similar securities, dealer quotes, benchmark yield curves, issuer spreads, new issue data, market consensus prepayment speeds, the bonds’ terms and conditions, and other relevant factors. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).
The following table sets forth the Company’s investments which are measured at fair value on a recurring basis as of December 31, 2020 and 2019, respectively (dollars in thousands). Changes in fair value on available for sale securities are recorded through other comprehensive income (loss), net of tax. There were no transfers of investments in or out of Level III for the years ended December 31, 2020 and 2019, respectively.
	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
December 31, 2020:
Available for Sale
U.S. treasury securities	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	—	37,447	—	37,447
Agency mortgage backed securities	—	61,837	—	61,837
Agency collateralized mortgage obligations	—	19,295	—	19,295
State, county and municipal	—	5,889	—	5,889
Corporate bonds	—	25,289	—	25,289
Total	$—	$149,757	$—	$149,757
December 31, 2019:
Available for Sale
U.S. treasury securities	$—	$9,945	$—	$9,945
U.S. government agencies and government sponsored entities	—	44,019	—	44,019
Agency mortgage backed securities	—	66,815	—	66,815
Agency collateralized mortgage obligations	—	24,147	—	24,147
State, county and municipal	—	5,811	—	5,811
Corporate bonds	—	27,809	—	27,809
Total	$—	$178,546	$—	$178,546
Nonrecurring Fair Value Measurements
Impaired loans:   Loans, measured for impairment are based upon externally prepared estimates of the current fair value of the underlying collateral less estimated costs to sell. The Bank uses external appraisals

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
to estimate fair value, which generally include Level III inputs which are not identifiable. The fair value includes qualitative adjustments by management and estimated liquidation expenses.
The following table sets forth the Bank’s assets which are measured at fair value on a non-recurring basis as of December 31, 2019 (dollars in thousands). The Company held no non-recurring measurement assets at December 31, 2020.
December 31, 2019:	Quantitative Information about Level III Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Collateral dependent impaired loans	$908	Appraisal of collateral	Appraisal and liquidation adjustments	0% to -10% (-10)%
Other real estate owned	—	Appraisal of collateral	Appraisal and liquidation adjustments	0% to -30% (-30)%
Total	$908
Fair Value of Financial Instruments
The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2020 and 2019, respectively, including those assets and liabilities that are not measured and reported at fair value on a recurring or nonrecurring basis, are illustrated in the table that follows (in thousands). The fair value estimates presented are based on pertinent information available to management at the close of each period. Although management is not aware of any factors that would significantly affect the estimated fair values, they have not been comprehensively revalued for purposes of these financial statements since the statement of financial condition date. Current estimates of fair value may differ significantly from the amounts disclosed.
Cash and cash equivalents:   Cash and cash equivalents consist of cash and due from banks and interest bearing balances with banks. The carrying amount approximates fair value based on the short-term nature of these assets.
Federal Reserve Bank and Federal Home Loan Bank stock:   These securities are carried at cost, which is believed to approximate fair value, based upon the redemption provisions of the stock. The stock is nonmarketable, and redeemable at par value, subject to certain conditions.
Securities held to maturity:   These securities are comprised of corporate bonds and other nonmarketable equity securities. Fair value measurements for held to maturity corporate bonds are obtained from an outside pricing service. Fair values are generally estimated using matrix pricing techniques, incorporating observable data that may include reported trades of similar securities, dealer quotes, benchmark yield curves, issuer spreads, new issue data, market consensus prepayment speeds, the bonds’ terms and conditions, and other relevant factors. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).
Loans:   The fair values of residential loans are estimated using discounted cash flow analyses, based upon available market benchmarks for rates and prepayment assumptions. The fair values of commercial and consumer loans are estimated using discounted cash flow analyses, based upon interest rates current offered for loans with similar terms and credit quality.
Cash surrender value of BOLI:   The carrying value of bank-owned life insurance (“BOLI”) approximates its fair value.
Accrued interest receivable and payable:   The carrying amounts of accrued interest approximate their fair values.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Deposits:   The fair values of deposit accounts are estimated using a discounted cash flow based on currently effective interest rates for similar types of deposits. These deposits are classified within Level II of the fair value hierarchy.
Customer repurchase agreements:   The fair value of these instruments approximates the carrying value of the amounts reported in the Consolidated Statements of Condition given the short-term nature of the liabilities.
Borrowings:   Borrowings are comprised of Federal Home Loan Bank (“FHLB”) advances and subordinated notes. The fair value of borrowings is determined by discounting the expected future cash outflows using current market rates for similar borrowings, or Level II inputs.
	Carrying Amount	Fair Value Measurements at December 31, 2020
		Level I	Level II	Level III	Total
Financial assets:
Cash and interest bearing balances due from banks	$501,892	$368,673	$133,219		$501,892
Federal Reserve Bank and Federal Home Loan Bank stock	4,877			4,877	4,877
Securities held to maturity	70,811		72,957	456	73,413
Loans, net	1,183,388		1,204,879	4,632	1,209,511
Bank owned life insurance	37,025	37,025			37,025
Accrued interest receivable	6,881		6,881		6,881
Financial liabilities:
Deposits	1,682,631		1,683,454		1,683,454
Customer repurchase agreements	123,794		123,794		123,794
Borrowings	23,670		25,859		25,859
Accrued interest payable	918		918		918
	Carrying Amount	Fair Value Measurements at December 31, 2019
		Level I	Level II	Level III	Total
Financial assets:
Cash and interest bearing balances due from banks	$146,140	$133,185	$12,955		$146,140
Federal Reserve Bank and Federal Home Loan Bank stock	4,539			4,539	4,539
Securities held to maturity	57,819		58,719	456	59,175
Loans, net	1,123,849		1,139,646	6,394	1,146,040
Bank owned life insurance	28,724	28,724			28,724
Accrued interest receivable	4,146		4,146		4,146
Financial liabilities:
Deposits	1,287,767		1,288,527		1,288,527
Customer repurchase agreements	134,887		134,887		134,887
Accrued interest payable	2,384		2,384		2,384

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE 16.   INCOME TAXES
Income taxes for financial reporting purposes differed from the amount computed by applying the statutory federal income tax rate to the pre-tax net loss for the years ended December 31, 2020 and 2019, respectively, are as follows (dollars in thousands).
	2020		2019
Federal statutory rate times financial statement income	$3,877	21.0%	$4,604	21.0%
State tax (net of federal benefit)	229	1.2%	800	3.7%
Nontaxable income	(827)	-4.5%	(765)	-3.5%
Stock-based compensation	(1,328)	-7.2%	(28)	-0.1%
Other	89	0.5%	197	0.9%
	$2,040	11.1%	$4,808	21.9%
The components of the provision for income taxes for the years ended December 31, 2020 and 2019 are as follows (dollars in thousands):
	2020	2019
Current
Federal	$3,033	$3,719
State	581	882
Current income tax expense/(benefit)	3,614	4,601
Deferred
Federal	(1,283)	76
State	(291)	131
Deferred income tax expense/(benefit)	(1,574)	207
Total	$2,040	$4,808
The Company had net deferred tax assets totaling $2.4 million and $1.3 million as of December 31, 2020 and 2019, respectively. The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019, respectively, follow:
	2020	2019
Deferred tax assets:
Net operating loss and credit carryforwards	$107	$187
Start-up and organizational costs	625	807
Allowance for loan losses	4,437	2,391
Lease Liability	722	833
Stock-based compensation	406	686
Other	114	112
Total deferred tax assets	6,411	5,016
Deferred tax liabilities:
Premises and equipment	(1,246)	(918)
Prepaid Expenses	(8)	(405)
Deferred loan costs	(1,564)	(1,551)
Net unrealized gain on securities	(496)	(25)

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
	2020	2019
Net purchase price adjustments	(9)	(21)
Right of Use Asset	(722)	(833)
Total deferred tax liabilities	(4,045)	(3,753)
Net deferred tax assets	$2,366	$1,263

At December 31, 2020, the Company and its banking subsidiary had federal and Florida net operating losses of approximately $451,000 and $335,000, respectively. These net operating losses are subject to the Section 382 limitations for offsetting current and future taxable income. Both federal and Florida net operating losses will begin to expire in 2032.
The Company and its subsidiary file income tax returns in the U.S. Federal jurisdiction and the state of Florida. The Company is no longer subject to U.S. Federal or state income tax examinations by tax authorities for tax years prior to 2017.
During 2019, the Florida corporate tax rate was reduced from 5.5% to 4.458%, effective for years beginning on or after January 1, 2019, but before January 21, 2022. For years beginning on or after January 1, 2022 the rate will return to 5.5%. As a result of this change, the Company remeasured, through income tax expense, some of its deferred tax assets and liabilities. The reduction in tax rate had an immaterial impact on the Company’s tax expense for 2019 and 2020.
The Company periodically evaluates our income tax positions based on tax laws and regulations as well as financial reporting requirements. Based on the evaluation, the Company did not have any uncertain tax positions at December 31, 2020.
NOTE 17.   PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Below presented are the parent company only financial statements as of and for the periods ended December 31, 2020 and 2019.
Condensed Statement of Financial Condition (dollars in thousands)	As of December 31,
	2020	2019
Assets
Interest bearing balances with subsidiary	$13,815	$161
Equity investment in First Florida Integrity Bank	171,412	146,138
Equity investment in TGR Insurance Company	2,885	1,448
Other assets	140	1,488
Total Assets	$188,252	$149,235
Liabilities and Stockholders’ Equity
Subordinated notes	$23,670	$—
Other liabilities	22	18
Shareholders’ equity	164,560	149,217
Total Liabilities and Stockholders’ Equity	$188,252	$149,235

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Condensed Statements of Operations (dollars in thousands)	For the Years Ended December 31,
	2020	2019
Income
Dividends income from subsidiaries	$—	$1,700
Interest income from subsidiaries	30	1
Total income	30	1,701
Interest expense	765	—
Other expense	1,094	715
Total expenses	1,859	715
Income (loss) before taxes and undistributed affiliate earnings	(1,829)	986
Benefit for income taxes	(449)	(175)
Equity in undistributed affiliate earnings	17,800	15,954
Net income	$16,420	$17,115
Condensed Statements of Cash Flows (dollars in thousands)	As of December 31,
	2020	2019
Cash Flows From Operating Activities
Net income	$16,420	$17,115
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation expense	55	360
Equity in undistributed affiliate earnings	(17,800)	(15,954)
Net change in other assets	3,930	(119)
Net change in other liabilities	(40)	(345)
Net cash provided by (used in) operating activities	2,565	1,057
Cash Flows From Investing Activities
Investment in subsidiary	(10,000)	—
Net cash used in investing activities	(10,000)	—
Cash Flows From Financing Activities
Repurchase of stock warrants	—	(1,140)
Net proceeds from subordinated notes	23,670	—
Exercise of net-share-settled stock options	(2,581)	(36)
Net cash provided by (used in) financing activities	21,089	(1,176)
Net increase (decrease) in cash and cash equivalents	13,654	(119)
Cash and cash equivalents:
Beginning of period	161	280
End of period	$13,815	$161

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
	March 31, 2021	December 31, 2020
($ in thousands, except share data)	(Unaudited)
Assets:
Cash and due from banks	$65,576	$59,894
Interest earning balances due from banks and others	691,363	441,998
Total cash and cash equivalents	756,939	501,892
Securities available-for-sale, at fair value	177,908	149,757
Securities held-to-maturity (fair value of $75,283 and $73,413, respectively)	73,015	70,811
Federal Reserve and Federal Home Loan Bank stock, at cost	4,458	4,877
Loans (net of allowance for loan losses of $18,086 and $18,092, respectively)	1,162,529	1,183,388
Premises and equipment, net	34,631	34,860
Goodwill and other intangibles	5,303	5,320
Bank owned life insurance	45,278	37,025
Deferred tax asset, net	2,662	2,366
Right of use asset	2,851	2,946
Other assets	8,342	7,759
Total assets	$2,273,916	$2,001,001
Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing demand deposits	$447,922	$365,016
Interest-bearing liabilities:
Money market	213,061	187,194
NOW	1,117,997	961,425
Savings	43,208	37,972
Time deposits equal to or under $250,000	74,287	82,598
Time deposits over $250,000	42,177	48,426
Total deposits	1,938,652	1,682,631
Customer repurchase agreements	133,872	123,794
Lease liabilities	2,851	2,946
Subordinated notes, net of issuance costs	23,694	23,670
Total borrowings	160,417	150,410
Other liabilities	6,096	3,400
Total liabilities	2,105,165	1,836,441
Stockholders’ Equity:
Common stock, $1 par value	17,668	17,667
Preferred stock, nonvoting series a convertible, $1 par value	1,038	1,038
Additional paid-in capital	88,924	88,843
Retained earnings	60,554	55,487
Accumulated other comprehensive income, net of tax	567	1,525
Total stockholders’ equity	168,751	164,560
Total liabilities and stockholders’ equity	$2,273,916	$2,001,001
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Income
Unaudited
	For the Three Months Ended March 31,
($ in thousands, except per share data)	2021	2020
Interest income:
Loans	$13,226	$13,746
Investment securities	1,320	1,591
Interest bearing balances due from banks and others	625	505
Total interest income	15,171	15,842
Interest expense:
Deposits	1,177	2,936
Customer repurchase agreements	83	298
Subordinated notes	386	—
Other borrowed funds	25	32
Total interest expense	1,671	3,266
Net interest income	13,500	12,576
Provision for loan losses	—	1,550
Net interest income after provision for loan losses	13,500	11,026
Non-interest income:
Service charges and fees on deposit accounts	484	443
Title and closing services revenue	118	141
Bank owned life insurance	253	161
Other non-interest income	276	206
Total non-interest income	1,131	951
Non-interest expense:
Salaries and employee benefits	5,145	4,843
Occupancy and equipment	978	968
Professional fees	198	184
Data processing	640	463
Advertising, marketing, and business development	236	243
Regulatory assessments	238	211
Other non-interest expense	676	1,303
Total non-interest expense	8,111	8,215
Income before income taxes	6,520	3,762
Provision (benefit) for income taxes	1,453	(819)
Net income	$5,067	$4,581
Basic earnings per common share	$0.29	$0.26
Diluted earnings per common share	$0.27	$0.24
Basic weighted average number of common shares outstanding	17,667,337	17,453,847
Diluted weighted average number of common shares outstanding	19,102,480	19,182,462
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
Unaudited
	For the Three Months Ended March 31,
($ in thousands)	2021	2020
Net income	$5,067	$4,581
Unrealized net holding gains/(losses) arising during the period	(1,270)	1,685
Less: Reclassification adjustment for gains recognized in earnings	—	—
Other comprehensive income/(loss) before tax	(1,270)	1,685
Income taxes/(benefit)	(312)	413
Other comprehensive income/(loss), net of tax:	(958)	1,272
Total comprehensive income	$4,109	$5,853
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
Unaudited
($ in thousands, except share data)	Number of Outstanding Common Stock Shares	Common Stock	Number of Outstanding Preferred Stock Shares	Preferred Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2019	17,309,017	$17,309	1,037,984	$1,038	$91,727	$39,067	$76	$149,217
Net income	—	—	—	—	—	4,581	—	4,581
Other comprehensive income	—	—	—	—	—	—	1,272	1,272
Common stock issued for
net-share-settled options	357,979	358	—	—	(2,939)	—	—	(2,581)
Stock based compensation expense	—	—	—	—	14	—	—	14
Balance, March 31, 2020	17,666,996	$17,667	1,037,984	$1,038	$88,802	$43,648	$1,348	$152,503
Balance, December 31, 2020	17,666,996	$17,667	1,037,984	$1,038	$88,843	$55,487	$1,525	$164,560
Net income	—	—	—	—	—	5,067	—	5,067
Other comprehensive income	—	—	—	—	—	—	(958)	(958)
Common stock issued for
net-share-settled options	812	1	—	—	(7)	—	—	(6)
Stock based compensation expense	—	—	—	—	88	—	—	88
Balance, March 31, 2021	17,667,808	$17,668	1,037,984	$1,038	$88,924	$60,554	$567	$168,751
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Unaudited
	For the Three Months Ended March 31,
($ in thousands)	2021	2020
Cash Flows From Operating Activities:
Net income	$5,067	$4,581
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	1,550
Premium amortization and discount accretion on securities, net	221	188
Depreciation and amortization of premises and equipment	339	327
Amortization (Accretion) of net deferred loan costs (fees)	(680)	676
Deferred income tax expense (benefit)	16	(60)
Increase in bank owned life insurance cash surrender value	(253)	(161)
Accretion of purchase accounting net discounts	(86)	(98)
Amortization of other intangibles	17	18
Amortization of debt issuance costs	24	—
Stock based compensation expense	88	14
Net change in:
Other assets	(488)	(631)
Other liabilities	2,601	417
Net cash provided by operating activities	6,866	6,821
Cash Flows From Investing Activities:
Purchase of premises and equipment	(110)	(10,568)
Net redemption (purchase) of Federal Home Loan and Federal Reserve Bank stock	419	(114)
Purchase of bank owned life insurance	(8,000)	—
Purchase of securities held to maturity	(3,418)	(8,374)
Purchase of securities available for sale	(39,469)	(5,000)
Proceeds from maturities, calls and principal repayments of securities	11,041	15,494
Originations and principal collections on loans, net	21,625	10,187
Net cash provided by (used in) investing activities	(17,912)	1,625
Cash Flows From Financing Activities:
Net increase in deposits	256,021	55,923
Net increase (decrease) in customer repurchase agreements	10,078	10,028
Exercise of net-share-settled stock options	(6)	(2,581)
Net cash provided by financing activities	266,093	63,370
Net increase in cash and cash equivalents	255,047	71,816
Cash and cash equivalents:
Beginning of period	501,892	146,140
End of period	$756,939	$217,956
Supplemental Disclosures of Cash Flow Information:
Cash payments for interest	$2,195	$4,184
Cash payments for taxes	$1,875	$—
Non-cash: Loans transferred to other real estate owned	$—	$868
See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
NOTE 1.   BASIS OF PRESENTATION
The financial statements include the accounts of TGR Financial, Inc., a single segment bank holding company, and its wholly owned subsidiaries, TGR Insurance Company (dissolved March 10, 2021) and First Florida Integrity Bank. The Bank has a wholly-owned subsidiary, First National Title and Closing Services, Inc. (“First National Title”), an entity formed to issue third-party title insurance and provide loan closing services. Intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles (“GAAP”) in the United States of America and general practices within the financial services industry.
The accompanying unaudited consolidated financial statements include all information and footnotes required for interim financial statement presentation. These financial statements assume the readers have read the most recent audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2020.
The results for the 2021 interim periods are not necessarily indicative of the results expected for the full year.
Recent accounting pronouncements:   In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016‑13). The update will significantly change the way entities recognize impairment on many financial assets by requiring immediate recognition of estimated credit losses expected to occur over the asset’s remaining life. The FASB describes this impairment recognition model as the current expected credit loss (“CECL”) model and believes the CECL model will result in more timely recognition of credit losses since the CECL model incorporates expected credit losses versus incurred credit losses. The scope of FASB’s CECL model would include loans, held-to-maturity debt instruments, lease receivables, loan commitments and financial guarantees that are not accounted for at fair value. ASU 2016-13 was updated by the issuance of ASU No 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which for the Company defers the adoption of ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments to interim and annual periods beginning after December 15, 2022. Management is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.
In December 2019, FASB issued ASU 2019-12, “Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes” (ASU 2019-12). The guidance issued in this update simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition for deferred tax liabilities for outside basis differences. ASU 2019-12 also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 will be effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The update is not expected to have a material impact on the Company’s consolidated financial position or results of operations.
In January 2020, FASB issued ASU 2020-01, “Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)” (ASU 2020-01). This update clarifies the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounting for under Topic 815. ASU 2020-01 was adopted January 1, 2021. The update did not have a material impact on the Company’s consolidated financial position or results of operations.
In March 2020, FASB issued ASU 2020-04, “Reference Rate Reform (Topic 842): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (ASU 2020-04), which provides temporary, optional guidance to ease the potential burden in accounting for reference rate reform on financial reporting. ASU 2020-04 provides optional expedients and exceptions for apply GAAP to contracts, hedging relationships,

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
and other transactions if certain criteria are met that reference LIBOR or another reference rate expected to be discontinued. As the guidance is intended to assist stakeholders during the global market-wide reference rate transition period, it is in effect only from March 12, 2020 through December 31, 2022. The Company has established a LIBOR Transition Committee and is currently evaluating the impact of adopting ASU 2020-04 on the Company’s consolidated financial position and results of operations.
Reclassifications:   Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications did not result in any changes to previously reported net income or stockholders’ equity.
Subsequent Events:   On June 2, 2021, the Board of Directors of the Company approved the Agreement and Plan of Merger and Reorganization (the “Agreement”) with First Foundation Inc. Under the terms of the Agreement, the Company will be acquired by First Foundation Inc. and its wholly owned subsidiary, First Florida Integrity Bank, merged into First Foundation Bank. The Company evaluated its March 31, 2021 consolidated financial statements for subsequent events through July 21, 2021.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
NOTE 2.   SECURITIES
The amortized cost and fair value of securities at March 31, 2021 and December 31, 2020, respectively, are summarized as follows (dollars in thousands).
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
March 31, 2021:
Securities Available for Sale
U.S. treasury securities	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	34,986	92	393	34,685
Agency mortgage backed securities	94,261	1,317	1,277	94,301
Agency collateralized mortgage obligations	16,715	610	4	17,321
State, county and municipal	5,689	151	—	5,840
Corporate bonds	25,506	356	101	25,761
Total	$177,157	$2,526	$1,775	$177,908
Securities Held to Maturity
Agency mortgage backed securities	$4,668	$89	$34	4,723
State, county and municipal	46,382	1,830	16	48,196
Corporate bonds	21,509	516	117	21,908
Other securities	456	—	—	456
Total	$73,015	$2,435	$167	$75,283
December 31, 2020:
Securities Available for Sale
U.S. treasury securities	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	37,738	122	413	37,447
Agency mortgage backed securities	60,378	1,591	132	61,837
Agency collateralized mortgage obligations	18,413	889	7	19,295
State, county and municipal	5,698	191	—	5,889
Corporate bonds	25,509	141	361	25,289
Total	$147,736	$2,934	$913	$149,757
Securities Held to Maturity
Agency mortgage backed securities	$2,805	$112	$—	2,917
State, county and municipal	47,040	2,273	—	49,313
Corporate bonds	20,510	233	16	20,727
Other securities	456	—	—	456
Total	$70,811	$2,618	$16	$73,413
Certain securities are pledged as collateral to the State of Florida as collateral for deposits of public entities and as collateral for customer repurchase agreements. At March 31, 2021 and December 31, 2020, respectively, securities with a market value of $142 and $139 million were pledged as collateral for customer repurchase agreements. At March 31, 2021, there were securities with a market value of $112 million dollars available for pledging.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
Information pertaining to securities available for sale with gross unrealized losses at March 31, 2021 and December 31, 2020, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (dollars in thousands).
	Less than Twelve Months		Twelve Months or More		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
March 31, 2021:
Securities Available for Sale
U.S. treasury securities	$—	$—	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	4	2,770	390	26,456	394	29,226
Agency mortgage backed securities	1,276	30,097	—	—	1,276	30,097
Agency collateralized mortgage obligations	4	641	—	—	4	641
State, county and municipal	—	—	—	—	—	—
Corporate bonds	98	7,402	3	1,497	101	8,899
	$1,382	$40,910	$393	$27,953	$1,775	$68,863
Securities Held to Maturity
Agency mortgage backed securities	$34	$1,050	$—	$—	$34	$1,050
State, county and municipal	16	2,070	—	—	16	2,070
Corporate bonds	117	3,883	—	—	117	3,883
Other securities	—	—	—	—	—	—
	$167	$7,003	$—	$—	$167	$7,003
December 31, 2020:
Securities Available for Sale
U.S. treasury securities	$—	$—	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	9	4,711	404	25,840	413	30,551
Agency mortgage backed securities	132	15,025	—	—	132	15,025
Agency collateralized mortgage obligations	7	1,005	—	—	7	1,005
State, county and municipal	—	—	—	—	—	—
Corporate bonds	348	10,654	13	1,487	361	12,141
	$496	$31,395	$417	$27,327	$913	$58,722
Securities Held to Maturity
Agency mortgage backed securities	$—	$—	$—	$—	$—	$—
State, county and municipal	—	—	—	—	—	—
Corporate bonds	$16	$4,384	$—	$—	$16	$4,384
Other securities	—	—	—	—	—	—
	$16	$4,384	$—	$—	$16	$4,384
As of March 31, 2021, 58 Available for Sale (“AFS”) plus 12 Held to Maturity (“HTM”) investment securities were in unrealized loss positions. The unrealized losses resulted from fair values falling below book values due to higher levels of market interest rates on the measurement date. The fair value of fixed rate investment securities is inversely proportional to interest rates — rising market interest rates cause reductions in the fair values assigned to investment securities. Unrealized losses by security type, as of March 31, 2021, are further described below. Pursuant to the Bank’s Other Than Temporary Impairment (“OTTI”) Policy, management performed OTTI assessments on credit and other market factors, however no

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
OTTI was recorded. Management concluded that the unrealized losses were not other-than-temporary based on factors including as applicable:
•
Small unrealized losses

•
The issuers had not defaulted

•
The issuers’ size and financial strength

•
Full faith and credit of the U.S. Government

•
AAA credit rating

•
The Company’s ability to hold the bonds to maturity

•
The Company does not intend to sell, nor is the Company more likely than not to be required to sell before recovery of its amortized cost

U.S. Government Agencies and Government Sponsored Entities
As of March 31, 2021, 46 AFS U.S. government agency securities were in unrealized loss positions. Bonds issued by SBA carry the full faith and credit of the United States government; the bond credit rating is implicit AAA. The SBA unrealized losses ranged from -0.13% to -5.80%.
Agency Mortgage Backed Securities
As of March 31, 2021, one HTM and five AFS mortgage-backed securities were in unrealized loss positions. FNMA is a Government Sponsored Enterprises (“GSE”) created by the United States Congress. These bond credit ratings are implicit AAA. The MBS unrealized losses ranged from -3.11% to -4.58%.
Agency Collateralized Mortgage Obligations
As of March 31, 2021, three AFS collateralized mortgage obligation bonds were in unrealized loss positions, one issued by FHLMC and two issued by FNMA. Again, FNMA and FHLMC are GSE. The CMO unrealized losses ranged from -0.47% to -1.16%.
State, County and Municipal
As of March 31, 2021, six HTM municipal bonds were in unrealized loss positions ranging from -0.07% to - 2.45%.
Corporate Bonds
As of March 31, 2021, five HTM and four AFS corporate bonds were in unrealized loss positions ranging from -0.001% to -7.17%.
Equity Securities
As of March 31, 2021, the Company had a carrying value of $456,000 in equity securities without readily determinable fair values. Upon qualitative assessment, these securities were not impaired.
The amortized cost and fair value of securities at March 31, 2021 and December 31, 2020 by contractual maturities are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because issuers may call or prepay obligations with or without call or prepayment penalties.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
	Securities Available for Sale
March 31, 2021	Amortized Cost	Weighted Average Yield	Fair Value
Due within one year	$1,971	1.32%	$1,972
Due after one year through five years	22,985	2.58%	23,420
Due after five years through ten years	32,979	2.43%	33,535
Due over ten years	119,222	1.52%	118,981
Total	$177,157	1.82%	$177,908
	Securities Held to Maturity
	Amortized Cost	Weighted Average Yield	Fair Value
Due within one year	$—	$—
Due after one year through five years	300	2.08%	309
Due after five years through ten years	45,442	3.63%	47,000
Due over ten years	27,273	2.24%	27,974
Total	$73,015	3.10%	$75,283
December 31, 2020	Securities Available for Sale
	Amortized Cost	Weighted Average Yield	Fair Value
Due within one year	$2,927	1.51%	$2,932
Due after one year through five years	22,444	2.56%	22,649
Due after five years through ten years	35,650	2.36%	36,125
Due over ten years	86,715	1.45%	88,051
Total	$147,736	1.83%	$149,757
	Securities Held to Maturity
	Amortized Cost	Weighted Average Yield	Fair Value
Due within one year	$—	—	$—
Due after one year through five years	300	2.08%	310
Due after five years through ten years	40,229	3.72%	41,503
Due over ten years	30,282	2.37%	31,600
Total	$70,811	3.14%	$73,413
NOTE 3.   LOANS, ALLOWANCE AND ASSET QUALITY
The composition of net loans is as follows at March 31, 2021 and December 31, 2020, respectively (dollars in thousands).

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
	March 31, 2021		December 31, 2020
Residential single and multifamily	$200,851	17%	$202,822	17%
Commercial real estate	646,275	55%	631,589	53%
Construction loans	62,543	5%	71,012	6%
Commercial and industrial	244,331	21%	267,082	22%
Consumer installment loans	21,395	2%	23,623	2%
Factored receivables	5,220	0%	5,352	0%
	1,180,615	100%	1,201,480	100%
Less allowance for loan losses	(18,086)		(18,092)
Net loans	$1,162,529		$1,183,388
The following table summarizes our delinquent and nonaccrual loans as of March 31, 2021 and December 31, 2020, respectively (dollars in thousands).
	30 – 59 Days	60 – 89 Days	90 + Days	Non- Accrual	Total Past Due and Non- Accrual	Current	Total Loans	Current Non- Accrual Loans
As of March 31, 2021:
Originated Loans:
Residential single & multifamily	$381	$—	$—	$—	$381	$198,988	$199,369	$—
Commercial real estate	—	—	—	—	—	643,771	643,771	—
Construction loans	—	—	—	—	—	62,543	62,543	—
Commercial and industrial	—	—	—	—	—	244,331	244,331	—
Consumer and other	—	—	—	—	—	21,395	21,395	—
Factored receivables	—	—	—	—	—	5,220	5,220
Purchase Impaired Loans:
Commercial real estate	—	—	—	—	—	2,504	2,504	—
Residential single & multifamily	—	—	—	—	—	1,482	1,482	—
Total Loans	$381	$—	$—	$—	$381	$1,180,234	$1,180,615	$—
As of December 31, 2020:
Originated Loans:
Residential single & multifamily	$194	$—	$—	$50	$244	$201,081	$201,325	$—
Commercial real estate	—	—	—	—	—	628,454	628,454	—
Construction loans	—	—	—	—	—	71,012	71,012	—
Commercial and industrial	—	—	—	—	—	267,082	267,082	—
Consumer and other	—	—	—	—	—	23,623	23,623	—
Factored receivables	—	—	—	—	—	5,352	5,352
Purchase Impaired Loans:
Commercial real estate	—	—	—	—	—	3,135	3,135	—
Residential single & multifamily	—	—	—	—	—	1,497	1,497	—
Total Loans	$194	$—	$—	$50	$244	$1,201,236	$1,201,480	$—
The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
loans are accounted for on a cash or cost recovery basis until the loan qualifies for a return to accrual status. A return to accrual status requires that the customer is current on all principal and interest payments and collection is no longer in doubt.
The following tables illustrate certain information with respect to the recorded investment in loans by impairment method as of March 31, 2021 and December 31, 2020, respectively (dollars in thousands).
	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
The Bank’s loan balances based on impairment evaluation at March 31, 2021:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	199,369	643,771	62,543	244,331	21,395	5,220	1,176,629
Acquired with deteriorated credit quality	1,482	2,504	—	—	—	—	3,986
Ending Balance Total Loans:	$200,851	$646,275	$62,543	$244,331	$21,395	$5,220	$1,180,615
The Bank’s loan balances based on impairment evaluation at December 31, 2020:
Individually evaluated for impairment	$50	$—	$—	$—	$—	$—	$50
Collectively evaluated for impairment	201,275	628,454	71,012	267,082	23,623	5,352	1,196,798
Acquired with deteriorated credit quality	1,497	3,135	—	—	—	—	4,632
Ending Balance Total Loans:	$202,822	$631,589	$71,012	$267,082	$23,623	$5,352	$1,201,480
Impairment Evaluation — Allowance for Loan Losses	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
As of March 31, 2021:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,499	13,023	995	2,046	194	231	17,988
Acquired with deteriorated credit quality	98	—	—	—	—	—	98
Ending Balance Total Allowance:	$1,597	$13,023	$995	$2,046	$194	$231	$18,086
As of December 31, 2020:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,510	12,096	1,488	2,446	216	238	17,994
Acquired with deteriorated credit quality	98	—	—	—	—	—	98
Ending Balance Total Allowance:	$1,608	$12,096	$1,488	$2,446	$216	$238	$18,092
Allowance for Loan Losses
The following table illustrates certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for the periods ended March 31, 2021 and 2020, respectively, (dollars in thousands).

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
Rollforward — Allowance for Loan Losses	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total
As of March 31, 2021:
Beginning Balance	$1,608	$12,096	$1,488	$2,446	$216	$238	$18,092
Provision/(Reversal)	(11)	927	(493)	(400)	(16)	(7)	—
Charge Offs	—	—	—	—	7	—	7
Recoveries	—	—	—	—	1	—	1
Ending Allowance Balance:	$1,597	$13,023	$995	$2,046	$194	$231	$18,086
As of March 31, 2020:
Beginning Balance	$863	$5,850	$1,095	$1,678	$82	$183	$9,751
Provision	610	681	49	162	45	3	1,550
Charge Offs	24	381	—	—	4	—	409
Recoveries	—	—	—	7	1	—	8
Ending Allowance Balance:	$1,449	$6,150	$1,144	$1,847	$124	$186	$10,900
Under the Company’s loan risk rating system, each loan is risk rated pass, other loans especially mentioned (“OLEM”), substandard or doubtful by the originating loan officer, credit management, and loan review or loan committee. The below tables represent the loan portfolio by loan type, by classification, as of March 31, 2021 and December 31, 2020, respectively (dollars in thousands).
	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Factored Receivables	Total Loans
As of March 31, 2021:
Originated Loans:
Pass Loans	$197,599	$614,174	$61,563	$238,750	$21,395	$5,220	$1,138,701
OLEM	1,770	15,211	698	4,030	—		21,709
Substandard	—	14,386	282	1,551	—	—	16,219
Sub-total	199,369	643,771	62,543	244,331	21,395	5,220	1,176,629
Purchased Impaired Loans:
Pass Loans	$1,207	$2,469	$—	$—	$—	$—	$3,676
OLEM	275	35	—	—	—	—	310
Sub-total	1,482	2,504	—	—	—	—	3,986
Total	$200,851	$646,275	$62,543	$244,331	$21,395	$5,220	$1,180,615
As of December 31, 2020:
Originated Loans:
Pass Loans	$199,540	$594,500	$70,729	$258,271	$23,623	$5,352	$1,152,015
OLEM	1,785	19,563	—	7,334	—		28,682
Substandard	—	14,391	283	1,477	—	—	16,151
Sub-total	201,325	628,454	71,012	267,082	23,623	5,352	1,196,848
Purchased Impaired Loans:
Pass Loans	$1,220	$3,100	$—	$—	$—	$—	$4,320
OLEM	277	35	—	—	—	—	312
Sub-total	1,497	3,135	—	—	—	—	4,632
Total	$202,822	$631,589	$71,012	$267,082	$23,623	$5,352	$1,201,480
The following is a summary of information pertaining to impaired loans for the periods ended March 31, 2021 and December 31, 2020, respectively (dollars in thousands). There were no new troubled debt restructurings during the periods ended March 31, 2021 or March 31, 2020. There were no impaired loans as of March 31, 2021. There were no loans classified as troubled debt restructurings as of March 31,

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
2021 or December 31, 2020. There were no loans classified as troubled debt restructurings that re-defaulted during the period of 12 months from their modification date. Categories with zero balances have been omitted from this schedule.
	As of December 31, 2020			For the Year Ended December 31, 2020
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrual Basis Interest Income	Cash Basis Interest Income
With No Related Allowance Recorded:
Residential single & multifamily	$50	$50	$—	$185	$—	$—
Total:
Residential single & multifamily	50	50	—	185	—	—
	$50	$50	$—	$185	$—	$—
The Company had no other real estate owned (“OREO”) at March 31, 2021.
NOTE 4.   BORROWINGS
The Federal Home Loan Bank of Atlanta (“FHLB”) has granted credit availability to the Company equal to approximately 25% of total assets as of March 31, 2021. There was $499 million in credit availability at March 31, 2021. All borrowings must be fully secured with eligible collateral. The Company had $282 and $265 million, respectively, in lendable collateral value, based on $436 and $434 million, respectively, of eligible loans pledged as collateral for advances on March 31, 2021 and December 31, 2020.
The Company had $107 million authorized under unsecured federal funds lines of credit with six correspondent banks at March 31, 2021. There were no draws under these lines outstanding at March 31, 2021 and December 31, 2020.
The Company has customer repurchase agreements with commercial account holders whereby the Company sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities pledged by the Company. The Company had approximately $134 and $124 million in such accounts as of March 31, 2021 and December 31, 2020, respectively. The average balances for customer repurchase agreements for the quarters ended March 31, 2021 and 2020 were $131 million and $138 million, respectively. The average rate paid during the quarter ended March 31, 2020 was 0.87%, and 0.26% during the quarter ended March 31, 2021.
On June 29, 2020, the Company completed an initial private offering and sale of $22.1 million of its 6.00% fixed-to-floating rate subordinated notes due June 29, 2030. Between July 24, 2020 and October 16, 2020, an additional $2.1 million was sold for a grand total of $24.2 million. The subordinated notes were sold at par, resulting in net proceeds, after deducting offering expenses, of approximately $23.6 million. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include providing capital to support the Company’s growth and investments in First Florida Integrity Bank as regulatory capital. Subordinated notes sold to related parties and their interests totaled $4.0 million. Subordinated notes, net of issuance costs, totaled $23.7 million as of March 31, 2021.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
NOTE 5.   DEPOSITS
The following table summarizes the outstanding balance of deposits and average rates paid thereon (dollars in thousands):
Deposit Category	As of March 31,
	2021		2020
	Period End Balances	Weighted Average Rate	Period End Balances	Weighted Average Rate
Demand Deposits
Noninterest-bearing	$447,922		$262,705
Interest-bearing	1,117,997	0.29%	709,619	0.94%
Money market and savings	256,269	0.28%	181,029	0.47%
Certificates of deposits	116,464	0.96%	190,337	2.21%
Total	$1,938,652	0.27%	$1,343,690	0.88%
NOTE 6.   FAIR VALUE MEASUREMENTS
Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, unadjusted for transaction costs.
Disclosure of fair value measurements is based on a three-level valuation hierarchy. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted at fair value as well as for assets and liabilities in which fair value is the primary basis of accounting such as for securities available for sale. Fair value is used on a non-recurring basis to evaluate assets and liabilities for impairment or for disclosure purposes. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:
Level I — inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
Level II — inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level III — inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Depending on the nature of the asset or liability, the Company uses a variety of valuation techniques when estimating fair value.
Recurring Fair Value Measurements
Securities available for sale:   Fair value measurements are obtained from an outside pricing service. Fair values are generally estimated using matrix pricing techniques, incorporating observable data that may include reported trades of similar securities, dealer quotes, benchmark yield curves, issuer spreads, new issue data, market consensus prepayment speeds, the bonds’ terms and conditions, and other relevant factors. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
The following table sets forth the Company’s investments which are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020, respectively (dollars in thousands). Changes in fair value on available for sale securities are recorded through other comprehensive income (loss), net of tax. There were no transfers of investments in or out of Level III for the periods ended March 31, 2021 and December 31, 2020, respectively.
	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
March 31, 2021:
Available for Sale
U.S. treasury securities	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	—	34,685	—	34,685
Agency mortgage backed securities	—	94,301	—	94,301
Agency collateralized mortgage obligations	—	17,321	—	17,321
State, county and municipal	—	5,840	—	5,840
Corporate bonds	—	25,761	—	25,761
Total	$—	$177,908	$—	$177,908
December 31, 2020:
Available for Sale
U.S. treasury securities	$—	$—	$—	$—
U.S. government agencies and government sponsored entities	—	37,447	—	37,447
Agency mortgage backed securities	—	61,837	—	61,837
Agency collateralized mortgage obligations	—	19,295	—	19,295
State, county and municipal	—	5,889	—	5,889
Corporate bonds	—	25,289	—	25,289
Total	$—	$149,757	$—	$149,757
Nonrecurring Fair Value Measurements
Impaired loans:   Loans, measured for impairment are based upon externally prepared estimates of the current fair value of the underlying collateral less estimated costs to sell. The Bank uses external appraisals to estimate fair value, which generally include Level III inputs which are not identifiable. The fair value includes qualitative adjustments by management and estimated liquidation expenses. The Company held no non-recurring measurement assets at March 31, 2021 and December 31, 2020.
Fair Value of Financial Instruments
The carrying amounts and estimated fair values of the Company’s financial instruments at March 31, 2021 and December 31, 2020, respectively, including those assets and liabilities that are not measured and reported at fair value on a recurring or nonrecurring basis, are illustrated in the table that follows (dollars in thousands). The fair value estimates presented are based on pertinent information available to management at the close of each period. Although management is not aware of any factors that would significantly affect the estimated fair values, they have not been comprehensively revalued for purposes of these financial

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
statements since the statement of financial condition date. Current estimates of fair value may differ significantly from the amounts disclosed.
Cash and cash equivalents:   Cash and cash equivalents consist of cash and due from banks and interest bearing balances with banks. The carrying amount approximates fair value based on the short-term nature of these assets.
Federal Reserve Bank and Federal Home Loan Bank stock:   These securities are carried at cost, which is believed to approximate fair value, based upon the redemption provisions of the stock. The stock is nonmarketable, and redeemable at par value, subject to certain conditions.
Securities held to maturity:   These securities are comprised of corporate bonds and other nonmarketable equity securities. Fair value measurements for held to maturity corporate bonds are obtained from an outside pricing service. Fair values are generally estimated using matrix pricing techniques, incorporating observable data that may include reported trades of similar securities, dealer quotes, benchmark yield curves, issuer spreads, new issue data, market consensus prepayment speeds, the bonds’ terms and conditions, and other relevant factors. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).
Loans:   The fair values of residential loans are estimated using discounted cash flow analyses, based upon available market benchmarks for rates and prepayment assumptions. The fair values of commercial and consumer loans are estimated using discounted cash flow analyses, based upon interest rates current offered for loans with similar terms and credit quality.
Cash surrender value of BOLI:   The carrying value of bank-owned life insurance (“BOLI”) approximates its fair value.
Accrued interest receivable and payable:   The carrying amounts of accrued interest approximate their fair values.
Deposits:   The fair values of deposit accounts are estimated using a discounted cash flow based on currently effective interest rates for similar types of deposits. These deposits are classified within Level II of the fair value hierarchy.
Customer repurchase agreements:   The fair value of these instruments approximates the carrying value of the amounts reported in the Consolidated Statements of Condition given the short-term nature of the liabilities.
Borrowings:   Borrowings are comprised of Federal Home Loan Bank advances and subordinated notes. The fair value of borrowings is determined by discounting the expected future cash outflows using current market rates for similar borrowings, or Level II inputs.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
	Carrying Amount	Fair Value Measurements at March 31, 2021
		Level I	Level II	Level III	Total
Financial assets:
Cash and interest bearing balances due from banks	$756,939	$613,956	$143,052		$757,008
Federal Reserve Bank and Federal Home Loan Bank stock	4,458			4,458	4,458
Securities held to maturity	73,015		74,826	456	75,282
Loans, net	1,162,529		1,174,177	3,783	1,177,960
Bank owned life insurance	45,278	45,278			45,278
Accrued interest receivable	6,859		6,859		6,859
Financial liabilities:
Deposits	1,938,652		1,939,318		1,939,318
Customer repurchase agreements	133,872		133,872		133,872
Borrowings	23,694		25,574		25,574
Accrued interest payable	394		394		394
	Carrying Amount	Fair Value Measurements at December 31, 2020
		Level I	Level II	Level III	Total
Financial assets:
Cash and interest bearing balances due from banks	$501,892	$368,673	$133,219		$501,892
Federal Reserve Bank and Federal Home Loan Bank stock	4,877			4,877	4,877
Securities held to maturity	70,811		72,957	456	73,413
Loans, net	1,183,388		1,204,879	4,632	1,209,511
Bank owned life insurance	37,025	37,025			37,025
Accrued interest receivable	6,881		6,881		6,881
Financial liabilities:
Deposits	1,682,631		1,683,454		1,683,454
Customer repurchase agreements	123,794		123,794		123,794
Borrowings	23,670		25,859		25,859
Accrued interest payable	918		918		918
NOTE 7.   EARNINGS PER SHARE
Basic earnings per share represents net income divided by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects additional potential common stock that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance, determined using the treasury stock method. Potential common stock that may be issued by the Company relates solely to outstanding stock options and convertible preferred stock.

TGR Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — Unaudited
Earnings Per Common Share	For the Three Months Ended 31,
	2021	2020
Basic
Weighted average number of shares of common stock outstanding – basic:	17,667,337	17,453,847
Basic earnings per share	$0.29	$0.26
Diluted
Weighted average number of shares of common stock outstanding:	17,667,337	17,453,847
Effect of stock options	397,159	690,631
Effect of stock warrants	—	—
Effect of dilutive convertible preferred shares	1,037,984	1,037,984
Weighted average number of shares of common stock outstanding – diluted:	19,102,480	19,182,462
Diluted earnings per share	$0.27	$0.24

Appendix G
Sections 607.1301 through 607.1340 of the Florida Business Corporation Act
Shareholders are advised to read the relevant sections of the Florida Business Corporation Act (“FBCA”). The following extract does not revise, amend or supersede the FBCA.
607.1301. Appraisal rights; definitions
The following definitions apply to ss. 607.1301-607.1340:
(1) “Accrued interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest determined for judgments pursuant to s. 55.03, determined as of the effective date of the corporate action.
(2) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.
(3) “Corporate action” means an event described ins. 607.1302(1).
(4) “Corporation” means the domestic corporation that is the issuer ‘of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 - 607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.
(5) “Fair value” means the value of the corporation’s shares determined:
(a) Immediately before the effectiveness of the corporate action to which the shareholder objects.
(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
(c) Without discounting for lack of marketability or minority status.
(6) “Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:
(a) “Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:
1. Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;
2. Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of director of the corporation; or
3. Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than-those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in, s. 607.0832; or

c. In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates in the corporate action, rights and benefits_ as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.
(b) “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.
(c) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.
(7) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.
(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.
(9) Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.
Laws 1989, c. 89-154, § 118. Amended by Laws 2003, c. 2003-283, § 21, eff. Oct. 1, 2003; Laws 2005, c. 2005-267, § 2, eff. June 20, 2005; Laws 2019, c. 2019-90, § 161, eff. Jan. 1, 2020.
607.1302. Right of shareholders to appraisal
(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a) Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;
(b) Consummation of a merger to which such corporation is a party:
1. If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or
2. If such corporation is a subsidiary and the merger is governed by s. 607.1104;
(c) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;
(d) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:
1. Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and
2. The disposition of assets is not an interested transaction;
(e) An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;
(f) Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;
(g) An amendment to the articles of incorporation or bylaws of the corporation, the effect of which is to alter or abolish voting or other rights with respect to such interest in a manner that is adverse to the interest of such shareholder, except as the right may be affected by the voting or other rights of new shares then being authorized of a new class or series of shares;
(h) An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;
(i) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
1. Altering or abolishing any preemptive rights attached to any of his or her shares;
2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected. by the voting rights of, new shares then being authorized of any existing or new class or series of shares;
3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are no otherwise redeemable;
5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;
(j) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;
(k) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;
(l) A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(m) A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.
(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (l)(a), (b), (c), (d), and (e) shall be limited in accordance with the following provisions:
(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1. A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;1
2. Not a covered security; but traded in an organized market and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries , by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or
3. Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19402 and which may be redeemed at the option of the holder at net asset value.
(b) The applicability of paragraph (a) shall be determined as of:
1. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or
2. If there will be no meeting of shareholders and no offer is made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.
(c) Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.
(3) Notwithstanding any other provision of this section, the articles of incorporation .as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:
(a) No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930,or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and_ .
(b) Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.
Laws 1989, c. 89-154, § 119. Amended by Laws .1994, c. 94-327,§ 5, eff. June 2, 1994; Laws 1997, c. 97-102, § 31, eff. July 1, 1997; Laws 2003, c. 2003- 283, § 22, eff. Oct. 1, 2003; Laws 2004, c. 2004 378, § 1, eff. June 24,

1
15 U.S.C.A. § 77r(b)(l)(A) or (B).

2
15 U.S.C.A. § 80a -1 et seq.

2004; Laws 2005, - 2005- 267, § 3, eff. Jan. 1, 2006; Laws 2014, c. 2014-209, § 5, eff July 1, 2014; Laws 2019, c. 2019-90, § 162, eff. Jan. 1, 2020.
607.1303. Assertion of rights by nominees and beneficial owners
(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or a voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2) A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a) Submits to the corporation the record shar holder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.
(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.
Added by Laws 2003, c. 2003- 283, § 23, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 163, eff. Jan. 1, 2020.
607.1320. Notice of appraisal rights
(1) If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035), must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301- 607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.
(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.
(3) If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:
(a) Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany such written notice; and
(b) Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany such written notice.
(4) Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a) Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and,
(b) The latest available interim financial statements, including year-to-date through the end of the interim period of such corporation, if any.
(5) The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.
Laws 1989, c. 89-154, § 120. Amended by Laws 1993, c. 93- 281, § 35, eff. May 15, 1993; Laws 1997, c. 97-102, § 32, eff. July 1, 1997, Laws 2003, c. 2003- 283, § 24, eff. Oct. 1, 2003; Laws 2019, c. 2019-90, § 164, eff. Jan. 1, 2020.
607.1321. Notice of intent to demand payment
(1) If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed corporate action is effectuated; and
(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.
(2) If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.
(3) If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a) Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholders intent to demand payment if the proposed action is effected; and
(b) Must not tender, or cause or permit to be tendered, any shares of sue class or series in response to such offer.
(4) A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.
Added by Laws 2003, c. 2003-283, § 25, eff. Oct. .1, 2003. Ame11ded by Laws 2004, c. 2004-378, § 7, eff. July 24, 2004; Laws 2019, c. 2019-90, § 165, eff. Jan. 1, 2020.
607.1322. Appraisal notice and form
(1) If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(2) The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no longer than 10 days after such date, and must:
(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.
2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
3. That the shareholder did not vote for or consent to the transaction.
4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest.
(b) State:
1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.
2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
3. The corporation’s estimate of the fair value of the shares.
4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.
5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.
6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c) If not previously provided, be accompanied by a copy of ss. 607.1301 – 607.1340.
Added by Laws 2003, c. 2003- 283, § 26, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 166, eff. Jan. 1, 2020
607.1323. Perfection of rights; right to withdraw
(1) A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to ss. 607.1322(2)(b)2. Once a shareholder deposits-that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(3) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301 – 607.1340.
Added by Laws 2003, c. 2003-283, § 27, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 167, eff. Jan. 1, 2020.

607.1324. Shareholder’s acceptance of corporation’s offer
(1) If the shareholder states on the form provided ins. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
(2) Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.
Added by Laws 2003, c, 2003-283, § 28, eff. Oct. 1; 2003. Amended by Laws 2019, c. 2019-90, § 168, eff. Jan. 1, 2020.
607.1326. Procedure if shareholder is dissatisfied with offer
(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest.
(2) shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only for the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.
Added by Laws 2003, c. 2003-283, § 29, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 169, eff. Jan. 1, 2020.
607.1330. Court action
(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest from the date of the corporate action. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
(2) The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.
(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus accrued interest, as found by the court.
(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.
Added by Laws 2004, c. 2004-378, § 2, eff. June 24, 2004. Amended by Laws 2019, c. 2019-90, § 170, eff. Jan. 1, 2020.
607.1331. Court costs and counsel fees
(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the-shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.
Added by Laws 2003, c. 2003-283, § 30, eff. Oct. 1, 2003. Amended by Laws 2004, c. 2004-5, § 98, eff. June 29, 2004; Laws 2019, c. 2019-90, § 171, eff. Jan. 1, 2020.
607.1333. Limitation on corporate payment
(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event-be deemed withdrawn with the consent of the corporation; or
(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (l)(a) or paragraph (l)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.
Added by Laws 2003, c. 2003-283, § 32, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 173, eff. Jan. 1, 2020.
607.1340. Other remedies limited
(1) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
(a) Not authorized and approved in accordance with the applicable provisions of this chapter;
(b) Procured as a result of fraud, a material misrepresentation, or an omission of material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.
(2) Nothing in this section operates to override or supersede the provisions of s. 607.0832.
Added by Laws 2019, c. 2019-90, § 174, eff. Jan. 1, 2020.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The following is a summary of relevant provisions of our certificate of incorporation, our bylaws and the Delaware General Corporation Law, or the DGCL. We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, or the SEC, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.
First Foundation is incorporated under the laws of the state of Delaware. Section 145 of the DGCL permits a corporation (including us) to indemnify our directors, officers, employees and agents, or other persons who are or were serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, any such person referred to as an indemnitee, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The indemnitee must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in our right, indemnification may be made only for expenses actually and reasonably incurred by the indemnitee in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to us, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant indemnitee are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Section 145(g) of the DGCL also provides that a corporation may maintain insurance against liabilities even if the corporation would lack the power under the DGCL to indemnify against those liabilities.
Article VI of our bylaws provides that we will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other (a “Proceeding”), other than an action by or in our right, by reason of the fact that such person is or was our director or officer, or while such person is or was our director or officer, is or was serving at our request as a director, officer, employee, member, manager, trustee or agent of another corporation, limited liability company, partnership, joint venture, trust, nonprofit entity or other enterprise, including, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), damages, losses, liabilities, judgments, fines, penalties, ERISA excise taxes, amounts paid or payable in settlement, any federal, state, local or foreign taxes, and all other charges paid or payable by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
Our bylaws further state that this indemnification shall not be deemed exclusive of any other rights to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.
Article VIII of our certificate of incorporation includes provisions regarding indemnification of our directors and officers which are similar to those contained in Article VI of our bylaws.
We have entered into indemnification agreements with our directors and executive officers. Those indemnification agreements require that we, among other things, (i) indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests), (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) obtain officers’ & directors’ liability insurance if available on reasonable terms.
We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.   Exhibits
EXHIBIT INDEX
Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger and Reorganization, dated as of June 2, 2021, by and between First Foundation Inc. and TGR Financial, Inc. (included as Appendix A to the joint proxy statement/prospectus contained in this Registration Statement).*
3.1	Certificate of Incorporation of First Foundation Inc. (incorporated by reference to Exhibit 3.1 to First Foundation Inc.’s Current Report on Form 8-K, filed on October 29, 2015).
3.2	Bylaws of First Foundation Inc. (incorporated by reference to Exhibit 3.2 to First Foundation’s Current Report on Form 8-K, filed on October 29, 2015).
4.1	Specimen Certificate for Common Stock of First Foundation Inc. (incorporated by reference to Exhibit 4.1 to First Foundation Inc.’s Annual Report on Form 10-K/A, filed on August 3, 2015).
4.2	There are no instruments with respect to long-term debt of First Foundation and its subsidiaries that involve securities authorized under the instrument in an amount exceeding ten percent (10%) of the total assets of First Foundation and its subsidiaries on a consolidated basis. First Foundation will provide the SEC with a copy of instruments defining the rights of holders of long-term debt of First Foundation and its subsidiaries on request.
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.**
8.1	Tax Opinion of Sheppard, Mullin, Richter & Hampton LLP.**
8.2	Tax Opinion of Smith, Gambrell & Russell, LLLP.**
10.1	Form of Voting Agreement, dated as of June 2, 2021, between First Foundation Inc. and certain shareholders of TGR Financial, Inc. (included as Appendix B to the joint proxy statement/prospectus contained in this Registration Statement).
10.2	Form of Voting Agreement, dated as of June 2, 2021, between TGR Financial, Inc. and certain stockholders of First Foundation Inc. (included as Appendix C to the joint proxy statement/prospectus contained in this Registration Statement).
21.1	Subsidiaries of First Foundation Inc. (incorporated herein by reference to Exhibit 21.1 to First Foundation Inc.’s Annual Report on Form 10-K, filed on February 26, 2021).
23.1	Consent of Eide Bailly, LLP with respect to First Foundation Inc.
23.2	Consent of Vavrinek, Trine, Day & Co., LLP with respect to First Foundation Inc.
23.3	Consent of RSM US LLP with respect to TGR Financial, Inc.
23.4	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibits 5.1 and 8.1).**
23.5	Consent of Smith, Gambrell & Russell, LLLP (included in Exhibit 8.2).**
24.1	Power of Attorney.**
99.1	Consent of D.A. Davidson & Co.
99.2	Consent of Truist Securities, Inc.
99.3	Form of Proxy Card to be used by First Foundation Inc.**
99.4	Form of Proxy Card to be used by TGR Financial, Inc.**
99.5	Consent of Gary L. Tice to be named as a director of First Foundation Inc.**

*
Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and First Foundation agrees to furnish to the SEC a copy of any omitted schedule upon request.

**
Previously filed.

Item 22.   Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on August 3, 2021.
FIRST FOUNDATION INC.
By:	/s/ Scott F. Kavanaugh Scott F. Kavanaugh President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Scott F. Kavanaugh Scott F. Kavanaugh	Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2021
/s/ Kevin L. Thompson Kevin L. Thompson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2021
* Ulrich E. Keller, Jr.	Chairman and Director	August 3, 2021
* Max Briggs	Director	August 3, 2021
* John Hakopian	Director	August 3, 2021
* David Lake	Director	August 3, 2021
* Elizabeth Pagliarini	Director	August 3, 2021
* Mitchell M. Rosenberg	Director	August 3, 2021
* Diane Rubin	Director	August 3, 2021

Signature	Title	Date
* Jacob Sonenshine	Director	August 3, 2021
*By: /s/ Scott F. Kavanaugh Scott F. Kavanaugh Attorney-in-fact